UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

CSRA INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies: Common Stock, par value $0.001 per share
(2)

Aggregate number of securities to which transaction applies:

169,273,209 shares of common stock, which includes 165,142,946 issued and outstanding shares of common stock, 2,318,180 shares issuable upon the exercise of options with an exercise price below $40.75, 1,120,552 RSUs (as defined herein) and 691,531 shares of common stock subject to PSUs (as defined herein).

(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying .0001245 by the underlying value of the transaction of $6,843,800,127.35, which has been calculated as the sum of:

(i) 165,142,946 issued and outstanding shares of common stock multiplied by $40.75 per share,

(ii)  2,318,180 shares of common stock underlying options to purchase shares of common stock multiplied by $17.42 per share, which is the difference between $40.75 and the weighted average exercise price of $23.33 per share,

(iii)  1,120,552 issued and outstanding RSUs multiplied by $40.75 per share and

(iv) 691,531 shares of common stock underlying PSUs multiplied by $40.75 per share.

	(4)	Proposed maximum aggregate value of transaction: $6,843,800,127.35
	(5)	Total fee paid: $852,053.12

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

EXPLANATORY NOTE REGARDING THE REASON FOR THE FILING OF THIS

PRELIMINARY PROXY STATEMENT

CSRA Inc., a Nevada corporation (“CSRA”), entered into an Agreement and Plan of Merger, dated February 9, 2018 (as it may be amended from time to time, the “merger agreement”), with General Dynamics Corporation, a Delaware corporation (“Parent” or “General Dynamics”), and Red Hawk Enterprises Corp., a Nevada corporation (“Merger Sub”) and a wholly owned subsidiary of General Dynamics. Pursuant to the merger agreement, on March 5, 2018, Merger Sub commenced a cash tender offer (the “Offer”) to purchase all of the outstanding shares of common stock of CSRA, par value $0.001 per share, at a price of $40.75 per share in cash, net of applicable withholding taxes and without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated March 5, 2018, filed as an exhibit to the Tender Offer Statement on Schedule TO (together with any amendments and supplements thereto, the “Schedule TO”) by General Dynamics and Merger Sub.

As of the date of this preliminary proxy statement, the Offer is still pending and is scheduled to expire at 11:59 p.m., New York time, on Monday, April 2, 2018, unless the Offer is extended or terminated in accordance with the terms of the merger agreement. If the Offer is consummated and results in Merger Sub acquiring more than 90% of the shares of CSRA common stock outstanding after giving effect to the issuance of shares of CSRA common stock to Merger Sub pursuant to the “top-up option” contemplated by the merger agreement (the “Short Form Threshold”), Merger Sub intends to consummate the merger of Merger Sub with and into CSRA (the “Merger”) without a CSRA stockholder meeting and without any further action by CSRA stockholders as a “short-form” merger under Nevada law.

This preliminary proxy statement (as it may hereafter be amended from time to time) will only be mailed to CSRA stockholders in definitive form if the Offer has terminated or the Offer is consummated and does not result in Merger Sub acquiring a number of shares of CSRA common stock greater than or equal to the Short Form Threshold and the adoption of the merger agreement by CSRA stockholders is required by applicable law to consummate the Merger, and, in either case, after the date on which the U.S. Securities and Exchange Commission (the “SEC”) (or the staff of the SEC), orally or in writing, confirms that it has no further comments on the proxy statement to be filed by CSRA related to the adoption of the merger agreement by the stockholders of CSRA, including the first business day that is at least ten calendar days after the filing of the preliminary proxy statement if the SEC has not informed CSRA that it intends to review the proxy statement. In such event, CSRA will take the necessary steps to establish a record date for, give notice of, call, convene and hold a special meeting of CSRA stockholders to vote upon the adoption of the merger agreement.

Depending on the outcome of the Offer, certain information that appears in this preliminary proxy statement may no longer be relevant or material to CSRA stockholders when considering whether and how to vote with respect to the proposal to adopt the merger agreement. Accordingly, if, under the circumstances described in this explanatory note and in accordance with applicable law and the terms of the merger agreement, it becomes necessary to mail a definitive proxy statement to CSRA stockholders, CSRA will update the disclosures in this preliminary proxy statement to reflect the outcome of the Offer and as otherwise may be necessary.

The Offer is being made pursuant to the terms and subject to the conditions set forth in the Offer to Purchase, dated March 5, 2018, and in the related Letter of Transmittal (each as may be amended or supplemented from time to time) filed as exhibits to the Schedule TO. This preliminary proxy statement has no effect on the Offer, and you should refer to the Schedule TO and the CSRA Board of Directors’ recommendation of the Offer on Schedule 14D-9 (as may be amended or supplemented from time to time) filed with the SEC for further information regarding the Offer.

PRELIMINARY PROXY STATEMENT, SUBJECT TO COMPLETION, DATED MARCH [ • ], 2018

[ • ], 2018

Dear Fellow Stockholder:

You are cordially invited to attend a special meeting of the stockholders of CSRA Inc., a Nevada corporation (“CSRA”), to be held at [ • ] on [ • ], [ • ], 2018 at [ • ], Eastern Time (the “special meeting”).

At the special meeting, stockholders will be asked to consider and vote on a proposal to approve the Agreement and Plan of Merger, dated as of February 9, 2018 (as amended or modified from time to time, the “merger agreement”), among CSRA, General Dynamics Corporation, a Delaware corporation (“Parent” or “General Dynamics”), and Red Hawk Enterprises Corp., a Nevada corporation and wholly owned subsidiary of Parent (“Merger Sub”). Subject to the terms and conditions of the merger agreement, Merger Sub will be merged with and into CSRA and CSRA will survive the merger as a wholly owned subsidiary of Parent (the “merger”).

If the merger is completed, our stockholders will have the right to receive $40.75 in cash, net of applicable withholding taxes and without interest, for each share of common stock, $0.001 par value per share, of CSRA (“CSRA common stock”) that they own immediately prior to the effective time of the merger, which represents a premium of (i) approximately 32% over the closing price of CSRA’s common stock on February 9, 2018, the last trading day prior to the date on which public announcement of the merger agreement was made and (ii) approximately 29% to the volume-weighted average share price of CSRA common stock during the thirty (30) days ended February 9, 2018. Approval of the proposal to approve the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of CSRA common stock entitled to vote on the merger proposal.

CSRA common stock is listed on the New York Stock Exchange (the “NYSE”) under the symbol “CSRA.” The closing price of CSRA common stock on the NYSE on [ • ], 2018, the most recent practicable date prior to the date of the accompanying proxy statement, was $[ • ] per share.

The CSRA board of directors (the “Board”) has reviewed and considered the terms and conditions of the merger and unanimously determined that the merger agreement and the other transactions contemplated by the merger agreement, including the merger, are advisable, fair to and in the best interests of CSRA and its stockholders and has adopted, approved and declared advisable the merger agreement and the other transactions contemplated by the merger agreement, including the merger. The Board made its determination after consideration of a number of factors more fully described in the accompanying proxy statement. The Board unanimously recommends that you vote “FOR” the proposal to approve the merger agreement.

At the special meeting, stockholders will also be asked to vote on (i) a proposal to approve, on a non-binding, advisory basis, certain compensation that will or may be paid to CSRA’s named executive officers by CSRA based on or otherwise relating to the merger, as required by the rules adopted by the U.S. Securities and Exchange Commission and (ii) a proposal to approve an adjournment of the special meeting, from time to time, if necessary or appropriate, to solicit additional votes for the approval of the proposal to approve the merger agreement. The Board unanimously recommends that you vote “FOR” each of these proposals.

The Board is soliciting your proxy. Please provide your proxy in order to assure that a quorum is present and that your shares are represented and voted at the special meeting and any postponement or adjournment thereof. Regardless of whether you tendered your shares of CSRA common stock in the offer, we ask that you vote your shares at the special meeting because you were a stockholder as of the record date of the meeting.

If your shares are held in “street name,” you should instruct your broker, bank or other nominee how to vote your shares on each proposal in accordance with your voting instruction form.

The merger cannot be completed unless CSRA stockholders approve the merger agreement. Your vote is very important, regardless of the number of shares you own. Whether or not you expect to attend the special meeting in person, please submit a proxy to vote your shares as promptly as possible so that your shares may be represented and voted at the special meeting. If you attend the special meeting and vote in person, your vote by ballot at the special meeting will revoke any proxy previously submitted.

If you fail to return your proxy or to attend the special meeting in person, your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and also will have the same effect as a vote “AGAINST” the approval of the merger agreement. Similarly, if you hold your shares in “street name” and fail to instruct your broker, bank or other nominee how to vote your shares, your shares will not be counted for purposes of determining whether a quorum is present and also will have the same effect as a vote “AGAINST” the approval of the merger agreement.

The obligations of CSRA, Parent and Merger Sub to complete the merger are subject to the satisfaction or waiver of certain customary conditions. The accompanying proxy statement contains detailed information about CSRA, the special meeting, the merger agreement, the merger and the merger-related named executive officer compensation proposal. A copy of the merger agreement is attached as Annex A to the accompanying proxy statement and incorporated herein by reference. We urge you to, and you should, read the entire proxy statement carefully, including the merger agreement and the other annexes and the documents referred to or incorporated by reference in the accompanying proxy statement. You may obtain additional information about CSRA from documents we have filed with the U.S. Securities and Exchange Commission.

If you have any questions or need assistance voting your shares of our common stock, please contact [ • ], our proxy solicitor, by calling [ • ].

Thank you for your confidence in CSRA.

Sincerely,

Nancy Killefer Chair of the Board of Directors	Lawrence B. Prior III Director, President and Chief Executive Officer

Neither the U.S. Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved of the merger, passed upon the merits of the merger agreement or the merger or determined if the accompanying proxy statement is accurate or complete. Any representation to the contrary is a criminal offense.

The accompanying proxy statement is dated [ • ], 2018 and, together with the enclosed form of proxy card, is first being mailed to CSRA stockholders on or about [ • ], 2018.

3170 Fairview Park Drive

Falls Church, Virginia 22042

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

DATE & TIME	[ • ], [ • ], 2018 at [ • ], Eastern Time

PLACE	[ • ]

MEETING ADMISSION	To attend our special meeting in person, you must present valid photo identification and, if you hold shares through a broker, bank, trustee or nominee (i.e., in street name), you must also present a letter from your broker or other nominee showing that you were the beneficial owner of the shares on the record date.

ITEMS OF BUSINESS

•  To consider and vote on a proposal to approve the Agreement and Plan of Merger, dated as of February 9, 2018 (as amended or modified from time to time, the “merger agreement”), among CSRA Inc., a Nevada corporation (“CSRA”), General Dynamics Corporation, a Delaware corporation (“Parent” or “General Dynamics”), and Red Hawk Enterprises Corp., a Nevada corporation and wholly owned subsidiary of Parent (“Merger Sub”) (the “merger proposal”); a copy of the merger agreement is attached to the accompanying proxy statement as Annex A and is incorporated herein by reference;

•  To consider and vote on a proposal to approve, on a non-binding, advisory basis, certain compensation that will or may be paid by CSRA to its named executive officers that is based on or otherwise relates to the merger (the “named executive officer merger-related compensation proposal”);

•  To consider and vote on a proposal to approve an adjournment of the special meeting of CSRA stockholders (the “special meeting”) from time to time, if necessary or appropriate, for the purpose of soliciting additional votes for the approval of the merger proposal (the “adjournment proposal”); and

•  To transact such other business as may properly be brought before the special meeting, or any adjournments or postponements of the special meeting, by or at the direction of the CSRA board of directors (the “Board”).

RECORD DATE	Only holders of record of our common stock, $0.001 par value per share (“CSRA common stock”), at the close of business on [ • ], 2018 (the “record date”) are entitled to notice of, and to vote at, the special meeting and at any adjournment or postponement of the special meeting, provided that shares held through the CSRA 401(k) Plan must be voted prior to the special meeting.

VOTING BY PROXY	Your vote is very important, regardless of the number of shares you own and regardless of whether you tendered your shares in the offer. The Board is soliciting your proxy to assure that a quorum is present and that your shares are represented and voted at the special meeting. For information on submitting your proxy over the Internet, by telephone or by mailing back the traditional proxy card (no extra postage is needed for the provided envelope if mailed in the United States), please see the attached proxy statement and enclosed proxy card. If you later decide to vote in person at the special meeting, information on revoking your proxy prior to the special meeting is also provided.

RECOMMENDATIONS	The Board unanimously recommends that you vote: • “FOR” the merger proposal; • “FOR” the named executive officer merger-related compensation proposal; and • “FOR” the adjournment proposal.

NO APPRAISAL RIGHTS	Pursuant to the Section 92A.390 of the Nevada Revised Statutes (the “NRS”), no holder of any shares of CSRA common stock will have or be entitled to assert dissenter’s rights or any rights of appraisal as a result of or in connection with the merger agreement and the transactions contemplated thereby, including the merger.

YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, PLEASE SUBMIT A PROXY TO VOTE YOUR SHARES OVER THE INTERNET OR BY TELEPHONE PURSUANT TO THE INSTRUCTIONS CONTAINED IN THESE MATERIALS OR COMPLETE, DATE, SIGN AND RETURN A PROXY CARD AS PROMPTLY AS POSSIBLE. IF YOU RECEIVE MORE THAN ONE PROXY BECAUSE YOU OWN SHARES REGISTERED IN DIFFERENT NAMES OR ADDRESSES, EACH PROXY SHOULD BE SUBMITTED. IF YOU DO NOT SUBMIT YOUR PROXY OR VOTE IN PERSON AT THE SPECIAL MEETING ON THE MERGER PROPOSAL, IT WILL HAVE THE SAME EFFECT AS A VOTE “AGAINST” THIS PROPOSAL. IF YOU HOLD YOUR SHARES IN “STREET NAME” AND DO NOT INSTRUCT YOUR BROKER, BANK OR OTHER NOMINEE HOW TO VOTE YOUR SHARES, IT WILL HAVE THE SAME EFFECT AS A VOTE “AGAINST” THE MERGER PROPOSAL.

Your proxy may be revoked at any time before the vote at the special meeting by following the procedures outlined in the accompanying proxy statement.

If your shares are held by a broker, bank or other nominee and you wish to vote in person at the special meeting, you must bring to the special meeting a proxy from the broker, bank or other nominee that holds your shares authorizing you to vote in person at the special meeting. Please also bring to the special meeting your account statement evidencing your beneficial ownership of CSRA common stock as of the record date. All stockholders should also bring valid photo identification (such as a driver’s license or passport).

The proxy statement of which this notice forms a part provides a detailed description of the merger, the merger agreement and the named executive officer merger-related compensation proposal, and provides specific information concerning the special meeting. We urge you to read the proxy statement, including any documents incorporated therein by reference, and its annexes carefully and in their entirety. If you have any questions concerning the merger or the proxy statement, would like additional copies of the proxy statement or need help voting your shares of CSRA common stock, please contact CSRA’s proxy solicitor, [ • ], [ • ] or toll-free at [ • ] or by e-mail: [ • ].

By Order of the Board of Directors,

William J. Haynes II, Executive Vice President, General Counsel and Secretary

Falls Church, Virginia

[ • ], 2018

i

SUMMARY TERM SHEET

This summary highlights information contained elsewhere in this proxy statement and may not contain all the information that is important to you with respect to the merger and the other matters being considered at the special meeting of CSRA stockholders. We urge you to read carefully the remainder of this proxy statement, including the attached annexes, and the other documents to which we have referred you. For additional information on CSRA included in documents incorporated by reference into this proxy statement, see the section entitled “Where You Can Find More Information” beginning on page [ • ]. We have included page references in this summary to direct you to a more complete description of the topics presented below.

All references to “CSRA,” “we,” “us,” or “our” in this proxy statement refer to CSRA Inc., a Nevada corporation; all references to “Parent” or “General Dynamics” refer to General Dynamics Corporation, a Delaware corporation; all references to “Merger Sub” refer to Red Hawk Enterprises Corp., a Nevada corporation and a wholly owned subsidiary of Parent formed solely for the purpose of entering into the merger agreement and engaging in the transactions contemplated by the merger agreement; all references to “CSRA common stock” refer to the common stock, $0.001 par value per share, of CSRA; all references to the “Board” refer to the board of directors of CSRA; all references to the “merger” refer to the merger of Merger Sub with and into CSRA with CSRA surviving as a wholly owned subsidiary of Parent; and all references to the “merger agreement” refer to the Agreement and Plan of Merger, dated as of February 9, 2018, by and among CSRA, Parent and Merger Sub, a copy of which is included as Annex A to this proxy statement and incorporated by reference herein, as amended or modified from time to time. CSRA, following the completion of the merger, is sometimes referred to in this proxy statement as the “surviving corporation.”

The Parties

CSRA (see page[ • ])

CSRA, formerly known as Computer Sciences Government Services Inc., was incorporated in Nevada on June 16, 2015. We are a leading pure-play provider of information technology (“IT”) services to the U.S. government. Our business operates through two balanced segments that cover the breadth of U.S. federal agencies and selected state and local governments. We seek to deliver tailored, innovative, and efficient offerings to our customers; scale to our strategic partners; and targeted skills development and career opportunities to our employees. As of December 29, 2017, we had over 19,000 employees executing more than 1,000 projects. Our headquarters are located in Falls Church, Virginia, with other major locations in Alabama, Kentucky, Louisiana, Maryland, New Jersey, New York, North Carolina, Virginia and Washington D.C.

Our common stock is traded on the New York Stock Exchange (the “NYSE”) under the ticker symbol “CSRA.” Our principal executive offices are located at 3170 Fairview Park Drive, Falls Church, Virginia 22042. Our website address is www.CSRA.com.

Additional information about CSRA is contained in our public filings with the U.S. Securities and Exchange Commission (the “SEC”). See the section entitled “Where You Can Find More Information” on page [•].

Parent (see page [ • ])

General Dynamics is a Delaware corporation incorporated in 1952, with principal executive offices at 2941 Fairview Park Drive, Suite 100, Falls Church, Virginia 22042-4513. The telephone number of Parent’s principal executive offices is (703) 876-3000. Parent employs approximately 98,800 people worldwide and is a market leader in business aviation; land and expeditionary combat systems, armaments and munitions; shipbuilding and marine systems; and information systems and technologies. Since 1995, Parent has acquired and integrated more than 60 businesses.

Merger Sub (see page [ • ])

Merger Sub is a Nevada corporation incorporated on February 9, 2018, with principal executive offices at 2941 Fairview Park Drive, Suite 100, Falls Church, Virginia 22042-4513. The telephone number of its principal executive offices is (703) 876-3000. Merger Sub is a newly formed Nevada corporation and a wholly owned subsidiary of Parent. To date, Merger Sub has engaged in no activities other than those incident to its formation, entry into the merger agreement and commencement of the offer described below.

Tender Offer (see page [ • ])

On March 5, 2018, Merger Sub commenced a tender offer, which we refer to as the “offer”, for all of the outstanding shares of CSRA common stock at a price of $40.75 per share in cash, net of applicable withholding taxes and without interest (the “Offer Price”). On or after the expiration time of the offer, pursuant to the terms of the merger agreement, we granted to Parent and Merger Sub an option (the “Top-Up Option”) to purchase, at a price per share equal to the Offer Price, a number of newly issued shares of CSRA common stock equal to the lesser of (a) the number of shares of CSRA common stock that, when added to the number of shares of CSRA common stock owned by Parent and Merger Sub at the time of exercise of the Top-Up Option, constitutes one share more than 90% of the number of shares of CSRA common stock on a fully diluted basis that would be outstanding immediately after the issuance of all shares subject to the Top-Up Option (the “Short-Form Merger Threshold”) or (b) the aggregate number of shares of CSRA common stock that CSRA is authorized to issue under its articles of incorporation but that are not issued and outstanding (and are not subscribed for or otherwise committed to be issued) at the time of exercise of the Top-Up Option. If Parent, Merger Sub and their affiliates own CSRA common stock representing at least the Short-Form Merger Threshold, including through the exercise of the Top-Up Option, Parent will take all appropriate action to cause the merger without a vote of the stockholders of CSRA in accordance with NRS, Chapter 92A, with CSRA continuing as the surviving corporation and thereby becoming a wholly owned subsidiary of Parent.

The merger agreement also provides that the merger may be consummated regardless of whether the offer is completed, but if the offer is not completed or if the offer is completed but the Short-Form Merger Threshold is not met, the merger will only be consummated after the receipt of stockholder approval of the proposal to approve and adopt the merger agreement that will be considered at the special meeting.

We refer in this proxy statement to the offer and to terms of the merger agreement applicable to the offer, however, the offer is being made separately to the holders of shares of CSRA common stock and is not applicable to the special meeting.

The Special Meeting

Date, Time, Place and Meeting Admission (see page [ • ])

The special meeting of CSRA stockholders (the “special meeting”) is scheduled to be held at [ • ] on [ • ], [ • ], 2018 at [ • ], Eastern Time.

Purpose of the Meeting (see page [ • ])

The special meeting is being held in order to consider and vote on the following proposals:

•	To approve the merger agreement (the “merger proposal”).

•	To approve, on a non-binding, advisory basis, certain compensation that will or may be paid by CSRA to its named executive officers that is based on or otherwise relates to the merger (the “named executive officer merger-related compensation proposal”).

•	To approve the adjournment of the special meeting, from time to time, if necessary or appropriate, for the purpose of soliciting additional votes for the approval of the merger proposal (the “adjournment proposal”).

Stockholders may also be asked to transact such other business as may properly be brought before the special meeting or any adjournments or postponements of the special meeting, by or at the direction of the Board.

The Board reviewed and considered the terms and conditions of the proposed merger with the assistance of CSRA’s management (“management”) and outside legal counsel and financial advisors. After consideration of various factors more fully described in this proxy statement, the Board unanimously determined that the merger agreement and the other transactions contemplated by the merger agreement, including the merger, are advisable, fair to and in the best interests of CSRA and its stockholders and adopted, approved and declared advisable the merger agreement and the other transactions contemplated by the merger agreement, including the merger. The Board unanimously recommends that CSRA stockholders vote “FOR” the merger proposal, “FOR” the named executive officer merger-related compensation proposal and “FOR” the adjournment proposal.

CSRA stockholders representing a majority of the outstanding shares of CSRA common stock entitled to vote thereon must vote to approve the merger proposal as a condition for the merger to occur. If the CSRA stockholders fail to approve the merger proposal by the requisite vote, the merger will not occur.

Record Date; Stockholders Entitled to Vote (see page [ • ])

Only holders of record of CSRA common stock at the close of business on [ • ], 2018, the record date for the special meeting (the “record date”), will be entitled to notice of, and to vote at, the special meeting or any adjournments or postponements of the special meeting. At the close of business on the record date, [ • ] shares of CSRA common stock were issued and outstanding, held by approximately [ • ] holders of record.

Holders of CSRA common stock are entitled to one vote on each matter submitted to a vote at the special meeting for each share of CSRA common stock they own at the close of business on the record date. Shares held through the CSRA 401(k) Plan must be voted prior to the special meeting.

Quorum (see page [ • ])

Under our bylaws, the presence at the special meeting, in person or by proxy (regardless of whether the proxy has authority to vote on all matters), of the holders of at least [ • ] shares of CSRA common stock (a majority of the voting power of CSRA common stock issued and outstanding at the close of business on the record date) will constitute a quorum. Abstentions will be counted as present at the special meeting for purposes of determining whether a quorum is present at the meeting, but broker “non-votes” will not be counted as present in person or by proxy at the special meeting. There must be a quorum for business to be conducted at the special meeting. Failure of a quorum to be present at the special meeting will necessitate an adjournment or postponement of the special meeting and may subject CSRA to additional expense.

If you submit (and do not thereafter validly revoke) a properly executed proxy card, even if you abstain from voting, your shares of CSRA common stock will be counted for purposes of determining whether a quorum is present at the special meeting. In the event that a quorum is not present at the special meeting or additional votes must be solicited to approve the merger agreement, the meeting may be adjourned or postponed to solicit additional proxies.

Required Vote (see page [ • ])

Approval of the merger proposal requires the affirmative vote of the holders of a majority of the outstanding shares of CSRA common stock entitled to vote thereon. As a result, if you fail to return your proxy card or otherwise fail to vote your shares at the special meeting, or if you abstain from voting on the merger proposal, it will have the same effect as a vote “AGAINST” the merger proposal. Broker “non-votes” will also have the same effect as a vote “AGAINST” the merger proposal.

The outcome of the named executive officer merger-related compensation proposal vote will not be binding on the Board. Therefore, there is no “required vote” on this proposal. The Board will consider the outcome of this advisory vote in determining how to proceed following the special meeting.

The adjournment proposal will be approved only if the number of votes cast in favor of the adjournment proposal exceeds the number of votes cast in opposition to the adjournment proposal.

Abstentions and broker non-votes will not be counted as votes cast on the adjournment proposal or the named executive officer merger-related compensation proposal and therefore will not affect the outcome of these proposals.

Voting at the Special Meeting (see page [ • ])

Other than with respect to shares held through the CSRA 401(k) Plan, the method or timing of your vote will not limit your right to vote at the special meeting if you attend the special meeting. All stockholders of record on [ • ], 2018 are invited to attend and participate at the meeting.

If your shares are held by your broker, bank or other nominee, you are considered the beneficial owner of shares held in “street name” and you will receive a form from your broker, bank or other nominee seeking instruction from you as to how your shares should be voted. You should instruct your broker, bank or other nominee how to vote your shares on each proposal in accordance with your voting instruction form. If you beneficially own your shares and receive a voting instruction form, you can vote by following the instructions on your voting instruction form. Please refer to information from your bank, broker or other nominee on how to submit voting instructions. Stockholders who own their shares in “street name” are not able to vote at the special meeting unless they have a “legal proxy,” executed in their favor, from their broker, bank or other nominee of the stockholder of record of their shares giving them the right to vote the shares at the special meeting.

You may revoke your proxy at any time prior to the vote at the special meeting by delivering to CSRA’s Secretary a signed notice of revocation or submitting a later-dated proxy. You may also revoke your proxy by attending the special meeting and voting in person. Attendance at the special meeting will not, in and of itself, result in the revocation of a proxy or cause your shares of CSRA common stock to be voted.

CSRA recommends that you submit a proxy to vote your shares as soon as possible, even if you are planning to attend the special meeting to ensure that your shares are represented and voted at the meeting and so that the vote count will not be delayed.

Participants in the CSRA 401(k) Plan

If you hold shares of CSRA through the CSRA 401(k) Plan, you will receive a voting instruction form for voting such shares. Under the terms of the CSRA 401(k) Plan, the CSRA 401(k) Plan trustee votes all shares held in the CSRA Stock Fund, but each participant in the CSRA 401(k) Plan may direct the trustee how to vote the shares of CSRA common stock allocated to his or her account. If you do not properly complete and return the voting instruction form by the deadline specified below, your shares held in the CSRA 401(k) Plan will be considered uninstructed and State Street Global Advisors Trust Company, a 401(k) Plan fiduciary that is independent of the Company, will vote such uninstructed shares if it determines that doing so is in the best interests of 401(k) Plan participants and their beneficiaries. The exchange of shares in the CSRA 401(k) Plan for cash pursuant to the offer or pursuant to the merger will not be a taxable transaction for federal income tax purposes for either the CSRA 401(k) Plan or the participants in the 401(k) Plan. The deadline for returning your voting instructions to the CSRA 401(k) Plan trustee is 11:59 p.m., Eastern Time on [ • ], which is earlier than the deadline for returning voting instructions for shares that are not held through the CSRA 401(k) Plan.

Confidentiality of Voting Instructions

Your voting instructions to the CSRA 401(k) Plan trustee will be confidential. In no event will your voting instructions be reported to CSRA.

Abstentions and Broker Non-Votes (see page [ • ])

At the special meeting, abstentions will be counted as present for purposes of determining whether a quorum exists. Abstaining from voting will have the same effect as a vote “AGAINST” the merger proposal. If no instruction as to how to vote is given (including no instruction to abstain from voting) in an executed, duly returned and not revoked proxy, the proxy will be voted “FOR” (i) approval of the merger proposal, (ii) approval of the named executive officer merger-related compensation proposal and (iii) approval of the adjournment proposal. Broker non-votes are shares held in “street name” by brokers, banks and other nominees that are present or represented by proxy at the special meeting, but with respect to which the broker, bank or other nominee is not instructed by the beneficial owner of such shares how to vote on a particular proposal and such broker, bank or other nominee does not have discretionary voting power on such proposal. Because, under NYSE rules, brokers, banks and other nominees holding shares in “street name” do not have discretionary voting authority with respect to non-routine matters (which include the three proposals described in this proxy statement), if a beneficial owner of shares of CSRA common stock held in “street name” does not give voting instructions to the broker, bank or other nominee, then those shares will not be counted as present in person or by proxy at the special meeting. Approval of the merger proposal requires the affirmative vote of the holders of a majority of the outstanding shares of CSRA common stock entitled to vote thereon. As a result, if you fail to issue voting instructions to your broker, bank or other nominee, it will have the same effect as a vote “AGAINST” the merger proposal.

Solicitation of Proxies (see page [ • ])

The Board is soliciting your proxy, and CSRA will bear the cost of soliciting proxies. [ • ] has been retained to assist with the solicitation of proxies. [ • ] will be paid approximately $[ • ] and will be reimbursed for its reasonable out-of-pocket expenses for these and other advisory services in connection with the special meeting. Solicitation initially will be made by mail. Forms of proxies and proxy materials may also be distributed through brokers, banks and other nominees to the beneficial owners of shares of CSRA common stock, in which case these parties will be reimbursed for their reasonable out-of-pocket expenses. Proxies may also be solicited in person or by telephone, facsimile, electronic mail, or other electronic medium by [ • ] or, without additional compensation by certain of CSRA’s directors, officers and employees.

Adjournment (see page [ • ])

In addition to the merger proposal and the named executive officer merger-related compensation proposal, CSRA stockholders are being asked to approve the adjournment proposal, which will enable the adjournment of the special meeting for the purpose of soliciting additional votes in favor of the merger proposal if there are not sufficient votes at the time of the special meeting to approve the merger proposal. If a quorum is not present, the person presiding at the special meeting or the stockholders acting by the affirmative vote of the holders of a majority of the shares of CSRA common stock present or represented by proxy at the special meeting and entitled to vote thereon may adjourn the special meeting to another place, date or time. If the adjournment is for more than 60 days, a new record date must be set for the adjourned meeting and a notice of the adjourned meeting will be given to each stockholder of record entitled to vote. In addition, the special meeting could be postponed before it commences, subject to the terms of the merger agreement. If the special meeting is adjourned for the purpose of soliciting additional votes, stockholders who have already submitted their proxies will be able to revoke them at any time prior to the final vote on the proposals. If you return a proxy and do not indicate how you wish to vote on the adjournment proposal, your shares will be voted in favor of the adjournment proposal.

The Merger

The rights and obligations of the parties to the merger agreement are governed by the specific terms and conditions of the merger agreement and not by any summary or other information in this proxy statement. Therefore, the information in this proxy statement regarding the merger agreement and the merger is qualified in its entirety by reference to the merger agreement, a copy of which is attached as Annex A to this proxy statement and incorporated herein by reference. We encourage you to read the merger agreement carefully and in its entirety because it is the principal legal agreement that governs the merger.

Structure of the Merger (see page [ • ])

If the merger is completed, then at the effective time of the merger (the “effective time”), Merger Sub will merge with and into CSRA, the separate corporate existence of Merger Sub will cease and CSRA will survive the merger as a wholly owned subsidiary of Parent.

Merger Consideration (see page [ • ])

Pursuant to the terms and subject to the conditions set forth in the merger agreement, at the effective time of the merger, each outstanding share will be canceled and converted into the right to receive the $40.75 in cash, net of applicable withholding taxes and without interest.

Treatment of CSRA Equity Awards (see page [ • ])

The merger agreement provides that, immediately prior to the effective time:

•	each option to purchase CSRA common stock and stock appreciation rights to receive cash or CSRA common stock (“option”) outstanding immediately prior to the effective time, whether or not then exercisable, will be cancelled as of such time. The holder of any such option will be entitled only to the right to receive an amount in cash equal to the product of (x) the excess, if any, of $40.75 over the per share exercise price (meaning, in the case of a stock appreciation right, the per share “strike” or base price) of such option and (y) the number of shares subject to such option;

•	each outstanding performance share unit (“PSU”) will become vested—solely to the extent of its “target” level as of such time—and cancelled in exchange for only the right to receive from CSRA an amount in cash equal to $40.75 and the value of any dividend equivalents accumulated or retained by CSRA in respect of such PSU;

•	each outstanding restricted stock unit (“RSU”) granted to an employee prior to 2018 will become fully vested and cancelled in exchange for only the right to receive from CSRA an amount equal to $40.75 and the value of any dividend equivalents accumulated or retained by CSRA in respect of such RSU;

•	RSUs granted to employees during calendar year 2018 will, following the effective time, be converted into (i) RSUs that are subject to shares of the common stock of Parent (par value $0.001 per share) and (ii) a right to a cash payment of any dividend equivalents accumulated or retained by CSRA prior to the effective time. Each RSU granted to an employee in 2018 will be converted into RSUs of Parent by multiplying the number of shares subject to each such RSU by the fraction determined by dividing (A) $40.75 by (B) the average of the volume-weighted average price per share of Parent’s common stock trading on the NYSE for each of the 20 consecutive business days ending on (and including) the date of the merger; and

•	each outstanding RSU awarded under the CSRA 2015 Non-Employee Director Incentive Plan will become fully vested and cancelled in exchange for only the right to receive from CSRA an amount equal to $40.75 and the value of any dividend equivalents accumulated or retained by CSRA in respect of such RSUs.

Recommendation of the Board of Directors (see page [ • ])

On February 9, 2018, the Board unanimously (i) determined that the merger agreement and the transactions contemplated thereby are advisable, fair to and in the best interests of CSRA and its stockholders, (ii) adopted, approved and declared advisable the merger agreement and the transactions contemplated thereby, (iii) approved the merger and the other transactions contemplated by the merger agreement, (iv) authorized and approved the Top-Up Option and the issuance of the Top-Up Shares in accordance with the terms of the merger agreement, (v) directed that, if required by applicable law, the merger agreement be submitted to the holders of shares of CSRA common stock for approval and (vi) recommended that the holders of shares of CSRA common stock accept the offer and tender their shares of common stock to Merger Sub pursuant to the offer and, if required by applicable law, approve and adopt the merger agreement and the transactions contemplated thereby. Certain factors considered by the Board in reaching its decision to adopt the merger agreement can be found in “The Merger—Recommendation of the Board and Reasons for the Merger” beginning on page [ • ].

The Board unanimously recommends that the CSRA stockholders vote:

•	“FOR” the merger proposal;

•	“FOR” the named executive officer merger-related compensation proposal; and

•	“FOR” the adjournment proposal.

Opinions of CSRA’s Financial Advisors (see page [ • ])

Opinion of Evercore Group L.L.C.

CSRA has engaged Evercore Group L.L.C. (“Evercore”) as a financial advisor to CSRA in connection with the merger. In connection with the merger, Evercore delivered a written opinion, dated February 9, 2018, to the Board as to, as of February 9, 2018, the fairness, from a financial point of view, of the merger consideration to be received by holders of CSRA common stock, other than Parent, Merger Sub and their respective affiliates (collectively, the “Excluded Holders”), pursuant to the merger agreement. The full text of Evercore’s opinion, which is attached as Annex B to this proxy statement and is incorporated herein by reference, describes the various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Evercore. Evercore’s opinion was provided for the use and benefit of the Board (in its capacity as such) in its evaluation of the merger consideration from a financial point of view and did not address the relative merits of the merger as compared to other business or financial strategies that might be available to CSRA, the underlying business decision of CSRA to engage in the merger or any other aspect of the merger or any other matter. Evercore’s opinion does not constitute a recommendation as to how the Board, any stockholder or any other person should vote or act with respect to the merger or any other matter. The summary of Evercore’s opinion set forth below is qualified in its entirety by reference to the full text of Evercore’s opinion.

Opinion of Macquarie Capital (USA) Inc.

On February 9, 2018, Macquarie Capital (USA) Inc. (“Macquarie Capital”) rendered its oral opinion to the Board (which was subsequently confirmed in writing by delivery of Macquarie Capital’s written opinion addressed to the Board dated the same date) as to, as of February 9, 2018, the fairness, from a financial point of view, to the holders of CSRA common stock, other the Excluded Holders, of the consideration to be received by such holders in the offer and/or the merger pursuant to the merger agreement.

Macquarie Capital’s opinion was directed to the Board (in its capacity as such), and only addressed the fairness, from a financial point of view, to the holders of CSRA common stock, other than the Excluded Holders, of the consideration to be received by such holders in the offer and/or the merger pursuant to the merger agreement and did not address any other aspect or implication of the offer or the merger. The summary of Macquarie Capital’s opinion in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex C to this proxy statement, and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Macquarie Capital in preparing its opinion. However, neither Macquarie Capital’s written opinion nor the summary of its opinion and the related analyses set forth in this proxy statement are intended to be, and they do not constitute, a recommendation to the Board, any security holder of CSRA or any other person as to whether or not to tender any shares of CSRA common stock pursuant to the offer or how to act or vote with respect to any matter relating to the offer or the merger.

Interests of CSRA’s Executive Officers and Directors in the Merger (see page [ • ])

In considering the recommendation of the Board, CSRA stockholders should be aware that certain directors and executive officers of CSRA will have interests in the proposed merger that are different from, or in addition to, the interests of CSRA stockholders generally and that may create potential conflicts of interest. These interests are described in more detail in “The Merger—Interests of CSRA’s Executive Officers and Directors in the Merger,” and with respect to the named executive officers of CSRA, are quantified in “The Merger—Golden Parachute Compensation” section of this proxy statement. The Board was aware of these interests and considered them when it adopted the merger agreement and approved the merger.

These interests include:

•	the accelerated vesting and payment in respect of CSRA equity awards, subject to certain exceptions with respect to vesting acceleration;

•	for Mr. William Luebke only, accelerated vesting of restricted stock units that he previously received in respect of his prior services to Computer Sciences Corporation (now known as DXC Technology);

•	the potential receipt of certain payments and benefits under individual employment agreements and severance policies upon certain types of terminations of employment following the consummation of the proposed merger, or in the case of our chief executive officer, Mr. Prior, prior to but in anticipation of the consummation of the proposed merger;

•	receipt of certain payments pursuant to the terms of certain transaction bonus agreements;

•	the accelerated payment of annual bonuses;

•	the grant of RSUs for 2018; and

•	the entitlement to indemnification benefits in favor of directors and executive officers of CSRA.

Financing of the Merger (see page [ • ])

We estimate that up to approximately $9.7 billion will be needed to complete the merger and to purchase all the shares that are issued and outstanding, to cash out all outstanding options, RSUs and PSUs, collectively referred to herein as the “compensatory share rights”, to fund amounts which may become due and payable under CSRA’s outstanding indebtedness, to pay related fees and expenses and to consummate the merger and pay the Merger Consideration. Parent is expected to provide Merger Sub with sufficient funds to satisfy these obligations. We currently expect that Parent will obtain these funds through a combination of available cash, proceeds from the issuance of commercial paper, borrowings under a new credit facility, and/or proceeds from the issuance of debt securities. However, the specific form and terms, and precise timing, of Parent’s financing plans are not yet known. Accordingly, specific plans with respect to repayment of any amounts borrowed or debt securities issued have not yet been made, except as noted in the section “The Merger—Financing of the Merger” beginning on page [ • ].

Antitrust Review Required for the Merger (see page [ • ])

Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), we cannot complete the merger until we have given notification and furnished information to the Federal Trade Commission (“FTC”) and the Antitrust Division of the Department of Justice (“DOJ”), and until the applicable 15-day waiting period has expired or has been terminated. On February 26, 2018, CSRA and Parent each filed a premerger notification and report form under the HSR Act, as a result of which the applicable waiting period under the HSR Act is scheduled to expire on March 13, 2018 at 11:59 p.m., Eastern Time, unless otherwise earlier terminated or extended if the DOJ or FTC requests additional information and documentary material. While we have no reason to believe it will not be possible to complete the antitrust review in a timely manner, there is no certainty that this review will be completed within the period of time contemplated by the merger agreement or that the completion of such review would not be conditioned upon actions that would be materially adverse to CSRA or Parent, or that a regulatory challenge to the merger will not be made.

Material U.S. Federal Income Tax Consequences of the Merger (see page [ • ])

The exchange of CSRA common stock for cash in the merger generally will be a taxable transaction for U.S. federal income tax purposes and may also be taxable under state and local and other tax laws. You should read the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page [ • ]. Tax matters can be complicated and the tax consequences of the merger to you will depend on your particular circumstances. You should consult your tax advisors regarding the U.S. federal income tax consequences of the merger to you in your particular circumstances, as well as tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Litigation Relating to the Merger (see page [ • ])

In connection with the offer and merger, on March 6, 2018 and March 9, 2018, two purported class action complaints were filed in the United States District Court for the District of Nevada on behalf of putative classes of CSRA’s public stockholders, and on March 9, 2018 a complaint was filed in the United States District Court for the Eastern District of Virginia on behalf of an individual purported stockholder of CSRA. Each of the complaints names CSRA and its directors, and the complaint filed on March 9, 2018 in the United States District Court for the District of Nevada also names Parent and Merger Sub, as defendants. The complaints generally allege that CSRA and its directors violated federal securities laws by failing to disclose material information in the Company’s March 5, 2018 Schedule 14D-9 Solicitation/Recommendation Statement (the “Schedule 14D-9”). CSRA and its directors believe that the claims asserted against them respectively, are without merit. Parent and Merger Sub have informed us that they believe that the claims asserted against them, respectively, are without merit.

No Appraisal Rights (see page [ • ])

Pursuant to the Section 92A.390 of the Nevada Revised Statutes (the “NRS”), no holder of any shares of CSRA common stock will have or be entitled to assert dissenter’s rights or any rights of appraisal as a result of or in connection with the merger agreement and the transactions contemplated thereby, including the merger.

Expected Timing of the Merger

We expect to complete the merger in the second quarter of 2018. However, the merger is subject to antitrust review and other considerations, and it is possible that factors outside of the control of CSRA or Parent could result in the merger being completed at a later time, or not at all. There may be a substantial amount of time between the special meeting and the completion of the merger. We expect to complete the merger promptly following the receipt of all required clearances and approvals and the satisfaction or, to the extent permitted, waiver of the other conditions to the consummation of the merger.

Restrictions on Solicitation of Competing Acquisition Proposals (see page [ • ])

CSRA has agreed that, during the term of the merger agreement it will not, will cause its subsidiaries, directors, officers and financial advisors engaged in connection with the transactions contemplated by the merger agreement (including the offer and the merger) not to, and will use its reasonable best efforts to cause other representatives not to, directly or indirectly, solicit any inquiry or the making of a Company Acquisition Proposal (as defined in the merger agreement and discussed below under “The Merger Agreement—Recommendation—No Solicitation by CSRA”), engage in negotiations or discussions with third parties relating to a Company Acquisition Proposal or enter into any acquisition agreement, letter of intent, agreement in principle or similar agreement with respect to a Company Acquisition Proposal.

Notwithstanding these restrictions, under certain circumstances, at any time prior to the earlier to occur of the acceptance of shares tendered in the offer and the receipt of CSRA stockholder approval of the merger, following the receipt by CSRA of a bona fide written Company Acquisition Proposal, which proposal was made after the date of the merger agreement and did not otherwise result from a breach in any material respect of the provisions of the merger agreement described under this “—Restrictions on Solicitation of Competing Acquisition Proposals” heading, and the Board determines in good faith after consultation with its financial advisors and outside counsel that such proposal constitutes or could reasonably be expected to lead to a Company Superior Proposal (as defined in the merger agreement and discussed below under “The Merger Agreement—Recommendation—No Solicitation by CSRA”), CSRA may, subject to certain conditions, furnish any information or access thereto to the third party making such proposal or participate or engage in negotiations or discussions with the person or group making such proposal; provided that, prior to participating or engaging in any such negotiations or discussions, CSRA must provide Parent written notice of its intent to participate or engage in such negotiations or discussions. CSRA is not entitled to terminate the merger agreement to enter into an agreement for a Company Superior Proposal unless it complies with certain procedures in the merger agreement including paying a termination fee to Parent. For more information, see the section of this proxy statement captioned “The Merger Agreement—Restrictions on Solicitation of Competing Acquisition Proposals.”

Conditions to the Closing of the Merger (see page[ • ])

Each party’s respective obligation to effect the merger under the merger agreement is subject to the satisfaction or, to the extent permitted by applicable law, waiver of various conditions, including the following:

•	the merger agreement has been approved by the affirmative vote of the holders of a majority of all of the outstanding shares of CSRA common stock entitled to vote thereon;

•	no governmental entity has issued any order or taken any action restraining, enjoining or prohibiting the consummation of the transactions (including the offer and the merger) or otherwise making such consummation illegal or prohibited;

•	the waiting period applicable to the transactions under the HSR Act will have expired or been terminated, and any approvals, consent or clearance required in connection with the transactions will have been obtained, in each case, under or in relation to the HSR Act; and

•	the accuracy of the representations and warranties of the parties and compliance by the parties with their respective obligations under the merger agreement.

Termination of the Merger Agreement (see page [ • ])

The merger agreement may be terminated and the offer and the merger abandoned at any time before the effective time, whether before or after the receipt of CSRA stockholder approval of the merger:

(a)	by the mutual written consent of Parent and CSRA prior to the acceptance of shares for payment or after the termination of the offer;

(b)	by either Parent or CSRA if:

(i)	the effective time does not occur on or before October 15, 2018 subject to one or more possible extensions at the discretion of either such party until no later than twelve (12) months from the date of the merger agreement if the sole unsatisfied condition relates to the HSR condition or another antitrust approval; provided, however, that the right to terminate the merger agreement pursuant to the provision described in this subparagraph will not be available to any party whose failure to perform any of its obligations set forth in the merger agreement is the primary cause of the failure of such condition to be satisfied;

(ii)	if a governmental entity of competent jurisdiction has issued a final non-appealable order or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions or if any law that permanently makes consummation of the transactions illegal or otherwise prohibited is in effect; provided that the right to so terminate the merger agreement pursuant to the provision described in this subparagraph will not be available to any party if such order or law was primarily due to the failure of such party to perform any of its obligations under the merger agreement; or

(iii)	the offer has been terminated and, after the final adjournment of CSRA stockholder meeting called for the purpose of approving the merger agreement, CSRA stockholder approval of the merger has not been obtained.

(c)

by Parent, at any time prior to the acceptance of shares for payment or if the offer has been terminated: if CSRA has breached or failed to perform any of its representations, warranties, covenants or agreements contained in the merger agreement, which breach or failure (i) if the offer has not been terminated, would result in the failure of certain conditions to the offer set forth in the merger agreement to be satisfied or (ii) if the offer has been terminated, would result in the failure of certain conditions to consummation of the merger set forth in the merger agreement to be satisfied, and in either such case, such breach or failure to perform is either incurable or, if curable, is not cured by the earlier of (A) three (3) business days prior to the outside date or (B) 30 days following receipt by CSRA of notice of such breach or failure; provided, however, that Parent will not have the right to terminate the merger agreement pursuant to the provisions described in this subparagraph if Parent is in breach of the merger agreement or has failed to perform any representation, warranty, covenant or agreement therein such that CSRA has the right to terminate the merger agreement pursuant to the provisions described in the following subparagraph (d) below;

(d)	by CSRA, at any time prior to the acceptance of shares for payment or if the offer has been terminated, at any time prior to Closing: if Parent has breached or failed to perform any of its representations, warranties, covenants or agreements contained in the merger agreement, which breach or failure would result in the failure of certain conditions to the offer set forth in the merger agreement to be satisfied and such breach or failure to perform is either incurable or, if curable, is not cured by the earlier of (A) three (3) business days prior to the outside date or (B) 30 days following receipt by Parent of notice of such breach or failure; provided, however, that CSRA will not have the right to terminate the merger agreement pursuant to the provisions described in this subparagraph if CSRA is in breach of the merger agreement or has failed to perform any representation, warranty, covenant or agreement therein such that certain conditions to CSRA’s obligation to consummate the merger, as specified in the merger agreement, are not satisfied;

(e)	by Parent, if at any time prior to the earlier to occur of (x) the acceptance of tendered shares of CSRA common stock for payment, if the subsequent adoption of the merger agreement by CSRA’s stockholders is not required under the merger agreement or applicable law, or (y) the receipt of CSRA stockholder approval of the merger, if (i) the Board or any committee thereof has effected a company change in recommendation, (ii) CSRA or any committee thereof has failed to publicly confirm that the Board recommendation remains in effect and that the Board has not changed its recommendation within four (4) business days after receipt of a written request from Parent that it do so if such request is made following the public announcement of a Company Acquisition Proposal (provided that no such confirmation need be made more than once) or (iii) CSRA is in violation of its obligations under the provisions of the merger agreement described under “The Merger Agreement—Restrictions on Solicitation of Competing Acquisition Proposals” beginning on page [ • ];

(f)	by CSRA prior to the earlier to occur of (x) if the subsequent adoption of the merger agreement by CSRA’s stockholders is not required under the merger agreement and applicable law, the acceptance of tendered shares for payment and (y) the receipt of CSRA stockholder approval of the merger if: the Board or any committee thereof has effected a company change in recommendation as a result of a company intervening event as permitted by the merger agreement; or

(g)	by CSRA, if the merger agreement is terminated to enter into a definitive agreement relating to a Company Superior Proposal in accordance with the merger agreement, subject to CSRA’s obligation to contemporaneously pay the applicable termination fee.

Termination Fees and Expenses (see page [ • ])

Upon termination of the merger agreement, under certain specified circumstances, CSRA may be required to pay a termination fee of $204 million to Parent pursuant to the terms and conditions of the merger agreement. Upon termination of the merger agreement, under certain circumstances, CSRA may be required to reimburse Parent, Merger Sub and their respective affiliates for reasonable out-of-pocket costs and expenses incurred in connection with the enforcement of CSRA’s obligation to pay the termination fee pursuant to the terms and conditions of the merger agreement. See the section entitled “The Merger Agreement—Termination Fees and Expenses” beginning on page [ • ] for a discussion of the circumstances under which CSRA will be required to pay a termination fee.

Directors’ and Officers’ Indemnification and Insurance (see page [ • ])

Following the effective time, the surviving corporation will (and Parent will cause the surviving corporation to), subject to customary limitations, indemnify and hold harmless each person who is now, or has been or becomes at any time prior to the effective time, an officer or director of CSRA any subsidiary of CSRA (collectively, the “Indemnified Parties”) in connection with any proceeding and any losses, claims, damages, liabilities, costs, indemnification expenses, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) resulting therefrom. In addition, for a period of six years from the effective time, Parent will (subject to the next sentence) maintain in full effect the current directors’ and officers’ liability and fiduciary liability insurance policies covering the Indemnified Parties (but may substitute therefor other policies of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the Indemnified Parties so long as that substitution does not result in gaps or lapses in coverage) with respect to matters occurring on or before the effective time, but Parent is not required to pay annual premiums in excess of 300% of the last annual premiums paid therefor prior to the date of the merger agreement and will purchase the maximum amount of coverage that can be obtained for that amount if the coverage described would cost in excess of that amount. CSRA may, on or prior to the effective time, purchase a tail policy with respect to acts or omissions occurring or alleged to have occurred prior to the effective time that were committed or alleged to have been committed by such Indemnified Parties in their capacity as such in coverage and amount no greater than the policies currently in place so long as the total premiums paid would not exceed the maximum aggregate amount of premiums contemplated to be paid under the previous sentence for such six-year period; provided that (i) CSRA will give Parent a consultation right in the selection of such “tail” policy and CSRA will give good faith consideration to any comments made by Parent with respect thereto and (ii) if such tail policy is so purchased, Parent will be relieved of its obligations under the previous sentence.

In addition, the merger agreement provides that the surviving corporation will assume, without further action, at the effective time, all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the effective time now existing in favor of the Indemnified Parties as provided in CSRA’s organizational documents or CSRA’s subsidiaries’ organizational documents and that such rights will survive the merger and continue in full force and effect in accordance with their terms. In addition, from the effective time through the sixth anniversary of the effective time, the surviving corporation’s organizational documents and each of its subsidiary’s organizational documents are required to contain provisions no less favorable with respect to indemnification, advancement of expenses, exculpation and limitations on liability of directors and officers than are set forth in CSRA’s organizational documents and each of CSRA’s subsidiaries organizational documents as in effect on the date of the merger agreement.

Delisting and Deregistration of CSRA Common Stock (see page [ • ])

As promptly as practicable following the completion of the merger, CSRA common stock will be delisted from the NYSE and deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Market Prices of CSRA Common Stock (see page [ • ])

The closing sales price of CSRA common stock on the NYSE on [ • ], 2018, the latest practicable date before the printing of this proxy statement, was $[ • ] per share. The closing sales price of CSRA common stock on the NYSE on February 9, 2018, the last trading day prior to the public announcement of the proposed merger, was $30.82 per share. You are urged to obtain current market quotations for CSRA common stock when considering whether to approve the merger proposal.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following are brief answers to certain questions that you may have regarding the merger, the special meeting and the proposals being considered at the special meeting. We urge you to read the remainder of this proxy statement carefully because the information in this section does not provide all of the information that might be important to you with respect to the merger and the special meeting. Additional important information is also contained in the annexes attached to this proxy statement and the documents referred to or incorporated by reference into this proxy statement.

Q. Why am I receiving these proxy materials?

A. On February 9, 2018, CSRA entered into the merger agreement providing for the merger of Merger Sub with and into CSRA, pursuant to which CSRA will survive the merger as a wholly owned subsidiary of Parent. A copy of the merger agreement is attached to this proxy statement as Annex A and is incorporated by reference herein. In order to complete the merger, CSRA stockholders must vote to approve the merger agreement. The approval of this proposal by our stockholders is a condition to the consummation of the merger. See the section entitled “The Merger Agreement—Conditions to the Closing of the Merger” beginning on page [ • ]. You are receiving this proxy statement in connection with the solicitation by the Board of proxies of CSRA stockholders in favor of the merger proposal.

You are also being asked to vote on a proposal to approve on a non-binding, advisory basis, certain compensation that will or may be paid by CSRA to its named executive officers that is based on or otherwise relates to the merger and on a proposal to approve the adjournment of the special meeting, from time to time, if necessary or appropriate, for the purpose of soliciting additional votes for the approval of the merger proposal.

This proxy statement, which you should read carefully, contains important information about the merger, the merger agreement and the special meeting of our stockholders and the matters to be voted on thereat. The enclosed materials allow you to submit a proxy to vote your shares without attending the special meeting and to ensure that your shares are represented and voted at the special meeting.

Your vote is very important. Even if you plan to attend the special meeting, we encourage you to submit a proxy as soon as possible.

Q. What is the proposed transaction?

A. If the merger proposal is approved by CSRA stockholders and the other conditions to the consummation of the merger contained in the merger agreement are satisfied or waived, Merger Sub will merge with and into CSRA. CSRA will be the surviving corporation in the merger and will become privately held as a wholly owned subsidiary of Parent.

Q. Did Merger Sub commence a tender offer for shares of CSRA common stock?

A. Yes. On March 5, 2018, Merger Sub commenced the offer for all of the outstanding shares of CSRA common stock at a price of $40.75 in cash, net of applicable withholding taxes and without interest. The offer was commenced pursuant to the merger agreement.

If at any then-scheduled expiration of the offer, any condition to the offer has not been satisfied or waived and three business days have elapsed since the proxy clearance date, the offer may be terminated. If the offer is so terminated, the merger agreement provides that CSRA will have the right to, and Parent and Merger Sub will have the right to request that CSRA, proceed with organizing a stockholder meeting to approve the merger agreement.

We are soliciting proxies for the special meeting to obtain stockholder approval of the merger agreement to be able to consummate the merger regardless of the outcome of the offer. Regardless of whether you tendered your shares of CSRA common stock in the offer, we ask that you vote your shares at the special meeting because you were a stockholder as of the record date of the meeting.

Q. What will I receive in the merger if it is completed?

A. Under the terms of the merger agreement, if the merger is completed, you will be entitled to receive $40.75 in cash, net of applicable withholding taxes and without interest, for each share of CSRA common stock you own, which represents a premium of (i) approximately 32% of CSRA’s closing stock price on February 9, 2018, the last trading day prior to the date on which public announcement of the merger agreement was made and (ii) approximately 29% to the volume weighted average price (“VWAP”) of CSRA common stock during the 30 days ended February 9, 2018. For example, if you own 100 shares of CSRA common stock, you will be entitled to receive $40.75 in cash in exchange for your shares, net of applicable withholding taxes and without interest. You will not be entitled to receive shares in the surviving corporation or in Parent.

Q. Where and when is the special meeting, and who may attend? What do I need to bring if I plan to attend the special meeting?

A. The special meeting will be held at [ • ] on [ • ], [ • ], 2018 at [ • ], Eastern Time. The meeting room will open at [ • ], Eastern Time, and registration will begin at that time. Stockholders of record as of the record date of the special meeting and their duly appointed proxy holders may attend the meeting. Stockholders of record should bring the enclosed proxy card as evidence of ownership regardless of whether they intend to vote using such proxy card. Beneficial owners of shares held in “street name” who have not obtained a proxy but who wish to attend the meeting should bring a copy of an account statement reflecting their ownership of CSRA common stock as of the record date and will only be able to vote at the special meeting if they have a “legal proxy,” executed in their favor, from their broker, bank or other nominee of the stockholder of record of their shares, giving them the right to vote the shares at the special meeting. All stockholders and proxyholders should bring valid photo identification (such as a driver’s license or passport).

Alternatively, you may make arrangements in advance by contacting our Investor Relations Department at [ • ]. or by email at Investors@CSRA.com, or by writing to:

CSRA

Investor Relations

3170 Fairview Park Drive

Falls Church, Virginia 22042

No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the special meeting.

Q. Who can vote at the special meeting?

A. All CSRA stockholders of record as of the close of business on [ • ], 2018, the record date for the special meeting, are entitled to receive notice of, attend and vote at the special meeting, or any adjournment or postponement thereof, provided that shares held through the CSRA 401(k) Plan must be voted prior to the special meeting. Each share of CSRA common stock issued and outstanding as of the record date is entitled to one vote on all matters that come before the special meeting. At the close of business on the record date, there were [ • ] shares of CSRA common stock issued and outstanding, held by approximately [ • ] holders of record.

Regardless of whether you tendered your shares of CSRA common stock in the offer, we ask that you vote your shares at the special meeting because you were a stockholder as of the record date of the meeting.

Q. What matters will be voted on at the special meeting?

A. At the special meeting, you will be asked to consider and vote on the following proposals:

•	the merger proposal;

•	the named executive officer merger-related compensation proposal; and

•	the adjournment proposal.

Stockholders may also be asked to transact such other business as may properly be brought before the special meeting or any adjournments or postponements of the special meeting, by or at the direction of the Board. If other matters are properly presented at the special meeting for consideration and you are a stockholder of record as of the record date and have submitted a proxy card, the persons named in your proxy card will have the discretion to vote on those matters for you.

Q. What is the position of the Board regarding the merger?

A. The Board has unanimously:

•	determined that the merger agreement and the transactions contemplated thereby are advisable, fair to and in the best interests of CSRA and its stockholders;

•	adopted, approved and declared advisable the merger agreement and the transactions contemplated thereby;

•	approved the offer, the merger and the other transactions contemplated by the merger agreement;

•	authorized and approved the Top-Up Option and the issuance of the Top-Up Shares in accordance with the terms of the merger agreement;

•	directed that, if required by applicable law, the merger agreement be submitted to stockholders for approval; and

•	recommended that the stockholders of CSRA accept the offer and tender their shares to Merger Sub pursuant to the offer and, if required by applicable law, approve and adopt the merger agreement and the merger.

Certain factors considered by the Board in reaching its decision to adopt the merger agreement can be found in “The Merger—Recommendation of the Board and Reasons for the Merger” beginning on page [ • ].

Q. How does the Board recommend that I vote on the proposals?

A. CSRA’s Board unanimously recommends that you vote:

•	“FOR” the merger proposal;

•	“FOR” the named executive officer merger-related compensation proposal; and

•	“FOR” the adjournment proposal.

Q. What vote is required to approve the merger proposal?

A. Approval of the merger proposal requires the affirmative vote of the holders of a majority of the outstanding shares of CSRA common stock entitled to vote thereon. As a result, if you fail to return your proxy card or otherwise fail to vote your shares at the special meeting, or if you abstain from voting on the merger proposal, it will have the same effect as a vote “AGAINST” the merger proposal. Broker “non-votes” will also have the same effect as a vote “AGAINST” the merger proposal.

Q. What vote is required to approve the named executive officer merger-related compensation proposal and the adjournment proposal?

A. The outcome of the named executive officer merger-related compensation proposal vote will not be binding on the Board. Therefore, there is no “required vote” on this proposal. The Board will consider the outcome of this advisory vote in determining how to proceed following the special meeting.

If a quorum is present, the adjournment proposal will be approved only if the number of votes cast in favor of the adjournment proposal exceeds the number of votes cast in opposition to the adjournment proposal.

Abstentions and broker non-votes will not be counted as votes cast on the adjournment proposal or the named executive officer merger-related compensation proposal and therefore will not affect the outcome of these proposals.

Q. Do you expect the merger to be taxable to CSRA stockholders?

A. The exchange of CSRA common stock for cash in the merger generally will be a taxable transaction for U.S. federal income tax purposes and may also be taxable under state, local or other tax laws. You should read the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page [ • ]. Tax matters can be complicated and the tax consequences of the merger to you will depend on your particular circumstances. You should consult your tax advisors regarding the U.S. federal income tax consequences of the merger to you in your particular circumstances, as well as tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Q. What other effects will the merger have on CSRA?

A. If the merger is completed, CSRA common stock will be delisted from the NYSE and deregistered under the Exchange Act, and CSRA will no longer be required to file periodic reports with the SEC with respect to CSRA common stock, in each case in accordance with applicable law, rules and regulations. Following the completion of the merger, CSRA common stock will no longer be publicly traded and you will no longer have any interest in CSRA’s future earnings or growth. In addition, each share of CSRA common stock you hold will represent only the right to receive $40.75 in cash, net of applicable withholding taxes and without interest. CSRA will also become a wholly owned subsidiary of Parent at the effective time.

Q. When is the merger expected to be completed?

A. Assuming timely satisfaction of necessary closing conditions, including the approval by our stockholders of the merger proposal, the parties to the merger agreement expect to complete the merger in the second quarter of this year. However, CSRA cannot assure completion by any particular date, if at all. Because the merger is subject to a number of conditions, including the receipt of stockholder approval of the merger proposal and the completion of antitrust approval, the exact timing of the merger cannot be determined at this time and we cannot guarantee that the merger will be completed.

Q. What happens if the merger is not completed?

A. If the merger proposal is not approved by CSRA stockholders, or if the merger is not completed for any other reason, CSRA stockholders will not receive any payment for their shares of CSRA common stock in connection with the merger agreement or the transactions contemplated thereby. Instead, CSRA will remain an independent public company and shares of CSRA common stock will continue to be listed and traded on the NYSE. The merger agreement includes customary termination provisions for each of CSRA and Parent and provides that, upon termination of the merger agreement, under specified circumstances, including termination by CSRA to accept and enter into a definitive agreement with respect to a superior proposal (as defined in the merger agreement), CSRA will be required to pay Parent a termination fee of $204 million. See the section entitled “The Merger Agreement—Termination Fees and Expenses” beginning on page [ • ] for a discussion of the circumstances under which [either party] will be required to pay a termination fee.

Q. How will our directors and executive officers vote on the merger proposal?

A. The directors and officers of CSRA have not yet informed CSRA, as of the date of this proxy statement, whether they intend to vote their respective shares of CSRA common stock in favor of the merger proposal.

As of the record date for the special meeting, the directors and executive officers of CSRA owned, in the aggregate, [ • ] shares of CSRA common stock, representing [ • ]% of the issued and outstanding CSRA common stock entitled to vote at that time.

Q. Do any of CSRA’s directors or officers have interests in the merger that may differ from or be in addition to my interests as a stockholder?

A. Yes. In considering the recommendation of the Board with respect to the merger proposal, you should be aware that our directors and executive officers have interests in the merger that are different from, or in addition to, the interests of our stockholders generally. The Board was aware of and considered these differing interests, to the extent such interests existed at the time, among other matters, in evaluating and negotiating the merger agreement and the merger, and in unanimously recommending that the merger agreement be approved by CSRA’s stockholders.

See the sections entitled “The Merger—Interests of CSRA’s Executive Officers and Directors in the Merger” and “The Merger—Golden Parachute Compensation” beginning on page [ • ] of this proxy statement.

Q. Why am I being asked to consider and vote on the named executive officer merger-related compensation proposal?

A. The SEC rules require CSRA to seek approval on a non-binding, advisory basis with respect to certain payments that will or may be made to CSRA’s named executive officers in connection with the merger. Approval of the named executive officer merger-related compensation proposal is not required to complete the merger.

Q. Who is soliciting my vote? Who will pay for the cost of this proxy solicitation?

A. The Board is soliciting your proxy, and CSRA will bear the cost of soliciting proxies. [ • ] has been retained to assist with the solicitation of proxies. [ • ] will be paid approximately $[ • ] and will be reimbursed for its reasonable out-of-pocket expenses for these and other advisory services in connection with the special meeting. Solicitation initially will be made by mail. Forms of proxies and proxy materials may also be distributed through brokers, banks or other nominees to beneficial owners of shares of CSRA common stock, in which case these parties will be reimbursed for their reasonable out-of-pocket expenses. Proxies may also be solicited in person or by telephone, facsimile, electronic mail or other electronic medium by [ • ] or, without additional compensation, by certain of CSRA’s directors, officers and employees.

Q. What do I need to do now? If I am going to attend the special meeting, should I still submit a proxy?

A. Carefully read and consider the information contained in and incorporated by reference into this proxy statement, including the attached annexes. Whether or not you expect to attend the special meeting in person, please submit a proxy to vote your shares as promptly as possible so that your shares may be represented and voted at the special meeting.

Q. How do I vote if my shares are registered directly in my name?

A. If your shares are registered directly in your name with our transfer agent, you are considered a “stockholder of record.” Stockholders of record can vote their shares of CSRA common stock in the following ways:

•	By Mail: If you are a stockholder of record and elect to receive a paper copy of your proxy materials, you can vote by marking, dating and signing the proxy card and returning it by mail in the enclosed postage-paid envelope.

•	By Internet or Telephone: You can vote over the Internet at [ • ] by following the instructions on the proxy card or on the secured website. You can vote using a touchtone telephone by calling [ • ]. Please have your proxy card available for reference because you will need the validation details that are located on your proxy card in order to submit your vote via proxy over the Internet or by telephone. If you submit your vote via proxy over the Internet or by telephone, you do not have to mail in a proxy card.

•	At the Special Meeting: If you are a stockholder of record planning to attend the special meeting and wish to vote your shares in person, we will give you a ballot at the meeting.

Even if you plan to be present at the special meeting, we encourage you to complete and mail the enclosed card to vote your shares by proxy or vote by telephone or the Internet. Telephone and Internet voting facilities for stockholders will be available 24 hours a day and will close at 11:59 p.m., Eastern Time on [ • ], 2018. Proxy cards mailed by holders of record must be received no later than [ • ], 2018 in order to be counted in the vote.

If you beneficially own your shares and receive a voting instruction form, you can vote by following the instructions on your voting instruction form. Please refer to information from your bank, broker or other nominee on how to submit voting instructions. Stockholders who own their shares in “street name” are not able to vote at the special meeting unless they have a proxy, executed in their favor, from their broker, bank or other nominee of the stockholder of record of their shares.

Q. How do I vote if my shares are held in the name of my broker, bank or other nominee?

A. If your shares are held by your broker, bank or other nominee, you are considered the beneficial owner of shares held in “street name” and you will receive a form from your broker, bank or other nominee seeking instruction from you as to how your shares should be voted. If you beneficially own your shares and receive a voting instruction form, you can vote by following the instructions on your voting instruction form. Please refer to information from your bank, broker or other nominee on how to submit voting instructions. Stockholders who own their shares in “street name” are not able to vote at the special meeting unless they have a proxy, executed in their favor, from their broker, bank or other nominee of the stockholder of record of their shares.

Q. If a stockholder gives a proxy, how are the shares voted?

A. Regardless of the method you choose to vote, the individuals named on the enclosed proxy card, or your proxies, will vote your shares in the way you indicate. When completing the Internet or telephone process on the proxy card, you may specify whether your shares would be voted “FOR” or “AGAINST” or to abstain from voting on all, some or none of the specific items of business to come before the special meeting.

If you properly sign and return your proxy card but do not mark the boxes showing how your shares should be voted on a matter, the shares represented by your properly signed proxy will be voted as recommended by the Board with respect to each proposal.

Q. Can I vote shares of CSRA that are held by me through my CSRA 401(k) Plan?

A. Yes. If you elected to invest in the CSRA Stock Fund, you indirectly hold shares of CSRA through your CSRA 401(k) Plan account. You may vote these shares by completing the voting instruction form and by specifying whether such shares would be voted “FOR” or “AGAINST” or to abstain from voting on all, some or none of the specified items of business to come before the special meeting. If you do not properly complete and return the voting instruction form by the deadline specified below, your shares held in the CSRA 401(k) Plan will be considered uninstructed and State Street Global Advisors Trust Company, a 401(k) Plan fiduciary that is independent of the Company, will vote such uninstructed shares if it determines that doing so is in the best interests of 401(k) Plan participants and their beneficiaries.

Note that the deadline for returning your voting instructions to the CSRA 401(k) Plan trustee is 11:59 p.m., Eastern Time on [ • ], which is earlier than the deadline for voting CSRA shares that are not held through your CSRA 401(k) Plan account.

Q. Can I change or revoke my proxy after it has been submitted?

A. Yes. You can change or revoke your proxy at any time before the final vote at the special meeting. If you are the stockholder of record, you may change or revoke your proxy by:

•	submitting another proxy over the Internet or by telephone prior to [ • ], Eastern Time, on [ • ], 2018;

•	timely delivering a written notice that you are revoking your proxy to our Corporate Secretary;

•	timely delivering a valid, later-dated proxy card; or

•	attending the special meeting and notifying the election officials that you wish to revoke your proxy or voting by ballot in person at the special meeting. Simply attending the special meeting will not, by itself, revoke your proxy.

If you are the beneficial owner of shares held in “street name,” you will have to follow the instructions provided by your broker, bank or other nominee to change or revoke your voting instructions.

If you submit a proxy or provide instructions to vote your shares and do not thereafter validly revoke such proxy or change such instructions in accordance with one of the methods set forth above, your shares will be represented and voted at the special meeting.

Q. How many shares of CSRA common stock must be present to constitute a quorum for the meeting? What if there is no quorum?

A. Under our bylaws, the presence at the special meeting, in person or by proxy (regardless of whether the proxy has authority to vote on all matters), of the holders of at least [ • ] shares of CSRA common stock (a majority of the voting power of CSRA common stock issued and outstanding at the close of business on the record date) will constitute a quorum. Abstentions will be counted as present at the special meeting for purposes of determining whether a quorum is present at the meeting, but broker “non-votes” will not be counted as present in person or by proxy at the special meeting. There must be a quorum for business to be conducted at the special meeting. If a quorum is not present, a majority of the voting power represented or the person presiding at the special meeting may adjourn the special meeting to another place, date or time until a quorum is represented. Failure of a quorum to be present at the special meeting will necessitate an adjournment or postponement of the special meeting and may subject CSRA to additional expense. If the adjournment is for more than 60 days, a new record date must be set for the adjourned meeting and a notice of the adjourned meeting will be given to each stockholder of record entitled to vote.

Q. What if I abstain from voting on any proposal?

A. If you attend the special meeting or submit (and do not thereafter validly revoke) a properly executed proxy card, even if you abstain from voting, your shares of CSRA common stock will still be counted for purposes of determining whether a quorum is present at the special meeting, but will not be voted on the proposals from which you abstain, and such abstentions will not be considered a vote “cast” at the special meeting. As a result, your abstention from voting will have the same effect as a vote “AGAINST” the merger proposal, but will have no outcome on the effect of the named executive officer merger-related compensation proposal and the adjournment proposal.

Q. Will my shares be voted if I do not sign and return my proxy card or vote by telephone or over the Internet or in person at the special meeting?

A. If you are a stockholder of record of CSRA and you do not attend the special meeting, sign and return your proxy card, vote by submitting your proxy by telephone or vote by submitting your proxy over the Internet, your shares will not be voted at the special meeting and will not be counted as present for purposes of determining whether a quorum exists. The failure to return your proxy card or otherwise vote your shares at the special meeting will have no effect on the outcome of the named executive officer merger-related compensation proposal or the adjournment proposal. However, the vote to approve the merger proposal is based on the number of votes entitled to be cast (which is based on the total number of shares of CSRA common stock outstanding as of the close of business on the record date), not just the votes that are cast in person or by proxy at the special meeting. As a result, if you fail to return your proxy card or otherwise vote your shares at the special meeting, it will have the same effect as a vote “AGAINST” the merger proposal.

You will have the right to receive the merger consideration if the merger proposal is approved and the merger is completed even if your shares are not voted at the special meeting. However, if your shares are not voted at the special meeting, it will have the same effect as a vote “AGAINST” the merger proposal.

Q. What is a broker non-vote?

A. Broker non-votes are shares held in “street name” by brokers, banks and other nominees that are present or represented by proxy at the special meeting, but with respect to which the broker, bank or other nominee is not instructed by the beneficial owner of such shares how to vote on a particular proposal and such broker, bank or other nominee does not have discretionary voting power on such proposal. Because, under NYSE rules, brokers, banks and other nominees holding shares in “street name” do not have discretionary voting authority with respect to non-routine matters (which include the three proposals described in this proxy statement), if a beneficial owner of shares of CSRA common stock held in “street name” does not give voting instructions to the broker, bank or other nominee, then those shares will not be counted as present in person or by proxy at the special meeting. As a result, it is expected that there will not be any broker non-votes in connection with any of the three proposals described in this proxy statement. The failure to issue voting instructions to your broker, bank or other nominee will have no effect on the outcome of the named executive officer merger-related compensation proposal or adjournment proposal. Approval of the merger proposal requires the affirmative vote of the holders of a majority of the outstanding shares of CSRA common stock entitled to vote thereon. As a result, if you fail to issue voting instructions to your broker, bank or other nominee, it will have the same effect as a vote “AGAINST” the merger proposal.

Q. Will my shares held in “street name” or another form of record ownership be combined for voting purposes with shares I hold of record?

A. No. Because any shares you may hold in “street name” will be deemed to be held by a different stockholder than any shares you hold of record, any shares held in “street name” will not be combined for voting purposes with shares you hold of record. Similarly, if you own shares in various registered forms, such as jointly with your spouse, as trustee of a trust or as custodian for a minor, you will receive, and will need to sign and return, a separate proxy card for each of those shares because they are held in a different form of record ownership. Shares held by a corporation or business entity must be voted by an authorized officer of the entity. Shares held in an individual retirement account must be voted under the rules governing the account.

Q. Am I entitled to exercise dissenter’s rights under the NRS instead of receiving the merger consideration for my shares of CSRA common stock?

A. No. Pursuant to the Section 92A.390 of the NRS, no holder of any shares of CSRA common stock will have or be entitled to assert dissenter’s rights or any rights of appraisal as a result of or in connection with the merger agreement and the transactions contemplated thereby, including the merger.

Q. What happens if I sell my shares of CSRA common stock before the completion of the merger?

A. If you transfer your shares of CSRA common stock, you will have transferred your right to receive the merger consideration in the merger. In order to receive the merger consideration, you must hold your shares of CSRA common stock through the completion of the merger.

Q. Should I send in my evidence of ownership now?

A. No. After the merger is completed, you will receive transmittal materials from the paying agent for the merger with detailed written instructions for exchanging your shares of CSRA common stock for the consideration to be paid to former CSRA stockholders in connection with the merger. If you are the beneficial owner of shares of CSRA common stock held in “street name,” you may receive instructions from your broker, bank or other nominee as to what action, if any, you need to take to effect the surrender of such shares.

Q. What does it mean if I get more than one proxy card or voting instruction card?

A. If your shares are registered differently or are held in more than one account, you will receive more than one proxy card or voting instruction card. Please complete and return all of the proxy cards or voting instruction cards you receive (or submit each of your proxies over the Internet or by telephone) to ensure that all of your shares are voted.

Q. What is householding and how does it affect me?

A. The SEC’s proxy rules permit companies and intermediaries, such as brokers and banks, to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing an address by delivering a single proxy statement to those stockholders, unless contrary instructions have been received. This procedure reduces the amount of duplicate information that stockholders receive and lowers printing and mailing costs for companies. Certain brokerage firms may have instituted householding for beneficial owners of CSRA common stock held through brokerage firms. If your family has multiple accounts holding CSRA common stock, you may have already received a householding notification from your broker. You may decide at any time to revoke your decision to household, and thereby receive multiple copies of proxy materials. If you wish to opt out of this procedure and receive a separate set of proxy materials in the future, or if you are receiving multiple copies and would like to receive only one, you should contact your broker, trustee or other nominee or CSRA at the address and telephone number below. A separate copy of these proxy materials will be promptly delivered upon request by contacting our Investor Relations Department by (a) mail at CSRA Inc., Attention: Investor Relations, 3170 Fairview Park Drive, Falls Church, Virginia 22042, (b) telephone at [ • ], or (c) e-mail at Investors@CSRA.com.

Q. What will the holders of outstanding CSRA equity awards receive in the merger?

A. Immediately prior to the effective time:

•	each option outstanding immediately prior to the effective time, whether or not then exercisable, will be cancelled as of such time. The holder of any such option will be entitled only to the right to receive an amount in cash equal to the product of (x) the excess, if any, of $40.75 over the per share exercise price (meaning, in the case of a stock appreciation right, the per share “strike” or base price) of such option and (y) the number of shares subject to such option;

•	each outstanding PSU will become vested—solely to the extent of its “target” level as of such time—and cancelled in exchange for only the right to receive from CSRA an amount in cash equal to $40.75 and the value of any dividend equivalents accumulated or retained by CSRA in respect of such PSU;

•	each outstanding RSU granted to an employee prior to 2018 will become fully vested and cancelled in exchange for only the right to receive from CSRA an amount equal to $40.75 and the value of any dividend equivalents accumulated or retained by CSRA in respect of such RSU;

•	RSUs granted to employees during calendar year 2018 will, following the effective time, be converted into (i) RSUs that are subject to shares of the common stock of Parent (par value $0.001 per share) and (ii) a right to a cash payment of any dividend equivalents accumulated or retained by CSRA prior to the effective time. Each RSU granted to an employee in 2018 will be converted into RSUs of Parent by multiplying the number of shares subject to each such RSU by the fraction determined by dividing (A) $40.75 by (B) the average of the volume-weighted average price per share of Parent’s common stock trading on the NYSE for each of the 20 consecutive business days ending on (and including) the date of the merger; and

•	each outstanding RSU awarded under the CSRA 2015 Non-Employee Director Incentive Plan will become fully vested and cancelled in exchange for only the right to receive from CSRA an amount equal to $40.75 and the value of any dividend equivalents accumulated or retained by CSRA in respect of such RSUs.

Q. When will CSRA announce the voting results of the special meeting, and where can I find the voting results?

A. CSRA intends to announce the preliminary voting results at the special meeting, and will report the final voting results of the special meeting in a Current Report on Form 8-K filed with the SEC within four (4) business days after the meeting. All reports that CSRA files with the SEC are publicly available when filed.

Q. Where can I find more information about CSRA?

A. You can find more information about us from various sources described in the section entitled “Where You Can Find More Information” beginning on page [ • ] of this proxy statement.

Q. Who can help answer my other questions?

A. If you have questions about the merger, require assistance in submitting your proxy or voting your shares, or need additional copies of this proxy statement or the enclosed proxy card, please contact [ • ], which is acting as the proxy solicitation agent for CSRA in connection with the merger, or CSRA.

[ • ]

[ • ]

[ • ]

[ • ]

[ • ]

or

CSRA Inc.

3170 Fairview Park Drive

Falls Church, Virginia 22042

Attention: Investor Relations

[ • ]

Investors@CSRA.com

If your broker, bank or other nominee holds your shares, you should also call your broker, bank or other nominee for additional information.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement contains forward-looking statements. These forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “believes,” “plans,” “anticipates,” “projects,” “estimates,” “expects,” “intends,” “strategy,” “future,” “opportunity,” “may,” “will,” “should,” “could,” “potential,” or similar expressions. By their nature, forward-looking statements involve risks and uncertainty because they relate to events and depend on circumstances that will occur in the future, and there are many factors that could cause actual results and developments to differ materially from those expressed or implied by these forward-looking statements. Forward-looking statements include, among other things, statements about the potential benefits of the proposed transaction; the prospective performance and outlook of CSRA’s business, performance and opportunities; the ability of the parties to complete the proposed transaction; the expected timing of completion of the proposed transaction and the projections (including statements regarding projected revenue, Adjusted EBITDA and capital expenditures); as well as any assumptions underlying any of the foregoing.

The following are some of the factors that could cause actual future results to differ materially from those expressed in any forward-looking statements: (i) uncertainties as to the timing of the merger; (ii) the risk that the proposed transaction may not be completed in a timely manner or at all; (iii) the possibility that competing offers or acquisition proposals for CSRA will be made; (iv) the possibility that any or all of the various conditions to the consummation of the merger may not be satisfied or waived, including the failure to receive any required regulatory approvals from any applicable governmental entities (or any conditions, limitations or restrictions placed on such approvals); (v) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement, including in circumstances that would require CSRA to pay a termination fee or other expenses; (vi) the effect of the pendency of the proposed transaction on CSRA’s ability to retain and hire key personnel, its ability to maintain relationships with its customers, suppliers and others with whom it does business, its business generally or its stock price; (vii) risks related to diverting management’s attention from CSRA’s ongoing business operations; (viii) the risk that stockholder litigation in connection with the proposed transaction may result in significant costs of defense, indemnification and liability; and (ix) other factors as set forth from time to time in CSRA’s filings with the SEC, including its Form 10-K for the fiscal year ended March 31, 2017 and any subsequent Form 10-Qs. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. CSRA expressly disclaims any intent or obligation to update, supplement or revise publicly these forward-looking statements except as required by law.

THE PARTIES TO THE MERGER

CSRA

CSRA Inc.

3170 Fairview Park Drive

Falls Church, Virginia 22042

[ • ]

CSRA, formerly known as Computer Sciences Government Services Inc., was incorporated in Nevada on June 16, 2015. We are a leading pure-play provider of IT services to the U.S. government. Our business operates through two balanced segments that cover the breadth of U.S. federal agencies and selected state and local governments. We seek to deliver tailored, innovative, and efficient offerings to our customers; scale to our strategic partners; and targeted skills development and career opportunities to our employees. As of December 29, 2017, we had over 19,000 employees executing more than 1,000 projects. Our headquarters are located in Falls Church, Virginia, with other major locations in Alabama, Kentucky, Louisiana, Maryland, New Jersey, New York, North Carolina, Virginia and Washington D.C.

Our common stock is traded on the NYSE under the ticker symbol “CSRA.” Our principal executive offices are located at 3170 Fairview Park Drive, Falls Church, Virginia 22042. Our website address is www.CSRA.com.

Additional information about CSRA is contained in our public filings with the SEC, which are incorporated by reference herein. See the section entitled “Where You Can Find More Information” on page [• ].

Parent

General Dynamics Corporation

2941 Fairview Park Drive, Suite 100

Falls Church, Virginia 22042-4513

(703) 876-3000

General Dynamics is a Delaware corporation incorporated in 1952, with principal executive offices at 2941 Fairview Park Drive, Suite 100, Falls Church, Virginia 22042-4513. The telephone number of Parent’s principal executive offices is (703) 876-3000. Parent employs approximately 98,800 people worldwide and is a market leader in business aviation; land and expeditionary combat systems, armaments and munitions; shipbuilding and marine systems; and information systems and technologies. Since 1995, Parent has acquired and integrated more than 60 businesses.

Merger Sub

Red Hawk Enterprises Corp.

c/o General Dynamics Corporation

2941 Fairview Park Drive, Suite 100

Falls Church, Virginia 22042-4513

Merger Sub is a Nevada corporation incorporated on February 9, 2018, with principal executive offices at 2941 Fairview Park Drive, Suite 100, Falls Church, Virginia 22042-4513. The telephone number of its principal executive offices is (703) 876-3000. Merger Sub is a newly formed Nevada corporation and a wholly owned subsidiary of Parent. To date, Merger Sub has engaged in no activities other than those incident to its formation, entry into the merger agreement and commencement of the offer described below.

THE SPECIAL MEETING

This proxy statement is being provided to the CSRA stockholders as part of a solicitation by the Board of proxies for use at the special meeting to be held at the time and place specified below, and at any properly convened meeting following an adjournment or postponement of the special meeting.

Date, Time, Place and Admission to Meeting

The special meeting of CSRA stockholders (the “special meeting”) is scheduled to be held at [ • ] on [ • ], [ • ], 2018 at [ • ], Eastern Time.

Purpose of the Special Meeting

At the special meeting, CSRA stockholders will be asked to consider and vote on the following proposals:

•	the merger proposal, which is further described in the sections entitled “The Merger Proposal (Proposal 1),” “The Merger” and “The Merger Agreement,” beginning on pages [ • ], [ • ] and [ • ], respectively, and a copy of the merger agreement is attached to this proxy statement as Annex A and is incorporated herein by reference;

•	the named executive officer merger-related compensation proposal, which is further described in the sections entitled “The Merger—Interests of CSRA’s Executive Officers and Directors in the Merger” and “Advisory Vote On Named Executive Officer Merger-Related Compensation Proposal (Proposal 2)” beginning on pages [ • ] and [ • ], respectively; and

•	the adjournment proposal, which is further described in the section entitled “The Adjournment Proposal (Proposal 3)” beginning on page [ • ].

Stockholders may also be asked to transact such other business as may properly be brought before the special meeting or any adjournments or postponements of the special meeting, by or at the direction of the Board.

Approval of the merger proposal requires the affirmative vote of the holders of a majority of the outstanding shares of CSRA common stock entitled to vote thereon. As a result, if you fail to return your proxy card or otherwise fail to vote your shares at the special meeting, or if you abstain from voting on the merger proposal, it will have the same effect as a vote “AGAINST” the merger proposal. Broker “non-votes” will also have the same effect as a vote “AGAINST” the merger proposal. If the CSRA stockholders fail to approve the merger proposal, the merger will not occur.

The vote on the named executive officer merger-related compensation proposal is a vote separate and apart from the vote to approve the merger proposal. Accordingly, a stockholder may vote to approve the merger proposal and vote not to approve the named executive officer merger-related compensation proposal, and vice versa. Because the vote on the named executive officer merger-related compensation proposal is only advisory in nature, it will not be binding on CSRA, Parent or the surviving corporation. Accordingly, because CSRA is contractually obligated to pay such merger-related compensation, the compensation will be payable, subject only to the conditions applicable thereto, if the merger proposal is approved, regardless of the outcome of the advisory vote.

Other than the matters described above, CSRA does not expect a vote to be taken on any other matters at the special meeting or any adjournment or postponement thereof. However, if any other matters are properly brought before the special meeting or any adjournment or postponement thereof for consideration, the holders of the proxies will have discretion to vote on such matters in accordance with their best judgment.

Recommendation of the Board of Directors

The Board has unanimously determined that the merger, the merger agreement and the other transactions contemplated by the merger agreement, are advisable, fair to and in the best interests of CSRA and its stockholders and has adopted, approved and declared advisable the merger, the merger agreement and the other transactions contemplated by the merger agreement. The Board made its determination after consideration of a number of factors more fully described in the section entitled “The Merger—Recommendation of the Board and Reasons for the Merger” beginning on page [ • ].

The Board unanimously recommends that the CSRA stockholders vote “FOR” the merger proposal, “FOR” the named executive officer merger-related compensation proposal and “FOR” the adjournment proposal.

Record Date; Stockholders Entitled to Vote

Only holders of record of CSRA common stock at the close of business on [ • ], 2018, the record date for the special meeting, will be entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of the special meeting. At the close of business on the record date, [ • ] shares of CSRA common stock were issued and outstanding.

Holders of CSRA common stock are entitled to one vote for each share of CSRA common stock they own at the close of business on the record date.

Quorum

Under our bylaws, the presence at the special meeting, in person or by proxy (regardless of whether the proxy has authority to vote on all matters), of the holders of at least [ • ] shares of CSRA common stock (a majority of the voting power of CSRA common stock issued and outstanding at the close of business on the record date) will constitute a quorum. Abstentions will be counted as present at the special meeting for purposes of determining whether a quorum is present at the meeting, but broker “non-votes” will not be counted as present in person or by proxy at the special meeting. There must be a quorum for business to be conducted at the special meeting. Failure of a quorum to be present at the special meeting will necessitate an adjournment or postponement of the special meeting and may subject CSRA to additional expense.

If you submit (and do not thereafter validly revoke) a properly executed proxy card, even if you abstain from voting, your shares of CSRA common stock will be counted for purposes of determining whether a quorum is present at the special meeting. In the event that a quorum is not present at the special meeting or additional votes must be solicited to approve the merger agreement, the meeting may be adjourned or postponed to solicit additional proxies.

Required Vote

Approval of the merger proposal requires the affirmative vote of the holders of a majority of the outstanding shares of CSRA common stock entitled to vote thereon. As a result, if you fail to return your proxy card or otherwise fail to vote your shares at the special meeting, or if you abstain from voting on the merger proposal, it will have the same effect as a vote “AGAINST” the merger proposal. Broker “non-votes” will also have the same effect as a vote “AGAINST” the merger proposal.

The outcome of the named executive officer merger-related compensation proposal vote will not be binding on CSRA, the Board, Parent or the surviving corporation. Therefore, there is no “required vote” on this proposal. Accordingly, because CSRA is contractually obligated to pay such merger-related compensation, the compensation will be payable, subject only to the conditions applicable thereto, if the merger proposal is approved, regardless of the outcome of the advisory vote.

The adjournment proposal will be approved only if the number of votes cast in favor of the adjournment proposal exceeds the number of votes cast in opposition to the adjournment proposal.

Abstentions and broker non-votes will not be counted as votes cast on the adjournment proposal or the named executive officer merger-related compensation proposal and therefore will not affect the outcome of these proposals.

Abstentions and Broker Non-Votes

An abstention occurs when a stockholder attends a meeting, either in person or by proxy, but abstains from voting. At the special meeting, abstentions will be counted as present for purposes of determining whether a quorum exists. Abstaining from voting will have the same effect as a vote “AGAINST” the merger proposal.

If no instruction as to how to vote is given (including no instruction to abstain from voting) in an executed, duly returned and not revoked proxy, the proxy will be voted “FOR” (i) approval of the merger proposal, (ii) approval of the named executive officer merger-related compensation proposal and (iii) approval of the adjournment proposal.

Broker non-votes are shares held in “street name” by brokers, banks and other nominees that are present or represented by proxy at the special meeting, but with respect to which the broker, bank or other nominee is not instructed by the beneficial owner of such shares how to vote on a particular proposal and such broker, bank or other nominee does not have discretionary voting power on such proposal. Because, under NYSE rules, brokers, banks and other nominees holding shares in “street name” do not have discretionary voting authority with respect to non-routine matters (which include the three proposals described in this proxy statement), if a beneficial owner of shares of CSRA common stock held in “street name” does not give voting instructions to the broker, bank or other nominee, then those shares will not be counted as present in person or by proxy at the special meeting. As a result, it is expected that there will not be any broker non-votes in connection with any of the three proposals described in this proxy statement. However, approval of the merger proposal requires the affirmative vote of the holders of a majority of the outstanding shares of CSRA common stock entitled to vote thereon. As a result, if you fail to issue voting instructions to your broker, bank or other nominee, it will have the same effect as a vote “AGAINST” the merger proposal.

Failure to Vote

If you are a stockholder of record and you do not sign and return your proxy card or vote over the Internet, by telephone or in person at the special meeting, your shares will not be voted at the special meeting, will not be counted as present in person or by proxy at the special meeting and will not be counted as present for purposes of determining whether a quorum exists.

As discussed above, under NYSE rules, brokers and other record holders do not have discretionary voting authority with respect to any of the three proposals described in this proxy statement. Accordingly, if you are the beneficial owner of shares held in “street name” and you do not issue voting instructions to your broker, bank or other nominee, your shares will not be voted at the special meeting and will not be counted as present in person or by proxy at the special meeting or counted as present for purposes of determining whether a quorum exists.

A failure to vote will have no effect on the outcome of the named executive officer merger-related compensation proposal or the adjournment proposal. However, approval of the merger proposal requires the affirmative vote of the holders of a majority of the outstanding shares of CSRA common stock entitled to vote thereon. As a result, if you fail to issue voting instructions to your broker, bank or other nominee, it will have the same effect as a vote “AGAINST” the merger proposal.

Voting by CSRA’s Directors and Executive Officers

At the close of business on the record date, directors and executive officers of CSRA and their affiliates were entitled to vote [ • ] shares of CSRA common stock, or approximately [ • ]% of the shares of CSRA common stock issued and outstanding on that date. CSRA’s directors and executive officers have informed us that they intend to vote their respective shares in favor of the merger proposal and the other proposals to be considered at the special meeting, although none of CSRA’s directors and executive officers is obligated to do so.

Voting at the Special Meeting

You may vote on the Internet, by telephone, by mail, or at the special meeting, all as described below. The Internet and telephone voting procedures are designed to authenticate stockholders using a 16-digit control number, and to allow you to confirm that your instructions have been properly recorded. If you vote by telephone or on the Internet, you do not need to return your notice, proxy card or voting instruction card. Telephone and Internet voting facilities are available now and will be available 24 hours a day until [ • ], Eastern Time, on [ • ], 2018.

Vote on the Internet

If you have Internet access, you may submit your proxy by following the instructions provided in the notice, or if you requested printed proxy materials, by following the instructions provided with your proxy materials and on your proxy card or voting instruction card. On the Internet voting site, you can confirm that your instructions have been properly recorded. If you vote on the Internet, you can also request electronic delivery of future proxy materials.

Vote by Telephone

You can also vote by telephone by following the instructions provided on the Internet voting site, or if you requested printed proxy materials, by following the instructions provided with your proxy materials and on your proxy card or voting instruction card.

Vote by Mail

If you elected to receive printed proxy materials by mail, you may choose to vote by mail by marking your proxy card or voting instruction card, dating and signing it, and returning it to [ • ] in the postage-paid envelope provided. If the envelope is missing, please mail your completed proxy card or voting instruction card to CSRA, c/o [ • ]. Please allow sufficient time for mailing if you decide to vote by mail.

Voting at the Special Meeting

Other than with respect to shares held through the CSRA 401(k) Plan, the method or timing of your vote will not limit your right to vote at the special meeting if you attend the special meeting, whether online or in person. All stockholders of record on [ • ], 2018 are invited to attend and participate at the meeting. If your shares are held in the name of a broker, bank, trustee, or other nominee, you must obtain a legal proxy, executed in your favor, from the holder of record to be able to vote at the special meeting. You should allow yourself enough time prior to the special meeting to obtain this proxy from the holder of record. The shares voted electronically, by telephone or represented by the proxy cards received, properly marked, dated, signed and not revoked, will be voted at the special meeting.

Participants in the CSRA 401(k) Plan

If you hold shares of CSRA through the CSRA 401(k) Plan, you will receive a voting instruction form for voting such shares. Under the terms of the CSRA 401(k) Plan, the CSRA 401(k) Plan trustee votes all shares held in the CSRA Stock Fund, but each participant in the CSRA 401(k) Plan may direct the trustee how to vote the shares of CSRA common stock allocated to his or her account. If you do not properly complete and return the voting instruction form by the deadline specified therein, your shares held in the CSRA 401(k) Plan will be considered uninstructed and State Street Global Advisors Trust Company, a 401(k) Plan fiduciary that is independent of the Company, will vote such uninstructed shares if it determines that doing so is in the best interests of 401(k) Plan participants and their beneficiaries. The exchange of shares in the CSRA 401(k) Plan for cash pursuant to the offer or pursuant to the merger will not be a taxable transaction for federal income tax purposes for either the CSRA 401(k) Plan or the participants in the 401(k) Plan. The deadline for returning your voting instructions to the CSRA 401(k) Plan trustee is 11:59 p.m., Eastern Time on [ • ], which is earlier than the deadline for voting CSRA shares that are not held through your CSRA 401(k) Plan account.

Confidentiality of Voting Instructions

Your voting instructions to the CSRA 401(k) Plan trustee will be confidential. In no event will your voting instructions be reported to CSRA.

Revocation of Proxies

You can change or revoke your proxy at any time before the final vote at the special meeting. If you are the stockholder of record, you may revoke your proxy by:

•	submitting another proxy over the Internet or by telephone prior to 11:59 p.m., Eastern Time, on [ • ], 2018;

•	timely delivering a written notice that you are revoking your proxy to our Secretary;

•	timely delivering a valid, later-dated proxy; or

•	attending the special meeting and notifying the election officials that you wish to revoke your proxy to vote in person. Simply attending the special meeting will not, by itself, revoke your proxy.

If you are the beneficial owner of shares held in “street name,” you will have to follow the instructions provided by your broker, bank or other nominee to change or revoke your voting instructions.

If you submit a proxy or provide instructions to vote your shares and do not thereafter validly revoke such proxy or change such instructions in accordance with one of the methods set forth above, your shares will be represented and voted at the special meeting.

Solicitation of Proxies

The Board is soliciting your proxy, and CSRA will bear the cost of soliciting proxies. [ • ] has been retained to assist with the solicitation of proxies. [ • ] will be paid approximately $[ • ] and will be reimbursed for its reasonable out-of-pocket expenses for these and other advisory services in connection with the special meeting. Solicitation initially will be made by mail. Forms of proxies and proxy materials may also be distributed through brokers, banks and other nominees to the beneficial owners of shares of CSRA common stock, in which case these parties will be reimbursed for their reasonable out-of-pocket expenses. Proxies may also be solicited in person or by telephone, facsimile, electronic mail, or other electronic medium by [ • ] or, without additional compensation by certain of CSRA’s directors, officers and employees.

Adjournment

In addition to the merger proposal and the named executive officer merger-related compensation proposal, CSRA stockholders are also being asked to approve the adjournment proposal, which will enable the adjournment of the special meeting for the purpose of soliciting additional votes in favor of the merger proposal if there are not sufficient votes at the time of the special meeting to approve the merger proposal. If a quorum is not present, a majority of the voting power represented or the person presiding at the special meeting may adjourn the special meeting to another place, date or time until a quorum is represented. Failure of a quorum to be present at the special meeting will necessitate an adjournment or postponement of the special meeting and may subject CSRA to additional expense. If the adjournment is for more than 60 days, a new record date must be set for the adjourned meeting and a notice of the adjourned meeting will be given to each stockholder of record entitled to vote. In addition, the special meeting could be postponed before it commences, subject to the terms of the merger agreement. If the special meeting is adjourned or postponed, stockholders who have already submitted their proxies will be able to revoke them at any time prior to the final vote on the proposals. If you return a proxy and do not indicate how you wish to vote on the adjournment proposal, your shares will be voted in favor of the adjournment proposal.

The Board unanimously recommends a vote “FOR” the adjournment proposal, if necessary or appropriate, to solicit additional proxies.

Other Information

You should not send documents representing CSRA common stock with the proxy card. If the merger is completed, the paying agent for the merger will send you transmittal materials and instructions for exchanging your shares of CSRA common stock for the consideration to be paid to the former CSRA stockholders in connection with the merger.

Questions

If you have more questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please contact [ • ], our proxy solicitor, by calling [ • ].

THE MERGER PROPOSAL

(PROPOSAL 1)

We are asking you to approve the merger agreement. For a summary of and detailed information regarding this proposal, see the information about the merger agreement throughout this proxy statement, including the information set forth under the sections of this proxy statement captioned “The Merger” and “The Merger Agreement.” A copy of the merger agreement is attached as Annex A to this proxy statement. You are urged to read the merger agreement carefully and in its entirety.

The Board unanimously recommends that the CSRA stockholders vote “FOR” the merger proposal.

ADVISORY VOTE ON NAMED EXECUTIVE OFFICER MERGER-RELATED

COMPENSATION PROPOSAL

(PROPOSAL 2)

In accordance with Section 14A of the Exchange Act, CSRA is providing its stockholders with the opportunity to cast a non-binding, advisory vote on the compensation that will be paid or may become payable to the named executive officers of CSRA in connection with the merger, the value of which is set forth in the table entitled “Golden Parachute Compensation” on page [ • ]. This proposal, commonly known as “say-on-golden parachutes” is referred to in this proxy statement as the named executive officer merger-related compensation proposal. As required by Section 14A of the Exchange Act, CSRA is asking its stockholders to vote on the adoption of the following resolution:

“RESOLVED, that the compensation that may be paid or become payable to CSRA’s named executive officers in connection with the merger, as disclosed under “The Merger—Golden Parachute Compensation,” including the table,

associated footnotes and narrative discussion, is hereby APPROVED.”

The vote on the named executive officer merger-related compensation proposal is a vote separate and apart from the vote on the merger proposal. Accordingly, you may vote to approve the merger proposal and vote not to approve the named executive officer merger-related compensation proposal, and vice versa. Because the vote to approve the named executive officer merger-related compensation proposal is only advisory in nature, it will not be binding on CSRA, Parent or the surviving corporation. Accordingly, because CSRA is contractually obligated to pay such merger-related compensation to its named executive officers, the compensation will be payable, subject only to the conditions applicable thereto, if the merger proposal is approved, regardless of the outcome of the advisory vote.

There is no “required vote” on this proposal. Abstentions and broker non-votes will not be counted as votes cast on the named executive officer merger-related compensation proposal and therefore will not affect the outcome of this proposal.

The Board unanimously recommends that the CSRA stockholders vote “FOR” the named executive officer merger-related compensation proposal.

ADJOURNMENT PROPOSAL

(PROPOSAL 3)

CSRA stockholders are being asked to approve a proposal that will give us authority from the stockholders to adjourn the special meeting for the purpose of soliciting additional proxies in favor of the merger proposal if there are not sufficient votes at the time of the special meeting to approve the merger proposal. If a quorum is not present, the person presiding at the special meeting or the stockholders acting by the affirmative vote of the holders of a majority of the shares of CSRA common stock present or represented by proxy at the special meeting and entitled to vote thereon may adjourn the special meeting to another place, date or time.

In addition, the Board could postpone the special meeting before it commences, subject to the terms of the merger agreement. If the special meeting is adjourned or postponed, stockholders who have already submitted their proxies will be able to revoke them at any time prior to the final vote on the proposals. If the adjournment is for more than 60 days, a new record date must be set for the adjourned meeting and a notice of the adjourned meeting will be given to each stockholder of record entitled to vote.

The adjournment proposal will be approved only if the number of votes cast in favor of the adjournment proposal exceeds the number of votes cast in opposition to the adjournment proposal. Abstentions and broker non-votes will not be counted as votes cast on the adjournment proposal and therefore will not affect the outcome of this proposal. If you sign and return a proxy and do not indicate how you wish to vote on the adjournment proposal, your shares will be voted in favor of the adjournment proposal. CSRA does not intend to call a vote on this proposal if the merger proposal has been approved at the special meeting.

The Board unanimously recommends that the CSRA stockholders vote “FOR” the adjournment proposal.

THE MERGER

The discussion of the merger in this proxy statement is qualified in its entirety by reference to the merger agreement, a copy of which is attached to this proxy statement as Annex A and hereby incorporated by reference into this proxy statement.

Structure of the Merger

Subject to the terms and conditions of the merger agreement and in accordance with the NRS, at the effective time, Merger Sub will merge with and into CSRA, the separate corporate existence of Merger Sub will cease and CSRA will survive the merger as a wholly owned subsidiary of Parent.

Merger Consideration

Pursuant to the terms and subject to the conditions set forth in the merger agreement, at the effective time of the merger, each outstanding share of CSRA common stock will be canceled and converted into the right to receive the $40.75 in cash, net of applicable withholding taxes and without interest (the “Merger Consideration”), except for (i) any Dissenting Shares (as defined in the merger agreement), (ii) any shares that are owned by CSRA or any of its direct or indirect wholly owned subsidiaries, (iii) any shares that are owned by Parent, Merger Sub or any of their respective direct or indirect wholly owned subsidiaries and (iv) shares in respect of stock options, stock appreciation rights and restricted stock units. After the merger is completed, holders of CSRA common stock as of immediately prior to the effective time will have only the right to receive a cash payment in respect of their shares of CSRA common stock, and will no longer have any rights as holders of CSRA common stock, including voting or other rights. Shares of CSRA common stock held by CSRA, Parent, Merger Sub or any of their direct or indirect wholly owned subsidiaries as of immediately prior to the effective time will be automatically cancelled at the effective time.

Treatment of CSRA Equity Awards

Options. Pursuant to the merger agreement, each option outstanding immediately prior to the effective time, whether or not then exercisable, will be cancelled as of such time. The holder of any such option will be entitled only to the right to receive an amount in cash equal to the product of (x) the excess, if any, of $40.75 over the per share exercise price (meaning, in the case of a stock appreciation right, the per share “strike” or base price) of such option and (y) the number of shares subject to such option. CSRA agreed that it will pay to holders of options such cash payment, if any, as soon as practicable after the effective time and in any case within 10 business days thereafter, without interest and less all applicable taxes to be withheld in respect of such payment.

Performance Share Units. Under the merger agreement and in accordance with the CSRA 2015 Omnibus Incentive Plan, as of immediately prior to the effective time, each PSU will become vested—solely to the extent of its “target” level as of such time—and cancelled in exchange for only the right to receive from CSRA an amount in cash equal to $40.75 and the value of any dividend equivalents accumulated or retained by CSRA in respect of such PSU. CSRA agreed that it will pay to holders of PSUs such cash payment as soon as practicable after the effective time and in any case within 10 business days thereafter, without interest and less all applicable taxes to be withheld in respect of such payment.

Restricted Stock Units Granted to Employees Prior to 2018. Under the merger agreement and in accordance with the CSRA 2015 Omnibus Incentive Plan, as of immediately prior to the effective time, each outstanding RSU granted to an employee prior to 2018 will become fully vested and cancelled in exchange for only the right to receive from CSRA an amount equal to $40.75 and the value of any dividend equivalents accumulated or retained by CSRA in respect of such RSU. CSRA agreed that it will pay to holders of RSUs such cash payment as soon as practicable after the effective time and in any case within 10 business days thereafter, without interest and less all applicable taxes to be withheld in respect of such payment.

Restricted Stock Units Granted to Employees in 2018. Pursuant to the merger agreement, RSUs granted to employees during calendar year 2018 will, following the effective time, be converted into (i) RSUs that are subject to shares of the common stock of Parent (par value $0.001 per share) and (ii) a right to a cash payment of any dividend equivalents accumulated or retained by CSRA prior to the effective time, which cash payment shall be made as soon as practicable after the effective date and in any case within 10 business days thereafter, without interest and less applicable taxes to be withheld in respect of such payment. Each RSU granted to an employee in 2018 will be converted into RSUs of Parent by multiplying the number of shares subject to each such RSU by the fraction determined by dividing (A) $40.75 by (B) the average of the volume-weighted average price per share of Parent’s common stock trading on the NYSE for each of the 20 consecutive business days ending on (and including) the date of the merger. The terms and conditions of such RSUs of Parent will, following the conversion of the RSUs granted to employees in 2018, be the same as the terms and conditions that applied to the corresponding awards of such RSUs prior to the effective time. The merger and the other transactions contemplated by the merger agreement will not, alone, give rise to either full or partial accelerated vesting of the RSUs awarded to employees in 2018. The RSUs awarded to employees in 2018 (as converted, if applicable) will, however, accelerate in full upon a termination of employment for death, disability, or by CSRA (or, following a change in control, the surviving corporation) without “cause” or due to an employee’s resignation for “good reason” (as such terms are defined in the CSRA Executive Officer Employment Separation Policy (the “separation policy”), without regard to whether such employee is covered by such policy).

Restricted Stock Units Granted to Non-Employee Directors. Under the merger agreement and in accordance with the CSRA 2015 Non-Employee Director Incentive Plan, as amended, as of immediately prior to the effective time, each outstanding RSU awarded under the CSRA 2015 Non-Employee Director Incentive Plan will become fully vested and cancelled in exchange for only the right to receive from CSRA an amount equal to $40.75 and the value of any dividend equivalents accumulated or retained by CSRA in respect of such RSUs. CSRA agreed that it will pay to holders of RSUs such cash payment as soon as practicable after the effective time and in any case within 10 business days thereafter, without interest.

Effects on CSRA if the Merger Is Not Completed

If the merger proposal is not approved by CSRA stockholders or if the merger is not completed for any other reason, CSRA stockholders will not receive any payment for their shares in connection with the merger agreement or the transactions contemplated thereby. Instead, CSRA will remain an independent public company and shares of CSRA common stock will continue to be listed and traded on the NYSE. In addition, if the merger is not completed, CSRA expects that management will operate CSRA’s business in a manner similar to that in which it is being operated today and that CSRA stockholders will continue to be subject to the same risks and opportunities to which they are currently subject, including, without limitation, risks related to the highly competitive industry in which CSRA operates and adverse economic conditions.

Furthermore, if the merger is not completed, and depending on the circumstances that would have caused the merger not to be completed, it is likely that the price of CSRA’s common stock will decline significantly. If that were to occur, it is uncertain when, if ever, the price of CSRA’s common stock would return to the price at which it trades as of the date of this proxy statement.

Accordingly, if the merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares of CSRA common stock. If the merger is not completed, the Board will continue to evaluate and review CSRA’s business operations, properties, dividend policy and capitalization, among other things and make such changes as it deems appropriate. If the merger proposal is not approved by CSRA stockholders or if the merger is not completed for any other reason, there can be no assurance that any other transaction acceptable to CSRA will be offered or that CSRA’s business, prospects or results of operation will not be adversely impacted.

Further, upon termination of the merger agreement, under certain specified circumstances, CSRA may be required to pay a termination fee of $204 million to Parent pursuant to the terms and conditions of the merger agreement. See the section entitled “The Merger Agreement—Termination Fees and Expenses” beginning on page [ • ] for a discussion of the circumstances under which CSRA will be required to pay a termination fee.

Background of the Merger

The Board, together with CSRA’s management and with the assistance of CSRA’s advisors, has periodically reviewed and assessed CSRA’s operations, financial performance and competitive position in the context of CSRA’s long-term strategic goals and plans. The Board regularly reviews potential opportunities to enhance stockholder value and engages in discussions as to whether the continued execution of CSRA’s strategy as a stand-alone company or the possible sale of CSRA to, or combination of CSRA with, a third party offered the best avenue to enhance stockholder value, and the potential benefits and risks of any such transaction.

In early 2017, Mr. Lawrence B. Prior III, President and Chief Executive Officer of CSRA, and a member of senior management of a U.S. government contracting company (referred to as “Company A”) met, at Company A’s request, to discuss Company A’s interest in a potential acquisition of CSRA. Company A did not make any specific proposal at this initial meeting. On February 22, 2017, Company A and CSRA executed a nondisclosure agreement to facilitate further discussion of a potential transaction between Company A and CSRA. On March 1, 2017, representatives of Company A attended presentations by CSRA’s senior management.

On March 13, 2017, Company A submitted a letter to CSRA stating Company A’s interest in a potential business combination with CSRA. Company A’s offer letter proposed a valuation range of approximately $34.00 to $37.00 per share of CSRA common stock and stated that Company A would offer consideration consisting of a combination of stock and cash. With the assistance of Paul, Weiss, Rifkind, Wharton & Garrison LLP (“Paul, Weiss”), CSRA’s legal counsel, and Evercore Group L.L.C. (“Evercore”), one of CSRA’s financial advisors, the Board carefully reviewed and considered Company A’s proposal. Following their discussions, the Board determined that execution of CSRA’s strategic plan as a standalone company was likely to provide greater value to stockholders than the proposed business combination upon the terms set forth in Company A’s offer letter. Upon instruction from the Board, CSRA’s senior management contacted Company A and responded accordingly on March 17, 2017.

On November 8, 2017, Mr. Prior met with a representative of Company A and a representative of Company A’s financial advisor. During the course of that meeting, the representative of Company A and the representative of Company A’s financial advisor outlined potential improvements to Company A’s March 13 proposal, including an increase in the proposed valuation to “up to $40” per share of CSRA common stock.

In early November 2017, a representative of another U.S. government contracting company (referred to as “Company B”) contacted Mr. Prior to arrange a meeting between Company B and CSRA to discuss Company B’s interest in pursuing a potential business combination with CSRA. On November 13, 2017, the Chief Executive Officer of Company B and Mr. Prior had an introductory meeting.

On November 17, 2017, a representative of Evercore, acting as CSRA’s financial advisor, contacted a member of senior management of Parent to discuss whether Parent would be interested in a potential business combination transaction involving CSRA.

On November 20, 2017, Company B and CSRA executed a nondisclosure agreement to facilitate further discussion.

Also on November 20, 2017, a representative of Evercore, acting as CSRA’s financial advisor, contacted Ms. Phebe N. Novakovic, Chairman and Chief Executive Officer of Parent, to follow up on the prior discussion and determine whether Parent might be interested in evaluating a potential acquisition of CSRA.

On November 21, 2017, Ms. Novakovic contacted Evercore in response to the November 20, 2017 inquiry and advised that Parent would make an internal assessment of the potential acquisition opportunity and respond as appropriate.

On November 30, 2017, representatives of Company B and representatives of CSRA met to discuss Company B’s interest in a potential acquisition of CSRA.

On December 8, 2017, a representative of Company B called Mr. Prior to express interest in Company B’s acquisition of all of the outstanding shares of CSRA common stock for a mix of cash and stock consideration with an implied valuation of approximately $31.93 per share of CSRA’s common stock based on the closing price of CSRA common stock and Company B common stock on December 7, 2017. Following the call, a representative of the financial advisor to Company B delivered a letter to Evercore, confirming the terms of Company B’s offer.

Also on December 8, 2017, a representative of Stone Key Group LLC (“Stone Key”), financial advisor to Parent, contacted CSRA on behalf of Parent to express Parent’s interest in initiating a discussion of the terms under which Parent might be willing to engage in a dialogue regarding the potential acquisition of CSRA.

On December 9, 2017, Ms. Novakovic and Mr. Prior discussed Parent’s potential interest in acquiring all of the outstanding stock of CSRA. On December 13, 2017, Parent and CSRA executed a nondisclosure agreement to facilitate further discussion regarding a potential transaction.

On December 13, 2017, Company A submitted a letter containing an updated proposal to CSRA. Company A’s letter proposed a valuation range of $38.00 to $40.00 per share of CSRA’s common stock and stated that Company A would again offer consideration consisting of a combination of a fixed amount of cash consideration and stock consideration at a fixed exchange ratio.

On December 13 and 14, 2017, the Board held regularly scheduled meetings in Bossier City, Louisiana, Members of CSRA’s senior management and representatives of Evercore and representatives of Paul, Weiss also attended portions of the meetings. During the December 13 meeting, Mr. Prior led a discussion of CSRA’s financial model and the financial aspects of CSRA’s strategic plan. Representatives of Evercore provided the Board with a summary of the offers received from Company A and Company B and an update on the status of discussions with Parent, Company A and Company B. A representative of Paul, Weiss then reviewed with CSRA’s Board its fiduciary duties in considering a merger of CSRA with a third party and in connection with the evaluation of the offers from Company A and Company B and a potential offer from Parent.

During the remainder of the December 13–14 meetings, the Board continued its review and discussion with CSRA’s senior management of a variety of topics relating to CSRA’s strategic direction, including strategic priorities in certain key segments of CSRA’s business, the competitive landscape for CSRA’s business, macro trends and challenges, CSRA’s financial performance, growth initiatives, potential M&A activity and alternatives for the creation of stockholder value.

To enhance efficiency, at the December 13–14, 2017 meetings, CSRA’s Board decided to create a special committee (the “Coordination Committee”) to coordinate and oversee CSRA’s interactions with Company A, Company B, and Parent, as well as CSRA’s strategic alternatives more generally. The Coordination Committee was comprised of Nancy Killefer, Craig Martin, Billie I. Williamson and Mark A. Frantz. These directors were chosen for their extensive experience in corporate finance and strategic development, as well as their knowledge of CSRA and its industry.

On December 18, 2017, members of management of Parent and members of management of CSRA, and representatives of Stone Key, representatives of Evercore and representatives of Macquarie Capital (USA) Inc. (“Macquarie Capital”), one of CSRA’s financial advisors, met to discuss the potential acquisition by Parent of CSRA and the potential combination of CSRA’s business with Parent’s information technology business.

Later in the day on December 18, 2017, the Coordination Committee held a special telephonic meeting, which was attended by all members of the Coordination Committee, to discuss the status of CSRA’s interactions with Company A, Company B and Parent, as well as to discuss other potential counterparties. Members of CSRA’s senior management and representatives of Paul, Weiss also participated.

On January 3, 2018, Ms. Novakovic informed Mr. Prior by telephone that Parent would be interested in pursuing an acquisition of CSRA at a price of between $39.50 and $40.00 per share of CSRA common stock, but due to Parent’s concerns regarding CSRA’s ongoing litigation with the State of Maryland regarding the Medicaid Enterprise Restructuring Project contract (the “Maryland Litigation”), it was electing not to pursue discussions regarding a potential transaction unless CSRA was able to resolve such dispute.

On January 5, 2018, the Coordination Committee held a special telephonic meeting, which was attended by all members of the Coordination Committee, as well as other members of the Board. Members of CSRA’s senior management and representatives of Paul, Weiss also participated. Representatives of Paul, Weiss described the current status of discussions with each of the three potential buyers. Mr. Prior then led the Coordination Committee in a discussion of Parent’s request with respect to the Maryland Litigation. The Coordination Committee instructed senior management and Paul, Weiss to engage with the State of Maryland regarding a potential resolution of the Maryland Litigation, solely to preserve flexibility with respect to potential counterparties.

On or about January 8, 2018, Mr. Prior contacted Ms. Novakovic by telephone and indicated that CSRA was exploring the possibility of a potential resolution of the Maryland Litigation.

On January 9, 2018, CSRA received a revised offer from Company B reflecting a proposed valuation of $40.00 per share of CSRA’s common stock, consisting of a combination of stock and cash. Later that day, the Chief Executive Officer of Company B and Mr. Prior participated in a call to discuss Company B’s revised offer.

On January 10, 2018, CSRA received a revised offer from Company A. The offer letter proposed an increased amount of cash consideration and stock consideration at a fixed exchange ratio, with an implied valuation of $39.00 per share based on the closing price of Company A common stock on January 9, 2018.

On January 12, 2018, Ms. Novakovic contacted Mr. Prior by telephone and indicated that Parent would be interested in pursuing an acquisition of CSRA, and Ms. Novakovic subsequently sent a letter to Mr. Prior confirming Parent’s interest in the potential acquisition of CSRA for $40.00 per share, subject to settlement of the Maryland Litigation, with a corresponding adjustment in the proposed purchase price to account for the financial impact associated with settling the Maryland Litigation, among other conditions. In this letter, it was noted that Parent was proposing an all cash transaction and was prepared to come to terms expeditiously.

Later in the day on January 12, 2018, the Coordination Committee held a special telephonic meeting, which was attended by all members of the Coordination Committee, as well as other members of the Board. Members of CSRA’s senior management and representatives of Paul, Weiss, representatives of Evercore and representatives of Macquarie Capital also participated. During this meeting, representatives of Evercore and representatives of Macquarie Capital reviewed financial aspects of the offers from Company A, Company B and Parent and senior management provided the Coordination Committee with an update on the status of discussions with the State of Maryland. After discussion with the advisors and members of the Company’s senior management, the Coordination Committee instructed representatives of Evercore, representatives of Macquarie Capital and representatives of Paul, Weiss to distribute a draft merger agreement to each of the three bidders.

Following the Coordination Committee meeting, on January 12, 2018, a draft merger agreement was distributed to outside legal counsels of Company A and Company B. On January 13, 2018, a draft merger agreement was distributed to Parent through Stone Key.

Also on January 12, 2018, CSRA formally engaged Macquarie Capital to act as one of its financial advisors in connection with CSRA’s review of a potential transaction.

On January 15, 2018, CSRA formally engaged Evercore to act as one of its financial advisors in connection with CSRA’s review of a potential transaction.

On January 18, 2018, a representative of Company B’s outside legal counsel sent a revised draft of the merger agreement to Paul, Weiss on behalf of Company B. On the next day, a representative of Company A’s outside legal counsel sent a revised draft of the merger agreement to Paul, Weiss on behalf of Company A.

On January 19, 2018, the Coordination Committee held a special telephonic meeting, which was attended by all members of the Coordination Committee, as well as other members of the Board. Members of CSRA’s senior management and representatives of Paul, Weiss also participated. During this meeting, representatives of Paul, Weiss compared the terms of the revised merger agreement drafts submitted by Company A and Company B and senior management updated the Coordination Committee on the status of discussions with the State of Maryland.

On January 22, 2018, Paul, Weiss sent revised drafts of the merger agreement to each of outside legal counsel to Company A and outside legal counsel to Company B on behalf of CSRA.

On or about January 23, 2018, a member of management of CSRA informed a member of management of Parent that CSRA management believed that it was close to having the option to resolve the Maryland Litigation.

On January 24, 2018, outside legal counsel to Company A sent a revised draft of the merger agreement to Paul, Weiss on behalf of Company A.

On January 25, 2018, CSRA received an updated offer letter from Company A. The letter proposed a fixed amount of cash consideration and a fixed exchange ratio for stock consideration based on the volume weighted average price (“VWAP”) of Company A’s common stock for the ten (10) consecutive trading days preceding the signing date, with an implied valuation of $40.00 per share based on the VWAP of Company A’s common stock for the ten (10) consecutive trading days preceding the date of the offer letter.

On January 25, 2018, the Board met in Dulles, Virginia, with members of CSRA’s senior management and representatives of Wolf Den Associates, LLC (“Wolf Den”), CSRA’s due diligence advisors, with Paul, Weiss, Evercore and Macquarie Capital participating, to discuss and consider the proposals made by Company A, Company B and Parent.

The Board engaged in an extensive discussion regarding CSRA’s review of its strategic alternatives. During this meeting, representatives of Evercore and representatives of Macquarie Capital reviewed financial aspects of the offers from Parent, Company A and Company B, representatives of Paul, Weiss compared the terms of the revised merger agreement drafts submitted by Company A and Company B and Wolf Den reviewed the results of their due diligence findings. The Board considered the types and amounts of consideration offered by the potential buyers, the perceived deal certainty, including that each of the transactions proposed by Company A and Company B would require the approval of the potential buyer’s stockholders and, in each case, the potential buyer would have the ability to terminate the merger agreement for a superior transaction proposal, the market risk associated with the proposals and the potential remedies available to the Company if the potential buyers were unable to complete a transaction. After discussion, the Board determined that, because the prices offered by Parent, Company A and Company B were so close in value, the advisors should promptly contact each of the three bidders and seek to obtain enhanced offers.

Members of the Company’s senior management then led the Board in a discussion of the merger opportunities with Company A and Company B, including a review of each party’s business offerings and capabilities, possible synergies and certain financial, regulatory and timing considerations relating to a potential combination with either Company A or Company B.

On January 26, 2018, representatives of Evercore and representatives of Macquarie Capital contacted the respective financial advisors to Company A and Company B, and, as directed by the Board, requested that each submit best and final offer price by the evening of February 1, 2018 for the Board’s consideration. Concurrently, representatives of Paul, Weiss contacted the respective outside legal counsels to Company A and Company B and requested that each of them submit a revised draft of the merger agreement as part of the improved offer. The representatives of Paul, Weiss highlighted specific provisions in each potential buyer’s mark-up of the merger agreement that should be improved.

Also on January 26, 2018, representatives of Evercore and representatives of Macquarie Capital contacted Stone Key and requested that Parent submit a further revised merger agreement and offer by February 2, 2018 for the Board’s consideration.

On January 26, 2018, Jenner & Block LLP (“Jenner & Block”), Parent’s outside legal counsel, sent a revised draft of the merger agreement to Paul, Weiss on behalf of Parent.

On January 29, 2018, Paul, Weiss sent a revised draft of the merger agreement to Jenner & Block on behalf of CSRA. Over the course of the following eleven (11) days, representatives of Paul, Weiss and representatives of Jenner & Block and members of management of each of CSRA and Parent continued to negotiate the terms of the merger agreement and other transaction documents.

On January 30, 2018, outside legal counsel to Company A sent a revised draft of the merger agreement to Paul, Weiss on behalf of Company A. Also on January 30, 2018, outside legal counsel to Company B sent a revised draft of the merger agreement to Paul, Weiss on behalf of Company B.

During the month of January 2018, each of Parent, Company A and Company B was provided with access to an electronic data room that contained non-public information regarding CSRA, and representatives of each of these parties attended presentations by CSRA’s senior management. Additionally, CSRA was provided with access to electronic data rooms that contained non-public information regarding each of Company A and Company B, respectively, and representatives of CSRA attended presentations by the senior management of each of these parties. Throughout the month of January and the first two weeks of February, each of Parent, Company A and Company B conducted due diligence investigations of CSRA and CSRA conducted due diligence investigations of Company A and Company B, each of which included the review of numerous documents and participation in numerous calls and meetings with the party’s senior management and with representatives of the party’s legal counsel and financial advisors.

On February 1, 2018, CSRA received an updated offer letter from Company B. The letter proposed a fixed amount of cash consideration and stock consideration at a fixed exchange ratio, with an implied valuation of $42.00 per share based on the closing price of Company B’s common stock on the date immediately prior to the offer letter.

Also on February 1, 2018, a representative of Company A submitted a revised written proposal, pursuant to which Company A increased its proposed valuation of CSRA’s common stock to $41.00 per share. The letter proposed the same fixed amount of cash consideration as in Company A’s prior proposal and a fixed exchange ratio for stock consideration based on the VWAP of Company A’s common stock for the ten (10) consecutive trading days preceding the signing date.

On February 2, 2018, Ms. Novakovic communicated with Mr. Prior and informed him that Parent was offering to acquire CSRA at a price of $40.50 per share, payable in cash. This offer was subsequently confirmed in a letter of the same date from Ms. Novakovic to Mr. Prior.

Also on February 2, 2018, the Board held a special telephonic meeting, which was attended by all members of the Board. Members of CSRA’s senior management and representatives of Paul, Weiss, representatives of Evercore and representatives of Macquarie Capital also participated. A member of CSRA’s senior management informed the Board of the status of discussions with the State of Maryland and informed the Board of the amount of the settlement offer proposed by the State of Maryland with respect to the Maryland Litigation. Representatives of Evercore, representatives of Macquarie Capital and representatives of Paul, Weiss then reviewed with the Board the material terms of the latest proposals that had been received from Parent, Company A and Company B. The Board compared the all-cash $40.50 per share proposal from Parent and the mixed consideration proposals from Company A and Company B, valued at $41.00 and $42.00, respectively, as indicated in the proposals. At the request of the Board, representatives of Evercore and representatives of Macquarie Capital then led a discussion with the Board to assist the Board in comparing the proposals from Parent, Company A and Company B, including the type of consideration. Representatives of Evercore and representatives of Macquarie Capital also noted that the price of Company A and Company B common stock had decreased since the time at which each party’s proposal had been made, resulting in a decrease in the then current value of each of Company A’s and Company B’s proposal. The Board, with the assistance of the advisors, compared the risks associated with the proposals from Parent, Company A and Company B, including the provisions in the respective merger agreements applicable to regulatory matters, the risk that a potential buyer’s financing becomes unavailable and the remedies available to the Company in that circumstance, as well as the market risk relating to the portion of the consideration Company A and Company B proposed to pay in stock. After discussion of these and other factors, and taking into account the considerations discussed with Evercore and Macquarie Capital, the Board determined that the $40.50 all-cash proposal from Parent was superior to the Company’s other alternatives. The Board, with the assistance of the advisors, then considered whether it would be beneficial to seek further price improvements from the potential buyers and discussed the potential benefits and risks of doing so, including the risk of losing the current offer from Parent and, in the case of the offers from Company A and Company B, the desire to safeguard the value of the potential stock consideration payable at closing. The Board also discussed that price increases from Company A and Company B may not be desirable for CSRA’s stockholders as additional cash consideration would require additional leverage that could place additional strain on the post-closing combined company, of which the current CSRA stockholders would own a majority of the stock outstanding, and additional stock consideration could make it more difficult to obtain the approval of the stockholders of the potential buyer. After these discussions, the Board instructed senior management to work with Paul, Weiss to be in a position to resolve the Maryland Litigation in advance of the signing of a merger agreement with Parent. The Board then instructed senior management to work with Evercore, Macquarie Capital and Paul, Weiss to inform Parent that CSRA expected the Maryland Litigation to be in a position to be resolved in advance of the signing of a merger agreement. The Board further instructed senior management and the advisors to seek a price increase from Parent and to continue to negotiate with Parent regarding certain key terms and to report back to the Board.

On February 3, 2018, Mr. Prior communicated with Stone Key to indicate that Parent would need to increase the value of its offer in order to proceed with further discussions regarding an acquisition of CSRA. Later on February 3, 2018, Ms. Novakovic informed Mr. Prior that Parent was willing to increase its offer price to $40.75 per share, payable in cash. Ms. Novakovic indicated in the course of this conversation that this represented General Dynamic’s best and final offer.

On February 7, 2018, representatives of the financial advisor to Company A informed representatives of Evercore and representatives of Macquarie Capital that Company A remained interested in a potential transaction.

On February 8, 2018, Company A sent a letter to Mr. Prior confirming that its February 1 offer remained valid.

Also on February 8, 2018, Company B contacted Mr. Prior to indicate its continued interest in a potential acquisition of CSRA.

Also on February 8, 2018, Ms. Novakovic called Mr. Prior and informed Mr. Prior that the board of directors of Parent had approved the potential transaction with CSRA, subject to the resolution of the Maryland Litigation.

Later on the evening of February 8, 2018, the Board held a special meeting, attended by all of the members of the Board. During this meeting, representatives of Evercore and representatives of Macquarie Capital, reviewed financial aspects of the offers from Company A, Company B and Parent. Representatives of Paul, Weiss compared the terms of the revised merger agreement drafts submitted by the respective bidders and reviewed in detail the provisions of the proposed merger agreement and other transaction documents relating to Parent. The Board considered the respective forms of consideration offered by the potential buyers, the perceived deal certainty and market risk associated with the proposals and the potential remedies available to CSRA if the potential buyers were unable to complete a transaction. Representatives of Evercore and representatives of Macquarie Capital noted that although the public market price of Company A common stock and Company B common stock could increase or decrease between the signing and closing of a transaction, both had continued to decline since the Board’s February 2 meeting, resulting in a further decrease in the then current value of each party’s proposal, based on the closing price of Company A common stock and Company B common stock on February 8, 2018 to $40.58 and $38.67, respectively.

On February 9, 2018, CSRA and the State of Maryland entered into a settlement agreement with respect to the Maryland Litigation.

Also on February 9, 2018, the Board reconvened to consider further the proposed transaction. Members of CSRA’s senior management and representatives of Paul, Weiss, representatives of Evercore and representatives of Macquarie Capital also participated. Paul, Weiss then updated the Board on changes to the proposed merger agreement and other transaction documents related to Parent. Representatives of each of Evercore and Macquarie Capital then reviewed and discussed its respective financial analyses of the proposed transaction with Parent. Thereafter, at the request of the Board, Evercore rendered its oral opinion to the Board (which was subsequently confirmed in writing by delivery of Evercore’s written opinion addressed to the Board, dated as of February 9, 2018), as to, as of such date, the fairness, from a financial point of view, to the holders of shares of CSRA common stock other than excluded holders, of the proposed consideration to be received by such holders in the tender offer or the merger pursuant to the merger agreement. Macquarie Capital also rendered its oral opinion to the Board (which was subsequently confirmed in writing by delivery of Macquarie Capital’s written opinion addressed to the Board, dated as of February 9, 2018), as to, as of such date, the fairness, from a financial point of view, to the holders of shares of CSRA common stock other than excluded holders, of the proposed consideration to be received by such holders in the tender offer and/or the merger pursuant to the merger agreement.

After discussing potential reasons for and against the proposed merger described below and in the section entitled “—Recommendation of the Board and Reasons for the Merger” beginning on [ • ], CSRA’s Board unanimously approved and declared advisable the merger agreement, the merger and all of the other transactions contemplated by the merger agreement; declared that it is in the best interests of CSRA and its stockholders that CSRA enter into the merger agreement and consummate the merger and all of the other transactions contemplated by the merger agreement; and recommended that the stockholders of CSRA tender their shares pursuant to the tender offer by the subsidiary of Parent to purchase the outstanding shares of CSRA and, if applicable, vote in favor of the approval of the merger and the merger agreement.

Representatives of Paul, Weiss then reviewed with CSRA’s Board the terms of, and considerations with respect to, a forum selection bylaw, including the scope of forum selection bylaws, the enforceability of forum selection bylaws and the potential benefits of adopting a forum selection bylaw. CSRA’s Board then approved an amendment of CSRA’s bylaws to provide that, unless the Company consents in writing to the selection of an alternative forum, the sole and exclusive forum for certain legal actions involving CSRA will be the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware does not have jurisdiction, any state or federal court within the State of Delaware).

Also on February 9, 2018, a member of management of CSRA reported to a member of management of Parent that, at a special meeting held on that date, the Board met to consider the proposed transaction and approved the merger agreement and the transactions contemplated thereby. On that same day, representatives of Paul, Weiss and representatives of Jenner & Block and members of management of each of CSRA and Parent finalized the merger agreement and other transaction documents, and thereafter the merger agreement was executed and delivered by the parties. The merger agreement provided for the commencement of a tender offer for all of the shares of CSRA common stock at a price per share of $40.75, subject to customary conditions.

Subsequent to the execution of the merger agreement with Parent and in advance of public announcement of the transaction, each of Company A and Company B sought to engage with CSRA regarding negotiation of a potential transaction. In accordance with the terms of the merger agreement, CSRA did not engage with Company A and Company B.

Prior to the opening of markets in the United States on February 12, 2018, CSRA and Parent issued a joint press release announcing the signing of the merger agreement and the forthcoming commencement of the tender offer.

Later in the day on February 12, 2018, outside legal counsel to Company A and outside legal counsel to Company B informed Paul, Weiss that Company A and Company B, respectively, had withdrawn their offers.

On March 5, 2018, Merger Sub commenced a tender offer, which we refer to as the “offer”, for all of the outstanding shares of CSRA common stock at the Offer Price.

The merger agreement also provides that the merger may be consummated regardless of whether the offer is completed, but if the offer is not completed or if the offer is completed but the Short-Form Merger Threshold is not met, the merger will only be consummated after the receipt of stockholder approval of the proposal to approve and adopt the merger agreement that will be considered at the special meeting.

Recommendation of the Board and Reasons for the Merger

The Board recommends that you vote “FOR” the merger proposal.

At a meeting of the Board held on February 9, 2018, the Board unanimously: (i) determined that the merger agreement and the transactions contemplated thereby are advisable, fair to and in the best interests of CSRA and its stockholders; (ii) adopted, approved and declared advisable the merger agreement and the transactions contemplated thereby; (iii) approved the offer, the merger and the other transactions contemplated by the merger agreement, (iv) authorized and approved the Top-Up Option and the issuance of the Top-Up Shares in accordance with the terms of the merger agreement; (v) directed that, if required by applicable law, the merger agreement be submitted to the holders of shares of CSRA common stock for approval; and (vi) recommended that the holders of shares of CSRA common stock accept the offer and tender their shares to Merger Sub pursuant to the offer and, if required by applicable law, approve and adopt the merger agreement and the merger.

When you consider the Board’s recommendation, you should be aware that CSRA’s directors may have interests in the merger that may be different from, or in addition to, the interests of CSRA stockholders generally. These interests are described in the section entitled “The Merger—Interests of CSRA’s Executive Officers and Directors in the Merger.”

The Board consulted with senior management of CSRA regarding, among other things, CSRA’s industry and its business and prospects as an independent company. In the course of reaching its unanimous determination, the Board consulted with its legal advisors regarding the Board’s legal duties, the terms of the merger agreement and related issues, consulted with its financial advisors regarding certain financial aspects of the offer and the merger and carefully considered the following reasons that weighed positively in favor of its decision, among others and not necessarily in order of relative importance:

•	Premium to Market Price. The Board considered the current and historical market prices of the shares, including the market performance of the shares relative to those of other participants in CSRA’s industry and general market indices, and the fact that the Offer Price represents a compelling premium to historical market prices of the shares, including (1) a 33.4% premium to the closing price of the shares on February 6, 2018; (2) a 27.2% premium to the VWAP for the shares over the 30-day period ended February 6, 2018; (3) a 31.0% premium to the VWAP for the shares over the 60-day period ended February 6, 2018; (4) a 35.3% premium to the VWAP for the shares over the 90-day period ended February 6, 2018; and (5) a 21.0% and 48.0% premium to the highest and lowest, respectively, trading prices for the shares over the 52-week period ended February 6, 2018.

•	Certainty of Value. The Board considered that the Offer Price is all cash, so that the transactions provide certainty, immediate value and liquidity to our stockholders for their shares, especially when viewed against any internal or external risks and uncertainties associated with CSRA’s standalone strategy.

•	No Financing Condition. The Board considered the fact that Parent and Merger Sub would have sufficient cash resources to pay the amounts required to be paid under the merger agreement and that the transactions are not subject to a financing condition.

•	CSRA’s Operating and Financial Condition; Prospects of CSRA. The Board considered CSRA’s business, financial condition and results of operations. The Board considered, among other factors, that the holders of the shares would continue to be subject to the risks and uncertainties of CSRA if it remained independent. These risks and uncertainties included risks relating to reduced spending levels and changing budget priorities of CSRA’s largest customer, the U.S. government; CSRA’s ability to maintain strong relationships with the U.S. government and other contractors and subcontractors; possible delays or overturning of CSRA’s U.S. government contract awards due to bid protests; failure of CSRA’s customers to fund contracts or exercise their options to extend contracts, or CSRA’s inability to execute awarded contracts successfully; and other risks and uncertainties, including the risk factors set forth in CSRA’s Annual Report on Form 10-K for the fiscal year ended March 31, 2017 and subsequent quarterly reports on Form 10-Q.

•	Likelihood and Speed of Consummation. The Board considered the likelihood of completion of the transactions to be high, particularly in light of the terms of the merger agreement and the closing conditions to the offer and the merger, including:

•	the conditions to the offer and the merger being specific and limited;

•	the size and financial strength of Parent and its ability to fund the Offer Price with cash;

•	the likelihood of obtaining required regulatory approvals;

•	the remedy of specific performance available to CSRA under the merger agreement in the event of breaches by Parent and Merger Sub;

•	the fact that the offer and the merger are not subject to the conditionality and execution risk of any required approval by Parent’s stockholders; and

•	the fact that the termination date under the merger agreement allows for sufficient time to consummate the offer and the merger.

•	Flexibility Provided by the Structure of the Transaction. The structure of the transaction as a two-step transaction potentially enables CSRA’s stockholders to receive the Offer Price pursuant to the offer in a relatively short time frame (and potentially reduces the uncertainty during the pendency of the transaction), followed by the merger in which stockholders who do not tender their shares into the offer will receive the same cash price as is paid pursuant to the offer. In addition, the merger agreement permits the use of a one-step transaction, with a merger following the approval of the merger agreement by CSRA’s stockholders, which may in certain circumstances be more expedient than the two-step transaction. If a sufficient number of shares are tendered into the offer, Merger Sub will be able, subject to certain conditions, to exercise the Top-Up Option to purchase additional shares sufficient to cause Merger Sub to own one more than 90% of the then-outstanding shares on a fully diluted basis, which would permit Merger Sub to close the merger (as a merger of parent into subsidiary under Nevada law) more quickly than a one-step merger requiring the approval of CSRA’s stockholders.

•	Competitive Process. The Board considered the fact that CSRA received proposals from and engaged in significant arm’s-length negotiations with three parties that it believed were logical potential buyers, including Parent. See “The Merger Agreement—Background of the Merger.”

•	Negotiation Process. The Board considered the enhancements that CSRA and its advisors were able to obtain as a result of robust arm’s-length negotiations with Parent, including the increases in the Offer Price proposed by Parent from the time of its initial indication of interest to the end of the negotiations, and inclusion of provisions in the merger agreement that increase the likelihood of completing the offer and consummating the merger.

•	Best Strategic Alternative for Maximizing Stockholder Value. The Board determined, after a thorough review of strategic alternatives and discussions with our management and its financial and legal advisors, that the Offer Price is more favorable to CSRA’s stockholders than the potential value that might have resulted from other strategic options available, including, but not limited to, remaining a standalone public company.

•	Opportunity to Receive Unsolicited Proposals, Change Recommendation or Terminate the Transactions in Order to Accept a Superior Proposal. The Board considered the terms of the merger agreement permitting CSRA to receive unsolicited proposals, and the other terms and conditions of the merger agreement, including:

•	that CSRA may, subject to certain conditions, furnish any information and reasonable access to third parties making such a proposal and participate or engage in negotiations or discussions with such third parties regarding unsolicited proposals that are made prior to the time that the offer is consummated;

•	the provisions of the merger agreement allowing the Board in certain circumstances to terminate the merger agreement in order to enter into a definitive agreement with respect to an unsolicited superior proposal, subject to payment of a termination fee of $204 million, which amount the directors believed to be reasonable under the circumstances and taking into account the range of such termination fees in similar transactions, and the unlikelihood that a fee of such size would be a meaningful deterrent to other acquisition proposals; and

•	its ability under the merger agreement to withdraw or modify its recommendation that CSRA’s stockholders tender their shares to Merger Sub pursuant to the offer in certain circumstances, including in connection with a superior proposal or an event, occurrence or fact occurring or arising after the date of the merger agreement that was not known to the Board as of the date of the merger agreement.

•	Other Terms of the Merger Agreement. The Board considered other terms of the merger agreement, as more fully described in the section entitled “The Merger Agreement” beginning on page [ • ] of this proxy statement. Certain provisions of the merger agreement that the Board of Directors considered important included:

•	Termination Date. The termination date under the merger agreement on which either Parent or CSRA, subject to certain exceptions, can terminate the merger agreement, which is anticipated to allow for sufficient time to consummate the offer and the merger while minimizing the length of time during which CSRA would be required to operate subject to the restrictions on interim operations set forth in the merger agreement.

•	Cooperation. The merger agreement requires Parent and Merger Sub to use their reasonable best efforts to consummate the offer and the merger.

•	Industry and Economy. The Board considered the current state of the economy and assessed the stage of the U.S. public sector market industry cycle, financing markets, uncertainty in public sector contract pricing and uncertainty surrounding forecasted economic conditions both in the near term and the long term, generally and within CSRA’s industry in particular.

•	Certain Management Projections. The Board considered certain forecasts for CSRA prepared by senior management of CSRA, which reflected certain assumptions of CSRA’s senior management. For further discussion, see “The Merger—Certain Unaudited Prospective Financial Information.”

•	Opinions of Financial Advisors

•	Evercore: The financial analyses reviewed by Evercore with the Board as well as the oral opinion of Evercore rendered to the Board on February 9, 2018 (which was subsequently confirmed in writing by delivery of Evercore’s written opinion addressed to the Board dated February 9, 2018), as to, as of February 9, 2018, the fairness, from a financial point of view, to the holders of shares of CSRA common stock other than Parent, Merger Sub and their respective affiliates (collectively, the “Excluded Holders”), of the consideration to be received by such holders in the offer and the merger.

•	Macquarie Capital: The financial analyses reviewed by Macquarie Capital with the Board as well as the oral opinion of Macquarie Capital rendered to the Board on February 9, 2018 (which was subsequently confirmed in writing by delivery of Macquarie Capital’s written opinion addressed to the Board dated February 9, 2018), as to, as of February 9, 2018, the fairness, from a financial point of view, to the holders of shares of CSRA common stock other than the Excluded Holders of the consideration to be received by such holders in the offer and/or the merger pursuant to the merger agreement.

The Board also considered a variety of risks and other potentially adverse factors in determining whether to approve the merger agreement and the transactions, including the following, which are not necessarily listed in order of relative importance:

•	the fact that CSRA would no longer exist as an independent, publicly traded company, and CSRA’s stockholders would no longer participate in any future earnings or growth of CSRA or benefit from the successful execution of CSRA’s current strategy as a public company;

•	the potential risk of diverting management attention and resources from the operation of CSRA’s business and towards completion of the offer and the merger;

•	the risk of incurring substantial expenses related to the offer and the merger;

•	the risk that all conditions to the parties’ obligations to complete the offer and the merger are not satisfied, and as a result, the merger is not completed;

•	the risks and costs to CSRA if the transactions do not close, including uncertainty about the effect of the proposed merger on CSRA’s employees, customers and key relationships, which may impair CSRA’s ability to attract, retain and motivate key personnel, and could cause customers, suppliers and others to seek to change existing business relationships with CSRA;

•	the possibility that another party might have been willing to pay a higher purchase price for CSRA than the Offer Price;

•	the possibility that under certain circumstances, CSRA may be required to pay Parent a termination fee of $204 million;

•	the possibility that, although the offer and the merger provide CSRA’s stockholders the opportunity to realize a premium to the price at which CSRA’s shares of common stock traded prior to the public announcement of the proposed transaction, the price of CSRA’s shares might have increased in the future to a price greater than the Offer Price;

•	the potential conflict of interest created by the fact that CSRA’s executive officers and directors have financial interests in the offer and the merger that may be different from, or in addition to, those of other stockholders, as more fully described in “The Merger—Interests of CSRA’s Executive Officers and Directors in the Merger”;

•	the fact that the gain realized by CSRA’s stockholders as a result of the offer and the merger generally will be taxable to the stockholders for U.S. federal income tax purposes;

•	the restrictions in the merger agreement on the conduct of CSRA’s business prior to the consummation of the merger, which may delay or prevent CSRA from undertaking business or other opportunities that may arise prior to the consummation of the offer or the merger;

•	the potential effect of the public announcement of the merger agreement, including effects on CSRA’s revenues, customers, operating results and share price and CSRA’s ability to attract and retain key management and personnel;

•	the risk of litigation in connection with the execution of the merger agreement, the completion of the offer and the consummation of the merger; and

•	the fact that the merger agreement precludes CSRA from actively soliciting alternative transaction proposals.

The Board concluded that the risks, uncertainties, restrictions and potentially negative reasons associated with the merger were outweighed by the potential benefits of the offer and transactions.

The foregoing discussion of the Board’s reasons for its recommendation to accept the offer is not meant to be exhaustive, but addresses the material information and factors considered by the Board in connection with its recommendation. In view of the wide variety of reasons considered by the Board in connection with the evaluation of the offer and the complexity of these matters, the Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific reasons considered in reaching its determination and recommendation. Rather, our directors made their determinations and recommendations based on the totality of the information presented to them, and the judgments of individual members of the Board may have been influenced to a greater or lesser degree by different reasons.

The foregoing description of the consideration by the Board of the reasons supporting the merger agreement, the offer, the merger and the other transactions contemplated by the merger agreement is forward-looking in nature. This information should be read in light of the factors discussed in the Section entitled “Cautionary Note Regarding Forward-Looking Statements” above.

Opinions of CSRA’s Financial Advisors

Opinion of Evercore

CSRA retained Evercore to act as its financial advisor in connection with evaluating strategic and financial alternatives, including the offer and subsequent merger (taken together, the “transaction”). As part of this engagement, CSRA requested that Evercore evaluate the fairness, from a financial point of view, of the transaction consideration to be received by the holders of shares of CSRA common stock, other than Parent, Merger Sub and their respective affiliates, entitled to receive such consideration. At a meeting of the Board held on February 9, 2018, Evercore rendered its oral opinion to the Board, which opinion was subsequently confirmed by delivery of a written opinion dated February 9, 2018, that, as of the date thereof, and based upon and subject to the factors, procedures, assumptions, qualifications, limitations and other matters set forth in its written opinion, the transaction consideration to be received by the holders of shares of CSRA common stock entitled to receive such consideration was fair, from a financial point of view, to such holders of shares of CSRA common stock entitled to receive such consideration.

The full text of Evercore’s written opinion, dated February 9, 2018, which sets forth, among other things, the factors considered, procedures followed, assumptions made and qualifications and limitations on the scope of review undertaken by Evercore in rendering its opinion, is attached as Annex B to this proxy statement and is incorporated herein by reference in its entirety. CSRA urges you to read the opinion carefully and in its entirety. Evercore’s opinion was addressed to, and for the information and benefit of, the Board in connection with its evaluation of the transaction. Evercore’s opinion did not address the relative merits of the transaction as compared to other business or financial strategies that might be available to CSRA, nor did it address the underlying business decision of CSRA to engage in the transaction. Evercore’s opinion did not constitute a recommendation to the Board or to any other persons in respect of the transaction, including as to how any holder of shares of CSRA common stock should vote or act with respect to the transaction. The summary of Evercore’s opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion attached as Annex B to this proxy statement. Evercore has consented to the inclusion of its opinion as Annex B to this proxy statement.

In connection with rendering its opinion, Evercore, among other things:

•	reviewed certain publicly available business and financial information relating to CSRA that Evercore deemed to be relevant, including publicly available research analysts’ estimates;

•	reviewed certain non-public historical financial statements and other non-public historical financial and operating data relating to CSRA prepared and furnished to Evercore by management of CSRA;

•	reviewed certain non-public historical and projected operating data relating to CSRA prepared and furnished to Evercore by management of CSRA as described in “—Certain Unaudited Prospective Financial Information” below;

•	discussed the past and current operations, financial projections and current financial condition of CSRA with management of CSRA (including their views on the risks and uncertainties of achieving such projections);

•	reviewed the reported prices and the historical trading activity of shares of CSRA common stock;

•	compared the financial performance of CSRA and its stock market trading multiples with those of certain other publicly traded companies that Evercore deemed relevant;

•	compared the financial performance of CSRA and the valuation multiples relating to the transaction with those of certain other transactions that Evercore deemed relevant;

•	reviewed a draft of the merger agreement, dated February 6, 2018, which Evercore assumed was in substantially final form and from which Evercore assumed the final form would not vary in any respect material to Evercore’s analysis; and

•	performed such other analyses and examinations and considered such other factors that Evercore deemed appropriate.

For purposes of its analysis and opinion, Evercore assumed and relied upon, without undertaking any independent verification of, the accuracy and completeness of all of the information publicly available, and all of the information supplied or otherwise made available to, discussed with, or reviewed by Evercore, and Evercore assumed no liability therefor. With respect to the projected financial data relating to CSRA referred to above, Evercore assumed that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of CSRA management as to the future financial performance of CSRA. Evercore expressed no view as to any projected financial data relating to CSRA or the assumptions on which they are based.

For purposes of rendering its opinion, Evercore assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the merger agreement were true and correct, that each party would perform all of the covenants and agreements required to be performed by it under the merger agreement and that all conditions to the consummation of the merger would be satisfied without material waiver or modification thereof. Evercore further assumed that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the merger would be obtained without any material delay, limitation, restriction or condition that would have an adverse effect on CSRA or the consummation of the merger or materially reduce the benefits to the holders of shares of CSRA common stock of the merger.

Evercore did not make or assume any responsibility for making any independent valuation or appraisal of the assets or liabilities of CSRA, nor was Evercore furnished with any such valuations or appraisals, nor did Evercore evaluate the solvency or fair value of CSRA under any state or federal laws relating to bankruptcy, insolvency or similar matters. Evercore’s opinion was necessarily based upon information made available to Evercore as of the date thereof and financial, economic, market and other conditions as they existed and as could be evaluated on the date thereof. It was understood that subsequent developments could affect Evercore’s opinion and that Evercore did not and does not have any obligation to update, revise or reaffirm its opinion.

Evercore was not asked to pass upon, and expressed no opinion with respect to, any matter other than the fairness to the holders of shares of CSRA common stock, from a financial point of view, of the transaction consideration. Evercore did not express any view on, and its opinion did not address, the fairness of the proposed transaction to, or any consideration received in connection therewith by, the holders of any other securities, creditors or other constituencies of CSRA, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of CSRA, or any class of such persons, whether relative to the transaction consideration or otherwise. Evercore assumed that any modification to the structure of the transaction would not vary in any respect material to its analysis. Evercore’s opinion did not address the relative merits of the transaction as compared to other business or financial strategies that might be available to CSRA, nor did it address the underlying business decision of CSRA to engage in the transaction. Evercore’s opinion did not constitute a recommendation to the Board or to any other persons in respect of the transaction, including as to how any holder of shares of CSRA common stock should vote or act in respect of the transaction. Evercore is not a legal, regulatory, accounting or tax expert and has assumed the accuracy and completeness of assessments by CSRA and its advisors with respect to legal, regulatory, accounting and tax matters.

Summary of Material Financial Analyses

The following is a brief summary of the material financial analyses that Evercore reviewed with the Board on February 9, 2018, in connection with rendering Evercore’s opinion. The following summary does not purport to be a complete description of the analyses performed by Evercore. The order of the analyses described and the results of these analyses do not represent relative importance or weight given to these analyses by Evercore or the Board. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data that existed on or before February 6, 2018 and is not necessarily indicative of current market conditions.

The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to summary description.

In arriving at its opinion, Evercore did not draw, in isolation, conclusions from or with regard to any factor or analysis considered by it. Rather, Evercore made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of the analyses. Considering selected portions of the analyses and reviews in the summary set forth below, without considering the analyses and reviews as a whole, could create an incomplete or misleading view of the analyses and reviews underlying Evercore’s opinion.

For purposes of its analyses and reviews, Evercore considered industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of CSRA. No company, business or transaction used in Evercore’s analyses and reviews as a comparison is identical to CSRA, the transaction or the transaction consideration, and an evaluation of the results of those analyses and reviews is not entirely mathematical. Rather, the analyses and reviews involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, businesses or transactions used in Evercore’s analyses and reviews. The estimates contained in Evercore’s analyses and reviews, and the ranges of valuations resulting from any particular analysis or review, are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by Evercore’s analyses and reviews. In addition, analyses and reviews relating to the value of companies, businesses or securities do not purport to be appraisals or to reflect the prices at which companies, businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, Evercore’s analyses and reviews are inherently subject to substantial uncertainty.

The following summary of material financial analyses includes information presented in tabular format. These tables must be read together with the full text of each summary in order to understand fully the summary of material financial analyses performed by Evercore. The tables are not intended to stand alone and alone do not constitute a complete description of the material financial analyses performed by Evercore. Considering the tables below without considering the full narrative description of the material financial analyses, including the methodologies and assumptions underlying such analyses, could create a misleading or incomplete view of Evercore’s financial analyses.

In performing the financial analyses summarized below, Evercore utilized and relied upon projected financial data though the fiscal year ended March 31, 2021 and projections extrapolated based on that data for the fiscal years ended March 31, 2022 and March 31, 2023, in each case prepared and furnished to Evercore by CSRA’s management and as described in the section entitled “—Certain Unaudited Prospective Financial Information” below.

Discounted Cash Flow Analysis

As part of its analysis, Evercore performed a discounted cash flow analysis of CSRA. This is a method used to estimate the implied present value of an asset by calculating the present value of the estimated future unlevered free cash flows to be generated by that asset. The present value of those future unlevered free cash flows is then obtained by discounting those future unlevered free cash flows or amounts by a discount rate that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital and other appropriate factors. The “unlevered free cash flow” refers to a calculation of the future cash flows generated by an asset without including in such calculation any debt servicing costs. Specifically, unlevered free cash flow for this purpose represents earnings before interest and taxes, or EBIT, less income tax expense, capital expenditures, increases in net working capital and certain other cash expenses, as applicable, plus depreciation and amortization.

Evercore’s discounted cash flow analysis was intended to estimate the implied present value, as of March 31, 2018, of (1) the future unlevered free cash flow that CSRA would generate during the period from April 1, 2018, through March 31, 2023, plus (2) the estimated terminal value of CSRA as of March 31, 2023, using both the perpetuity growth methodology and the terminal value methodology. Evercore performed its discounted cash flow analysis for CSRA on a standalone basis and assumed the mid-year cash flow discounting convention. Evercore’s discounted cash flow analyses include value attributable to the pre-tax value of certain tax attributes of $734 million outstanding as of March 31, 2018, which we refer to collectively as the “tax attributes.” Evercore incorporated the present value of the savings generated from the use of the tax attributes into its discounted cash flow analysis. Evercore conducted its discounted cash flow analysis using financial forecasts provided by CSRA’s management. At the direction of CSRA’s management, Evercore conducted a discounted cash flow analysis that excluded CSRA’s $404 million unfunded pension liability, net of taxes at 24% (which we refer to as the “pension liability”), and a discounted cash flow analysis that included the pension liability.

Under the perpetuity growth methodology, Evercore estimated a terminal value for CSRA by applying a perpetuity growth rate of 2.0% to 3.0% to the estimated unlevered free cash flow of CSRA for the terminal year, which assumed, among other things, projected levels of tax expense, capital expenditure, changes in net working capital, and depreciation and amortization. The cash flows and terminal value were then discounted to present value using a range of discount rates from 7.5% to 9.5%, based on an estimate of CSRA’s weighted average cost of capital. Evercore estimated CSRA’s weighted average cost of capital based on application of the capital asset pricing model and its professional judgment given the nature of CSRA’s business and its industry. The resulting range of implied enterprise values for CSRA was then reduced by the amount of CSRA’s projected net debt (calculated as debt less cash and cash equivalents) as of December 29, 2017, the amount of CSRA’s noncontrolling interests (calculated as the noncontrolling interest balance as of December 29, 2017, based on available public filings) and, in the analysis including the pension liability, the amount of the pension liability, and increased by the present value of the savings generated from the use of the tax attributes (based on assumptions provided by CSRA’s management), to produce a range of implied equity values for CSRA. Under the perpetuity growth methodology excluding pension liabilities, Evercore’s discounted cash flow analysis indicated an implied per-share equity value for CSRA on a standalone basis of approximately $29.50 to $56.95. Under the perpetuity growth methodology including pension liabilities, Evercore’s discounted cash flow analysis indicated an implied per-share equity value for CSRA on a standalone basis of approximately $27.70 to $55.15.

Under the terminal value multiple methodology, Evercore estimated a terminal value for CSRA by applying a multiple range of 10.0x to 12.0x to the projected Adjusted EBITDA of CSRA in a projected steady-state terminal year. Evercore estimated the terminal value multiple based on the financial forecasts provided by CSRA’s management, the trading multiples for the companies included in the selected publicly traded companies analysis described below, and its professional judgment given the nature of CSRA and its business and industry. The cash flows and terminal value were then discounted to present value using the same range of discount rates as described above, and converted to implied equity value using the same adjustments as described above. Under the terminal value multiple methodology excluding pension liabilities, Evercore’s discounted cash flow analysis indicated an implied per share equity value for shares of CSRA common stock on a standalone basis of approximately $32.00 to $43.45. Under the terminal value multiple methodology including pension liabilities, Evercore’s discounted cash flow analysis indicated an implied per share equity value for shares of CSRA common stock on a standalone basis of approximately $30.15 to $41.60.

Evercore compared the results of this analysis to the transaction consideration of $40.75 per share of CSRA common stock.

Precedent Transactions Analysis

Evercore reviewed, to the extent publicly available, financial information relating to 13 precedent transactions involving companies that Evercore considered to be relevant to CSRA’s business and industry, which we refer to as the “precedent transactions.” Evercore selected the precedent transactions because they represented transactions of which Evercore was aware that were announced between May 2010 and January 2018 involving companies in the government services vertical. Evercore considered, in its professional judgment and experience, these transactions most relevant to the transaction. No company, business or transaction used in this analysis is identical or directly comparable to CSRA or the transaction. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the relative values of the selected companies.

Evercore reviewed, among other things, the transaction value of each precedent transaction as a multiple of the target company’s earnings before interest, taxes, depreciation and amortization, which we refer to as “EBITDA,” (in each case, to the extent publicly available and calculated for the twelve-month period ending prior to the date of announcement of the transaction, which we refer to as “LTM EBITDA”). The financial data used by Evercore for the precedent transactions was based on publicly available information, which in some cases was incomplete and required Evercore to make certain assumptions it deemed appropriate in connection with its analysis. The transaction values reflected exclude the full value of disclosed tax benefits, except as noted below.

The transaction value to LTM EBITDA multiples for each of the transactions used for Evercore for purposes of its analysis are set forth in the table below:

Date Announced	Acquiror	Target	Target Public/ Private	Transaction Value (in millions)		Transaction Value / LTM EBITDA
1/31/18	On Assignment	ECS	Private	$691		10.2x
7/3/17	H.I.G. Capital	NCI, Inc.	Public	$284		9.5x
1/26/16	Leidos	Lockheed Martin IS &GS	Private	$5,000		8.6x
12/8/15	CACI	L-3 National Security Solutions	Private	$537		7.9x
8/31/15	CSGov	SRA International	Private	$2,283		12.2x
3/9/15	Maximus	Acentia	Private	$300		13.6x
3/2/15	SAIC	Scitor	Private	$658		10.6x
10/28/14	Engility	TASC	Private	$919	(1)	9.6x
12/23/13	Engility	Dynamics Research Co.	Public	$169		6.1x
10/9/13	CACI	Six3 Systems	Private	$750		12.3x
8/16/11	General Dynamics	Vangent Inc.	Private	$960		11.1x
4/1/11	Providence Equity	SRA International	Public	$1,877		11.4x	(2)
5/7/10	CGI Group	Stanley Inc.	Public	$1,097		12.3x
				75th Percentile		12.2x
				Mean		10.4x
				Median		10.6x
				25th Percentile		9.5x

(1)	TASC transaction value reflects purchase price of approximately $1.1 billion, net of 51% of disclosed $370 million net present value of tax benefits reflecting pro forma company ownership by legacy TASC shareholders.

(2)	SRA LTM EBITDA reflects Adjusted Operating Income per SRA public company filings and adjustments for cost savings initiatives and the annualized impact of acquisitions and dispositions occurring during the twelve-month period ended December 21, 2010 per subsequent disclosure.

Based on the multiples it derived for the precedent transactions and based on its professional judgment and experience, Evercore applied a transaction value to LTM EBITDA multiple reference range of 9.5x to 12.0x to CSRA’s Adjusted EBITDA for the twelve-month period ended December 29, 2017. This analysis implied an equity value range per share of CSRA common stock of $27.75 to $39.50. Evercore compared the results of this analysis to the transaction consideration of $40.75 per share of CSRA common stock.

Although the precedent transactions were used for comparison purposes, none of those transactions is identical or directly comparable to the transaction, and none of the target companies in the precedent transactions is identical or directly comparable to CSRA. In evaluating the precedent transactions, Evercore made judgments and assumptions with regard to general business, economic, market and financial conditions and other matters, many of which are beyond the control of CSRA, such as the impact of competition on the business of CSRA and the industry generally, industry growth and the absence of any adverse material change in the financial conditions and prospects of CSRA, the industry or in the financial markets in general. Mathematical analysis, such as determining the mean or median, is not in itself a meaningful method of using the transaction data of the precedent transactions.

Peer Group Trading Multiples Analysis

In performing a trading multiple analysis of CSRA, Evercore reviewed publicly available financial and market information for CSRA and the selected public companies listed in the table below, which we refer to as “selected public companies.” Evercore deemed the selected public companies most relevant to consider in relation to CSRA, based on its professional judgment and experience, because they include businesses that provide government services with operations that, for purposes of its analysis, Evercore considered similar to the operations of CSRA. However, Evercore noted that none of the selected public companies is identical to CSRA because of inherent differences in the businesses, operations, performance, financial conditions and prospects of each company.

For each of the selected public companies identified below, Evercore calculated multiples of total enterprise value, which we refer to as “TEV,” to estimated Adjusted EBITDA, TEV to estimated Adjusted EBITDA less capital expenditures and share price to estimated adjusted earnings per share for calendar years 2018 and 2019 based on closing stock prices as of February 6, 2018. The financial data of the selected public companies used by Evercore for this analysis were consensus estimates based on publicly available equity research analysts’ projections.

The analysis indicated the following with respect to the peer group:

Selected Public Company	TEV / Adj. EBITDA		TEV / Adj. EBITDA – Capex		Price / Adj. EPS
	CY18E	CY19E	CY18E	CY19E	CY18E	CY19E
Leidos	11.5x	10.9x	12.2x	11.3x	15.1x	13.9x
CSRA	10.0x	9.6x	12.2x	11.6x	14.0x	12.8x
Booz Allen Hamilton	11.3x	10.5x	12.8x	11.8x	15.8x	13.9x
CACI	12.0x	11.4x	13.2x	12.3x	14.5x	16.0x
SAIC	12.4x	12.1x	13.0x	12.6x	17.5x	16.3x
ManTech(1)	13.4x	12.4x	14.5x	13.3x	26.7x	24.6x
Engility(2)	9.6x	9.5x	10.8x	10.7x	12.0x	11.6x
Median (excluding CSRA)	11.7x	11.1x	12.9x	12.1x	15.5x	15.0x
25th Percentile (excluding CSRA)	10.9x	10.3x	11.8x	11.2x	13.9x	13.3x
75th Percentile (excluding CSRA)	12.6x	12.2x	13.5x	12.8x	19.8x	18.4x

(1)	ManTech pro forma for acquisition of InfoZen completed October 2, 2017, assuming $180 million purchase price and annualized impact of estimated $100 million annual revenue and $8 million EBITDA applying consolidated 2018E ManTech EBITDA margin.

(2)	Engility enterprise value net of estimated $220 million value of tax attributes reflecting $370 million value per Company disclosure adjusted for 21% tax rate.

Based upon the information presented in the tables above and the application of Evercore’s experience and professional judgment, Evercore selected reference multiple ranges of TEV to estimated Adjusted EBITDA of 10.0x to 12.0x for calendar year 2018 and 10.0x to 11.5x for calendar year 2019, TEV to estimated Adjusted EBITDA less capital expenditure of 12.5x to 14.0x for calendar year 2018 and 12.0 to 13.5x for calendar year 2019 and share price to estimated adjusted earnings per share of 12.5x to 15.0x for calendar year 2018 and 12.0x to 14.0x for calendar year 2019. These ranges were then applied to CSRA’s estimated Adjusted EBITDA, estimated Adjusted EBITDA less capital expenditure and estimated adjusted earnings per share for calendar years 2018 and 2019 of $2.01 and $2.28, respectively, as estimated by management.

Using this analysis, Evercore derived the following ranges of implied equity values per share of CSRA common stock:

	CY18E	CY19E
TEV / Adjusted EBITDA Multiple	$30.55 – $40.55	$31.35 – $38.60
TEV / Adjusted EBITDA – Capex Multiple	$33.10 – $39.10	$33.90 – $40.25
Price / Adjusted EPS Multiple	$27.30 – $32.75	$28.35 – $33.05

Evercore compared the results of this analysis to the transaction consideration of $40.75 per share of CSRA common stock.

Premiums Paid Analysis

Evercore reviewed, for reference and informational purposes only and not as part of its financial analysis in connection with rendering its advice, the premiums paid for (i) acquisitions by strategic buyers of U.S. public targets with an aggregate transaction value between $5 billion and $15 billion announced through February 6, 2018 where the consideration was 100% cash, of which there were 19, and (ii) acquisitions by strategic buyers of U.S. public targets with an aggregate transaction value between $5 billion and $15 billion announced through February 6, 2018, regardless of the form of consideration, of which there were 13, in each case excluding acquisitions of financial, pharmaceutical, REIT and MLP targets, mergers of equals, leveraged buyouts and transactions leaked more than one month prior to signing. Using information from Securities Data Corp., Evercore calculated the premiums paid as the percentage by which the per share consideration paid in each such transaction exceeded the closing market share prices of the target companies one day and four weeks prior to announcement of each transaction.

	1 Day Prior	4 Weeks Prior
100% Cash Consideration
Low	20.0%	11.8%
Bottom Quartile	21.9%	23.0%
Median	31.4%	34.2%
Mean	34.7%	35.2%
Top Quartile	46.0%	48.7%
High	70.2%	77.0%
All Transactions
Low	5.0%	11.8%
Bottom Quartile	20.7%	21.8%
Median	27.5%	29.8%
Mean	31.6%	31.9%
Top Quartile	44.1%	43.8%
High	70.2%	77.0%

Based on the results of this analysis and its professional judgment and experience, Evercore applied a range of premiums of 25.0% to 35.0% to the closing price per share of CSRA common stock of $31.00 as of February 6, 2018, which resulted in an implied value range of $38.20 to $41.25 per share.

Evercore compared the results of this analysis to the transaction consideration of $40.75 per share of CSRA common stock.

Historical Trading Range Analysis

Evercore reviewed, for reference and informational purposes only and not as part of its financial analysis in connection with rendering its advice, historical trading prices of shares of CSRA common stock during the 52-week period ended February 6, 2018. Evercore noted that the low and high closing prices during such period ranged from $27.38 to $33.79 per share of CSRA commons stock, as compared to the transaction consideration of $40.75 per share of CSRA common stock.

Present Value of Research Analyst Price Targets Analysis

Evercore reviewed, for reference and informational purposes only and not as part of its financial analysis in connection with rendering its advice, publicly available research analyst estimates of potential future value for shares of CSRA common stock, or “price targets,” known to Evercore as of February 6, 2018. Evercore assumed an 11.4% cost of equity, calculated using the capital asset pricing model, for each of the lowest analyst price target estimate of $29.00 per share and the highest analyst price target of $42.00 per share. Evercore noted that the present value of research analyst price targets ranged from $26.05 to $37.70 per share of CSRA common stock, as compared to the transaction consideration of $40.75 per share of CSRA common stock.

General

In connection with the review of the transaction by the Board, Evercore performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary described above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Evercore’s opinion. In arriving at its fairness determination, Evercore considered the results of all the analyses and did not draw, in isolation, conclusions from or with regard to any one analysis or factor considered by it for purposes of its opinion. Rather, Evercore made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all the analyses. In addition, Evercore may have given various analyses and factors more or less weight than other analyses and factors, and may have considered various assumptions more or less probable than other assumptions. The range of valuations resulting from any particular analysis or combination of analyses described above should therefore not be taken to be Evercore’s view of the actual value of the shares of CSRA common stock. No company used in the above analyses as a comparison is directly comparable to CSRA, and no transaction used is directly comparable to the transaction. Further, Evercore’s analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies or transactions used, including judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of CSRA or its advisors. Rounding may result in total sums set forth in this section not equaling the total of the figures shown.

Evercore prepared these analyses solely for the purpose of providing an opinion to the Board as to the fairness of the transaction consideration, from a financial point of view, to the holders of shares of CSRA common stock, other than Parent, Merger Sub and their respective affiliates, entitled to receive such consideration. These analyses do not purport to be appraisals of CSRA or to necessarily reflect the prices at which CSRA or its securities actually may be sold. Any estimates contained in these analyses are not necessarily indicative of actual future results, which may be significantly more or less favorable than those suggested by such estimates. Accordingly, estimates used in, and the results derived from, Evercore’s analyses are inherently subject to substantial uncertainty, and Evercore assumes no responsibility if future results are materially different from those forecasted in such estimates. The issuance of the fairness opinion was approved by an opinion committee of Evercore.

Miscellaneous

Under the terms of Evercore’s engagement, Evercore has provided CSRA with financial advisory services and delivered a written fairness opinion to the Board in connection with the transaction. Pursuant to the terms of its engagement letter, Evercore is entitled to receive (1) an opinion fee of $5,000,000, regardless of the conclusion reached therein, which was earned upon delivery of its fairness opinion and which is fully creditable, to the extent previously paid, against any transaction fee payable and (2) a transaction fee, comprised of a success fee and a discretionary component, currently estimated to total approximately $40,000,000 which Evercore will earn subject to and upon the consummation of the merger. In addition, CSRA has agreed to reimburse Evercore for its expenses in an amount up to $50,000 (including external legal fees, expenses and disbursements) incurred in connection with its engagement and to indemnify Evercore and any of its members, partners, officers, directors, advisors, representatives, employees, agents, affiliates or controlling persons, if any, against certain liabilities and expenses arising out of Evercore’s engagement, any services performed by Evercore in connection therewith or any transaction contemplated thereby.

Prior to this engagement, Evercore and its affiliates provided financial advisory services to CSRA and had received fees for the rendering of these services including the reimbursement of expenses. During the two-year period prior to the date of Evercore’s opinion, no material relationship existed between Evercore and its affiliates and General Dynamics pursuant to which compensation was received by Evercore or its affiliates as a result of such relationship. Evercore or its affiliates may provide financial or other services to CSRA or General Dynamics in the future and in connection with any such services Evercore and its affiliates may receive compensation.

In the ordinary course of business, Evercore or its affiliates may actively trade the securities, or related derivative securities, or financial instruments of CSRA, General Dynamics and their respective affiliates for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities or instruments.

Our Board of Directors engaged Evercore to act as its financial advisor based on its qualifications, experience and reputation. Evercore is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses in connection with mergers and acquisitions, leveraged buyouts, competitive biddings, private placements and valuations for corporate and other purposes.

Opinion of Macquarie Capital

On February 9, 2018, Macquarie Capital rendered its oral opinion to the Board (which was subsequently confirmed in writing by delivery of Macquarie Capital’s written opinion addressed to the Board dated the same date) as to, as of February 9, 2018, the fairness, from a financial point of view, to the holders of shares of CSRA common stock, other than the Excluded Holders, of the consideration to be received by such holders in the offer and/or the merger pursuant to the merger agreement.

Macquarie Capital’s opinion was directed to the Board (in its capacity as such), and only addressed the fairness, from a financial point of view, to the holders of shares of CSRA common stock, other than the Excluded Holders, of the consideration to be received by such holders in the offer and/or the merger pursuant to the merger agreement and did not address any other aspect or implication of the offer or the merger. The summary of Macquarie Capital’s opinion in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex C to this proxy statement, and sets forth the procedures followed, assumptions made, qualifications and limitation on the review undertaken and other matters considered by Macquarie Capital in preparing its opinion. However, neither Macquarie Capital’s written opinion nor the summary of its opinion and the related analyses set forth in this proxy statement are intended to be, and they do not constitute, a recommendation to the Board, any security holder of CSRA or any other person as to whether or not to tender any shares of CSRA common stock pursuant to the offer or how to act or vote with respect to any matter relating to the offer or the merger.

In connection with its opinion, Macquarie Capital, among other things:

•	reviewed a draft, dated February 9, 2018, of the merger agreement;

•	reviewed certain publicly available business and financial information regarding CSRA;

•	reviewed certain other financial and operating information relating to CSRA, including financial projections and extrapolations of such projections prepared or approved by the management of CSRA (the “CSRA Projections”);

•	reviewed certain estimates prepared by the management of CSRA as to the tax savings expected by such management to be achieved as a result of the amortization of certain assets of CSRA (the “Estimated Tax Savings”);

•	discussed the offer and the merger and the business, operations, financial condition and prospects of CSRA with members of the management of CSRA;

•	reviewed certain financial and stock market data with respect to CSRA and compared that data with similar data for other companies with publicly traded equity securities that Macquarie Capital deemed relevant;

•	reviewed the publicly available financial terms of certain other business combinations and other transactions that Macquarie Capital deemed relevant; and

•	performed such other financial analyses and considered such other information and factors that Macquarie Capital deemed appropriate for purposes of its opinion.

Macquarie Capital did not undertake any responsibility for independently verifying, and did not independently verify, any of the foregoing information and Macquarie Capital assumed and relied upon the accuracy and completeness of all such information. Management of CSRA advised Macquarie Capital, and Macquarie Capital assumed, that the CSRA Projections were reasonably prepared in good faith on bases reflecting such management’s best currently available estimates and judgments as to the future financial performance and condition of CSRA and the Estimated Tax Savings were reasonably prepared in good faith on bases reflecting such management’s best currently available estimates and judgments as to such tax savings, in each case including the potential impact of recent changes in U.S. tax laws and regulations pursuant to H.R. 1, the Tax Cuts and Jobs Act, enacted on December 22, 2017 (the “Tax Cuts and Jobs Act”), on the future financial performance of CSRA and such tax savings, as to which impact Macquarie Capital expressed no view or opinion. The Company advised Macquarie Capital and Macquarie Capital assumed that the CSRA Projections and the Estimated Tax Savings were a reasonable basis on which to evaluate CSRA and the offer and the merger and, at CSRA’s direction, Macquarie Capital used and relied upon the CSRA Projections and the Estimated Tax Savings for purposes of its analyses and opinion. Macquarie Capital expressed no view or opinion as to the CSRA Projections or the Estimated Tax Savings or the assumptions upon which they were based. Macquarie Capital further noted that (i) the actual and estimated financial and operating performance and the share price data Macquarie Capital reviewed for the companies with publicly traded equity securities that Macquarie Capital deemed relevant and (ii) the financial terms of certain other business combinations and other transactions that Macquarie Capital deemed relevant might not, in whole or in part, have reflected the potential impact of recent changes in U.S. tax laws and regulations pursuant to the Tax Cuts and Jobs Act. Further, Macquarie Capital relied upon and assumed, without independent verification, that there had been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of CSRA since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to Macquarie Capital that would be material to its analysis or opinion, and that there was no information or any facts that would make any of the information reviewed by Macquarie Capital incomplete or misleading. In connection with its opinion, Macquarie Capital did not make, or assume any responsibility for making, any physical inspection, independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of CSRA, nor was Macquarie Capital furnished with any such evaluations or appraisals.

Macquarie Capital relied upon and assumed that the representations and warranties of each party in the merger agreement were true and correct, that each party would fully and timely perform all of the covenants and agreements required to be performed by it under the merger agreement, that all of the conditions to the consummation of the offer and the merger would be satisfied, and that the offer and the merger would be consummated in a timely manner in accordance with the terms set forth in the merger agreement without waiver, modification or amendment of any terms or provisions thereof. Macquarie Capital further assumed, with CSRA’s consent, that the offer and the merger would be consummated in a manner that complies in all respects with all applicable federal and state statutes, rules and regulations and that all governmental, regulatory, third-party and other consents, approvals or releases necessary for the consummation of the offer and the merger would be obtained without any delay, limitation, restriction or condition (including the disposition of businesses or assets) that would have an adverse effect on CSRA or the contemplated benefits of the proposed offer and/or the merger. In addition, Macquarie Capital assumed that the final form of the merger agreement would not differ from the draft of the merger agreement reviewed by it.

Macquarie Capital’s opinion did not address the underlying business decision of the Board or CSRA to effect the offer and/or the merger or the relative merits of the offer and/or the merger as compared to any alternative business strategies or transactions available to CSRA. Macquarie Capital’s opinion was necessarily based on information made available to Macquarie Capital as of the date of the opinion and financial, economic, market and other conditions as they existed and could be evaluated on the date of the opinion. Macquarie Capital does not have any obligation to update, revise, reaffirm or withdraw its opinion or to otherwise comment on or consider events occurring or coming to its attention after the date of its opinion.

Macquarie Capital’s opinion only addressed the fairness, from a financial point of view, to the holders of shares of CSRA common stock other than the Excluded Holders of the consideration to be received by such holders in the offer and/or the merger pursuant to the merger agreement and did not address any other aspect or implication of the offer or the merger or any agreement, arrangement or understanding entered into in connection therewith or otherwise including, without limitation, (i) the form or structure of the offer and/or the merger, or any portion thereof, and (ii) the fairness of the amount or nature of, or any other aspect relating to, any compensation or consideration to be paid or payable to any officers, directors or employees of any parties to the offer or the merger, or any class of such persons, relative to the consideration or otherwise. Macquarie Capital did not provide any advice or opinion as to matters that require legal, regulatory, accounting, insurance, executive compensation, tax or other similar professional advice. Macquarie Capital assumed that CSRA had obtained or would obtain such advice or opinions from appropriate professional sources. Furthermore, Macquarie Capital relied upon the accuracy and completeness of the assessments by CSRA, Parent and their respective advisors with respect to all legal, regulatory, accounting, insurance, executive compensation and tax matters. Macquarie Capital did not express any opinion as to whether or not CSRA, Parent, their security holders or any other party was receiving or paying reasonably equivalent value in the offer and/or the merger, the solvency, creditworthiness or fair value of CSRA or any other participant in the offer and/or the merger, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters. Macquarie Capital’s opinion does not constitute a recommendation to the Board of Directors, CSRA, the holders of shares of CSRA common stock or any other person as to how to act or vote with respect to any matter relating to the offer or the merger including whether or not to tender shares of CSRA common stock pursuant to the offer.

Under the terms of its engagement, neither Macquarie Capital’s opinion nor any other advice or services rendered by it in connection with the proposed merger or otherwise, should be construed as creating, and Macquarie Capital will not be deemed to have, any fiduciary, agency or similar duty to the Board, CSRA, Parent, any security holder or creditor of CSRA, Parent or any other person, regardless of any prior or ongoing advice or relationships. Under the terms of its engagement, Macquarie Capital was retained by CSRA as an independent contractor and the opinion and other advice rendered by Macquarie Capital were provided solely for the use and benefit of the Board (in its capacity as such) in connection with its consideration of the proposed merger. As a matter of state law, Macquarie Capital believes the opinion and other advice of Macquarie Capital may not be used or relied upon by any other person without its prior written consent. See, e.g., Joyce v. Morgan Stanley, 538 F.3d 797 (7th Cir. 2008), HA2003 Liquidating Trust v. Credit Suisse Secs. (USA) LLC, 517 F.3d 454 (7th Cir. 2008) and Collins v. Morgan Stanley

Dean Witter, 224 F.3d 496 (5th Cir. 2000). By limiting the foregoing statement to matters of state law, Macquarie Capital is not, and should not be deemed to be, admitting that Macquarie Capital has any liability to any persons with respect to its advice or opinion under the federal securities laws. Furthermore such statement is not intended to affect the rights and responsibilities of the Board under governing state law or the federal securities laws. Any claims under the federal securities laws against Macquarie Capital or the Board will be subject to adjudication by a court of competent jurisdiction.

The following is a summary of the material financial analyses reviewed by Macquarie Capital with the Board in connection with the rendering of its opinion to the Board on February 9, 2018. The summary does not contain all of the financial data holders of CSRA common stock may want or need for purposes of making an independent determination of fair value. Holders of CSRA common stock are encouraged to consult with their own financial and other advisors before making an investment decision in connection with the proposed offer and/or the merger. The analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the analyses, as well as the methodologies underlying, and the assumptions, qualifications and limitations affecting, each analysis, could create a misleading or incomplete view of Macquarie Capital’s analyses.

For purposes of its analyses, Macquarie Capital reviewed a number of financial metrics including:

•	enterprise value – generally the value as of a specified date of the relevant company’s outstanding equity securities (taking into account its options and other outstanding convertible securities) plus the value as of such date of its net debt (the value of its outstanding indebtedness, preferred stock, capital lease obligations and non-controlling interests less the amount of cash on its balance sheet), which, except to the extent reflected in the value of CSRA’s outstanding equity securities, did not include the net present value of the tax savings expected by CSRA’s management to be achieved as a result of the amortization of certain assets of CSRA based on the Estimated Tax Savings.

•	adjusted EBITDA – generally the amount of the relevant company’s earnings before interest, taxes, depreciation and amortization for a specific time period, as adjusted for certain non-recurring items and treating stock based compensation as an expense.

•	adjusted EBITDA – Capex – generally the amount of the relevant company’s adjusted EBITDA less capital expenditures for a specific time period.

Unless the context indicates otherwise, (1) share prices for the selected companies used in the selected companies analysis described below were as of February 8, 2018, (2) the transaction values for the selected transactions used in the selected transactions analysis described below were calculated on an enterprise value basis based on the consideration proposed to be paid in the selected transactions as of the date of the announcement, (3) estimates of future financial performance of CSRA were based on the CSRA Projections and (4) estimates of future financial performance for the selected companies listed below were based on publicly available research analyst estimates for those companies.

Selected Companies Analysis

Macquarie Capital considered certain financial data for CSRA and selected companies with publicly traded equity securities Macquarie Capital deemed relevant. The financial data reviewed included:

•	enterprise value as a multiple of estimated revenue for the fiscal year ended March 31, 2019, or “FY 2019E Revenue”;

•	enterprise value as a multiple of estimated adjusted EBITDA for the fiscal year ended March 31, 2019, or “FY 2019E Adj. EBITDA”; and

•	enterprise value as a multiple of estimated adjusted EBITDA – Capex for the fiscal year ended March 31, 2019, or “FY 2019E Adj. EBITDA – Capex.”

The selected companies and resulting mean and median data were:

•	Leidos Holdings, Inc.

•	Booz Allen Hamilton Holding Corporation

•	CACI International Inc.

•	Science Applications International Corporation

•	Engility Holdings, Inc.

•	ManTech International Corporation

Enterprise Value /
	FY 2019E Revenue	FY 2019E Adj. EBITDA	FY 2019E Adj. EBITDA – Capex
Mean:	1.0x	11.6x	12.6x
Median:	1.0x	11.6x	12.3x

Taking into account the results of the selected companies analysis, Macquarie Capital applied a multiple range of 1.2x to 1.5x to CSRA’s FY 2019E Revenue, 10.0x to 12.0x to CSRA’s FY 2019E Adj. EBITDA and 11.5x to 14.0x to CSRA’s FY 2019E Adj. EBITDA – Capex. The selected companies analysis indicated an implied value reference range of $21.20 to $30.97 per share of CSRA common stock based on CSRA’s FY 2019E Revenue, $30.41 to $40.07 per share of CSRA common stock based on CSRA’s FY 2019E Adj. EBITDA, and $29.32 to $39.59 per share of CSRA common stock based on CSRA’s FY 2019E Adj. EBITDA – Capex, in each case as compared to the consideration of $40.75 per share of CSRA common stock in the offer and the merger pursuant to the merger agreement.

Selected Transactions Analysis

Macquarie Capital also considered the financial terms of certain business combinations and other transactions that Macquarie Capital deemed relevant. The financial data reviewed included:

•	enterprise value as a multiple of Adjusted EBITDA for the last twelve months, or “LTM Adj. EBITDA”; and

•	enterprise value as a multiple of Adjusted EBITDA – Capex for the last twelve months, or “LTM Adj. EBITDA – Capex.”

The selected transactions and resulting mean and median data were:

Date Announced	Acquiror	Target
01/31/17	On Assignment, Inc.	ECS Federal
07/03/17	HIG Capital	NCI, Inc.
11/02/16	Huntington Ingalls Industries	Camber Corporation
05/23/16	KBR Inc.	Wyle Inc.
01/26/16	Leidos Holdings, Inc.	Lockheed Martin IS&GS
12/07/15	CACI International, Inc.	L-3 National Security Solutions
08/31/15	Computer Sciences Corp.’s Government Services Unit	SRA International, Inc.
03/01/15	Science Applications International Corporation	Scitor Corporation
10/28/14	Engility Holdings, Inc.	Total Administrative Services Corporation (TASC)

Date Announced	Acquiror	Target
10/09/13	CACI International, Inc.	Six3 Systems, Inc.
08/16/11	General Dynamics Corporation	Vangent Holding Corporation
04/01/11	Providence Equity Partners, Inc.	SRA International, Inc.

Enterprise Value /
	LTM Adj. EBITDA	LTM Adj. EBITDA – Capex
Mean:	10.8x	12.4x
Median:	10.9x	12.9x

Taking into account the results of the selected transactions analysis, Macquarie Capital applied a multiple range of 9.0x to 12.7x to CSRA’s calendar year 2017 adjusted EBITDA and 10.0x to 13.5x to CSRA’s calendar year 2017 adjusted EBITDA – Capex. The selected companies analysis indicated an implied value reference range of $25.21 to $42.63 per share of CSRA common stock based on CSRA’s calendar year 2017 adjusted EBITDA and $22.68 to $36.88 per share of CSRA common stock based on CSRA’s calendar year 2017 adjusted EBITDA – Capex, in each case as compared to the consideration of $40.75 per share of CSRA common stock in the offer and the merger pursuant to the merger agreement.

Discounted Cash Flow Analysis

Macquarie Capital performed a discounted cash flow analysis of CSRA by calculating the estimated net present value of the projected after-tax unlevered, free cash flow of CSRA based on the CSRA Projections and the net present value of the tax savings expected by Company management to be achieved as a result of the amortization of certain assets of CSRA based on the Estimated Tax Savings. Macquarie Capital applied a range of terminal value multiples of 9.0x to 11.0x to CSRA’s estimated adjusted EBITDA for the fiscal year ending March 31, 2023 based on the CSRA Projections and then estimated the net present value of the projected after-tax unlevered free cash flows based on the CSRA Projections and the terminal values using discount rates ranging from 6.5% to 8.5%. An estimate of the net present value of the tax savings expected by Company management to be achieved as a result of the amortization of certain assets of CSRA based on the Estimated Tax Savings was also calculated using a discount rate of 3.68%. The discounted cash flow analysis indicated an implied value reference range of $29.40 to $41.38 per share of CSRA common stock, as compared to the consideration of $40.75 per share of CSRA common stock in the offer and the merger pursuant to the merger agreement.

Other Matters

Macquarie Capital acted as financial advisor to CSRA in connection with the offer and/or the merger and will receive a transaction fee for its services based on the value of the transaction upon the earlier of the acceptance of shares of CSRA common stock for payment pursuant to the offer and the merger, which transaction fee, inclusive of a discretionary component agreed to by CSRA, will be approximately $15,000,000. Macquarie Capital also became entitled to a fee of $5,000,000 upon the delivery of its opinion, which is creditable to the extent previously paid against the transaction fee. In certain circumstances Macquarie Capital will be entitled to receive a portion of any termination, breakup, topping or other similar fee or any other form of compensation or expense reimbursement payable to CSRA pursuant to the merger agreement . In addition, CSRA agreed to reimburse Macquarie Capital for certain of its expenses and to indemnify Macquarie Capital and certain related parties against certain liabilities arising out of its engagement. Macquarie Capital has in the past and may in the future seek to expand its business and commercial relationships with CSRA, Parent, any other company that may be involved in the offer and/or the merger and their respective affiliates. In the ordinary course of business, Macquarie Capital and its affiliates may acquire, hold, sell or trade debt, equity and other securities and financial instruments (including derivatives, loans and other obligations) of CSRA, Parent, any other company that may be involved in the offer and/or the merger and their respective affiliates, for its and their own accounts and for the accounts of its and their customers and, accordingly, may at any time hold a long or short position in such securities or financial instruments. Macquarie Capital and its affiliates provide a wide range of investment banking advice and services, including financial advisory services, securities underwritings and placements, securities sales and trading, brokerage advice and services, and loans.

Certain Unaudited Prospective Financial Information

Except for annual guidance, CSRA does not, as a matter of course, publicly disclose forecasts or projections as to future performance, earnings or other results due to the inherent unpredictability of the underlying assumptions, estimates and projections. In the normal course of its financial planning, management of CSRA prepared and provided to Parent, other potential transaction counterparties, the Board, Evercore and Macquarie Capital financial forecasts. CSRA’s management subsequently provided to Parent and other potential transaction counterparties guidance regarding management’s expectations on the impact on such forecasts of the recent enactment of the Tax Cuts and Jobs Act (as defined above) and separately provided to the Board, Evercore and Macquarie Capital financial forecasts that were revised upward, adjusted to reflect the expected impact of the Tax Cuts and Jobs Act, as requested by Evercore and Macquarie Capital, as well as other adjustments that were immaterial when taken as a whole, in addition to extrapolations derived from such forecasts (together, the “projections”), and directed each of Evercore and Macquarie Capital to use the projections in connection with rendering its fairness opinion to the Board and performing its related financial analysis, as described above under the heading “—Opinions of CSRA’s Financial Advisors.”

The projections were prepared by our management for internal use. The projections were not prepared with a view toward public disclosure and, accordingly, do not necessarily comply with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts, or generally accepted accounting principles (“GAAP”). Neither CSRA’s independent registered public accounting firm, nor any other independent accountants, have audited, reviewed, compiled or performed any procedures with respect to the projections or expressed any opinion or any form of assurance related thereto. The summary of the projections is included in this proxy statement solely to give CSRA’s stockholders access to certain financial projections that were made available to Parent, other potential transaction counterparties, the Board of Directors, Evercore and Macquarie Capital, and is not being included in this proxy statement to influence a Company stockholder’s decision whether to vote for or against the proposal or for any other purpose.

The projections, while presented with numerical specificity, necessarily were based on numerous variables and assumptions that are inherently uncertain and many of which are beyond the control of CSRA’s management. Because the projections cover multiple years, by their nature, they also become subject to greater uncertainty with each successive year. The projections presented below were primarily based on a contract waterfall of CSRA’s existing engagements and assuming that such engagements would continue in the ordinary course. Important factors that may affect actual results and result in the projections not being achieved include, but are not limited to, reduced spending levels and changing budget priorities of the U.S. government, failure of CSRA’s customers to fund contracts or exercise their options to extend contracts, competition from other market participants, CSRA’s inability to execute awarded contracts successfully and adverse results of audits and investigations conducted for various agencies with which CSRA contracts and other risk factors described in CSRA’s annual report on Form 10-K for the fiscal year ended March 31, 2017, subsequent quarterly reports on Form 10-Q and current reports on Form 8-K. In addition, the projections may be affected by CSRA’s ability to achieve strategic goals, objectives and targets over the applicable period. Accordingly, there can be no assurance that the projections will be realized, and actual results may vary materially from those shown.

The inclusion of the projections in this proxy statement should not be regarded as an indication that CSRA or any of its affiliates, advisors, officers, directors or representatives considered or considers the projections to be necessarily predictive of actual future events, and the projections should not be relied upon as such. Neither CSRA nor any of its respective affiliates, advisors, officers, directors or representatives has made or makes any representation to any of CSRA’s stockholders or any other person regarding the ultimate performance of CSRA compared to the information contained in the projections or can give any assurance that actual results will not differ materially from the projections, and none of them undertakes any obligation to update or otherwise revise or reconcile the projections to reflect circumstances existing after the date the projections were generated or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the projections are shown to be in error. CSRA does not intend to make publicly available any update or other revision to the projections, except as otherwise required by law. Neither CSRA nor any of its respective affiliates, advisors, officers, directors or representatives has made or makes any representation to any of CSRA’s stockholders or any other person regarding the ultimate performance of CSRA compared to the information contained in the projections or that the projections will be achieved.

Certain of the projected financial information set forth herein may be considered non-GAAP financial measures. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by CSRA may not be comparable to similarly titled amounts used by other companies.

All financial projections are forward-looking statements. These and other forward-looking statements are expressly qualified in their entirety by the risks and uncertainties identified above and the cautionary statements contained in CSRA’s Annual Report on Form 10-K for the year ended March 31, 2017 and quarterly and current reports on Form 10-Q and 8-K. Please consider carefully the discussion entitled “Cautionary Note Regarding Forward-Looking Statements” above.

In light of the foregoing factors and the uncertainties inherent in the projections, CSRA’s stockholders are cautioned not to place undue, if any, reliance on the projections.

The following is a summary of the projections (unaudited):

	For Fiscal Year Ending March 31,
(dollars in millions)	2018E	2019E	2020E	2021E	2022E(1)	2023E(1)
Total Revenue	$5,164	$5,412	$5,648	$5,900	$6,136	$6,381
Adjusted EBITDA(2)	$799	$802	$817	$839	$873	$909
Capital Expenditures	$148	$120	$85	$86	$90	$93

(1)	Management of CSRA prepared the projections for fiscal years 2022 and 2023 by extrapolating from trends in the forecasts for fiscal years 2018 through 2021.
(2)	Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) is a non-GAAP measure. Our calculation of Adjusted EBITDA is based on our credit agreement, and may differ from other companies. Adjusted EBITDA differs from Adjusted EBITDA disclosed in CSRA’s reports filed with the SEC (“Reported Adjusted EBITDA”) because Reported Adjusted EBITDA does not include expenses associated with stock based compensation.

Interests of CSRA’s Executive Officers and Directors in the Merger

In considering the recommendation of the Board, CSRA stockholders should be aware that certain directors and executive officers of CSRA will have interests in the proposed merger that are different from, or in addition to, the interests of CSRA stockholders generally and that may create potential conflicts of interest. The Board was aware of these interests and considered them when it adopted the merger agreement and approved the merger.

These interests include:

•	the accelerated vesting and payment in respect of CSRA equity awards, subject to certain exceptions with respect to vesting acceleration;

•	for Mr. William Luebke only, accelerated vesting of DXC Technology restricted stock units;

•	the potential receipt of certain payments and benefits under individual employment agreements and severance policies upon certain types of terminations of employment following the consummation of the proposed merger, or in the case of our chief executive officer, Mr. Prior, prior to but in anticipation of the consummation of the proposed merger;

•	receipt of certain payments pursuant to the terms of certain transaction bonus agreements;

•	the accelerated payment of annual bonuses;

•	the grant of RSUs for 2018; and

•	the entitlement to indemnification benefits in favor of directors and executive officers of CSRA.

If our executive officers and directors who own shares, they will receive the same cash consideration on the same terms and conditions as our other stockholders in the merger.

The following table sets forth (i) the number of shares beneficially owned as of March 1, 2018, by each of our executive officers and directors (which, for clarity, excludes shares subject to issuance pursuant to granted and outstanding options, RSUs and PSUs) and (ii) the aggregate cash consideration that would be payable for such shares based on a per share price of $40.75.

Name of Executive Officer	Number of Shares (#)	Cash Consideration for Shares ($)
Lawrence B. Prior III	76,926	3,134,735
David F. Keffer	8,202	334,232
William J. Haynes II	24,124	983,053
John P. Reing	2,628	107,091
Paul Nedzbala	405	16,504
Kenneth Deutsch	3,560	145,070
Leigh Palmer	267	10,880
George Batsakis	—	—
John Dancy	618	25,184
Christian Marrone	—	—
William Luebke	746	30,400
Sally Sullivan[1]	6,538	266,424

Name of Director
Keith B. Alexander	3,900	158,925
Sanju K. Bansal	10,100	411,575
Michele A. Flournoy	10,100	411,575
Mark A. Frantz	10,100	411,575
Nancy Killefer	8,119	330,849
Craig L. Martin	28,500	1,161,375
Sean O’Keefe	14,319	583,499
Michael E. Ventling	10,100	411,575
Billie I. Williamson	10,300	419,725
John F. Young	6,200	252,650

(1)	Ms. Sullivan’s employment with CSRA was terminated on November 10, 2017. The number of shares held by her in the table above is based on CSRA’s knowledge of her holdings as of the date of her termination.

Treatment of CSRA Equity Awards

The treatment of CSRA equity award is described in more detail in “—The Merger—Treatment of CSRA Equity Awards.”

With respect to any amount payable that constitutes nonqualified deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), to the extent that payment of such amount would otherwise cause the imposition of a tax or penalty under Section 409A of the Code, such payment will instead be made at the earliest time permitted under the merger agreement and the terms of the corresponding award that will not result in the imposition of such tax or penalty.

The table below sets forth, for each of our executive officers holding options as of March 1, 2018 (i) the aggregate number of shares subject to such options and (ii) the value of cash amounts payable in respect of such options on a pre-tax basis as of the consummation of the merger, calculated by multiplying the excess of $40.75 over the respective per-share exercise prices of the applicable options by the number of shares subject to such options.

Name of Executive Officer	Number of Shares Subject to Vested Options (#)	Cash Consideration for Vested Options ($)	Number of Shares Subject to Unvested Options (#)	Cash Consideration for Unvested Options ($)	Total Cash Consideration for Options in Merger ($)
Lawrence B. Prior III	201,465	2,863,780	213,702	3,227,337	6,091,118
David F. Keffer	52,005	950,503	63,652	1,110,492	2,060,995
William J. Haynes II	40,103	591,487	59,919	932,832	1,524,319
John P. Reing	3,994	52,801	28,156	438,912	491,713
Paul Nedzbala	16,563	271,586	22,417	372,673	644,260
Kenneth Deutsch	32,363	501,693	19,539	287,294	788,987
Leigh Palmer	10,369	156,641	15,816	248,213	404,854
George Batsakis	31,291	644,934	22,048	367,795	1,012,729
John Dancy	5,749	86,742	8,092	128,317	215,058
Christian Marrone	3,544	56,633	7,088	113,266	169,899
William Luebke	7,799	110,709	7,452	111,019	221,728
Sally Sullivan	—	—	—	—	—

Pursuant to the terms of the merger agreement, CSRA may, prior to the effective time, in the ordinary course of business consistent with past practice, grant each of our employees (including our executive officers) and each of our non-employee directors RSUs for 2018 (i.e., awards in respect of CSRA’s fiscal 2019 annual equity program). On February 22, 2018, the Company granted the following number of RSUs to CSRA’s executive officers: (i) 32,209 to Mr. Keffer; (ii) 26,994 to Mr. Haynes; (iii) 13,791 to Mr. Reing; (iv) 19,632 to Mr. Nedzbala; (v) 17,669 to Mr. Deutsch; (vi) 18,160 to Ms. Palmer; (vii) 19,632 to Mr. Batsakis; (viii) 7,362 to Mr. Dancy; (ix) 9,202 to Mr. Marrone; and (x) 3,558 to Mr. Luebke. In addition, on February 26, 2018, the Company granted: (i) 62,380 RSUs to Mr. Prior; and (ii) 3,900 RSUs to each non-employee director (except for Ms. Killefer, who received a grant of 5,400 RSUs).

The table below sets forth, for each of our executive officers and directors holding RSUs as of March 1, 2018, (i) the aggregate number of shares subject to such RSUs that will be settled in connection with the transaction, (ii) the value of cash amounts payable in respect of such RSUs on a pre-tax basis as of the consummation of the merger, calculated by multiplying $40.75 by the number of shares subject to such RSUs and (iii) the value of cash dividend equivalents accumulated or retained by CSRA in respect of such RSUs prior to the effective time. The amounts in the table below do not include any value received in respect of CSRA equity awards held by the executive officer that are vested prior to the consummation of the merger.

Name of Executive Officer	Number of RSUs (#)(1)	Cash Consideration for RSUs ($)	Cash Consideration for Dividend Equivalents ($)	Total Cash Consideration ($)
Lawrence B. Prior III	78,616	3,203,602	39,308	3,242,910
David F. Keffer	58,292	2,375,399	33,855	2,409,254
William J. Haynes II	37,814	1,540,921	19,918	1,560,839
John P. Reing	29,366	1,196,665	17,578	1,214,243
Paul Nedzbala	26,177	1,066,713	14,088	1,080,801
Kenneth Deutsch	23,559	960,029	12,679	972,708
Leigh Palmer	21,596	880,037	11,623	891,660

Name of Executive Officer	Number of RSUs (#)(1)	Cash Consideration for RSUs ($)	Cash Consideration for Dividend Equivalents ($)	Total Cash Consideration ($)
George Batsakis	26,177	1,066,713	14,088	1,080,801
John Dancy	16,009	652,367	9,687	662,054
Christian Marrone	14,357	585,048	8,594	593,642
William Luebke(2)	2,627	107,050	7,054	114,104
Sally Sullivan	—	—	—	—

Name of Director	Number of RSUs (#)(3)	Cash Consideration for RSUs ($)	Cash Consideration for Dividend Equivalents ($)	Total Cash Consideration ($)
Keith B. Alexander	15,100	615,325	4,720	620,045
Sanju K. Bansal	8,900	362,675	1,000	363,675
Michele A. Flournoy	8,900	362,675	1,000	363,675
Mark A. Frantz	8,900	362,675	1,000	363,675
Nancy Killefer	19,900	810,925	5,980	816,905
Craig L. Martin	8,900	362,675	1,000	363,675
Sean O’Keefe	8,900	362,675	1,000	363,675
Michael E. Ventling	8,900	362,675	1,000	363,675
Billie I. Williamson	8,900	362,675	1,000	363,675
John F. Young	8,900	362,675	1,000	363,675

(1)	As discussed in greater detail above under “—Treatment of CSRA Equity Awards – Restricted Stock Units Granted to Employees in 2018,” with the exception of the cash payment of any dividend equivalents accumulated or retained by CSRA prior to the effective time, the RSUs granted for 2018 do not automatically vest in connection with the merger and will instead be converted into RSUs subject to shares of the common stock of Parent. For this reason, these RSUs were not included in the above table.
(2)	Mr. Luebke previously received an award of restricted stock units in respect of his prior employment at Computer Sciences Corporation (“CSC”), which award is scheduled to vest on May 22, 2018. In connection with the spin-off by CSC of CSRA on November 27, 2015, the terms and conditions of CSC restricted stock units for employees who transferred to CSRA were amended to provide for full acceleration upon a change in control of CSRA. On April 1, 2017, as a result of the combination of CSC with the enterprise services business of the Hewlett Packard Enterprise Company, DXC Technology was formed and CSC restricted stock units held by Mr. Luebke were converted into restricted stock units of DXC. Upon the consummation of the merger, DXC will, within 10 days following the effective time, deliver to Mr. Luebke 708 shares of common stock of DXC subject to his award and the value of any dividend equivalents accumulated or retained by DXC in respect of such awards (as of March 1, 2018, in addition to settlement of 708 shares of common stock of DXC (subject to the withholding of shares and cash for the payment of income taxes), Mr. Luebke would be entitled to payment of $2,896 in aggregate dividend equivalents accrued or retained by DXC). As of March 1, 2018, no other executive officers or directors of CSRA held any unvested DXC equity awards.
(3)	This includes the grant of RSUs in 2018 to directors, which vest upon the consummation of the merger and, in the case of Mr. Alexander and Ms. Killefer, 6,200 and 7,700 shares, respectively, in respect of vested RSUs, the settlement of which has been deferred pursuant to their elections under the CSRA Nonqualified Deferred Compensation Plan.

The table below sets forth, for each of our executive officers holding PSUs as of March 1, 2018, (i) the aggregate number of target shares subject to such PSUs, (ii) the value of cash amounts payable in respect of such PSUs on a pre-tax basis as of the consummation of the merger, calculated by multiplying $40.75 by the number of target shares subject to such PSUs and (iii) the value of cash dividend equivalents accumulated or retained by CSRA in respect of such PSUs prior to the effective time. The amounts in the table below do not include any value received in respect of CSRA equity awards held by the executive officers that are vested prior to the consummation of the merger.

Name of Executive Officer	Number of Target PSU (#)	Cash Consideration for PSUs ($)	Cash Consideration for Dividend Equivalents ($)	Total Cash Consideration ($)
Lawrence B. Prior III	180,698	7,363,444	335,630	7,699,074
David F. Keffer	54,970	2,240,028	28,927	2,268,955
William J. Haynes II	58,389	2,379,352	31,533	2,410,885
John P. Reing	27,205	1,108,604	15,153	1,123,757
Paul Nedzbala	27,211	1,108,848	13,089	1,121,937
Kenneth Deutsch	26,957	1,098,498	49,014	1,147,512
Leigh Palmer	22,004	896,663	10,398	907,061
George Batsakis	26,944	1,097,968	12,849	1,110,817
John Dancy	10,165	414,224	4,733	418,957
Christian Marrone	9,318	379,709	4,339	384,048
William Luebke	6,395	260,596	3,385	263,981
Sally Sullivan	2,096	85,412	629	86,041

Employment Arrangements

Each of our executive officers, other than Messrs. Prior and Luebke, is entitled to certain severance benefits pursuant to the separation policy. In addition, Messrs. Prior and Luebke are entitled to severance benefits under an individual employment or transaction incentive agreement, respectively, the terms of which are described below. The proposed merger, if and when consummated, will constitute a change in control under the applicable employment arrangement and will provide for the enhanced severance described in further detail below.

Employment Agreement. Mr. Prior entered into an employment agreement with CSRA on December 20, 2016. If Mr. Prior’s employment with CSRA is terminated without “cause” (other than due to this death or disability) or due to his resignation for “good reason” (as such terms are defined in the employment agreement), in each case within two years following a change in control transaction, Mr. Prior would receive, in addition to accrued benefits, the following:

•	cash lump-sum payment equal to two and one-half times the sum of (i) Mr. Prior’s then-current annual base salary plus (ii) his target annual bonus for the year of termination;

•	cash lump-sum payment equal to the annual bonus, based on actual performance, that would have been paid had he not been terminated, prorated based on the number of months Mr. Prior was employed during the year of termination (rounded up to the next whole month), which amount is payable at such time as the bonus is otherwise paid to similarly situated executives but no later than March 15 of the year following the year of termination; and

•	continued coverage for 30 months in CSRA’s medical, dental and health plans at CSRA’s expense.

If, prior to a change in control but at the request or suggestion of the buyer in contemplation of a change in control transaction, Mr. Prior’s employment with CSRA is terminated without cause (other than due to his death or disability) or due to his resignation for good reason, then within ten days after the change in control, Mr. Prior is entitled to, in addition to continuation of the severance payable pursuant to his employment agreement (which, absent a change in control, is equal to 24 months of base salary continuation, a pro-rated bonus for the year of termination of employment and continued coverage for 24 months in CSRA’s medical, dental and health plans, at active employee rates) a special payment equal to the excess of (i) the product of two and one-half times the sum of his base salary and target annual bonus over (ii) two times his base salary, less applicable withholding and taxes.

Mr. Prior’s termination of employment with CSRA is deemed for “good reason” if it occurs as a result of any of the following without Mr. Prior’s express written consent: (i) a material decrease in Mr. Prior’s base salary (other than as part of an across the board reduction equally applicable on a percentage basis to all executive officers of CSRA);

(ii) a relocation of Mr. Prior’s principal office by more than 50 miles, unless CSRA agrees to reimburse Mr. Prior for reasonable moving expenses and other customary relocation benefits incurred by him and his family with respect to their relocation from their primary residence in connection with such a relocation, subject to customary documentation requirements; or (iii) a material diminution in Mr. Prior’s position, duties, responsibilities or reporting lines. “Good reason” will not occur unless Mr. Prior provides a detailed written notice to CSRA of any fact or circumstance believed to constitute good reason within 30 days following the occurrence of such fact or circumstance, CSRA is given at least 30 days to cure such fact or circumstance, and Mr. Prior’s employment with CSRA terminates immediately following such 30 day cure period in the event CSRA fails to cure such fact or circumstance.

In addition, to the extent that any payment to be made to Mr. Prior (a) constitutes a “parachute payment” under Section 280G of the Code and (b) would be subject to the excise tax imposed by Section 4999 of the Code, then such payment will either be made (i) in full or (ii) in such lesser amount that would result in no portion of such payment being subject to the Section 4999 excise tax, whichever of the foregoing amounts (taking into account all applicable taxes), results in Mr. Prior’s receipt on an after-tax basis of the greatest amount of total compensation, notwithstanding that all or some portion of the awards may be taxable under Section 4999. Such a provision, including as applied under any other plans, agreements or arrangements to any executive officer or other vesting or payment events, is referred to in this proxy statement as a “Golden Parachute Modified Cutback.”

Payment of the amounts contemplated above are conditioned upon Mr. Prior’s execution (and non-revocation) of a release of claim against CSRA and its affiliates in substantially the form attached to his employment agreement and material compliance with applicable restrictive covenants.

Separation Policy. Each CSRA executive officers, other than Messrs. Prior and Luebke, is covered by the separation policy, which provides certain severance benefits in the event of a termination without “cause” (other than due to an executive officer’s death or disability) or, following a change in control, a right to enhanced severance upon a termination without “cause” or a resignation for “good reason.” The entitlement to enhanced severance is available to an executive officer whose employment is terminated (i) by CSRA without cause (other than due to his or her due death or disability) at any time within three years following the change in control or (ii) by the executive officer for good reason at any time within two years following the change in control (any such termination, a “Qualifying Termination”).

If an executive officer’s employment is terminated as a result of a Qualifying Termination, he or she is entitled to the following payments and benefits: (i) a one-time lump-sum payment equal to two times the sum of (a) the participant’s then-current annual base salary plus (b) the average of the three most recent annual awards paid under the CSRA Executive Incentive Compensation Plan (annualizing any prior year bonus that was pro-rated to account for an executive officer’s partial year of employment) and (ii) CSRA subsidized COBRA coverage for 24 months. To the extent that any payments hereunder are subject to potential delay in order to comply with Section 409A of the Code, any such payments will be credited earnings during such delay.

An executive officer’s termination of employment with CSRA is deemed for “good reason” if it occurs within six months of the occurrence of any of the following events without the executive officer’s express written consent: (i) a substantial change in the nature, or diminution in the status, of the executive officer’s duties or position from those in effect immediately prior to the change in control; (ii) a reduction by CSRA in the executive officer’s annual base salary or target total cash as in effect on the date of the change in control or as in effect thereafter if such compensation has been increased and such increase was approved prior to the change in control; (iii) a failure to continue in effect any stock option or other equity-based or non-equity based incentive compensation plan in effect immediately prior to the change in control, or a reduction in the executive officer’s participation in any such plan, unless the executive officer is afforded the opportunity to participate in an alternative incentive compensation plan of reasonably equivalent value; (iv) a failure to provide the participant the same number of paid vacation days per year available to him or her prior to the change in control, or any material reduction or the elimination of any material benefit or perquisite enjoyed by the participant immediately prior to the change in control; (v) any material breach by CSRA of any provision of the separation policy or of any agreement entered into pursuant to the separation policy or any stock or restricted stock agreement; (vi) conduct by CSRA, against the executive officer’s volition, that would cause the participant to commit fraudulent acts or would expose the participant to criminal liability; or (vii) any failure by CSRA to obtain the assumption of the separation policy or any agreement entered into pursuant to the separation policy by any successor or assign of CSRA.

In addition, Parent has agreed that CSRA may amend agreements applicable to the executive officers to provide that payments to be made in respect of the separation policy or otherwise will be subject to a Golden Parachute Modified Cutback, and such Golden Parachute Modified Cutback was included in the award agreements for the RSU grants to employees in 2018.

Payment of the amounts contemplated above are conditioned upon an executive officer’s execution (and non-revocation) of a release of claim against CSRA and its affiliates and compliance with restrictive covenants consistent with CSRA’s standards (generally a 12-month post-termination non-competition covenant and a 24-month post-employment non-solicitation of employees and clients covenant).

Depending on their respective titles, roles and responsibilities, as applicable, our executive officers may have the right to assert good reason, resign and collect severance benefits as described above, following the completion of the merger.

Transaction Incentive Agreement. Mr. Luebke entered into a transaction incentive agreement with CSRA on January 15, 2018, which provides for a transaction bonus of $140,250 to be paid 30 days following the consummation of a transaction. In addition, the transaction incentive agreement provides that if Mr. Luebke’s employment is terminated by CSRA or the surviving corporation without “cause” (as defined below), within 12 months following the transaction, Mr. Luebke would receive a lump-sum payment equal to six-months’ base salary plus employer paid contribution of his currently elected medical and dental benefits, subject to Mr. Luebke’s execution (and non-revocation) of a release. For purposes of Mr. Luebke’s transaction incentive agreement, “cause” means Mr. Luebke engaging in any of the following: (i) the commission of any material act constituting financial dishonesty against CSRA or the surviving corporation; (ii) engagement in any other act of dishonesty, fraud, intentional misrepresentation, moral turpitude, illegality or harassment; (iii) repeated willful or negligent non-performance of any material duty in connection with his position; or (iv) any material breach of the covenants contained in his transaction incentive agreement.

Payment of Fiscal 2018 Bonus. Parent has agreed that, to the extent that any participant in the CSRA 2018 annual cash bonus plans (including any participation in such plans by our executive officers) has not been paid his or her 2018 annual bonus at the effective time, CSRA will pay any amounts due based on (i) actual CSRA performance and (ii) assuming a personal score for each participant of 1.0x. The payment of such 2018 annual cash bonus will be on the earlier of (a) the business day immediately preceding the closing date of the proposed merger or (b) May 15, 2018. The actual amounts of the 2018 annual cash bonuses will not be determined until close to the end of CSRA’s 2018 fiscal year.

We estimate that the aggregate amount payable to our executive officers pursuant to the terms of (i) Mr. Prior’s employment agreement, (ii) the separation policy (excluding the value of accelerating CSRA equity awards) and (iii) pursuant to Mr. Luebke’s transaction incentive agreement, would equal approximately $20,841,911, assuming that the consummation of the merger occurs on March 31, 2018, and that each executive officer incurs a severance-qualifying termination of employment immediately following the consummation of the merger.

Treatment of Equity. As described in more detail in “—Treatment of CSRA Equity Awards,” all unvested options, RSUs (except for RSUs granted to employees in 2018) and PSUs (to the extent of their “target” levels) will vest as of immediately prior to the consummation of the merger.

Nonqualified Deferred Compensation Plan

As of March 1, 2018, Ms. Sullivan has an account balance of $938,236 in the CSRA Nonqualified Deferred Compensation Plan (the “NQDC Plan”). This entire balance is scheduled for payment in a lump sum on May 11, 2018 (i.e., the six-month anniversary of her termination of employment with CSRA). Mr. Haynes has elected to defer a portion of his fiscal year 2018 bonus into the NQDC Plan. As of March 1, 2018, he has made no other deferrals.

Continuing Employee Benefits

Pursuant to the merger agreement, from and after the effective time, Parent is required to honor, and will cause the surviving corporation to honor, all employee plans and all employment, severance, change in control, bonus and other agreements and plans, and will assume any employee plans that require or contemplate assumption by their terms by an acquirer or successor, but subject to any provisions thereof related to termination or amendment of such agreements and plans.

Parent will provide, or will cause to be provided, to each CSRA employee immediately before the effective time (including any of our executive officers) who is employed by the surviving corporation or any subsidiary thereof immediately following the effective time, other than an employee of CSRA or any of its subsidiaries whose conditions of employment are governed by a collective bargaining agreement, the terms and conditions of which will be respected by Parent and the surviving corporation (which we refer to as “continuing employees”) for a period of one year following the effective time, (i) base salary or wages that are no less favorable than the base salary or wages provided to each such continuing employee by CSRA and its subsidiaries immediately prior to the effective time, (ii) annual cash bonus or other short-term or long-term cash or equity incentive compensation opportunities, as applicable, that are no less favorable in the aggregate than the annual cash bonus or other short-term or long-term cash or equity incentive compensation opportunities provided to each such continuing employee by CSRA and its subsidiaries immediately prior to the effective time, (iii) severance benefits that are no less favorable than those that would have been provided to each such continuing employee by CSRA and its subsidiaries immediately prior to the effective time and (iv) employee benefits (except to the extent otherwise covered by clauses (i), (ii) and (iii) above) that are no less favorable in the aggregate than the employee benefits provided to each such continuing employee by CSRA and its subsidiaries immediately prior to the effective time.

To the extent Parent causes a continuing employee to cease to be eligible to participate in a CSRA benefit plan and instead provides for such continuing employee to be eligible to participate in a benefit plan sponsored or maintained by Parent or one of its affiliates (all such plans, “replacement plans”), if such replacement plan is a group health plan, Parent will credit (or cause to be credited) such continuing employee, for the year during which such coverage under such replacement plan begins, with any deductibles and copayments already incurred during such year under the comparable CSRA benefit plan. Moreover, Parent or its affiliates (including the surviving corporation) will (i) recognize (or cause the recognition of) each continuing employee’s years of service and level of seniority with CSRA and its subsidiaries (including service and seniority with any other employer that was recognized by CSRA and its subsidiaries) for purposes of terms of employment and eligibility, vesting and benefit determination (but not for benefit accruals under any defined benefit pension plan or eligibility for any retiree health or welfare benefit) under the replacement plans and (ii) cause each replacement plan to waive any preexisting condition exclusion or restriction with respect to participation and coverage requirements applicable to a continuing employee to the extent such exclusion or restriction did not apply with respect to such employee under the corresponding plan of CSRA and its subsidiaries prior to the effective time.

Parent or its applicable affiliate will assume and honor all vacation and other paid time off days accrued or earned but not yet taken by each continuing employee as of the effective time.

Potential for Future Arrangements

There have been preliminary discussions between Parent and certain executive officers of CSRA regarding post-closing employment arrangements and it is possible that additional members of our current management team will enter into new employment or consulting arrangements with Parent or its affiliates. Such arrangements may include the right to purchase or participate in the equity of Parent or its affiliates. Any such arrangements with our existing management team will not become effective until after the merger is completed, if at all. There can be no assurance that the applicable parties will reach an agreement on any terms, or at all.

To our knowledge, except for certain agreements described in this proxy statement, or in the documents incorporated by reference herein, between CSRA and its executive officers and directors, no employment, equity contribution or other agreement, arrangement or understanding between any executive officer or director of CSRA, on the one hand, and Parent, Merger Sub, any of their respective affiliates or CSRA, on the other hand, existed as of the date of this proxy statement, and the proposed merger is not conditioned upon any executive officer or director of CSRA entering into any such agreement, arrangement or understanding.

Director Compensation

Annual compensation for our non-employee directors for fiscal year 2018 is as follows:

•	An annual cash retainer of $90,000 paid in cash; and

•	For each term of service after the initial term, an annual equity retainer with a grant date value of $160,000 ($220,000 for Ms. Killefer), paid in the form of RSUs. The annual equity retainer will generally vest on the first anniversary of the date of grant (subject to continued service) or the next annual meeting of stockholders.

In addition to the foregoing remuneration (i) our non-executive chair of the Board of Directors is entitled to receive an additional $80,000 annual retainer paid in cash; (ii) chair of each of the Audit Committee, Compensation Committee and the Corporate Governance Committee is entitled to receive an additional annual cash retainer of $30,000, $20,000 and $15,000, respectively; (iii) directors serving on each of the Audit Committee, Compensation Committee and the Corporate Governance Committee, other than the chairs of such committees, receive an additional annual cash retainer of $10,000; and (iv) each director is entitled to receive an additional attendance fee of $2,500 for each meeting, project or assignment that involves travel after the director has exceeded (a) an aggregate of eight Board meetings, projects and assignments or (b) an aggregate of committee meetings, projects and assignments equal to six times the number of committees on which the director serves.

Pursuant to the terms of the merger agreement, CSRA may, prior to the effective time, in the ordinary course of business consistent with past practice, grant each of our non-employee directors RSUs in respect of the annual equity program for fiscal year 2019. On February 26, 2018, the Company granted Ms. Killefer 5,400 RSUs and each other non-employee director 3,900 RSUs. The terms of these awards are substantially consistent with the terms described above; provided, that such equity awards are subject to accelerated vesting as provided by the merger agreement and shall vest upon the earlier of (i) the first anniversary of the date of grant and (ii) the second annual meeting of shareholders following the date of grant, as described in more detail in “—The Merger—Treatment of CSRA Equity Awards” of this proxy statement.

Nonqualified Deferred Compensation Plan

Each of Ms. Killefer and Mr. Alexander participate in the NQDC Plan, pursuant to which they have, respectively, elected to defer settlement of 7,700 and 6,200 RSUs previously granted to them in respect of their prior services. Ms. Killefer’s account balance will be settled in a lump sum within 30 days of her termination of services (or, if earlier, her death). A portion of Mr. Alexander’s account balance will be settled in equal installments over a period of five years following the termination of his services (or, if earlier, in a lump sum upon his death), with the remaining portion to be distributed in annual installments from August 2022 to August 2027. In addition, each of Messrs. Ventling and Frantz have elected to defer the receipt of shares in respect of RSUs they received in calendar year 2017 (which are scheduled to vest in 2018); as of March 1, 2018, neither has made other deferrals.

Golden Parachute Compensation

Background

This section sets forth the information required by Item 402(t) of Regulation S-K, which requires disclosure of information regarding the compensation for each of our “named executive officers” whose compensation was disclosed in the Company’s Definitive Proxy Statement on Schedule 14A, filed by CSRA on June 27, 2017, that is based on or otherwise relates to the merger, and as supplemented by the Information Statement filed as Exhibit (a)(17) and Annex III to the Schedule 14D-9. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules, and in this section we use such term to describe the transaction-related compensation payable to our named executive officers.

To the extent that any of our named executive officers’ compensation arrangements are described in “—The Merger—Interests of CSRA’s Executive Officers and Directors in the Merger—Employment Arrangements” of this proxy statement, they are incorporated herein by reference. The amounts set forth in the table below, which represent an estimate of each named executive officer’s golden parachute compensation as of March 1, 2018 calculated in accordance with the SEC’s rules on disclosing golden parachute compensation, assume the following:

•	consummation of the proposed merger constitutes a change in control for purposes of the applicable compensation plan or agreement;

•	the change in control was consummated on March 1, 2018, the latest practicable date prior to the filing of this proxy statement;

•	each named executive officer experiences a qualifying termination immediately following the change in control; and

•	the value of the accelerated vesting of the named executive officers’ CSRA equity awards is calculated using the per share price of $40.75.

The amounts reported below are estimated based on multiple assumptions that may or may not actually occur, including the assumptions described above and elsewhere in this proxy statement. As a result, the transaction-related compensation, if any, to be received by a named executive officer may materially differ from the amounts set forth below. The amounts in the table below do not include any value received in respect of CSRA equity awards held by the named executive officer that are vested prior to the consummation of the proposed merger.

Name(1)	Cash ($)(2)	Equity ($)(3)	Perquisites/ Benefits ($)(4)	Total ($)
Named Executive Officers
Lawrence B. Prior III	6,323,438	16,711,306	29,592	23,064,336
David F. Keffer	2,036,738	7,101,218	33,482	9,171,438
William J. Haynes II	2,104,768	6,004,562	11,811	8,121,141
John P. Reing	1,408,684	3,338,895	33,482	4,781,061
Paul Nedzbala	1,548,520	3,375,415	23,673	4,947,608

(1)	Under relevant SEC rules, we are required to provide information in this table with respect to our “named executive officers,” who are generally the Chief Executive Officer, the Chief Financial Officer and the next three most highly compensated executive officers.
(2)	The amount listed in this column represents the pre-tax value of the cash severance amount payable to the named executive officers, calculated as follows:
(a)	Mr. Prior’s cash severance is equal to the sum of (a) two and one-half times the sum of (i) base salary for the year of termination and (ii) target annual incentive bonus, and (b) his pro-rated annual incentive bonus based upon actual performance. For purposes of this calculation, we assumed termination on March 1, 2018 and target performance achievement.
(b)	For the named executive officers other than Mr. Prior, cash severance is equal to two times the sum of (a) base salary for the year of termination, and (b) the average annual bonus payment for the last three fiscal years (annualizing any prior year bonus that was pro-rated to account for an executive officer’s partial year of employment).

All components of the cash amount are “double-trigger” (i.e., they are contingent upon a qualifying termination of employment that occurs within two years (three years for a termination without cause for the named executive officers other than Mr. Prior) following the consummation of the merger). As a condition of receiving the severance benefits, each named executive officer must execute a release of claims and comply with restrictive covenants applicable to him or her.

The estimated amount of each component of the cash payment is set forth in the table below, with the target annual bonus for Mr. Prior and the average annual bonus payment for the last three fiscal years for the other named executive officers, as well as a pro-rated bonus for the year of termination based on actual achievement for Mr. Prior. Each of these amounts other than the pro-rated bonus will be multiplied by the applicable multiple for the named executive officer.

Name	Salary ($)	Bonus ($)	Pro-Rated Bonus ($)
Named Executive Officers
Lawrence B. Prior III	950,000	1,187,500	979,688
David F. Keffer	556,500	461,869	—
William J. Haynes II	550,000	502,384	—
John P. Reing	375,000	329,342	—
Paul Nedzbala	420,000	354,260	—

(3)	As described in more detail in “—The Merger—Treatment of CSRA Equity Awards” of this proxy statement the amounts in this column represent the aggregate pre-tax amounts payable to each named executive officer pursuant to the merger agreement as a result of the merger, on a “single-trigger” basis with respect to all unvested options, RSUs and target PSUs held by such named executive officer as of March 1, 2018 the latest practicable date before the filing of this proxy statement, as well as on a “double-trigger” basis with respect to all unvested RSUs granted in 2018 held by such named executive officers as of such date upon a qualifying termination as described below. Such unvested CSRA equity awards are valued based on $40.75 per share in respect of shares subject to such options, RSUs and target PSUs on a pre-tax basis at the effective time. With respect to options, this amount represents the value of cash amounts payable in respect of such options, calculated on a pre-tax basis by multiplying (i) the excess of $40.75 over the respective per-share exercise prices of the options by (ii) the number of unvested shares subject to such options. With respect to RSUs, this amount represents the value of cash amounts payable in respect of such RSUs (and the value of any dividend equivalents accumulated or retained by CSRA in respect of such RSUs (including the RSUs granted in 2018)), calculated on a pre-tax basis by multiplying $40.75 by the number of shares subject to such RSUs. With respect to PSUs, this amount represents the value of cash amounts payable in respect of such PSUs (and the value of any dividend equivalents accumulated or retained by CSRA in respect of such PSUs), calculated on a pre-tax basis by multiplying $40.75 by the number of shares subject to such PSUs assuming target performance achievement. As described in more detail in “—The Merger—Treatment of CSRA Equity Awards,” the Company is permitted to grant RSUs to its executive officers in 2018 (which represent the equity awards that would otherwise have been granted in respect of the fiscal year 2019 equity award program) that will be converted into RSUs subject to the common stock of Parent, on the same terms and conditions as were applicable to such RSU immediately prior to the effective time, with respect to a number of shares of common stock of Parent determined on the basis of an exchange ratio described in further detail above. The RSUs granted in 2018, which were granted on February 22, 2018 (February 26, 2018 for Mr. Prior) (as converted, if applicable) are, however, “double-trigger” and accelerate in full upon a termination of employment for death, disability by CSRA (or, following a change in control, the surviving corporation) without “cause” or due to an employee’s resignation for “good reason” (as such terms are defined in the separation policy, without regard to whether such employee is covered by the policy).
(4)	Upon a qualifying termination of employment, CSRA is required to provide continued coverage for 24 months (30 months for Mr. Prior) in CSRA’s medical, dental and health plans. Such benefits are “double-trigger” and are subject to the same conditions as the cash severance payment described above.

Financing of the Merger

We estimate that up to approximately $9.7 billion will be needed to complete the merger and to purchase all the shares that are issued and outstanding, to cash out the compensatory share rights, to fund amounts which may become due and payable under CSRA’s outstanding indebtedness, to pay related fees and expenses and to consummate the merger and pay the Merger Consideration. Parent is expected to provide Merger Sub with sufficient funds to satisfy these obligations. We currently expect that Parent will obtain these funds through a combination of available cash, proceeds from the issuance of commercial paper, borrowings under a new credit facility, and/or proceeds from the issuance of debt securities. However, the specific form and terms, and precise timing, of Parent’s financing plans are not yet known. Accordingly, specific plans with respect to repayment of any amounts borrowed or debt securities issued have not yet been made, except as noted below.

The following summary of certain financing arrangements does not purport to be complete and is qualified in its entirety by reference to the documents described in the following paragraphs.

364-Day Incremental Credit Facility. On March 1, 2018, Parent entered into a commitment letter with JPMorgan Chase Bank, N.A. (“JPMorgan”), Wells Fargo Securities, LLC (“WFS”) and Wells Fargo Bank, National Association (“WFBNA”). JPMorgan and WFS have agreed to structure, arrange and syndicate a $7.5 billion, 364-day incremental credit facility (the “364-Day Incremental Credit Facility”), subject to customary closing conditions. The aggregate commitments in respect of the 364-Day Incremental Credit Facility shall be automatically reduced by, and after the closing date for the facility, the aggregate loans under the 364-Day Incremental Credit Facility shall be prepaid, within five business days of receipt of such amount (at par plus accrued and unpaid interest) with, the net cash proceeds received by Parent or any of its subsidiaries from any sale or issuance of debt securities (excluding any issuances under commercial paper programs); provided, however, that the aggregate commitments in respect of the 364-Day Incremental Credit Facility shall not be reduced below $2.0 billion. The Commitment Letter for the 364-Day Incremental Credit Facility provides commitments by JPMorgan and WFBNA of $2.55 billion in the aggregate, with an undertaking to use commercially reasonable efforts to syndicate the remaining $4.95 billion of commitments. The documentation governing 364-Day Incremental Credit Facility has not been finalized, and, accordingly, the actual terms may differ from the descriptions of such terms in the commitment letter for the 364-Day Incremental Credit Facility. A copy of the commitment letter for the 364-Day Incremental Credit Facility is filed as Exhibit (b)(1) to the Schedule TO filed by Parent with the SEC on March 5, 2018. Stockholders are urged to read this document for a more complete description of the 364-Day Incremental Credit Facility.

Commercial Paper Program. Parent maintains an existing U.S. dollar commercial paper program, under which Parent is the issuer with Goldman, Sachs & Co., J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated as dealers, and Bank of America, National Association as paying Agent. Under this program, Parent may issue unsecured, short-term promissory notes of up to an aggregate of U.S. $2 billion, with maturities not exceeding nine months from the date of issuance and with interest rates based on Parent’s credit rating and short-term rates at the time of issuance. As of March 2, 2018, there was no principal amount of indebtedness outstanding under this commercial paper program.

On March 1, 2018, Parent entered into a second commitment letter for a credit facility with JPMorgan, WFS and WFBNA. Pursuant to this commitment letter, JPMorgan and WFS have agreed to structure, arrange and syndicate a $2.0 billion, five-year multicurrency revolving credit facility (the “5-Year Multicurrency Credit Facility”), subject to customary closing conditions. JPMorgan and WFBNA have committed to provide $600 million in the aggregate, with an undertaking to use commercially reasonable efforts to syndicate the remaining $1.4 billion of commitments. The 5-Year Multicurrency Credit Facility will replace Parent’s existing $1.0 billion, five-year credit facility that is due to expire in July 2018. When Parent enters into the 5-Year Multicurrency Credit Facility, Parent plans to amend the terms of its existing $1.0 billion credit facility that matures in 2020 to conform to certain terms of the 5-Year Multicurrency Credit Facility. Parent intends to use the 5-Year Multicurrency Credit Facility, together with its existing $1.0 billion credit facility that matures in 2020, to backstop any commercial paper issued under its commercial paper program. The documentation governing the 5-Year Multicurrency Credit Facility has not been finalized, and, accordingly, the actual terms may differ from the description of such terms in the commitment letter. A copy of the commitment letter for the 5-Year Multicurrency Credit Facility is filed as Exhibit (b)(2) to the Schedule TO filed by Parent with the SEC on March 5, 2018. Stockholders are urged to read this document for a more complete description of the 5-Year Multicurrency Credit Facility.

Debt Securities. Parent has an effective shelf registration on file with the SEC that allows Parent to access the debt markets. The terms of any debt securities sold pursuant to the effective shelf registration statement would be determined at the time of the offer and sale of such debt securities.

As of the date hereof, no alternative financing arrangements or alternative financing plans have been made in the event that the financing arrangements and financing plans discussed above are not available.

Antitrust Review Required for the Merger

U.S. Antitrust

Under the HSR Act and the rules that have been promulgated thereunder by the FTC, we cannot complete the merger until we have given notification and furnished information to the FTC and the DOJ, and until the applicable waiting period has expired or has been terminated. The merger is subject to the waiting period requirements and may not be completed until the expiration of a 15-day waiting period, which cannot expire on a Saturday, a Sunday, or on a federal holiday (and which may be extended as described below) following the filing of the premerger notification and report forms with the DOJ and the FTC. On February 26, 2018, 2018, CSRA and Parent each filed a premerger notification and report form under the HSR Act with the DOJ and the FTC, as a result of which the applicable waiting period under the HSR Act is scheduled to expire on March 13, 2018 , 2018 at 11:59 p.m., Eastern Time, unless otherwise earlier terminated or extended if the DOJ or FTC requests additional information and documentary material.

General

Under the merger agreement, each party is required to use reasonable best efforts to satisfy the closing conditions relating to the required antitrust review, including (i) cooperating with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) promptly notifying the other party of any substantive communication received by such party from, or given by such party to, any U.S. or foreign governmental authorities and of any substantive communication received or given in connection with any proceeding by a private party, in each case, regarding any of the transactions contemplated by the merger agreement, (iii) permitting the other party to review in advance and comment on any communication to any U.S. or foreign governmental authorities with respect to any investigations or reviews of the transactions contemplated by the merger agreement , (iv) to the extent practicable, consulting with the other party in advance of any material meeting, written communications or teleconference with any U.S. or foreign governmental authorities or, in connection with any proceeding by a private person, with any other person, and providing the other party the opportunity to attend and participate in such meetings and teleconferences, to the extent not prohibited by law, and (v) if necessary or advisable, agree to certain remedies provided they would not result in a material adverse effect on CSRA.

While we have no reason to believe it will not be possible to complete the antitrust review in a timely manner, there is no certainty that this review will be completed within the period of time contemplated by the merger agreement or that the completion of such review would not be conditioned upon actions that would be materially adverse to CSRA or Parent, or that a regulatory challenge to the merger will not be made. If a regulatory challenge is made, we cannot predict the result. For example, at any time before or after the effective time of the merger, the DOJ, the FTC, antitrust or regulatory authorities outside the United States, or U.S. state attorneys general could take action under applicable antitrust or regulatory laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the merger, conditionally approving the merger upon the divestiture of CSRA’s or Parent’s assets, subjecting the completion of the merger to regulatory conditions or seeking other remedies. Private parties may also seek to take legal action under antitrust and other laws under certain circumstances.

The expiration or termination of the HSR waiting period approval merely implies the satisfaction of certain regulatory criteria, which do not include review of the merger from the standpoint of the adequacy of the consideration to be received by CSRA’s stockholders. Further, an antitrust review does not constitute an endorsement or recommendation of the merger.

Material U.S. Federal Income Tax Consequences of the Merger

The exchange of CSRA common stock for cash in the merger generally will be a taxable transaction for U.S. federal income tax purposes and may also be taxable under state and local and other tax laws. In general, a U.S. holder (as defined in the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page [ • ]) whose shares of CSRA common stock are converted into the right to receive cash in the merger will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received with respect to such shares and the U.S. holder’s adjusted tax basis in such shares. Gain or loss will be determined separately for each block of shares of CSRA common stock (i.e., shares of CSRA common stock acquired at the same cost in a single transaction). The determination of the actual tax consequences of the merger to a holder of CSRA common stock will depend on the holder’s specific situation.

Tax matters can be complicated and the tax consequences of the merger to you will depend on your particular circumstances. You should read the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page [ • ] and consult your tax advisors regarding the U.S. federal income tax consequences of the merger to you in your particular circumstances, as well as tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Delisting and Deregistration of CSRA Common Stock

As promptly as practicable following the completion of the merger, the CSRA common stock currently listed on the NYSE will cease to be listed on the NYSE and will be deregistered under the Exchange Act.

No Appraisal Rights

Pursuant to the Section 92A.390 of the NRS, no holder of any shares of CSRA common stock will have or be entitled to assert dissenter’s rights or any rights of appraisal as a result of or in connection with the merger agreement and the transactions contemplated thereby, including the merger.

THE MERGER AGREEMENT

This section describes the material terms of the merger agreement. The description in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the merger agreement, a copy of which is attached as Annex A and is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We encourage you to read the merger agreement carefully and in its entirety. This section is not intended to provide you with any factual information about us. Such information can be found elsewhere in this proxy statement and in the public filings we make with the SEC, as described in the section entitled, “Where You Can Find More Information”, beginning on page [•].

Explanatory Note Regarding the Merger Agreement

The merger agreement is included to provide you with information regarding its terms. Factual disclosures about CSRA contained in this proxy statement or in CSRA’s public reports filed with the SEC may supplement, update or modify the factual disclosures about CSRA contained in the merger agreement. The representations, warranties and covenants made in the merger agreement by CSRA, Parent and Merger Sub were qualified and subject to important limitations agreed to by CSRA, Parent and Merger Sub in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances in which a party to the merger agreement may have the right not to consummate the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to shareholders and reports and documents filed with the SEC and in some cases were qualified by the matters contained in the disclosure schedule that CSRA delivered in connection with the merger agreement, which disclosures were not reflected in the merger agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the merger agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement.

Effects of the Merger; Directors and Officers; Certificate of Incorporation; Bylaws

The merger agreement provides for the merger of Merger Sub with and into CSRA upon the terms, and subject to the conditions, set forth in the merger agreement. As the surviving corporation, CSRA will continue to exist following the merger.

The board of directors of the surviving corporation will, from and after the effective time, consist of the directors of Merger Sub until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the surviving corporation. The officers of CSRA immediately prior to the effective time will, from and after the effective time, be the officers of the surviving corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the surviving corporation.

The articles of incorporation of CSRA as in effect immediately prior to the effective time and as attached as an exhibit to the merger agreement, will be the articles of incorporation of the surviving corporation, until amended in accordance with its terms or by applicable law. The by-laws of CSRA as in effect immediately prior to the effective time will be the by-laws of the surviving corporation, until amended in accordance with its terms or by applicable law.

Terms of the Merger Agreement

The following is a summary of certain provisions of the merger agreement. The summary does not purport to be complete and is qualified in its entirety by reference to the full text of the merger agreement itself, a copy of which is attached hereto as Annex A and incorporated herein by reference. Copies of the merger agreement and any other filings that we make with the SEC with respect to the offer or the merger, may be obtained in the manner set forth in “Where you Can Find More Information” beginning on page [•]. Capitalized terms used herein and not otherwise defined have the meanings set forth in the merger agreement. Stockholders and other interested parties should read the merger agreement for a more complete description of the provisions summarized below.

Following the completion of the merger, CSRA common stock will be delisted from the NYSE and deregistered under the Exchange Act and to cease to be publicly traded.

The Offer

On March 5, 2018, Merger Sub commenced the offer for all of the outstanding shares of CSRA common stock at a price of $40.75 per share, to the seller in cash, net of applicable withholding taxes and without interest. The offer contemplated that, after completion of the offer and the satisfaction or waiver of all conditions, we will merge with Merger Sub and all outstanding shares of CSRA common stock will be canceled and converted into the right to receive cash equal to $40.75 per share, except for (i) any Dissenting Shares (as defined in the merger agreement), (ii) any shares that are owned by CSRA or any of its direct or indirect wholly owned subsidiaries, (iii) any shares that are owned by Parent, Merger Sub or any of their respective direct or indirect wholly owned subsidiaries and (iv) shares in respect of stock options, stock appreciation rights and restricted stock units. All shares held by Parent, Merger Sub, CSRA or any of CSRA’s direct or indirect wholly owned subsidiaries as of immediately prior to the effective time will be automatically cancelled at the effective time. The offer was commenced pursuant to the merger agreement.

Under the terms of the merger agreement, the parties agreed to complete the merger whether or not the offer is completed. If the offer is not completed, the parties agreed that the merger could only be completed after the receipt of shareholder approval of the adoption of the merger agreement that will be considered at the shareholder meeting. We are soliciting proxies for the special meeting to obtain shareholder approval of the adoption of the merger agreement to be able to consummate the merger regardless of the outcome of the offer.

We refer in this proxy statement to the offer and to terms of the merger agreement applicable to the offer, however, the offer is being made separately to the holders of shares of CSRA common stock and is not applicable to the shareholder meeting.

The merger agreement also provides that the obligation of Merger Sub to purchase shares tendered in the offer is subject to the satisfaction or waiver of a number of conditions set forth in the merger agreement, including the expiration or termination of applicable waiting periods under the HSR Act (defined below), there being no government order restraining, enjoining or otherwise prohibiting the consummation of the offer, there being no law in effect that makes consummation of the offer illegal or otherwise prohibited, and other customary closing conditions.

It is a condition to Merger Sub’s obligation to purchase the shares tendered in the offer that the number of the outstanding shares of CSRA common stock that have been validly tendered and not validly withdrawn, together with any shares of CSRA common stock then owned by Parent and its subsidiaries, equals at least 50.1% of the CSRA common stock outstanding as of the expiration of the offer. An additional condition to Merger Sub’s obligation to purchase the shares tendered in the offer is that the number of outstanding shares of CSRA common stock that have been validly tendered and not validly withdrawn, together with the shares of CSRA common stock then owned by Parent and its subsidiaries would represent, when added to the number of Top-Up Shares (defined below), at least 90.1% of the CSRA common stock outstanding as of the expiration of the offer.

Top-Up Option. Under the merger agreement, if Merger Sub does not acquire at least 90% of the outstanding shares in the offer (determined on a fully diluted basis), Merger Sub has the option, subject to limitations, to purchase, in whole and not in part, from CSRA a number of newly issued shares (the “Top-Up Shares”) equal to the lesser of (x) the number of additional shares of CSRA common stock to cause Merger Sub (together with Parent) to own one share more than 90% of the shares of CSRA common stock then outstanding (determined on a fully diluted basis and assuming the issuance of the additional shares of CSRA common stock) and (y) the aggregate number of shares of CSRA common stock that CSRA is authorized to issue but that are not issued and outstanding, in each case, at a price per share (payable in cash or with a one-year promissory note bearing simple interest at a rate of 6% per annum) equal to the offer price (such option, the Top-Up Option).

The Top-Up Option will be exercisable once, in whole and not in part, upon or following the applicable offer expiration time. Merger Sub and Parent have agreed that CSRA will not be obligated to deliver the shares in connection with the Top-Up Option if the Short-Form Merger Threshold has not been satisfied or if, following the delivery of the shares issued pursuant to the Top-Up Option, Parent and its subsidiaries (including Merger Sub) would not own an aggregate number of shares equal to one share more than 90% of the fully diluted shares.

The purchase price for each share purchased pursuant to the Top-Up Option will be the offer price. The aggregate price required to be paid to CSRA for the shares purchased pursuant to the Top-Up Option may be paid by Merger Sub either (a) entirely in cash, (b) by delivering to CSRA a promissory note having a principal amount equal to the purchase price for the shares being purchased pursuant to the Top-Up Option or (c) any combination thereof. Any such promissory note (i) will be full recourse to Parent, (ii) will bear simple interest at the rate of six percent (6%) per annum, (iii) will mature on the first anniversary of its delivery, (iv) may be prepaid without premium or penalty, (v) will become immediately due and payable (including all principal and accrued interest thereon) upon any default thereunder and (vi) will have no other material terms.

Recommendation

On February 9, 2018, the Board unanimously (i) determined that the merger agreement and the transactions contemplated thereby are advisable, fair to and in the best interests of CSRA and its stockholders, (ii) adopted, approved and declared advisable the merger agreement and the transactions contemplated thereby, (iii) approved the merger and the other transactions contemplated by the merger agreement, (iv) authorized and approved the Top-Up Option and the issuance of the Top-Up Shares in accordance with the terms of the merger agreement, (v) directed that, if required by applicable law, the merger agreement be submitted to the holders of shares of CSRA common stock for approval and (vi) recommended that the holders of shares of CSRA common stock accept the offer and tender their shares of common stock to Merger Sub pursuant to the offer and, if required by applicable law, approve and adopt the merger agreement and the merger. Accordingly, and for other reasons described in more detail below, our Board of Directors unanimously recommends that the CSRA stockholders vote “FOR” the merger proposal.

The Merger. At the effective time, Merger Sub will be merged with and into CSRA and the separate existence of Merger Sub will cease. CSRA will continue as a wholly owned subsidiary of Parent.

If Parent or its affiliates (including Merger Sub) taken as a whole own at least 90% of the outstanding shares of CSRA common stock after completion of the offer, any subsequent offering period and any exercise of the Top-Up Option, Parent will take all actions necessary and appropriate to cause the merger to become effective without a meeting of the holders of shares of CSRA, in accordance with the Nevada Revised Statutes (“NRS”), as soon as practicable. If at any then-scheduled expiration time (i) any condition to the offer has not been satisfied or waived and (ii) three (3) business days have elapsed since the proxy clearance date, the offer may be terminated. If the offer is so terminated, the merger agreement provides that CSRA will have the right, and that Parent and Merger Sub will have the right to request that CSRA proceed with organizing a company stockholder meeting to approve the merger agreement. In that case, CSRA would separately mail a proxy statement related to such stockholder meeting to holders of record of shares as of the record date for the stockholder meeting. If the CSRA stockholder approval is obtained, the consummation of the merger would be subject to conditions similar to the offer conditions, except that the Short-Form Merger Threshold and 90% condition would not apply. In such case, or if a meeting of the stockholders of CSRA is otherwise required to approve the merger in accordance with applicable law, CSRA has agreed that it will take the actions specified under the heading “— CSRA Stockholder Approval” below, to facilitate approval of the merger by its stockholders.

Solely if the offer termination shall have occurred or the acceptance time shall not have occurred, the obligation of Parent and Merger Sub to consummate the merger is further conditioned upon satisfaction (or waiver by Parent) of the following conditions:

•	The representations and warranties of CSRA contained in (i) the merger agreement (other than those representations and warranties referenced in clauses (ii), (iii) and (iv) of Section 7.3(a) of the merger agreement) are true and correct as of the date of the merger agreement and as of the closing date of the merger, as if made as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth in any such representation or warranty) would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, (ii) Section 4.2(a), Section 4.2(b), and Section 4.2(c) (Capital Structure) are true and correct as of the date of the merger agreement and as of the closing date of the merger, as if made as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except for any immaterial inaccuracies, and (iii) Section 4.8(a) (Absence of Certain Changes or Events) are true and correct in all respects as of the date of the merger agreement and as of the closing date of the merger agreement, as if made as of such time; and (iv) Section 4.4 (Authority; Execution and Delivery; Enforceability), Section 4.24 (Takeover Laws) and Section 4.25 (No Rights Plan) shall be true and correct in all material respects, in each case, as of the date of the merger agreement and as of the closing date of the merger agreement, as if made as of such time (except to the extent expressly made as of an earlier date, in which case as of such date).

•	Each and all of the agreements and covenants of CSRA and CSRA’s subsidiaries to be performed and complied with pursuant to the merger agreement on or prior to the consummation of the merger have been duly performed and complied with in all material respects.

•	Parent shall have received a certificate of CSRA signed by an executive officer of CSRA, dated the closing date of the merger, confirming that the above conditions have been satisfied.

Solely if the offer termination shall have occurred or the acceptance time shall not have occurred, the obligation of CSRA to consummate the merger is further conditioned upon satisfaction (or waiver by CSRA) of the following conditions:

•	The representations and warranties of Parent and Merger Sub contained in the merger agreement are true and correct as of the date of the merger agreement and as of the closing date of the merger, as if made as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth in any such representation or warranty) would not reasonably be expected to, individually or in the aggregate, have any effect that, individually or in the aggregate, would reasonably be expected to prevent or materially delay the ability of Parent or Merger Sub to consummate any of the merger, the offer, the Top-Up Option, and the other transactions contemplated by the merger agreement, as of the date of the merger agreement and as of the closing date of the merger.

•	Each and all of the agreements and covenants of Parent and Parent’s subsidiaries to be performed and complied with pursuant to the merger agreement on or prior to the consummation of the merger have been duly performed and complied with in all material respects.

•	CSRA shall have received a certificate of Parent signed by an executive officer of Parent, dated the closing date of the merger, confirming that the above conditions have been satisfied.

Articles of Incorporation, Bylaws, Directors and Officers. The articles of incorporation and bylaws of CSRA as in effect immediately prior to the effective time will be amended and restated as of the effective time, and such amended and restated articles and bylaws shall be the articles of incorporation and bylaws, respectively, of the surviving corporation, in each case, unless and until thereafter amended. The directors of Merger Sub in office immediately prior to the effective time will become the only directors of the surviving corporation at the effective time, and thereafter such directors will serve in accordance with the articles of incorporation and bylaws of the surviving corporation until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be. The officers of CSRA in office immediately prior to the effective time will become the only officers of the surviving corporation at the effective time, and thereafter such officers will serve in accordance with the articles of incorporation and bylaws of the surviving corporation until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

Treatment of Options and Compensatory Share Rights. Options (including stock appreciation rights) could not be tendered into the offer. Shares issued upon option exercise were permitted to be tendered, pursuant to the terms of the offer.

Restricted stock units (including all service-based RSUs and all performance-based PSUs), whether granted to employees pursuant to the CSRA stock plan or to non-employee directors pursuant to the director stock plan, could not be tendered into the offer, regardless of the terms of the applicable award or grant agreement. Such compensatory share rights will instead, on the terms described in the merger agreement, become vested (at the “target” level for PSUs) and then converted, as of immediately prior to the effective time agreement, into the right to receive from CSRA a lump-sum cash payment, except in the case of CSRA RSUs awarded during calendar year 2018, which will not become fully or partially vested solely in connection with the transactions, and which will be converted into restricted stock units subject to shares of Parent’s common stock and cash payment of any dividend equivalents accumulated or retained by CSRA prior to the merger instead of being canceled in exchange for the right to receive a cash payment based on the offer price. The extent of accelerated vesting of PSUs and RSUs, if any, as well as the amount of the cash payment therefor, will be determined as described in the following paragraphs.

Under the merger agreement and in accordance with the CSRA stock plan, as of immediately prior to the effective time, each outstanding CSRA RSU awarded prior to 2018 will become fully vested and cancelled in exchange for only the right to receive from CSRA an amount equal to the offer price and the value of any dividend equivalents accumulated or retained by CSRA in respect of such CSRA RSU. At the same time, each outstanding PSU will become vested—solely to the extent of its “target” level as of such time—and cancelled in exchange for only the right to receive from CSRA an amount in cash equal to the offer price and the value of any dividend equivalents accumulated or retained by CSRA in respect of such PSU.

Instead of being canceled and converted into the immediate right to receive cash, any CSRA RSUs granted during calendar year 2018 will, following the effective time, be converted into restricted stock units that are subject to shares of the common stock of Parent (par value $0.001 per share) and a right to cash payment at closing of any dividend equivalents accumulated or retained by CSRA prior to the merger. Any CSRA RSUs awarded in 2018 will be converted into restricted stock units of Parent by multiplying the number of shares subject to each CSRA RSU by the fraction determined by dividing (A) the offer price of $40.75 per share by (B) the average of the volume-weighted average price per share of Parent’s common stock trading on the NYSE for each of the twenty (20) consecutive business days ending on (and including) the closing date of the merger. The terms and conditions of such restricted stock units of Parent will, following the conversion of any CSRA RSUs awarded in 2018, be the same as the terms and conditions that applied to the corresponding awards of CSRA RSUs prior to the effective time. The offer, the merger and the other transactions contemplated by the merger agreement alone will not give rise to either full or partial accelerated vesting of any CSRA RSUs awarded in 2018. Any RSUs awarded in 2018 (as converted, if applicable) will, however, accelerate in full upon a termination of employment for death, disability, by CSRA (or, following a change in control, the surviving corporation) without “cause” or due to an employee’s resignation for “good reason” (as such terms are defined in CSRA’s executive officer employment and separation policy, without regard to whether such employee is covered by such policy).

Parent has agreed to file or maintain a registration statement with the Securities and Exchange Commission in order to register a number of shares of its common stock equal to the number of such shares subject to the Parent restricted stock units into which CSRA RSUs awarded in 2018 will be converted. Parent has further agreed to use its commercially reasonable efforts to maintain the effectiveness of the registration statement for as long as the restricted stock units remain outstanding.

Under the merger agreement and in accordance with the director stock plan, as of immediately prior to the effective time, each outstanding director RSU will become fully vested and cancelled in exchange for only the right to receive from CSRA an amount equal to the offer price and the value of any dividend equivalents accumulated or retained by CSRA in respect of each outstanding director RSU.

With respect to any amount payable that constitutes nonqualified deferred compensation subject to Section 409A of the Code, to the extent that payment of such amount would otherwise cause the imposition of a tax or penalty under Section 409A of the Code, such payment will instead be made at the earliest time permitted under the merger agreement and the terms of the corresponding award that will not result in the imposition of such tax or penalty.

CSRA is required to deliver the cash payments described above with respect to the RSUs and PSUs as promptly as practicable after the effective time, and in any case within ten (10) business days thereafter, without interest and less any applicable withholding of taxes.

Representations and Warranties. In the merger agreement, CSRA made customary representations and warranties to Parent and Merger Sub, including representations relating to organization and qualification, capitalization, subsidiaries and joint ventures, authority, non-contravention and approval, SEC matters and financial statements, disclosure documents, absence of undisclosed liabilities, absence of certain changes or events, litigation, compliance with laws, permits, taxes, employee benefit plans and ERISA matters, labor relations, real and personal properties, environmental matters, contracts and commitments, intellectual property rights, anti-takeover laws, government contracts, FCPA matters and export controls, brokers’ and advisors’ fees, the opinions of CSRA’s financial advisors, insurance and the absence of a rights agreement. Parent and Merger Sub have made customary representations and warranties to CSRA with respect to, among other matters, organization and qualification, authority, non-contravention and approval, litigation, sufficiency of funds, information supplied in certain documents, brokers’ and advisors’ fees and ownership and activities of Merger Sub.

Some of the representations and warranties in the merger agreement made by CSRA are qualified as to “materiality” or by reference to a “Company Material Adverse Effect.” For purposes of the merger agreement, a “Company Material Adverse Effect” means any state of facts, circumstance, condition, event, change, development, occurrence, result or effect that, individually or in the aggregate with any one or more of the foregoing, (i) has had or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of CSRA and its subsidiaries, taken as a whole, or (ii) would reasonably be expected to prevent or materially delay the ability of CSRA to consummate the transactions contemplated by the merger agreement, except that the foregoing, to the extent resulting or arising from the following, will not be considered in making such determination:

A.	changes in general economic, regulatory, political, business, financial, congressional appropriation or market conditions in the United States or elsewhere in the world;

B.	changes in the credit, debt, financial or capital markets or in interest or exchange rates, in each case, in the United States or elsewhere in the world;

C.	changes in conditions generally affecting the industry in which CSRA and its subsidiaries operate, including but not limited to changes in governmental funding level or program changes;

D.	any outbreak of any military conflict, declared or undeclared war, armed hostilities, or acts of foreign or domestic terrorism (including cyber-terrorism);

E.	any hurricane, flood, tornado, earthquake or other natural disaster or act of god;

F.	any failure by CSRA or any of its subsidiaries to meet any internal or external projections or forecasts, any change in the market price or trading volume of CSRA common stock or any change in CSRA’s credit rating (although the facts or causes underlying or contributing to such change will be considered in determining whether a Company Material Adverse Effect has occurred or may occur, if not otherwise expressly excluded from consideration);

G.	the public announcement, pendency or performance of the transactions contemplated by the merger agreement or the identity of, or any facts or circumstances relating to Parent, the Merger Sub or their respective affiliates, including, in any such case, the impact thereof on relationships, contractual or otherwise, with customers, suppliers, vendors, lenders, investors, licensors, licensees, venture partners or employees (other than, in each case, for the purposes of any representation or warranty set forth in Section 4.4 or Section 4.5 of the merger agreement);

H.	changes in, including any actions taken to comply with any change in, applicable laws or the interpretation thereof;

I.	changes in, including any actions taken to comply with any change in, GAAP or any other applicable accounting standards or the interpretation thereof;

J.	any action required to be taken by CSRA pursuant to the terms of the merger agreement or at the direction of Parent or Merger Sub, or the failure of Parent to give its consent to any action pursuant to the interim covenants in Section 6.1 of the merger agreement or to cooperate with CSRA in connection with the consummation of the offer and the merger pursuant to Section 6.3(a) of the merger agreement; or

K.	any litigation or other proceeding brought in connection with the merger agreement or any of the transactions contemplated thereby, including breach of fiduciary duty or inadequate disclosure claims;

provided, however, that any state of facts, circumstance, condition, event, change, development, occurrence, result or effect arising out of or resulting from any change or event referred to in items (A), (B), (C), (D), (E), (H) or (I) above may constitute, and be taken into account in determining the occurrence of, a Company Material Adverse Effect, if (and only to the extent that) such change or event has had or would reasonably be expected to have a disproportionate adverse impact on CSRA and its subsidiaries as compared to any other participants that operate in the industries in which CSRA and its subsidiaries operate.

The representations and warranties will not survive consummation of the merger, and cannot be the basis for claims under the merger agreement by any party after the effective time.

Covenants Related to CSRA’s Conduct of Business. Except as required by law or CSRA benefit plans, as expressly required or permitted by the merger agreement (including Section 6.1 of the “Company Disclosure Letter” attached thereto), or with prior written consent of Parent (which consent may not be unreasonably withheld, conditioned or delayed), the merger agreement obligates CSRA not to, and obligates CSRA to cause each of its subsidiaries not to, from the date of the merger agreement until the effective time (or the earlier termination of the merger agreement), (a) conduct its business other than in the ordinary course, consistent with past practice in all material respects, (b) fail to comply in all material respects with all applicable laws, (c) fail to use reasonable best efforts to maintain and preserve intact its business organization and existing relations with customers, suppliers, lenders, employees, business associates and others having business relationships with it and retain the services of its present officers and key employees, or (d) take any action that adversely affects the ability of any party to obtain any regulatory approvals of the offer, Top-Up Option and/or merger; provided, that no action or omission by CSRA or any of its subsidiaries with respect to matters specifically addressed by items A through U below in this section of this Proxy Agreement entitled “Covenants Related to CSRA’s Conduct of Business” will constitute a breach of the preceding clauses (a) through (d).

The merger agreement also contains specific restrictive covenants as to certain activities of CSRA and its subsidiaries from the date of the merger agreement until the effective time or termination, as applicable. These covenants provide that, except as required by law or CSRA benefit plans, as expressly required or permitted by the merger agreement (including Section 6.1 of the “Company Disclosure Letter” attached thereto), or with prior written consent of Parent (which consent may not be unreasonably withheld, conditioned or delayed), CSRA will not, and will cause each of its subsidiaries not to, take any of the following actions:

A.	issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional equity or any additional rights other than the issuance of shares in respect of the vesting, settlement or exercise of compensatory share rights outstanding as of the date of execution of the merger agreement;

B.	(i) split, combine or reclassify any of its equity interests or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for its equity interests, or (ii) repurchase, redeem or otherwise acquire, or permit any subsidiary to purchase, redeem or otherwise acquire, any membership, partnership or other equity interests or rights, except as required by the terms of the CSRA stock plan and the director stock plan and any related award agreements or to satisfy any tax withholding obligations of the holder thereof or as required by the terms of its securities outstanding on the date of the merger agreement (or granted following such date in accordance with the merger agreement) by any CSRA benefit plan;

C.	(i) sell, lease, sublease, license, sublicense, abandon, waive, relinquish, transfer, pledge, abandon, assign, swap, mortgage or otherwise dispose of or subject to any lien all or any material portion of its assets, businesses or properties (excluding owned real property and the leased real property) other than (A) any sales, leases, or dispositions in the ordinary course of business consistent with past practice including the factoring of receivables in the ordinary course of business consistent with past practice or (B) any distributions expressly permitted under Item F below or (ii) convert from a limited partnership, limited liability company or corporation, as the case may be, to any other business entity;

D.	enter into, exercise any extension or other option under, or modify in any material respect or terminate, any real property lease providing for (i) annual rent in excess of $2,000,000 or (ii) aggregate rent in excess of $15,000,000 during the term of such lease;

E.	sell or otherwise transfer, lease, license, mortgage or otherwise encumber or subject to any lien any owned real property, or mortgage or otherwise encumber or subject to any lien any leased real property, or acquire or otherwise purchase any real property;

F.	make or declare dividends or distributions to (i) the holders of shares of CSRA common stock or any CSRA subsidiary, other than regular quarterly dividends in an amount consistent with past practice for the period ending upon the acceptance of tendered shares for payment, or if the offer is terminated, the effective time or (ii) any other equityholders of CSRA or any CSRA subsidiary (other than any dividend or distribution from a wholly owned CSRA subsidiary to CSRA or to any other wholly owned CSRA subsidiary);

G.	amend CSRA’s or any CSRA subsidiary’s organizational documents;

H.	(i) (A) enter into, terminate or amend any material contract other than in the ordinary course of business consistent with past practice or (B) modify, amend, terminate or assign, or waive or assign any rights under, any material contract, in each case, in any material manner or in any manner that would reasonably be expected to prevent or materially delay the consummation of any of the transactions contemplated by the merger agreement or (ii) enter into or extend the scope of any contract that purports to restrict in any material respect CSRA, or any existing or future subsidiary of CSRA, from engaging in any line of business or in any geographic area;

I.	waive, release, assign, settle or compromise (i) for an amount in excess of $1,000,000 individually or $5,000,000 in the aggregate any proceeding, other than settlements or compromises to the extent reflected or reserved against in CSRA’s consolidated financial statements (or the notes thereto) for an amount not in excess of the amount so reflected or reserved or (ii) any proceeding if such settlement or compromise (A) involves a material conduct remedy or material injunctive or similar relief, (B) involves an admission of criminal wrongdoing by CSRA or any subsidiary or (C) has in any material respect a restrictive impact on the business of CSRA or any subsidiary;

J.	make any material changes in financial or tax accounting methods, principles or practices (or change an annual accounting period), except insofar as may be required by a change in GAAP or applicable law;

K.	fail to use reasonable best efforts to maintain, with financially responsible insurance companies, insurance in such amounts and against such risks and losses as is maintained by it at present;

L.	(i) make, change or rescind in any material respect any elections relating to taxes except in the ordinary course of business consistent with past practice, (ii) settle or compromise any proceeding, audit or controversy relating to material taxes, (iii) amend any tax return in any material respect, (iv) enter into any closing agreement with respect to any material tax, (v) surrender any right to claim a material refund or (vi) without good faith consultation with Parent, change in any material respect any of its methods of reporting income or deductions for federal income tax purposes;

M.	(i) establish, adopt, enter into, terminate or amend, or take any action to accelerate the vesting or payment of any compensation or benefits under, any material CSRA benefit plan, (ii) grant to any current or former director, officer, employee, contractor or consultant any material increase in compensation, bonus or fringe or other benefits, other than with respect to employees who are not directors or executive officers in the ordinary course of business consistent with past practice or in connection with CSRA’s or any subsidiary’s annual merit-based compensation review process or discretionary bonus practices, (iii) grant to any current or former director, officer, employee, contractor or consultant any material increase in change in control, retention, severance or termination pay, (iv) enter into any employment, consulting, change in control, retention or severance agreement with any current or former director, officer, employee, contractor or consultant, (v) terminate the employment of any current officer if such termination would result in the right to receive payment of material change in control, severance or termination benefits, (vi) allow any current or former director, officer, employee, contractor or consultant to begin participating in any CSRA benefit plan that provides change in control, severance or termination benefits, regardless of whether the terms of such plan would otherwise allow such current or former director, officer, employee, contractor or consultant to begin participating in such plan; provided, however, that (x) the foregoing clauses (ii), (iii) and (iv) shall not restrict CSRA or any subsidiary from granting to any newly hired or promoted director, officer, employee, contractor or consultant, in each case, with annualized base salary of less than $300,000, any increase in compensation, bonus, change in control, retention, severance or termination pay, or fringe or other benefits, or from entering into any employment, consulting, change in control, retention or severance agreement with any such newly hired or promoted person, in each case, in the ordinary course of business consistent with past practice and (y) nothing in the merger agreement shall restrict CSRA from granting, in the normal course and consistent with past practices, its annual equity awards for 2018, which awards shall be exclusively in the form of CSRA RSUs or director RSUs; provided, that (A) the aggregate dollar value of such awards is no greater than the aggregate target long term incentive grant values of annual equity awards granted by CSRA in 2017, and (B) with respect to each CSRA RSU awarded to employees in 2018, neither the merger nor any other transaction contemplated by the merger agreement, either separately or in the aggregate, will be treated as a vesting event; provided, that vesting of any portion of an award of such CSRA RSUs then outstanding shall accelerate upon a participant’s termination of employment for death, disability, involuntary termination without cause or voluntary termination with good reason, but not for a voluntary termination without good reason or an involuntary termination for cause (as such terms may be defined pursuant to the CSRA stock plan, or in the case of good reason, pursuant to CSRA’s executive officer employment separation policy, without regard to whether such employee is covered by such policy);

N.	(i) incur, assume, guarantee or otherwise become liable for any indebtedness (directly, contingently or otherwise), other than borrowings under existing revolving credit facilities in the ordinary course of business consistent with past practice in amounts not to exceed $100,000,000 in aggregate principal amount outstanding at any time in excess of any aggregate principal amount outstanding as of February 9, 2018 and borrowings from CSRA by a direct or indirect wholly owned subsidiary of CSRA in the ordinary course of business consistent with past practice, (ii) redeem, repurchase, cancel or otherwise acquire any indebtedness (directly, contingently or otherwise), (iii) other than with respect to the existing revolving credit facilities, create any material lien that is not a permitted lien on its property or the property of any CSRA subsidiary in connection with any pre-existing indebtedness, new indebtedness or lease or (iv) make or commit to make (A) any capital expenditure that involves the purchase of real property, (B) any capital expenditure incurred in connection with a customer contract that is in excess of $20,000,000 in the aggregate or (C) any capital expenditure not contemplated by the preceding clause (A) or (B) that is in excess of $3,000,000 individually, or $10,000,000 in the aggregate;

O.	enter into any transaction or contracts with any affiliate or other person that would be required to be disclosed by CSRA under Item 404 of SEC Regulation S-K;

P.	authorize, recommend, propose or announce an intention to adopt a plan of complete or partial dissolution or liquidation;

Q.	directly or indirectly acquire (i) by merging or consolidating with, or by purchasing all of or a substantial equity interest in, or by any other manner, any person or entity or division, business or equity interest of any entity or person or, (ii) any assets, rights or properties from any other entity or person, in each case, other than (A) purchases of goods, equipment, products, licenses of intellectual property and other assets in the ordinary course of business or pursuant to existing contracts, or (B) acquisitions not exceeding $1,000,000 individually, or $5,000,000, in the aggregate;

R.	make any loans, advances or capital contributions to, or investments in, any person or entity (other than CSRA or any wholly owned subsidiary) other than loans, advances or capital contributions in the form of trade credit granted to customers in the ordinary course of business consistent with past practice in an aggregate amount not to exceed $10,000,000;

S.	take any action to increase the vote required for the CSRA stockholder approval;

T.	hire any new officer, employee, consultant or individual service provider (provided that CSRA shall be permitted to hire employees, consultants or other individual service providers with an annualized base salary of less than $300,000 in the ordinary course of business consistent with past practice to fill positions that are open as of the date hereof or that become open following the date hereof to the extent reasonably necessary as determined by CSRA in its sole discretion to maintain CSRA’s core business); or

U.	agree, in writing or otherwise, to take any of the actions described as prohibited in this section of this proxy statement entitled “Covenants Related to CSRA’s Conduct of Business.”

Employee Matters. Parent has agreed that it will, or will cause the surviving corporation to, provide to each employee of CSRA or any of its affiliates immediately prior to the effective time (each, a continuing employee), other than employees subject to a collective bargaining agreement, for a period of one (1) year following the effective time, for long as the continuing employee is employed by the surviving corporation during such period: (i) base salary or wages that are no less favorable than the base salary or wages provided to each such continuing employee by CSRA and its subsidiaries immediately prior to the effective time, (ii) annual cash bonus or other short-term or long-term cash or equity incentive compensation opportunities, as applicable, that are no less favorable in the aggregate than the annual cash bonus or other short-term or long-term cash or equity incentive compensation opportunities provided to each such continuing employee by CSRA and its subsidiaries immediately prior to the effective time, (iii) severance benefits that are no less favorable than those that would have been provided to each such continuing employee by CSRA and its subsidiaries immediately prior to the effective time and (iv) employee benefits (except to the extent otherwise covered by the preceding clauses (i), (ii) and (iii)) that are no less favorable in the aggregate than those provided to each such continuing employee by CSRA and its subsidiaries immediately prior to the effective time. In addition, Parent has agreed that, to the extent that any participant in CSRA’s 2018 annual cash bonus plans (including any participation) has not been paid his or her 2018 annual bonus at the effective time, CSRA will pay any amounts due based on (i) actual CSRA performance and (ii) assuming a personal score for each participant of 1.0x. The payment of such 2018 annual cash bonus will be on the earlier of (a) the business day immediately preceding the effective time or (b) May 15, 2018.

Parent has agreed that it will permit each continuing employee to either continue to participate in CSRA benefit plans or be eligible to participate in replacement benefit plans sponsored or maintained Parent or its affiliates. If any such replacement plan is a group health plan, each participating continuing employee must be credited, for the year during which coverage begins, with any deductibles and copayments already incurred during such year under the CSRA benefit plan being replaced. Each continuing employee’s years of service and level of seniority with CSRA and its subsidiaries (including service and seniority with any other employer that was recognized by CSRA and its subsidiaries) must be recognized for purposes of terms of employment and eligibility, vesting and benefit determination (but not for benefit accruals under any defined benefit pension plan or eligibility for any retiree health or welfare benefit) under the replacement plans. Parent must cause each replacement plan to waive any pre-existing condition exclusion or restriction with respect to participation and coverage requirements applicable to a continuing employee to the extent such exclusion or restriction did not apply with respect to such employee under the corresponding CSRA benefit plan. Furthermore, Parent and the surviving corporation must honor all employment, severance, change in control, bonus and other agreements and plans assumed by them, and must honor and assume all vacation and other paid time off accrued by the continuing employees as of the closing date of the merger.

Nothing in the merger agreement, described under this “— Employee Matters” heading or elsewhere, will constitute an amendment to, or be construed as amending, any benefit or compensation plan, program, contract, arrangement or agreement sponsored, maintained or contributed to by CSRA, Parent or any of their respective subsidiaries (including Merger Sub). The provisions of the merger agreement described under this heading are for the sole benefit of the parties to the merger agreement and nothing herein or therein, expressed or implied, is intended or will be construed to confer upon or give to any person (including, for the avoidance of doubt, any continuing employee or other current or former employee of CSRA or any of its subsidiaries), any legal or equitable or other rights or remedies under or by reason of any statement or provision in this proxy or in the merger agreement.

No Solicitation by CSRA. CSRA has agreed that, during the term of the merger agreement and subject to certain exceptions set forth in the merger agreement, it will not, will cause its subsidiaries, directors, officers and financial advisors engaged in connection with the transactions contemplated by the merger agreement (including the offer and the merger) not to, and will use its reasonable best efforts to cause other representatives not to, directly or indirectly:

•	initiate, solicit or knowingly encourage, knowingly induce, knowingly facilitate or knowingly cooperate in the making of any Company Acquisition Proposal (as defined below) or any offer, indication of interest or proposal that would reasonably be expected to lead to a Company Acquisition Proposal;

•	other than informing third parties of the existence of these restrictions, continue or otherwise participate in negotiations or discussions with, or furnish any non-public information concerning CSRA or any of its subsidiaries, or afford access to the business, properties, assets, books or records of CSRA or its subsidiaries, to, any third party in connection with a Company Acquisition Proposal; or

•	enter into any acquisition agreement, letter of intent, agreement in principle or similar agreement with respect to a Company Acquisition Proposal.

In addition, CSRA has agreed that it will, and will cause its subsidiaries, directors, officers and financial advisors engaged in connection with the transactions contemplated by the merger agreement (including the offer and the merger) to, and will use its reasonable best efforts to cause its other representatives to, cease and terminate any then existing activities, discussions or negotiations with any third party or its representatives with respect to any Company Acquisition Proposal. Furthermore, CSRA must use its reasonable best efforts to cause any such third party and its representatives in possession of non-public information in respect of CSRA and its subsidiaries to return or destroy all such information.

“Company Acquisition Proposal” means any offer, indication of interest or proposal, whether in writing or otherwise, including any amendment or modification to any existing offer or proposal (other than, in each case, an offer or proposal made or submitted by or on behalf of Parent), whether in writing or otherwise, relating to any transaction (including any single- or multi-step transaction) or series of related transactions with a person or “group” (as defined in the Exchange Act), other than Parent and CSRA’s subsidiaries, relating to (x) the issuance to such person or “group” or acquisition by such person or “group” that results in such person or “group” becoming the direct or indirect beneficial owner of at least twenty percent (20%) of the outstanding shares or voting power with respect to electing directors to the Board or (y) the acquisition by such person or “group” that results in such person or “group” becoming the direct or indirect beneficial owner of at least twenty percent (20%) of the consolidated assets of CSRA (including indirectly through ownership of equity in CSRA subsidiaries) and CSRA subsidiaries, taken as a whole, pursuant to a merger (including a reverse merger in which CSRA is the surviving corporation), reorganization, recapitalization, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer, exchange offer, joint venture, partnership, spin-off, extraordinary dividend or other similar transaction.

Notwithstanding any other provision of the merger agreement, at any time prior to the earlier to occur of the acceptance of shares tendered in the offer and the receipt of the CSRA stockholder approval, following the receipt by CSRA of a bona fide written Company Acquisition Proposal, which proposal was made after the date of the merger agreement and did not otherwise result from a breach in any material respect of the provisions of the merger agreement described under this “— No Solicitation by CSRA” heading, and the Board determines in good faith after consultation with its financial advisors and outside counsel that such proposal constitutes or could reasonably be expected to lead to a Company Superior Proposal (as defined below), CSRA may (directly or through its representatives) furnish any information (including non-public information) or access thereto (or to its books, records, business, properties and assets) to the third party making such proposal (subject to certain conditions, including the execution of a confidentiality agreement and the making available of such information or other materials to Parent) or participate or engage in negotiations or discussions with the person or group making such proposal; provided, that, prior to participating or engaging in any such negotiations or discussions, CSRA must provide Parent written notice of its intent to participate or engage in such negotiations or discussions.

“Company Superior Proposal” means a bona fide written Company Acquisition Proposal (provided, that for this purpose the references to “twenty percent (20%)” in the definition thereof shall be deemed to be references to “fifty percent (50%)”) made by a third party, that did not result from a breach in any material respect of the provisions of the merger agreement described under this heading “— No Solicitation By CSRA” and that the Board determines in its good faith judgment (after consultation with its financial advisors and outside counsel), taking into account all of the terms and conditions and the likelihood of completion of such Company Acquisition Proposal and the merger (including any offer by Parent to amend the terms of the merger agreement, termination or break-up fee, expense reimbursement provisions and conditions to consummation) and taking into account all financial, legal, regulatory and other aspects of such Company Acquisition Proposal that the Board considers in good faith to be appropriate (including the conditionality and the timing and likelihood of consummation of such proposal), is reasonably likely to be consummated in accordance with its terms and would, if consummated, result in a transaction that is more favorable to CSRA’s stockholders (solely in their capacity as such) from a financial point of view than the offer and the merger.

Except as otherwise permitted by the provisions of the merger agreement relating to a Company Change in Recommendation with respect to a Company Intervening Event (each as defined below) and Company Superior Proposals, neither the Board nor any committee thereof may (i) (A) withdraw (or modify, amend or qualify in a manner adverse to Parent or Merger Sub), or propose publicly to withdraw (or modify, amend or qualify in a manner adverse to Parent or Merger Sub), the Recommendation or (B) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, any Company Acquisition Proposal (any action described in this clause (i) being referred to as a “Company Change in Recommendation”) or (ii) approve or recommend, or propose publicly to approve or recommend, or enter into, any acquisition agreement, letter of intent, memorandum of understanding, term sheet, agreement in principle or similar agreement (other than certain permitted confidentiality agreements) with respect to a Company Acquisition Proposal (a “Company Alternative Acquisition Agreement”).

“Company Intervening Event” means a material event, change, effect, development or occurrence that was not known to the Board as of the date of the merger agreement (or if known, the consequences of which were not then known), which event, change, effect, development or occurrence, or any consequence thereof, becomes known by the Board prior to the time the CSRA stockholder approval is obtained; provided, however, that in no event shall (i) the receipt, existence or terms of a Company Acquisition Proposal or any matter relating thereto or consequence thereof constitute a Company Intervening Event or (ii) any (a) changes in the market price or trading volume of the shares or (b) CSRA meeting, failing to meet or exceeding published or unpublished revenue or earnings projections, in each case in and of itself constitute a Company Intervening Event (it being understood that, with respect to each of clause (a) and clause (b), the facts or occurrences giving rise or contributing to such change or event may be taken into account when determining a Company Intervening Event to the extent otherwise satisfying this definition).

Notwithstanding anything to the contrary in the provisions of the merger agreement described under this “— No Solicitation by CSRA” heading, at any time prior to the earlier of (x) if the subsequent adoption of the merger agreement by CSRA’s stockholders is not required under the merger agreement and applicable law, the acceptance of shares tendered in the offer and (y) receipt of the CSRA stockholder approval, the Board may make a Company Change in Recommendation in response to a Company Intervening Event and CSRA may subsequently terminate the merger agreement if (i) the Board determines in good faith, after consultation with its outside legal counsel, that the failure to do so would reasonably be expected to be inconsistent with the Board’s fiduciary obligations under applicable law, (ii) (A) CSRA has provided Parent with four (4) business days’ written notice prior to making any such Company Change in Recommendation, which notice shall describe the Company Intervening Event in reasonable detail and which notice shall not itself constitute a Company Change in Recommendation and (B) if requested by Parent in good faith, during such four (4) business day period after providing such notice, negotiate in good faith with respect to any revisions to the terms of the merger agreement proposed by Parent so that a Company Change in Recommendation would no longer be necessary, and (iii) after giving effect to the revisions contemplated by the foregoing clause (ii), if any, after consultation with financial advisors and outside counsel, the Board shall have determined in good faith that failure to make the Company Change in Recommendation in response to such Company Intervening Event would reasonably be expected to be inconsistent with its fiduciary obligations under applicable law. The provisions described in this paragraph also apply to any material change in the event, occurrence or fact relating to such Company Intervening Event, which requires a new notice from CSRA, except that the references to periods of four (4) business days in the procedures described in this paragraph shall be shortened to three (3) business days in connection with such material change.

CSRA has agreed that the Board may not effect a Company Change in Recommendation and CSRA may not terminate the merger agreement as described below unless:

•	CSRA has provided to Parent four (4) business days’ prior written notice (or, in the case of material revisions to a Company Acquisition Proposal or Company Superior Proposal, three (3) business days’ prior written notice), which notice shall not constitute a Company Change in Recommendation, advising Parent that CSRA intends to take such action (and the material terms and conditions of any such Company Superior Proposal, including the identity of the person who made such Company Superior Proposal);

•	during such period, if requested in writing by Parent in good faith, CSRA and its representatives have engaged in good faith negotiations with Parent regarding changes to the terms of the merger agreement intended by Parent to cause such Company Acquisition Proposal to no longer constitute a Company Superior Proposal; and

•	the Board has considered any adjustments to the merger agreement proposed in writing by Parent by 11:59 p.m., New York City time, on the last day of such period and has determined in good faith (after consultation with its financial advisors and outside counsel) that the Company Acquisition Proposal would continue to constitute a Company Superior Proposal if such proposed changed terms were to be given effect, and that the failure to make the Company Change in Recommendation or terminate the merger agreement would reasonably be expected to be inconsistent with the fiduciary obligations of the Board under applicable law.

Notwithstanding anything to the contrary contained in the merger agreement, at any time prior to the earlier of (x) if the subsequent adoption of the merger agreement by CSRA’s stockholders is not required under the merger agreement and applicable law, the acceptance of tendered shares and (y) receipt of the CSRA stockholder approval, in each case if, (i) in response to a bona fide written Company Acquisition Proposal made after the date of the merger agreement and not withdrawn that did not result from a breach in any material respect of the merger agreement provisions described under this “— No Solicitation by CSRA” heading, the Board determines in good faith (after consultation with its financial advisors and outside counsel) that such Company Acquisition Proposal constitutes a Company Superior Proposal and (ii) the failure to do so would reasonably be expected to be inconsistent with its fiduciary obligations under applicable law, (A) subject to compliance with the requirements set forth in the immediately preceding paragraph and bullet points, the Board may make a Company Change in Recommendation and CSRA may subsequently terminate the merger agreement or (B) CSRA may terminate the merger agreement in order to enter into a Company Alternative Acquisition Agreement with respect to such Company Superior Proposal, subject to payment to Parent of the applicable termination fee amount (among other conditions).

Nothing in the merger agreement, described under this “— No Solicitation by CSRA” heading or otherwise, prevents CSRA or the Board from (i) taking and disclosing to CSRA’s stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or making any “stop-look-and-listen” communication to CSRA’s stockholders pursuant to Rule 14d-9(f) under the Exchange Act (or any other disclosure to stockholders required to be made by applicable law), in each case, other than a Company Change in Recommendation that is not permitted as described herein.

Financing. CSRA has agreed that, during the term of the merger agreement, it will, and will cause its subsidiaries to, use their reasonable best efforts to, and will use its reasonable best efforts to cause their respective representatives (including auditors) to use reasonable best efforts to, cooperate with Parent as necessary, upon the reasonable written request of Parent, in connection with the offering, arrangement, issuance or sale of any senior unsecured notes issued in the capital markets, term loans, bridge loans or any combination thereof, of Parent in connection with the transactions contemplated by the merger agreement (including the offer and the merger). Such efforts will include, among other things, providing certain information and materials to be used in connection with the debt financing, furnishing certain materials for filing with the SEC and cooperating with the customary due diligence efforts of the debt financing sources. CSRA will not, in any event, be required to take certain actions in connection with the debt financing, including, among other things, actions that would unreasonably interfere with its ongoing business or operations or that would require CSRA to incur any expense or obligation prior to the effective time or enter into any agreement effective prior to the effective time or if the effective time does not occur.

CSRA Stockholder Approval. The merger agreement provides that, as promptly as reasonably practicable after the execution of the merger agreement, CSRA must prepare a preliminary proxy statement related to the approval of the merger agreement by the stockholders of CSRA and file it with the SEC. This proxy statement fulfills such obligation. Parent and Merger Sub have assisted and cooperated with CSRA in the preparation of the proxy statement and will assist and cooperate with CSRA in the preparation of any amendment or supplement thereto and will furnish CSRA with all information reasonably requested for the purpose of being included therein with respect to Parent or Merger Sub.

If the receipt of the CSRA stockholder approval is required by applicable law, either after the acceptance of tendered shares or after the termination of the offer, CSRA will have the right, at any time after the latest of (i) the initial expiration time (meaning, without reference to any extension thereof) and (ii) three (3) business days after the proxy clearance date, to (and Parent and Merger Sub shall have the right, at any time beginning three (3) business days after the proxy clearance date, to request in writing that CSRA), as promptly as reasonably practicable, take all action necessary to establish a record date for, and as soon as practicable after the earlier of the acceptance of tendered shares and the termination of the offer, call, duly give notice of, convene and hold a meeting of its stockholders for the purpose of obtaining the CSRA stockholder approval, to be held as promptly as reasonably practicable following the mailing of the proxy statement to the holders of shares as of the record date established for such meeting. If the closing of the offer has occurred, the record date for determining eligibility to vote at such meeting will be after the date on which Merger Sub has purchased and paid for, and been recognized by CSRA as the record owner of, the shares duly tendered in, and not validly withdrawn prior to the expiration of, the offer.

If the receipt of the CSRA stockholder approval is required by the NRS, and unless the Board has withdrawn, modified or qualified its recommendation thereof or otherwise effected a Company Change in Recommendation in accordance with the applicable provisions of the merger agreement, CSRA has agreed that it will (i) through the Board, recommend, including through a recommendation in the proxy statement, that the stockholders of CSRA vote in favor of the approval of the merger agreement, and (ii) solicit from stockholders CSRA proxies in favor of the approval of the merger agreement.

Reasonable Best Efforts. Subject to the other terms and conditions of the merger agreement, each of the parties to the merger agreement has agreed to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to cooperate with the other parties in doing all things necessary, proper or advisable to cause the conditions to the offer and the merger to be satisfied as promptly as reasonably practicable and to consummate and make effective, as promptly as reasonably practicable, the offer, the merger and the other transactions contemplated by the merger agreement. Particular obligations of the parties include:

•	submitting the documentation required to be submitted to the Defense Security Service of the United States Department of Defense or any other United States Cognizant Security Agency in accordance with Paragraph 2-302(b) of the National Industrial Security Program Operating Manual;

•	submitting the documentation required to be submitted to the United States Department of State Directorate of Defense Trade Controls in accordance with the International Traffic in Arms Regulations; and

•	submitting any mitigation plans and taking any other actions required by a governmental entity to address an Organizational Conflict of Interest (as defined in Part 9 of the Federal Acquisition Regulation).

Takeover Laws. Each of Merger Sub, Parent and CSRA has agreed not to take any action that would cause the merger agreement or the transactions contemplated thereby (including the offer and the merger) to be subject to requirements, limitations, restrictions or prohibitions imposed by any takeover laws, and each of them has agreed to take all reasonable steps within its control to exempt (or ensure the continued exemption of) the merger agreement and such transactions from any takeover laws that purport to apply so that such transactions may be consummated as promptly as practicable on the terms contemplated, to and otherwise act to eliminate or minimize the effects of any such antitakeover laws on such transactions.

HSR Filings and Other Antitrust Filings. Pursuant to the merger agreement, and as more fully described in “The Merger— Antitrust Review Required for the Merger,” Parent and CSRA have agreed to file, no later than ten (10) business days after the execution of the merger agreement, all notification and report Forms required under the HSR Act (and to request early termination), and to cooperate and use their reasonable best efforts to promptly effect all other filings, notifications, notices, petitions, statements, registrations, submissions of information, applications and other documentation necessary, proper or advisable to cause the conditions to the offer and the merger to be satisfied as promptly as reasonably practicable and to cause such transactions to be consummated as promptly as reasonably practicable. Parent and CSRA have agreed, if necessary or advisable, in order to permit the satisfaction of certain conditions to the transactions, (i) propose, negotiate, commit to, effect and agree to, by consent decree, hold separate order or otherwise, the sale, divestiture, license, holding separate, and other disposition of and restriction on the businesses, assets, properties, product lines, and equity interests of, or changes to the conduct of business of, CSRA or any of its subsidiaries) and take such action or actions that would in the aggregate have a similar effect, (ii) create, terminate, or divest relationships, ventures, contractual rights or obligations of CSRA or any of its subsidiaries, and

(iii) otherwise take or commit to take any action that would limit Parent’s freedom of action with respect to, or its ability to retain or hold, directly or indirectly, any businesses, assets, equity interests, product lines or properties of CSRA, or CSRA’s subsidiaries (each of the foregoing actions, a “Divestiture Action”); provided, that any such Divestiture Actions are conditioned upon and become effective only from and after the effective time; provided, further, that in no event will the merger agreement require CSRA, Parent or any of their respective affiliates to take, or agree to take, any Divestiture Action with respect to assets or businesses of (x) Parent or any of its subsidiaries or (y) CSRA or any of its subsidiaries, unless, in the case of this clause (y), all Divestiture Actions collectively would not result in a material adverse effect on the business, results of operations, assets or financial condition of CSRA and its subsidiaries, taken as a whole.

Directors and Officers Indemnification Insurance. The merger agreement provides that, from and after the effective time, the surviving corporation will indemnify and hold harmless, to the fullest extent CSRA would have been authorized or permitted to do so by, and subject to the conditions and procedures set forth in, applicable law, and will pay on behalf of or advance expenses to, each present and former director and officer of CSRA and its subsidiaries (together with their respective heirs, executors or administrators, the “Indemnified Parties”), in connection with any proceeding and against any losses, claims damages, liabilities, costs or expenses, judgments, fines, penalties or settlement amounts incurred in connection therewith, including in any such person’s capacity as a director, officer, employee, member, trustee or fiduciary of another corporation, foundation, partnership, joint venture, trust, pension or other benefit plan or enterprise serving at the request of or on behalf of CSRA or any CSRA subsidiary, subject to certain limitations and condition more fully described in Section 6.12(a) of the merger agreement.

Additionally, for a period of six (6) years from the effective time, Parent has agreed to (subject to the next sentence) maintain in full effect the current directors’ and officers’ liability and fiduciary liability insurance policies covering the Indemnified Parties (but may substitute therefor other policies of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the Indemnified Parties so long as that substitution does not result in gaps or lapses in coverage) with respect to matters occurring on or before the effective time, but Parent is not required to pay annual premiums in excess of 300% of the last annual premiums paid therefor prior to the date of the merger agreement and will purchase the maximum amount of coverage that can be obtained for that amount if the coverage described in this sentence would cost in excess of that amount. CSRA may, on or prior to the effective time, purchase a tail policy with respect to acts or omissions occurring or alleged to have occurred prior to the effective time that were committed or alleged to have been committed by such Indemnified Parties in their capacity as such in coverage and amount no greater than the policies in place as of the date of the merger agreement so long as the total premiums paid would not exceed the maximum aggregate amount of premiums contemplated to be paid under the previous sentence for such six-year period; provided, that (i) CSRA must give Parent a consultation right in the selection of such “tail” policy and CSRA must give good faith consideration to any comments made by Parent with respect thereto, and (ii) if such tail policy is so purchased, Parent would be relieved of its obligations regarding the maintenance of insurance coverage as described in the previous sentence.

If Parent, the surviving corporation or any of their respective successors or assigns consolidates with or merges with or into any other person and will not be the continuing or surviving entity of such consolidation or merger or transfers or conveys all or substantially all of its assets to any person, then, and in each such case, proper provision will be made so that the successors and assigns of the surviving corporation assume the surviving corporation’s obligations discussed in the preceding two paragraphs.

Stockholder Litigation. CSRA has agreed that, if any litigation or other proceeding of any stockholder related to the merger agreement or the transactions contemplated thereby (including the offer or the merger) is initiated or, to the knowledge of CSRA, threatened against CSRA or any of its subsidiaries or the members of the Board (or of any equivalent governing body of any subsidiary) prior to the effective time, CSRA will promptly notify Parent and keep Parent reasonably informed on a current basis with respect to the status thereof. CSRA and Parent have agreed to consult and cooperate with each other in connection with the defense or settlement of any security holder litigation or other proceeding against CSRA or its directors relating to such transactions, and no such settlement will be agreed to without the prior written consent of Parent, which consent will not be unreasonably withheld, conditioned or delayed by Parent.

Other Covenants. The merger agreement contains other customary covenants, including, but not limited to, covenants relating to public announcements and access and confidentiality.

Conditions to the Merger. The respective obligations of each party to effect the merger are subject to the satisfaction or waiver, where permissible, at or prior to the effective time, of each of the following conditions:

•	if required by the NRS or other applicable law, the CSRA stockholder approval has been received in accordance with applicable law and CSRA’s organizational documents (including its articles of incorporation and bylaws);

•	no governmental entity has issued any order or taken any action restraining, enjoining or prohibiting the consummation of the transactions (including the offer and the merger) or otherwise making such consummation illegal or prohibited;

•	if the offer has been terminated or the tendered shares have not been accepted for payment, the waiting period applicable to the transactions under the HSR Act shall have expired or been terminated, and any approvals, consents or clearances required in connection with the transactions shall have been obtained, in each case, under or in relation to the HSR Act; and

•	unless the offer has been terminated, Merger Sub has accepted for payment all shares validly tendered and not withdrawn pursuant to the offer (however, Merger Sub and Parent may not assert the failure of this condition if their own breach of the merger agreement or the terms of the offer causes it not to be satisfied).

Solely if the offer has been terminated or the tendered shares have not been accepted for payment, the obligations of Parent and Merger Sub, on the one hand, and CSRA, on the other hand, to consummate the merger will be further subject to the satisfaction or waiver at or prior to the effective time of certain additional conditions, as described in the merger agreement.

Termination. The merger agreement may be terminated and the offer and the merger abandoned at any time before the effective time, whether before or after the receipt of the CSRA stockholder approval:

(a)	by the mutual written consent of Parent and CSRA prior to the acceptance of shares for payment or after the termination of the offer;

(b)	by either Parent or CSRA if:

(i)	the effective time does not occur on or before October 15, 2018 (the “Outside Date”), subject to one or more possible extensions at the discretion of either such party until no later than twelve (12) months from the date of the merger agreement if the sole unsatisfied condition relates to the HSR approval or another antitrust approval; provided, however, that the right to terminate the merger agreement pursuant to the provision described in this subparagraph will not be available to any party whose failure to perform any of its obligations set forth in the merger agreement is the primary cause of the failure of such condition to be satisfied;

(ii)	if a governmental entity of competent jurisdiction has issued a final non-appealable order or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions or if any law that permanently makes consummation of the transactions illegal or otherwise prohibited is in effect; provided, that the right to so terminate the merger agreement pursuant to the provision described in this subparagraph will not be available to any party if such order or law was primarily due to the failure of such party to perform any of its obligations under the merger agreement; or

(iii)	the offer has been terminated and, after the final adjournment of the CSRA stockholder meeting called for the purpose of approving the merger agreement, the CSRA stockholder approval has not been obtained.

(c)	by Parent, at any time prior to the acceptance of shares for payment or if the offer has been terminated: if CSRA has breached or failed to perform any of its representations, warranties, covenants or agreements contained in the merger agreement, which breach or failure (i) if the offer has not been terminated, would result in the failure of certain conditions to the offer set forth in “Section 15—Conditions to the Offer” to be satisfied or (ii) if the offer has been terminated, would result in the failure of certain conditions to consummation of the merger set forth in the merger agreement to be satisfied, and in either such case, such breach or failure to perform is either incurable or, if curable, is not cured by the earlier of (A) three (3) business days prior to the Outside Date or (B) 30 days following receipt by CSRA of notice of such breach or failure; provided, however, that Parent will not have the right to terminate the merger agreement pursuant to the provisions described in this subparagraph if Parent is in breach of the merger agreement or has failed to perform any representation, warranty, covenant or agreement therein such that CSRA has the right to terminate the merger agreement pursuant to the provisions described in the following subparagraph (d) below;

(d)	by CSRA, at any time prior to the acceptance of shares for payment or if the offer has been terminated: if Parent has breached or failed to perform any of its representations, warranties, covenants or agreements contained in the merger agreement, which breach or failure would result in the failure of certain conditions to the offer set forth in “Section 15—Conditions to the Offer” to be satisfied and such breach or failure to perform is either incurable or, if curable, is not cured by the earlier of (A) three (3) business days prior to the Outside Date or (B) 30 days following receipt by Parent of notice of such breach or failure; provided, however, that CSRA will not have the right to terminate the merger agreement pursuant to the provisions described in this subparagraph if CSRA is in breach of the merger agreement or has failed to perform any representation, warranty, covenant or agreement therein such that certain conditions to CSRA’s obligation to consummate the merger, as specified in the merger agreement, are not satisfied;

(e)	by Parent, if at any time prior to the earlier to occur of (x) if the subsequent adoption of the merger agreement by CSRA’s stockholders is not required under the merger agreement and applicable law, the acceptance of tendered shares for payment and (y) the receipt of the CSRA stockholder approval, (i) the Board or any committee thereof has effected a Company Change in Recommendation, (ii) CSRA or any committee thereof has failed to publicly confirm that the Recommendation remains in effect and that the Board has not changed the Recommendation within four (4) business days after receipt of a written request from Parent that it do so if such request is made following the public announcement of a Company Acquisition Proposal (provided, that no such confirmation need be made more than once) or (iii) CSRA is in violation of its obligations under the provisions of the merger agreement described under the heading “— No Solicitation By CSRA” above;

(f)	by CSRA prior to the earlier to occur of (x) if the subsequent adoption of the merger agreement by CSRA’s stockholders is not required under the merger agreement and applicable law, the acceptance of tendered shares for payment and (y) the receipt of the CSRA stockholder approval if: the Board or any committee thereof has effected a Company Change in Recommendation as a result of a Company Intervening Event as permitted by the merger agreement; or

(g)	by CSRA, if the merger agreement is terminated to enter into a definitive agreement relating to a Company Superior Proposal in accordance with the merger agreement, subject to CSRA’s obligation to contemporaneously pay the applicable termination fee.

In the event of termination of the merger agreement, the parties will be relieved of their respective duties and obligations thereunder from and after the date of termination, and such termination will be without liability to Parent and CSRA (except in the event of fraud, willful breach or for breaches of the confidentiality agreement between the parties). However, following termination, certain provisions specified in the merger agreement (including the obligation of CSRA to pay a termination fee in certain circumstances, as further described under the heading “Termination Fee” below) will survive, as described in the merger agreement.

Termination Fee. The termination fee is an amount equal to $204,000,000. In the event that:

•	a Company Acquisition Proposal is publicly submitted, publicly proposed, publicly disclosed or otherwise communicated to the Board prior to, and not withdrawn at, the date of termination of the merger agreement, the merger agreement is terminated by CSRA or Parent pursuant to the provisions described in subparagraph (b)(i) or (b)(iii), or by Parent pursuant to the provisions described in subparagraph (c), in each case, under the heading “Termination” above, and CSRA enters into a definitive agreement with respect to, or consummates, a Company Acquisition Proposal within twelve (12) months after the date of termination, then CSRA will pay the termination fee to Parent upon the earliest date of when such definitive agreement is executed or such Company Acquisition Proposal is consummated (provided, that, for purposes of this sentence, any reference in the definition of Company Acquisition Proposal to “twenty percent (20%)” shall be deemed to be a reference to “fifty percent (50%)”);

•	the merger agreement is terminated by Parent pursuant to the provisions described in subparagraph (e) under the heading “— Termination” above, CSRA will pay the termination fee to Parent within two (2) business days of termination; or

•	the merger agreement is terminated by CSRA pursuant to the provisions described in subparagraph (f) or subparagraph (g) under the heading “Termination” above, CSRA will pay the termination fee to Parent contemporaneously with termination; or

If CSRA fails to promptly pay the termination fee, interest will accrue during the period by which payment is delayed at the prime rate published by the Wall Street Journal on the date on which such payment was due. If Parent pursues litigation or other proceedings that result in a judgment for payment of the termination fee, CSRA must reimburse Parent for its reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such proceedings.

If the termination fee becomes payable, CSRA’s payment of the termination fee (together with any interest and/or expense reimbursement due and the specific performance contemplated in the merger agreement) will constitute the sole and exclusive remedy of Parent and Merger Sub in connection with the failure of the merger to be consummated, except in the case of fraud or willful breach.

Expenses. Except as set forth under the heading “Termination Fee,” above, and except for the reimbursement by Merger Sub of certain expenses that may be incurred by CSRA in connection with Merger Sub’s and Parent’s efforts to seek and obtain debt financing for the transactions, all fees and expenses incurred in connection with the merger agreement and such transactions will be paid by the party incurring such fees or expenses, whether or not the transactions are consummated. Parent will pay all filing fees owed under the HSR Act.

Amendment and Waiver. Any provision of the merger agreement may be amended or waived only if such amendment or waiver is in writing and signed, in the case of an amendment, by CSRA, Parent and Merger Sub or, in the case of a waiver, by the party against whom the waiver is to be effective. However, following receipt of the CSRA stockholder approval, if any amendment or waiver is required by applicable law or in accordance with the rules and regulations of the New York Stock Exchange, the effectiveness of such amendment or waiver will be subject to the approval of the stockholders of CSRA. The debt financing sources participating in Parent’s and Merger Sub’s financing of the transactions contemplated by the merger agreement have the right to prevent certain amendments to the merger agreement that would be adverse to their interests.

MARKET PRICES OF CSRA COMMON STOCK

Market Information

CSRA common stock trades on the NYSE under the symbol “CSRA.” As of [ • ], 2018, there were [ • ] shares of CSRA common stock outstanding. The following table shows the high and low sales price of CSRA common stock for our fourth quarter of fiscal 2018 (through [•], 2018) and each of our preceding fiscal quarters in 2018 and 2017 and the third quarter and fourth quarter in 2016.

Fiscal Year	High		Low
Year ended March 30, 2018
First Quarter		$32.47		$27.68
Second Quarter		$33.66		$31.16
Third Quarter		$32.68		$27.53
Fourth Quarter (through [•], 2018)	$	[ • ]	$	[ • ]
Year ended March 31, 2017
First Quarter		$27.27		$22.15
Second Quarter		$27.13		$23.18
Third Quarter		$32.70		$24.61
Fourth Quarter		$33.05		$28.38
Year ended April 1, 2016
Third Quarter (from November 30, 2015)		$31.51		$26.67
Fourth Quarter		$29.18		$22.34

The closing sales price of CSRA common stock on the NYSE on [ • ], 2018, the latest practicable date before the printing of this proxy statement, was $[ • ] per share. The closing sales price of CSRA common stock on the NYSE on February 9, 2018, the last trading day prior to the public announcement of the proposed merger, was $30.82 per share. You are urged to obtain current market quotations for CSRA common stock when considering whether to approve the merger proposal. Following the merger, there will be no further market for CSRA common stock, and CSRA common stock will be delisted from NYSE and deregistered under the Exchange Act.

Holders

At the close of business on [ • ], 2018, [ • ] shares of CSRA common stock were issued and outstanding, held by approximately [ • ] holders of record.

Dividends

The table below presents quarterly cash dividends per common share for CSRA’s four (4) most recently declared quarterly cash dividends.

Amount per Share	Record Date	Date Paid
$0.10	January 4, 2018	January 25, 2018
$0.10	August 29, 2017	October 3, 2017
$0.10	June 15, 2017	July 12, 2017
$0.10	April 5, 2017	April 28, 2017

The declaration and payment of future dividends, the amount of any such share repurchases or dividends, and the establishment of record and payment dates for dividends, if any, are subject to final determination by our Board in light of our current strategy and financial performance and position, among other things. In addition, our ability to declare and pay future dividends on our common stock may be restricted by the provisions of Nevada law and covenants in our credit facility. Under the merger agreement, described in “The Merger Agreement—Conduct of Business of CSRA Pending the Merger,” we are prohibited from paying any dividend or other distribution on CSRA common stock prior to the completion of the merger (except for the regular quarterly dividends consistent with past practice).

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of our common stock by:

•	each person known by us to be the beneficial owner of more than 5% of our outstanding common stock;

•	each of our directors;

•	each of our named executive officers (“NEOs”); and

•	all of our directors and executive officers as a group.

The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power or investment power over such security. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of our common stock subject to options or other rights held by that person that are exercisable or will become exercisable within 60 days are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person. Each person named in the table has sole voting and investment power with respect to all of the shares of our common stock shown as beneficially owned by such person, except as otherwise set forth in the notes to the table.

The amounts and percentages shown below reflect beneficial ownership as of March 1, 2018 as determined in accordance with Rule 13d-3 under the Exchange Act.

Name and Address of Beneficial Owner[1]	Beneficial Ownership[2]		Percentage of Class
Directors and NEOs:
Keith B. Alexander	3,900	[3]	*
Sanju K. Bansal	10,100		*
Michèle A. Flournoy	10,100		*
Mark A. Frantz	10,100		*
William J. Haynes II	64,227		*
David F. Keffer	60,207		*
Nancy Killefer	8,119	[3]	*
Craig L. Martin	28,500		*
Paul Nedzbala	16,968		*
Sean O’Keefe	14,319		*
Lawrence B. Prior III	278,391		*
John P. Reing	6,622		*
Michael E. Ventling	10,100		*
Billie I. Williamson	10,300		*
John F. Young	6,200		*
All directors and executive officers as a group (21 persons)	634,459		* %
Principal Stockholders:
T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, Maryland 21202	25,664,031	[4]	15.5%
The Vanguard Group 100 Vanguard Blvd. Malvern, Pennsylvania 19355	20,205,731	[5]	12.2%

Name and Address of Beneficial Owner[1]	Beneficial Ownership[2]		Percentage of Class
FMR LLC 245 Summer Street Boston, Massachusetts 02210	13,882,092	[6]	8.4%
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	9,627,742	[7]	5.8%

*	Less than 1%.
(1)	Unless otherwise indicated, the address of each person or group is c/o CSRA Inc., 3170 Fairview Park Drive, Falls Church, Virginia 22042.
(2)	With respect to Messrs. Haynes, Keffer, Nedzbala, Prior and Reing and all executive officers and directors of CSRA as a group, includes 40,103; 52,005; 16,563; 201,465; 3,994; and 405,245 shares of common stock, respectively, subject to employee options which were outstanding on March 1, 2018, and currently are exercisable or which are anticipated to become exercisable within 60 days after the date of this Information Statement. These shares are deemed to be outstanding in computing the percentage of class.
(3)	Excludes 6,200 and 7,700 shares, the receipt of which was deferred by Mr. Alexander and Ms. Killefer, respectively, pursuant to the NQDC Plan.
(4)	This information, which is not within the direct knowledge of CSRA, has been derived from a Schedule 13G/A filed by T. Rowe Price Associates, Inc. with the SEC on February 14, 2018. Based upon information contained in the filing, T. Rowe Price Associates, Inc. has sole voting power with respect to 6,757,752 of these shares and sole dispositive power with respect to 25,664,031 of these shares.
(5)	This information, which is not within the direct knowledge of CSRA, has been derived from a Schedule 13G/A filed by The Vanguard Group with the SEC on February 8, 2018. Based upon information contained in the filing, The Vanguard Group has sole voting power with respect to 195,645 of these shares, shared voting power with respect to 18,019 of these shares, sole dispositive power with respect to 20,003,499 shares and shared dispositive power with respect to 202,232 shares.
(6)	This information, which is not within the direct knowledge of CSRA, has been derived from a Schedule 13G/A filed by FMR LLC with the SEC on February 13, 2018. Based upon information contained in the filing, Fidelity Investments has sole voting power with respect to 2,771,276 of these shares and sole dispositive power with respect to 13,882,092 shares.
(7)	This information, which is not within the direct knowledge of CSRA, has been derived from a Schedule 13G filed by BlackRock, Inc. with the SEC on January 29, 2018. Based upon information contained in the filing, BlackRock, Inc. has sole voting power with respect to 8,699,397 of these shares and sole dispositive power with respect to 9,627,742 of these shares.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following is a summary of the material U.S. federal income tax consequences of the merger to “U.S. holders” and “non-U.S. holders” (in each case, as defined below) of CSRA common stock whose shares of common stock are converted into the right to receive cash in the merger. This summary is based on the current provisions of the U.S. Internal Revenue Code of 1986, as amended from time to time (the “Code”), applicable Treasury Regulations, judicial authority, and administrative rulings, all of which are subject to change, possibly with retroactive effect. Any such change could alter the tax consequences to the holders as described herein. This summary is general in nature and does not purport to be a complete analysis of all potential tax effects of the merger. For example, it does not consider the effect of the Medicare tax on net investment income, federal alternative minimum tax, or any applicable state, local or foreign income tax laws, or federal estate and gift taxes or other non-income tax laws. Furthermore, this summary applies only to holders that hold their CSRA common stock as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). In addition, this discussion does not address all aspects of U.S. federal income tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

•	a bank, insurance company, or other financial institution;

•	a tax-exempt organization;

•	a retirement plan or other tax-deferred account (other than with respect to U.S. Holders in the CSRA 401(k) Plan);

•	an entity or arrangement treated for U.S. federal income tax purposes as a partnership, S corporation or other pass-through entity (or an investor in such an entity or arrangement);

•	a mutual fund;

•	a real estate investment trust or regulated investment company;

•	a dealer or broker in stocks and securities or currencies;

•	a trader in securities that elects mark-to-market treatment;

•	a holder of shares subject to the alternative minimum tax provisions of the Code;

•	a holder of shares that received the shares through the exercise of an employee stock option, through a tax qualified retirement plan or otherwise as compensation;

•	a U.S. holder (as defined below) that has a functional currency other than the U.S. dollar;

•	a “controlled foreign corporation,” “passive foreign investment company,” or corporation that accumulates earnings to avoid U.S. federal income tax;

•	a person that is required to report income no later than when such income is reported on an “applicable financial statement”;

•	a holder that holds shares as part of a hedge, straddle, constructive sale, conversion or other integrated transaction; or

•	a United States expatriate.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds CSRA common stock, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partnerships holding CSRA common stock and partners in such partnerships should consult their tax advisors as to the particular U.S. federal income tax consequences of the merger to them.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of CSRA common stock that is:

•	an individual citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

A “non-U.S. holder” means a beneficial owner of CSRA common stock that is not a U.S. holder or a partnership (or any other entity classified as a partnership for U.S. federal income tax purposes).

Shares beneficially held in the 401(k) Plan.

The exchange of shares in the CSRA 401(k) Plan for cash pursuant to the merger will not be a taxable transaction for federal income tax purposes for either the CSRA 401(k) Plan or the participants in the 401(k) Plan.

U.S. Holders

General. The exchange of CSRA common stock for cash in the merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder whose shares of CSRA common stock are converted into the right to receive cash in the merger will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received with respect to such shares and the U.S. holder’s adjusted tax basis in such shares. A U.S. holder’s adjusted tax basis generally will equal the price the U.S. holder paid for such shares. Gain or loss will be determined separately for each block of shares of CSRA common stock (i.e., shares of CSRA common stock acquired at the same cost in a single transaction). Such gain or loss will be capital gain or loss and generally will be treated as long-term capital gain or loss if the U.S. holder has held the shares of CSRA common stock for more than one year at the effective time of the merger. Long-term capital gains of non-corporate U.S. holders (including individuals) are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to significant limitations.

Information Reporting and Backup Withholding. Information reporting and backup withholding may apply to payments made in connection with the merger. Backup withholding (currently at a rate of 24%) will not apply, however, to a holder of CSRA common stock who (1) furnishes a correct taxpayer identification number (“TIN”), certifies that such holder is not subject to backup withholding on the Internal Revenue Service Form W-9 (or appropriate successor form) included in the transmittal materials that such holder will receive, and otherwise complies with all applicable requirements of the backup withholding rules; or (2) provides proof that such holder is otherwise exempt from backup withholding. Backup withholding is not an additional tax, and any amounts withheld under the backup withholding rules may be refunded or credited against a holder’s U.S. federal income tax liability, if any; provided, that such holder furnishes the required information to the Internal Revenue Service in a timely manner. The Internal Revenue Service may impose a penalty upon any taxpayer that fails to provide the correct TIN.

Non-U.S. Holders

General. A non-U.S. holder’s receipt of cash in exchange for shares of CSRA common stock pursuant to the merger generally will not be subject to U.S. federal income tax unless:

•	the gain, if any, on such shares is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to the non-U.S. holder’s permanent establishment in the United States);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the exchange of shares of CSRA common stock for cash pursuant to the merger and certain other conditions are met; or

•	CSRA is or has been a “United States real property holding corporation” as such term is defined in Section 897(c) of the Code (a “USRPHC”), for U.S. federal income tax purposes and certain other conditions are met.

A non-U.S. holder described in the first bullet point immediately above will generally be subject to regular U.S. federal income tax on any gain realized as if the non-U.S. holder were a U.S. holder. If such non-U.S. holder is a corporation, it may also be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits (or a lower treaty rate). A non-U.S. holder described in the second bullet point immediately above will be subject to tax at a rate of 30% (or a lower treaty rate) on any gain realized, which may be offset by U.S.-source capital losses recognized in the same taxable year, even though the individual is not considered a resident of the United States.

If CSRA is or has been a USRPHC at any time within the shorter of the five-year period preceding the effective time of the merger or a non-U.S. holder’s holding period with respect to the applicable shares of CSRA common stock, the exchange of CSRA common stock for cash in the merger by such non-U.S. holder will be subject to U.S. federal income tax at rates generally applicable to U.S. persons, except that the branch profits tax will not apply; provided, that, so long as CSRA common stock is regularly traded on an established securities market, CSRA’s treatment as a USRPHC would cause only a non-U.S. holder who holds or held, directly or indirectly under certain ownership rules of the Code, more than 5% of CSRA common stock (at any time during the shorter of the five-year period preceding the merger or the period that the non-U.S. holder held CSRA common stock), and is not eligible for a treaty exemption. CSRA believes that it is not, and has not been, a USRPHC at any time during the five-year period preceding the offer.

Information Reporting and Backup Withholding. Information reporting and backup withholding will generally apply to payments made pursuant to the merger to a non-U.S. holder effected by or through the U.S. office of any broker, U.S. or foreign, unless the holder certifies its status as a non-U.S. holder and satisfies certain other requirements, or otherwise establishes an exemption. Copies of applicable information returns reporting such payments and any withholding may also be made available to the tax authorities in the non-U.S. holder’s country in which such holder resides under the provisions of an applicable treaty or agreement. Generally, information reporting and backup withholding will not apply to a payment of disposition proceeds to a non-U.S. holder where the transaction is effected outside the United States through a non-U.S. office of a broker. However, for information reporting purposes, dispositions effected through a non-U.S. office of a U.S. broker or a non-U.S. broker with substantial U.S. ownership or operations generally will be treated in a manner similar to dispositions effected through a U.S. office of a broker. A non-U.S. holder must generally submit an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable IRS Form W-8) attesting to its exempt foreign status in order to qualify as an exempt recipient. Notwithstanding the foregoing, backup withholding and information reporting may apply if we, the paying agent or Parent has actual knowledge, or reason to know, that a non-U.S. holder is a U.S. person. Backup withholding is not an additional tax. Rather, any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder can be refunded or credited against the non-U.S. holder’s U.S. federal income tax liability, if any; provided, that an appropriate claim is timely filed with the Internal Revenue Service.

THIS DISCUSSION IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. WE URGE YOU TO CONSULT WITH YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION, AS WELL AS ANY TAX CONSEQUENCES OF THE MERGER ARISING UNDER THE FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

LITIGATION RELATING TO THE MERGER

On March 6, 2018 and March 9, 2018, two purported class action complaints were filed in the United States District Court for the District of Nevada on behalf of putative classes of CSRA’s public stockholders, and on March 9, 2018 a complaint was filed in the United States District Court for the Eastern District of Virginia on behalf of an individual purported stockholder of CSRA. The complaints are captioned: Williams v. CSRA, Inc., et al., Case No.:2:18-cv-00407, Fallness, v. CSRA Inc., et al., Case No.:2:18-cv-00440, and Fallon v. CSRA, Inc., et al., Case No.:1:18-cv-00267, respectively. Each of the complaints names CSRA and its directors, and the Fallness complaint also names Parent and Merger Sub, as defendants. The complaints generally allege that CSRA and its directors violated federal securities laws by failing to disclose material information in the Schedule 14D-9. The Fallness complaint also alleges that the omissions constitute violations of federal securities laws by Parent and Merger Sub. The complaints seek, among other things, injunctive relief preventing the consummation of the offer, damages, and an award of plaintiffs’ costs and attorneys’ and experts’ fees. CSRA and its directors believe that the claims asserted against them respectively, are without merit. Parent and Merger Sub have informed us that they believe that the claims asserted against them, respectively, are without merit.

FUTURE CSRA STOCKHOLDER PROPOSALS

If the merger is not completed, CSRA stockholders will continue to be entitled to attend and participate in CSRA’s 2018 annual meeting of stockholders. If CSRA holds its 2018 annual meeting of stockholders, for a stockholder proposal to be considered for inclusion in CSRA’s annual meeting’s proxy statement pursuant to Rule 14a-8 under the Exchange Act, the written proposal must be received by CSRA’s Corporate Secretary at CSRA’s principal executive offices not later than February 27, 2018. If the date of the 2018 annual is moved more than 30 days before or after the anniversary date of the prior year’s annual meeting, then the deadline for inclusion of a stockholder proposal in CSRA’s proxy statement is instead a reasonable time before CSRA begins to print and mail its proxy materials. The proposal must comply with the requirements of SEC Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to:

CSRA

Corporate Secretary

3170 Fairview Park Drive

Falls Church, Virginia 22042

Stockholders seeking to nominate directors at the 2018 annual meeting or who wish to bring a proposal before the meeting that is not intended to be included in CSRA’s proxy statement for the 2018 Annual Meeting must comply with the advance notice deadlines contained in CSRA’s bylaws. The bylaws provide that any such notice must be given not later than the close of business on the 90th day and not earlier than the close of business on the 120th day prior to the anniversary date of the prior year’s annual meeting. In addition, the bylaws specify that in the event that the date of the upcoming annual meeting is more than 30 days before or more than 60 days after the anniversary date of the prior year’s annual meeting, notice by the stockholder to be timely must be received not earlier than the close of business on the 120th day prior to the upcoming annual meeting and not later than the close of business on the later of (1) the 90th day prior to the upcoming annual meeting and (2) the 10th day following the date on which public announcement of the date of such upcoming meeting is first made. The term “public announcement” means disclosure in a press release reported by the Dow Jones News Service, Associated Press or a comparable national news service, in a document publicly filed by CSRA with the SEC, or in a notice pursuant to the applicable rules of an exchange on which the securities of CSRA are listed. For the 2018 annual meeting, a stockholder’s notice, to be timely, must be delivered to, or mailed and received at our principal executive offices not earlier than the close of business on April 10, 2018 and not later than the close of business on May 10, 2018. A copy of the full text of the bylaw provisions discussed above may be obtained by writing to our Secretary at 3170 Fairview Park Drive, Falls Church, Virginia 22042.

MULTIPLE STOCKHOLDERS SHARING ONE ADDRESS

The SEC has adopted rules that permit companies and intermediaries, such as brokers and banks, to satisfy the delivery requirements for proxy statements with respect to two or more stockholders sharing an address by delivering a single proxy statement, as applicable, addressed to those stockholders, unless contrary instructions have been received. This procedure, which is commonly referred to as “householding,” reduces the amount of duplicate information that stockholders receive and lowers printing and mailing costs for companies.

Certain brokerage firms may have instituted householding for beneficial owners of our common stock held through brokerage firms. If your family has multiple accounts holding our common stock, you may have already received a householding notification from your broker. You may decide at any time to revoke your decision to household, and thereby receive multiple copies of proxy materials. If you wish to opt out of this procedure and receive a separate set of proxy materials in the future, or if you are receiving multiple copies and would like to receive only one, you should contact your broker, trustee or other nominee or our Investor Relations Department by (a) mail at CSRA, Investor Relations, 3170 Fairview Park Drive, Falls Church, Virginia 22042 (b) telephone at [ • ], or email at Investors@CSRA.com. A separate copy of these proxy materials will be promptly delivered upon request by writing to: [•], [•] or by calling [ • ].

WHERE YOU CAN FIND MORE INFORMATION

Investors will be able to obtain free of charge this proxy statement and other documents filed with the SEC at the SEC’s website at http://www.sec.gov. and you may also read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-330. In addition, this proxy statement and our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to section 13(a) or 15(d) of the Securities Exchange Act of 1934 are available free of charge through our website at www.CSRA.com. as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information located on, or hyperlinked or otherwise connected to, CSRA’s website is not, and will not be deemed to be, a part of this proxy statement or incorporated into any other filings that we make with the SEC.

The SEC allows us to “incorporate by reference” documents we file with the SEC into this proxy statement, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except that information that we file later with the SEC will automatically update and supersede this information. This proxy statement incorporates by reference the documents listed below that have been previously filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•	CSRA’s Annual Report on Form 10-K for the fiscal year ended March 31, 2017 filed with the SEC on May 25, 2017 (our “Annual Report”);

•	CSRA’s Quarterly Reports on Form 10-Q for the fiscal quarters ended June 30, 2017, September 29, 2017 and December 29, 2017 filed with the SEC on August 9, 2017, November 7, 2017 and February 2, 2018, respectively;

•	CSRA’s Information Statement filed as Exhibit (a)(17) and Annex III to the Schedule 14D-9 (our “Information Statement”); and

•	CSRA’s Current Reports on Form 8-K filed with the SEC on April 10, 2017, June 5, 2017, June 16, 2017, July 5, 2017, July 26, 2017, August 10, 2017, August 14, 2017, September 5, 2017, September 22, 2017, October 17, 2017, January 2, 2018, February 12, 2018, February 28, 2018, March 8, 2018 and [ • ].

We also incorporate by reference into this proxy statement additional documents that CSRA may file with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Exchange Act, from the date of this proxy statement until the date of the special meeting; provided, however, that we are not incorporating by reference any additional documents or information furnished and not filed with the SEC.

The directors, executive officers and certain other members of management and employees of CSRA may be deemed “participants” in the solicitation of proxies from CSRA stockholders in favor of the proposed merger. You can find information about CSRA’s executive officers and directors in our Annual Report, as amended, and our Information Statement.

You may request a copy of documents incorporated by reference at no cost, by writing to our Investor Relations Department at CSRA, Investor Relations, 3170 Fairview Park Drive, Falls Church, Virginia 22042, or by email at Investors@CSRA.com. If you would like to request documents from us, please do so at least five business days before the date of the special meeting in order to receive timely delivery of those documents prior to the special meeting.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE INTO THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED [ • ], 2018. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Annex A

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of February 9, 2018 (this “Agreement”), is entered into by and among CSRA Inc., a Nevada corporation (the “Company”), General Dynamics Corporation, a Delaware corporation (“Parent”) and Red Hawk Enterprises Corp., a Nevada corporation and wholly owned subsidiary of Parent (“Merger Sub” and, collectively with the Company and Parent, the “Parties”).

RECITALS

WHEREAS, pursuant to this Agreement, Merger Sub has agreed to commence, and Parent has agreed to cause Merger Sub to commence, a tender offer (as it may be amended from time to time as permitted under this Agreement, the “Offer”) to purchase all of the shares of common stock, par value $0.001 per share, of the Company (the “Company Common Stock”) issued and outstanding (each, a “Share”), at a price per Share of $40.75 (such amount, or any other amount per Share paid pursuant to the Offer or the Merger (as defined below) in accordance with this Agreement, the “Per Share Amount”), to the holder of the Share, in cash, net of applicable withholding taxes and without interest, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, regardless of whether the Offer Closing (as defined below) occurs, subject to the terms and conditions of this Agreement and in accordance with the provisions of the NRS, Merger Sub will be merged with and into the Company (the “Merger” and, together with the Offer, the Top-Up Option (as defined below) and the other transactions contemplated by this Agreement, the “Transactions”), with the Company surviving the Merger as a wholly-owned Subsidiary of Parent in accordance with the NRS;

WHEREAS, Parent, Merger Sub and the Company acknowledge and agree that the Merger shall be governed by and effected pursuant to the applicable provisions of the NRS and shall be consummated as soon as practicable following the date hereof upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Board of Directors of the Company (the “Company Board”), at a meeting duly called and held, (a) determined that this Agreement and the Transactions are fair to, and in the best interests of, the Company’s stockholders, (b) adopted, approved and declared advisable this Agreement and the Transactions, (c) authorized and approved the Top-Up Option and the issuance of the Top-Up Option Shares (as defined below) in accordance with the terms of this Agreement, (d) directed that, if required by applicable Law (as defined below), this Agreement be submitted to the holders of Company Common Stock for approval and (e) recommended that the holders of Company Common Stock accept the Offer and tender their Shares to Merger Sub pursuant to the Offer and, if required by applicable Law, approve and adopt this Agreement and the Transactions;

WHEREAS, the Board of Directors of Parent (the “Parent Board”), at a meeting duly called and held, (a) determined that this Agreement and the Transactions, are fair to, and in the best interests of, Parent and Parent’s stockholders and (b) approved and declared advisable this Agreement and the Transactions; and

WHEREAS, the Board of Directors of Merger Sub (the “Merger Sub Board”) has by unanimous vote (a) determined that this Agreement and the Transactions, are fair to, and in the best interests of, Merger Sub’s sole stockholder, (b) adopted this Agreement and approved and declared advisable this Agreement and the Transactions and (c) recommended that Parent, as the sole stockholder of Merger Sub, approve this Agreement and approve the Transactions (and Parent, as the sole stockholder of Merger Sub, has executed and delivered a unanimous written consent of the sole stockholder of Merger Sub approving this Agreement and the Transactions, such approval to be effective immediately following the execution and delivery of this Agreement).

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Certain Definitions. As used in this Agreement, the following terms have the meanings set forth below:

“Acceptance Time” has the meaning set forth in Section 2.1(d).

“Accumulated Dividend Equivalents” means all dividend equivalent payments with respect to Company RSUs, Company PSUs and Director RSUs that have been accumulated or retained by the Company until the vesting or settlement of such awards.

“Affiliate” means, with respect to a specified Person, any other Person, whether now in existence or hereafter created, directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person. For purposes of this definition and the definition of Subsidiary, “control” (including, with correlative meanings, “controlling,” “controlled by” and “under common control with”) means, with respect to a Person, the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of equity interests, whether through the ownership of voting securities, by Contract or agency or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Antitrust Law” means the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act, and all other applicable Laws issued by a Governmental Entity that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

“Articles of Merger” has the meaning set forth in Section 2.6(b).

“Benefit Plan” means (a) any “employee benefit plan” (within the meaning of Section 3(3) of ERISA, regardless of whether such plan is subject to ERISA), and (b) any equity or equity-based, bonus, incentive, deferred compensation, retirement, pension, medical, dental, vision, accident, disability, life insurance or welfare plan, or any employment, change in control, retention or severance pay agreement.

“Book-Entry Shares” has the meaning set forth in Section 3.3(b)(i).

“Business Day” means any day that is a trading day on the NYSE.

“Certificates” has the meaning set forth in Section 3.3(b)(i).

“Closing” has the meaning set forth in Section 2.6(a).

“Closing Date” has the meaning set forth in Section 2.6(a).

“Code” means the Internal Revenue Code of 1986.

“Company” has the meaning set forth in the Preamble.

“Company 401(k) Plan” means the CSRA Inc. 401(k) Plan.

“Company Acceptable Confidentiality Agreement” means a confidentiality agreement (i) the terms of which are at least as restrictive in all material respects to the person making such Company Acquisition Proposal than those contained in the Confidentiality Agreement (provided that for the avoidance of doubt, any such confidentiality agreement need not include explicit or implicit standstill restrictions or otherwise restrict the making of or amendment or modification to any Company Acquisition Proposal), (ii) the terms of which do not prohibit the Company from complying with the provisions of Section 6.4 and (iii) that does not include any provision providing for an exclusive right to negotiate with the Company prior to the termination of this Agreement.

“Company Acquisition Proposal” means any offer, indication of interest or proposal, whether in writing or otherwise, including any amendment or modification to any existing offer or proposal (other than, in each case, an offer or proposal made or submitted by or on behalf of Parent), whether in writing or otherwise, relating to a Company Acquisition Transaction.

“Company Acquisition Transaction” means any transaction (including any single- or multi-step transaction) or series of related transactions with a Person or “group” (as defined in the Exchange Act), other than Parent and the Company Subsidiaries, relating to (i) the issuance to such Person or “group” or acquisition by such Person or “group” that results in such Person or “group” becoming the direct or indirect beneficial owner of at least twenty percent (20%) of the outstanding Company Common Stock or voting power with respect to electing directors of the Company or (ii) the acquisition by such Person or “group” that results in such Person or “group” becoming the direct or indirect beneficial owner of at least twenty percent (20%) of the consolidated assets of the Company (including indirectly through ownership of equity in Company Subsidiaries) and the Company Subsidiaries, taken as a whole, pursuant to a merger (including a reverse merger in which the Company is the surviving corporation), reorganization, recapitalization, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer, exchange offer, joint venture, partnership, spin-off, extraordinary dividend or other similar transaction.

“Company Alternative Acquisition Agreement” has the meaning set forth in Section 6.4(c).

“Company Balance Sheet” has the meaning set forth in Section 4.6(c).

“Company Benefit Plan” means a Benefit Plan maintained, sponsored or contributed to by the Company or any Company Subsidiary.

“Company Board” has the meaning set forth in the Recitals.

“Company Board Recommendation” has the meaning set forth in Section 4.4(b).

“Company Business” means the business of the Company and the Company Subsidiaries as conducted on the date of this Agreement.

“Company Change in Recommendation” has the meaning set forth in Section 6.4(c).

“Company Common Stock” has the meaning set forth in the Recitals.

“Company Disclosure Letter” has the meaning set forth in ARTICLE IV.

“Company Government Bid” shall mean any offer, quotation, bid or proposal that, if accepted, would result in a Company Government Contract.

“Company Government Contract” shall mean any Contract for the sale of goods or services currently in performance that is by or between the Company or any Company Subsidiary, on the one hand, and any (i) Governmental Entity, (ii) prime contractor of a Governmental Entity in its capacity as a prime contractor or (iii) higher-tier subcontractor with respect to any Contract of a type described in clauses (i) or (ii) above, on the other hand. A task, purchase, delivery or work order under a Company Government Contract shall not constitute a separate Company Government Contract, for purposes of this definition, but will be considered part of the Company Government Contract to which it relates.

“Company Intellectual Property” has the meaning set forth in Section 4.19.

“Company Intervening Event” means a material event, change, effect, development or occurrence that was not known to the Company Board as of the date of this Agreement (or if known, the consequences of which were not known by the Company Board as of the date of this Agreement), which event, change, effect, development or occurrence, or any consequence thereof, becomes known by the Company Board prior to the time the Company Stockholder Approval is obtained; provided, however, that in no event shall (i) the receipt, existence or terms of a Company Acquisition Proposal or any matter relating thereto or consequence thereof constitute a Company Intervening Event or (ii) any (a) changes in the market price or trading volume of the Company Common Stock or (b) the Company meeting, failing to meet or exceeding published or unpublished revenue or earnings projections, in each case in and of itself constitute a Company Intervening Event (it being understood that, with respect to each of clause (a) and clause (b), the facts or occurrences giving rise or contributing to such change or event may be taken into account when determining a Company Intervening Event to the extent otherwise satisfying this definition).

“Company Material Adverse Effect” means any Effect that, individually or in the aggregate with any one or more other Effects, (i) has had or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole, or (ii) would reasonably be expected to prevent or materially delay the ability of the Company to consummate the Transactions; provided, however, that no Effect to the extent resulting or arising from the following, individually or in the aggregate with any one or more other Effects, shall constitute or shall be considered in determining whether there has occurred a Company Material Adverse Effect: (A) changes in general economic, regulatory, political, business, financial, congressional appropriation or market conditions in the United States or elsewhere in the world; (B) changes in the credit, debt, financial or capital markets or in interest or exchange rates, in each case, in the United States or elsewhere in the world; (C) changes in conditions generally affecting the industry in which the Company and the Company Subsidiaries operate, including but not limited to changes in Governmental Entity funding level or program changes; (D) any outbreak of any military conflict, declared or undeclared war, armed hostilities, or acts of foreign or domestic terrorism (including cyber-terrorism); (E) any hurricane, flood, tornado, earthquake or other natural disaster or act of God; (F) any failure by the Company or any of the Company Subsidiaries to meet any internal or external projections or forecasts, any change in the market price or trading volume of Company

Common Stock or any change in the Company’s credit rating (it being understood that the facts or causes underlying or contributing to such change shall be considered in determining whether a Company Material Adverse Effect has occurred or may occur, if not otherwise expressly excepted pursuant to this definition); (G) the public announcement, pendency or performance of the Transactions or the identity of, or any facts or circumstances relating to Parent, Merger Sub or their respective Affiliates, including, in any such case, the impact thereof on relationships, contractual or otherwise, with customers, suppliers, vendors, lenders, investors, licensors, licensees, venture partners or employees (other than, in each case, for purposes of any representation or warranty set forth in Section 4.4 or Section 4.5); (H) changes in, including any actions taken to comply with any change in, applicable Laws or the interpretation thereof; (I) changes in, including any actions taken to comply with any change in, GAAP or any other applicable accounting standards or the interpretation thereof; (J) any action required to be taken by the Company pursuant to the terms of this Agreement or at the direction of Parent or Merger Sub or the failure of the Company to take any action that requires consent of Parent pursuant to Section 6.1 to the extent Parent fails to give its consent thereto, or requires cooperation of Parent pursuant to Section 6.3(a) to the extent Parent fails to provide cooperation thereto; or (K) any litigation or other Proceeding brought in connection with this Agreement or any of the Transactions, including breach of fiduciary duty or inadequate disclosure claims; provided, further, that any Effect arising out of or resulting from any change or event referred to in clause (A), (B), (C), (D), (E), (H) or (I) above may constitute, and be taken into account in determining the occurrence of, a Company Material Adverse Effect if and only to the extent that such change or event has had or would reasonably be expected to have a disproportionate adverse impact on the Company and the Company Subsidiaries as compared to any other participants that operate in the industries in which the Company and the Company Subsidiaries operate.

“Company Permits” has the meaning set forth in Section 4.17(b).

“Company Preferred Stock” has the meaning set forth in Section 4.2(a).

“Company PSU” means all restricted share units payable in Shares or whose value is determined with reference to the value of Shares, granted pursuant to the Company Stock Plan, whose vesting is conditioned in full or in part based on achievement of performance goals or metrics.

“Company 2018 RSU” has the meaning set forth in Section 6.1(n).

“Company RSU” means all restricted share units payable in Shares or whose value is determined with reference to the value of Shares, granted pursuant to the Company Stock Plan, other than Company PSUs.

“Company Specified Contract” has the meaning set forth in Section 4.15(a).

“Company Stock Option” means all (i) stock options to acquire Shares from the Company and (ii) stock appreciation rights to receive cash or Shares of the Company, in each case, granted pursuant to the Company Stock Plan. Any reference to exercise price of a Company Stock Option in this Agreement shall, in respect of a stock appreciation right, be deemed a reference to the strike or base price of such stock appreciation right.

“Company Stock Plan” means the CSRA Inc. 2015 Omnibus Incentive Plan.

“Company Stockholder Approval” has the meaning set forth in Section 4.4(c).

“Company Stockholders Meeting” means the meeting of the stockholders of the Company to consider the approval of this Agreement (including any postponement, adjournment or recess thereof).

“Company Subsidiary” means each Subsidiary of the Company.

“Company Superior Proposal” means a bona fide written Company Acquisition Proposal (provided, that for this purpose the references to “twenty percent (20%)” in the definition of Company Acquisition Transaction shall be deemed to be references to “fifty percent (50%)”) made by a third party, that did not result from a breach of Section 6.4 in any material respect, that the Company Board determines in its good faith judgment (after consultation with its financial advisors and outside counsel), taking into account all of the terms and conditions and the likelihood of completion of such Company Acquisition Proposal and this Agreement (including any offer by Parent to amend the terms of this Agreement, termination or break-up fee, expense reimbursement provisions and conditions to consummation) and taking into account all financial, legal, regulatory and other aspects of such Company Acquisition Proposal that the Company Board considers in good faith to be appropriate (including the conditionality and the timing and likelihood of consummation of such proposal) is reasonably likely to be consummated in accordance with its terms and would, if consummated, result in a transaction that is more favorable to the Company’s stockholders (solely in their capacity as such) from a financial point of view than the Transactions.

“Company Superior Proposal Notice” has the meaning set forth in Section 6.4(f).

“Confidentiality Agreement” has the meaning set forth in Section 6.7(b).

“Consent” has the meaning set forth in Section 4.5(b).

“Continuation Period” has the meaning set forth in Section 6.15(a).

“Continuing Directors” has the meaning set forth in Section 2.3(c).

“Continuing Employee” has the meaning set forth in Section 6.15(a).

“Contract” has the meaning set forth in Section 4.5(a).

“CSC” has the meaning set forth in Section 4.9(j).

“Debt Financing” has the meaning set forth in Section 6.16(a).

“Debt Financing Sources” means the Persons that have committed to provide or arrange or otherwise entered into agreements, in each case, in connection with the Debt Financing in connection with the Transactions, and parties to any joinder agreements, indentures or credit agreements entered pursuant thereto or relating thereto together with their respective Affiliates or their or their respective Affiliates’ officers, directors, employees, agents and representatives and their respective successors and assignees.

“Director RSU” means all restricted share units payable in Shares or whose value is determined with reference to the value of Shares, granted pursuant to the Director Stock Plan.

“Director Stock Plan” means the CSRA, Inc. 2015 Non-Employee Director Incentive Plan.

“Distribution Date” means November 27, 2015.

“Effect” means any state of facts, circumstance, condition, event, change, development, occurrence, result or effect.

“Effective Time” has the meaning set forth in Section 2.6(c).

“Environmental Law” means any Law that relates to pollution or protection of the environment (including ambient indoor and outdoor air, surface water, groundwater, land surface or subsurface strata), natural resources, the climate, human health and safety, or endangered or threatened species.

“Environmental Permit” means any permit, license, consent, certification, variance, exemption, approval or other authorization required under any Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq.

“ERISA Affiliate” means all Persons (whether or not incorporated) that would be treated together with the Company or any Company Subsidiaries as a “single employer” within the meaning of Section 414 of the Code or Section 4001 of ERISA.

“Equity Award Exchange Ratio” means the quotient determined by dividing (a) the Merger Consideration by (b) the Parent Stock Price.

“Exchange Act” means the Securities Exchange Act of 1934, 15 U.S.C. § 78a et seq., and the rules and regulations promulgated thereunder.

“Exchange Fund” shall have the meaning set forth in Section 3.3(a).

“FAR” shall have the meaning set forth in Section 4.5(b).

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended, and any rules, regulations and guidance promulgated thereunder.

“Filed Company Contract” means, as of the date of this Agreement, a Contract filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act after January 1, 2016.

“Filed Company SEC Documents” has the meaning set forth in ARTICLE IV.

“Filed Parent SEC Documents” has the meaning set forth in ARTICLE V.

“FOCI” has the meaning set forth in Section 4.13(e).

“Fully Diluted Company Shares” means, as of any particular time, the total number of outstanding Shares on a fully diluted basis (assuming the conversion or exercise of all derivative securities or other rights to acquire Company Common Stock regardless of the conversion or exercise price, the vesting schedule or other terms and conditions thereof).

“GAAP” means U.S. generally accepted accounting principles.

“Governmental Entity” has the meaning set forth in Section 4.5(b).

“Governmental Entity Acquisition Systems” has the meaning set forth in Section 4.5(b).

“Hazardous Material” means any substance, material or waste that is listed, defined, designated, classified or otherwise regulated as “hazardous”, “toxic”, a “pollutant” or “contaminant” or words of similar meaning and regulatory effect pursuant to any Environmental Laws due to their hazardous or deleterious properties or characteristics, including petroleum and petroleum byproducts, asbestos, polychlorinated biphenyls, radon, mold, chlorofluorocarbons and all other ozone-depleting substances.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, 15 U.S.C. § 18a et seq., and the rules and regulations promulgated thereunder.

“Indebtedness” of any Person means, without duplication: (a) indebtedness of such Person for borrowed money; (b) obligations of such Person to pay the deferred purchase or acquisition price for any property of such Person; (c) reimbursement obligations of such Person in respect of drawn letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (d) obligations of such Person under a lease to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP; (e) indebtedness of others as described in clauses (a) through (d) above guaranteed by such Person; but Indebtedness does not include accounts payable to trade creditors, or accrued expenses arising in the ordinary course of business consistent with past practice, in each case, that are not yet due and payable, or are being disputed in good faith, and the endorsement of negotiable instruments for collection in the ordinary course of business consistent with past practice.

“Indemnification Expenses” has the meaning set forth in Section 6.12(a).

“Indemnified Parties” has the meaning set forth in Section 6.12(a).

“Initial Offer Expiration Time” has the meaning set forth in Section 2.1(c).

“Intellectual Property” means all intellectual property and similar proprietary rights, including intellectual property rights in the following: (a) trademarks, service marks, trade dress, logos, slogans, trade names and corporate names and all goodwill related thereto, all applications and registrations for the foregoing, including all renewals of the same, (b) inventions (regardless of whether patentable), utility models, supplementary protection certifications, patents and patent applications, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, extensions, reexaminations and reissues, (c) confidential information, personal information, trade secrets and know-how, (d) works of authorship (including databases and other compilations of information), regardless of whether copyrightable, copyrights, industrial designs and other design rights, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof, (d) all rights in computer software, including all object code, source code, specifications, algorithms, architectures, structures, displays, screens, layouts and development tools, and all documentation and media related thereto and (e) domain names, Internet addresses, other computer identifiers and social media identifiers and related accounts.

“International Trade Laws” shall have the meaning set forth in Section 4.14(a).

“ITAR” shall have the meaning set forth in Section 4.5(b).

“Judgment” means any judgment, settlement, order, decision, direction, writ, injunction, decree, stipulation or legal or arbitration award of, or promulgated or issued by, a Governmental Entity.

“Knowledge” means the actual knowledge of, in the case of the Company and the Company Subsidiaries, the individuals listed in Section 1.1 of the Company Disclosure Letter and in the case of Parent and Merger Sub, the individuals listed in Section 1.1 of the Parent Disclosure Letter.

“Law” means any law, rule, regulation, ordinance, code, statute, Judgment, order, decree, ruling, treaty, convention, governmental directive, injunction or other binding directive, U.S. or non-U.S., of any Governmental Entity, including common law.

“Letter of Transmittal” has the meaning set forth in Section 3.3(b)(i).

“Lien” means any mortgage, lien, charge, restriction (including restrictions on transfer), pledge, security interest, option, right of first offer or refusal, preemptive right, lease or sublease, claim, right of any third party, covenant, right of way, easement, encroachment or encumbrance.

“Measurement Date” has the meaning set forth in Section 4.2(a).

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in Section 3.1(a)(ii).

“Merger Sub” has the meaning set forth in the Preamble.

“Merger Sub Common Stock” has the meaning set forth in Section 3.1(a)(i).

“Merger Sub Board” has the meaning set forth in the Recitals.

“Minimum Condition” has the meaning set forth in Annex A.

“MIPS” has the meaning set forth in Section 6.15(b).

“NISPOM” shall have the meaning set forth in Section 4.5(b).

“NRS” means the Nevada Revised Statutes.

“NYSE” means the New York Stock Exchange.

“Offer” has the meaning set forth in the Recitals.

“Offer Closing” has the meaning set forth in Section 2.1(d).

“Offer Conditions” has the meaning set forth in Section 2.1(b).

“Offer Documents” has the meaning set forth in Section 2.1(f).

“Offer Expiration Time” has the meaning set forth in Section 2.1(c).

“Offer Termination” has the meaning set forth in Section 2.1(e).

“Organizational Documents” means (a) with respect to a corporation, the charter, articles or certificate of incorporation, as applicable, and bylaws thereof, (b) with respect to a limited liability company, the articles of formation or organization or certificate of formation or organization, as applicable, and the operating or limited liability company agreement thereof, (c) with respect to a partnership (general or limited), the certificate of formation or partnership and the partnership agreement, and (d) with respect to any other Person the organizational, constituent or governing documents or instruments of such Person.

“Other Party” means, (a) with respect to Parent and the Parent Subsidiaries, the Company and (b) with respect to the Company and the Company Subsidiaries, Parent and Merger Sub.

“Outside Date” has the meaning set forth in Section 8.1(e).

“Parent” has the meaning set forth in the Preamble.

“Parent Board” has the meaning set forth in the Recitals.

“Parent Common Stock” means the common stock of Parent, par value $0.001 per share.

“Parent Disclosure Letter” has the meaning set forth in ARTICLE V.

“Parent Material Adverse Effect” means any Effect that, individually or in the aggregate, would reasonably be expected to prevent or materially delay the ability of Parent or Merger Sub to consummate any of the Transactions.

“Parent Permits” means all franchises, tariffs, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders of any Governmental Entity necessary under applicable Law to own, lease and operate Parent’s and the Parent Subsidiaries’ assets and properties and to lawfully carry on Parent’s and the Parent Subsidiaries’ as they are being conducted as of the date of this Agreement.

“Parent Proposed Changed Terms” has the meaning set forth in Section 6.4(f)(ii).

“Parent Stock Price” means the average of the VWAPs of Parent Common Stock on each of the twenty (20) consecutive Business Days ending on (and including) the Closing Date.

“Parent Subsidiaries” means each Subsidiary of Parent.

“Party” means a party to this Agreement.

“Paying Agent” has the meaning set forth in Section 3.3(a).

“Permitted Liens” means (i) Liens for Taxes (A) not yet due and payable or (B) being contested in good faith by appropriate proceedings and for which adequate reserves have been established, (ii) Liens of carriers, warehousemen, mechanics, materialmen, repairmen and other similar common law or statutory Liens arising or incurred in the ordinary course of business consistent with past practice (A) that relate to obligations that are not delinquent or that the Company or any of the Company Subsidiaries is contesting in good faith by appropriate proceedings and for which adequate reserves have been established, and (B) that are not, individually or in the aggregate, material to the business of the Company and the Company Subsidiaries, taken as a whole, or Parent and the Parent Subsidiaries, taken as a whole, as applicable, (iii) Liens arising under original purchase price conditional sales Contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice that are not, individually or in the aggregate, material to the business of the Company and the Company Subsidiaries, taken as a whole, or Parent and the Parent Subsidiaries, taken as a whole, as applicable, (iv) zoning, entitlement, building and land use ordinances, codes and regulations imposed by any Governmental Entity that are not materially violated by any current use, occupancy or activity conducted by the Company or any of the Company Subsidiaries, or Parent or any of the Parent Subsidiaries, as applicable, (v) in the case of real property leased, subleased, licensed or otherwise occupied (but not owned) by the Company or any of the Company Subsidiaries or Parent or any of the Parent Subsidiaries, as applicable, any Lien to which the fee simple interest (or any superior leasehold interest) is subject or Liens in favor of the lessors under the lease, sublease, license, sublicense or other occupancy agreement for such real property, (vi) easements, rights-of-way, encroachments, restrictions, conditions or imperfections of title or other similar Liens that have arisen in the ordinary course of business consistent with past practice which, individually or in the aggregate, do not and would not materially impair the use (or contemplated use), utility or value of the applicable real property or otherwise materially impair the present or contemplated business operations at such location, (vii) non-exclusive licenses of Intellectual Property in the ordinary course of business consistent with past practice, or (viii) Liens arising from transfer restrictions under applicable Laws of the U.S. federal securities Laws or similar applicable Laws of any jurisdiction.

“Person” means any individual, corporation, limited liability company, limited or general partnership, limited liability partnership, joint venture, association, joint stock company, trust, unincorporated organization, Governmental Entity, or any group composed of two (2) or more of the foregoing.

“Promissory Note” has the meaning set forth in Section 2.4(c).

“Proxy Clearance Date” shall mean the date (which shall not be prior to ten (10) calendar days after the initial filing by the Company of the preliminary Proxy Statement with the SEC), on which the SEC has, orally or in writing, notified the Company or its counsel that it has no further comments on the Proxy Statement.

“Proceeding” has the meaning set forth in Section 4.16.

“Proxy Statement” has the meaning set forth in Section 4.5(b).

“Qualified Continuing Employee” has the meaning set forth in Section 6.15(b).

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of Hazardous Materials into the environment.

“Replacement Plans” has the meaning set forth in Section 6.15(c).

“Representatives” means with respect to a Person, its directors, officers, employees, agents and representatives, including any investment banker, financial advisor, attorney, accountant or other advisor, agent or representative.

“Rights” means, with respect to any Person, (a) options, warrants, preemptive rights, subscriptions, calls or other rights, convertible securities, exchangeable securities, agreements or commitments of any character obligating such person to issue, transfer or sell any equity interest of such person or any of its Subsidiaries or any securities convertible into or exchangeable for such equity interests or (b) contractual obligations of such person (or the general partner of such person) to repurchase, redeem or otherwise acquire any equity interest in such person or any of its Subsidiaries or any such securities or agreements listed in clause (a) of this definition.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder.

“Schedule 14D-9” has the meaning set forth in Section 2.2(b).

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, 15 U.S.C. § 77a et seq., and the rules and regulations promulgated thereunder.

“Share” has the meaning set forth in the Recitals.

“Short-Form Merger Threshold” has the meaning set forth in Section 2.5(b).

“Stockholder List Date” has the meaning set forth in Section 2.2(c).

“Subsidiary” means, with respect to a Person, any Person, whether incorporated or unincorporated, of which (a) at least 50% of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions, (b) a general partner interest or (c) a managing member interest, is directly or indirectly owned or controlled by such Person or by one or more of its respective Subsidiaries.

“Surviving Corporation” has the meaning set forth in Section 2.5(a).

“Surviving Corporation Common Stock” has the meaning set forth in Section 3.1(a)(i).

“Takeover Law” means any “fair price,” “moratorium,” “interested stockholder,” “control share acquisition,” “business combination” or any other anti-takeover Law or similar Law enacted under state or federal Law, including NRS 78.378 through 78.3793, inclusive, and NRS 78.411 through 78.444, inclusive.

“Tax Return” means any return, report or similar filing (including any attached schedules, supplements and additional or supporting material) filed or required to be filed with any Governmental Entity with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes (and including any amendments with respect thereto).

“Taxes” means all taxes, charges, fees, levies or other assessments, including all net income, gross income, gross receipts, sales, use, ad valorem, goods and services, capital, transfer, franchise, profits, license, withholding, payroll, employment, employer health, excise, estimated, severance, stamp, occupation, property or other taxes, custom duties, or other similar assessments or charges in the nature of a tax, together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Entity in connection with any of the foregoing.

“Termination Condition” has the meaning set forth in Annex A.

“Termination Fee” has the meaning set forth in Section 8.4(f).

“Top-Up Option” has the meaning set forth in Section 2.4(a).

“Top-Up Option Shares” has the meaning set forth in Section 2.4(a).

“Transactions” has the meaning set forth in the Recitals.

“Treasury Regulations” means the regulations promulgated under the Code, as such regulations may be amended from time to time.

“Voting Company Debt” has the meaning set forth in Section 4.2(c).

“VWAP” means, for any Business Day, the volume-weighted average price per share of Parent Common Stock on the NYSE (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by the Company and Parent).

“Willful Breach” means an intentional and willful breach or an intentional and willful failure to perform, in each case that is the consequence of a deliberate action or omission (including a failure to cure circumstances) by a Party with the Knowledge that the taking of, or failure to take, such act would, or would reasonably be expected to, result in a breach of this Agreement.

Section 1.2 Interpretation. Unless expressly provided for elsewhere in this Agreement, this Agreement will be interpreted in accordance with the following provisions:

(a) the words “this Agreement,” “herein,” “hereby,” “hereunder,” “hereof,” and other equivalent words refer to this Agreement as an entirety and not solely to the particular portion, article, section, subsection or other subdivision of this Agreement in which any such word is used;

(b) examples are not to be construed to limit, expressly or by implication, the matter they illustrate;

(c) the word “including” and its derivatives means “including without limitation” and is a term of illustration and not of limitation;

(d) the word “or” shall be disjunctive but not exclusive;

(e) all definitions set forth herein are deemed applicable whether the words defined are used herein in the singular or in the plural and correlative forms of defined terms have corresponding meanings;

(f) a defined term has its defined meaning throughout this Agreement and each exhibit, schedule, certificate or other document to this Agreement, regardless of whether it appears before or after the place where it is defined;

(g) all references to prices, values or monetary amounts refer to United States dollars;

(h) wherever used herein, any pronoun or pronouns will be deemed to include both the singular and plural and to cover all genders;

(i) this Agreement has been jointly prepared by the Parties, and this Agreement will not be construed against any Person as the principal draftsperson hereof or thereof and no consideration may be given to any fact or presumption that any Party had a greater or lesser hand in drafting this Agreement;

(j) the captions of the articles, sections or subsections appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or extent of such section, or in any way affect this Agreement;

(k) any references herein to a particular Section, Article, Annex or Schedule means a Section or Article of, or an Annex or Schedule to, this Agreement unless otherwise expressly stated herein;

(l) the Annexes and Schedules attached to this Agreement are incorporated herein by reference and will be considered part of this Agreement;

(m) unless otherwise specified herein, all accounting terms used herein will be interpreted, and all determinations with respect to accounting matters hereunder will be made, in accordance with GAAP, applied on a consistent basis;

(n) any references to (i) any Contract (including this Agreement), statute or regulation are to the Contract, statute or regulation as amended, modified, supplemented, restated or replaced from time to time (in the case of Contract, to the extent permitted by the terms thereof and, if applicable, by the terms of this Agreement); (ii) any Governmental Entity include any successor to that Governmental Entity; and (iii) any applicable Law refers to such applicable Law as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under such statute) and references to any section of any applicable Law or other law include any successor to such section;

(o) all references to days mean calendar days unless otherwise provided; and

(p) all references to time mean New York City time.

ARTICLE II

THE OFFER AND THE MERGER

Section 2.1 The Offer.

(a) Commencement of the Offer. Provided that this Agreement shall not have been terminated in accordance with Section 8.1, as promptly as practicable but in no event later than fifteen (15) Business Days after the date of this Agreement, Merger Sub shall, and Parent shall cause Merger Sub to, commence (within the meaning of Rule 14d-2 promulgated by the SEC under the Exchange Act) the Offer to purchase all of the Shares at a price per Share equal to the Per Share Amount in cash, net of applicable withholding taxes and without interest.

(b) Terms and Conditions of the Offer. The obligations of Merger Sub to, and of Parent to cause Merger Sub to, accept for payment, and pay for, any Shares validly tendered pursuant to the Offer are subject to the terms and conditions of this Agreement and the prior satisfaction or waiver of the Minimum Condition, the Termination Condition and the other conditions set forth in Annex A (collectively, the “Offer Conditions”). Merger Sub expressly reserves the right (but is not obligated to) at any time and from time to time in its sole discretion to waive, in whole or in part, any Offer Condition or modify the terms of the Offer (including by increasing the Per Share Amount), in each case only in a manner not inconsistent with the terms of this Agreement, except that, without the prior written consent of the Company, neither Parent nor Merger Sub shall (i) reduce the number of Shares subject to the Offer, (ii) reduce the Per Share Amount, (iii) amend, modify or waive the Minimum Condition or the Termination Condition, (iv) add to the Offer Conditions or amend, modify or supplement any Offer Condition or any other term of the Offer in any manner adverse to the holders of Shares or that would, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Offer or the Merger or impair the ability of Parent or Merger Sub to consummate the Offer, (v) terminate the Offer other than in accordance with this Agreement, (vi) extend or otherwise change the Offer Expiration Time (except as required or permitted by the other provisions of this Section 2.1), (vii) change the form of consideration payable in the Offer or (viii) provide for any “subsequent offering period” (or any extension thereof) within the meaning of Rule 14d-11 under the Exchange Act.

(c) Expiration and Extension of the Offer. The expiration date and time for the Offer, as the same may be extended from time to time, is hereinafter referred to as the “Offer Expiration Time.” The initial Offer Expiration Time shall be 11:59 p.m. (New York City time) on the twentieth (20th) Business Day following (and including the day of) commencement of the Offer (determined pursuant to Exchange Act Rule 14d-1(g)(3)) (the “Initial Offer Expiration Time”). Subject to the Parties’ respective rights to terminate the Agreement pursuant to Section 8.1 and notwithstanding anything to the contrary in this Agreement, Merger Sub shall (and Parent shall cause Merger Sub to):

(i) extend the Offer for any period required by any applicable rule, regulation, interpretation or position of the SEC or the staff thereof or the NYSE (including in order to comply with Exchange Act Rule 14e-1(b) in respect of any change in the Per Share Amount) or as may be necessary to resolve any comments of the SEC or the staff or the NYSE, in each case as applicable to the Offer, the Schedule 14D-9 or the Offer Documents; and

(ii) if, as of any then-scheduled Offer Expiration Time, any Offer Condition is not satisfied and has not been waived by Parent or Merger Sub (to the extent permitted hereunder), extend the Offer on one or more occasions in consecutive increments of up to five (5) Business Days each (or such longer or shorter period as the Parties hereto may agree) in order to permit the satisfaction of such Offer Conditions.

Notwithstanding anything in the foregoing to the contrary, without the Company’s written consent, Merger Sub shall not extend the Offer, and Merger Sub shall not be required to (and Parent shall not be required to cause Merger Sub to) extend the Offer, in each case beyond the earliest to occur of (x) the Outside Date, (y) the valid termination of this Agreement in accordance with Section 8.1 and (z) three (3) Business Days after the Proxy Clearance Date.

(d) Consummation of the Offer; Payment. On the terms and subject to the conditions of the Offer and this Agreement, Merger Sub shall (and Parent shall cause Merger Sub to) (i) consummate the Offer and accept for payment all Shares validly tendered and not validly withdrawn pursuant to the Offer promptly after (and, in any event, no later than the first (1st) Business Day after) the Offer Expiration Time and (ii) promptly after (and, in any event, no more than three (3) Business Days after) the Offer Expiration Time, pay (subject to any applicable withholding tax) for such Shares. Parent shall provide or cause to be provided to Merger Sub on a timely basis the funds necessary to purchase any Shares that Merger Sub becomes obligated to purchase pursuant to the Offer. The Per Share Amount shall be paid to the holder of the Share in cash, net of applicable withholding taxes and without interest, upon the terms and subject to the conditions of the Offer. Acceptance for payment of Shares pursuant to and subject to the conditions of the Offer is referred to in this Agreement as the “Offer Closing” and the time of such acceptance is referred to in this Agreement as the “Acceptance Time”.

(e) Termination of the Offer; Continuing Pursuit of Merger. If at any then-scheduled Offer Expiration Time (i) any Offer Condition shall not have been satisfied or, to the extent waivable by Parent or Merger Sub, waived and (ii) three (3) Business Days have elapsed since the Proxy Clearance Date, then (x) Merger Sub may irrevocably and unconditionally terminate the Offer, and (y) the Company shall have the right, exercisable by delivering written notice to Parent and Merger Sub to cause Merger Sub to, and upon receipt of such notice, Merger Sub shall (and Parent shall cause Merger Sub to), irrevocably and unconditionally terminate the Offer at the then-scheduled Offer Expiration Time following the receipt of such notice from the Company (delivered no less than two (2) Business Days prior to the then-scheduled Offer Expiration Time of the Offer). If the Offer is terminated pursuant to this Section 2.1(e), the Parties shall proceed in accordance with Section 6.6. The termination of the Offer pursuant to this Section 2.1(e) is referred to in this Agreement as the “Offer Termination”. Notwithstanding anything to the contrary in this Section 2.1(e), if this Agreement is terminated pursuant to Section 8.1, then Merger Sub shall promptly (and, in any event, within one (1) Business Day of such termination), irrevocably and unconditionally terminate the Offer and shall not acquire any Shares pursuant to the Offer. If the Offer is validly terminated or withdrawn by Merger Sub in accordance with the terms of this Agreement, including this Section 2.1(e), or this Agreement is terminated in accordance with ARTICLE VIII, Merger Sub shall promptly return, and shall cause any depository acting on behalf of Merger Sub to return, all tendered Shares to the registered holders thereof. The Parties hereto acknowledge and agree that the Offer Termination shall not give rise to a right of termination of this Agreement unless expressly provided for in ARTICLE VIII and that, absent such termination of this Agreement, following an Offer Termination the obligations of the Parties hereunder other than those related to the Offer shall continue to remain in effect, including those obligations with respect to the Merger.

(f) Offer Documents. On the date of commencement of the Offer (determined pursuant to Exchange Act Rule 14d-2), Parent and Merger Sub shall (i) file with the SEC, in accordance with Exchange Act Rule 14d-3, a Tender Offer Statement on Schedule TO with respect to the Offer, which Tender Offer Statement shall contain an offer to purchase and a related letter of transmittal, summary advertisement, notice of guaranteed delivery and other ancillary offer documents pursuant to which the Offer will be made (such Schedule TO and documents, together with any supplements or amendments thereto, the “Offer Documents”) and (ii) cause the Offer Documents to be disseminated to holders of Shares, in each case as and to the extent required by applicable Law. The Company shall promptly furnish Parent and Merger Sub with all information concerning the Company and its stockholders required by the Exchange Act or other applicable Law to be set forth in the Offer Documents and all other information concerning the Company and its stockholders as reasonably requested by Parent and Merger Sub for inclusion in the Offer Documents and, unless previously validly withdrawn in accordance with Section 6.4(d) or Section 6.4(e), shall allow Parent and Merger Sub to include the Company Board Recommendation in the Offer Documents. Parent and Merger Sub shall cause the Offer Documents to comply in all material respects with the requirements of applicable Law and, on the date first filed with the SEC and on the date first published, sent or given to the holders of Shares, not to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no covenant is made by Parent or Merger Sub with respect to information supplied by the Company specifically for inclusion or incorporation by reference in the Offer Documents. Each of Parent, Merger Sub and the Company shall promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information is or shall have become false or misleading in any material respect, and each of Parent and Merger Sub shall take all steps necessary to amend or supplement the Offer Documents and to cause the Offer Documents as so amended or supplemented to be filed with the SEC and disseminated to the holders of Shares, in each case as and to the extent required by applicable Law. The Company and its counsel shall be given a reasonable opportunity to review and comment upon the Offer Documents and any amendments and supplements thereto prior to filing such documents with the SEC or dissemination of such documents to the stockholders of the Company and Parent and Merger Sub shall give reasonable and good faith consideration to any comments made by the Company and its counsel. Parent and Merger Sub shall (i) provide the Company and its counsel any written comments that Parent, Merger Sub or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments (and shall give the Company and its counsel prompt telephonic notice of any material discussions with or oral comments received from the SEC staff), (ii) provide the Company and its counsel a reasonable opportunity to review and comment upon the proposed responses to any such comments and a copy of any proposed written responses thereto prior to the filing thereof, and (iii) give reasonable and good faith consideration to any comments made by the Company and its counsel on any such proposed responses. Parent and Merger Sub shall respond promptly to any comments of the SEC or its staff with respect to the Offer Documents.

Section 2.2 Company Actions.

(a) Approval. The Company hereby approves of and consents to the Transactions. The Company agrees that no Shares held by the Company or any of the Company Subsidiaries (other than any such shares held on behalf of third parties) will be tendered pursuant to the Offer.

(b) Schedule 14D-9. On the date the Offer Documents are filed with the SEC, as soon as reasonably practicable following the filing of the Schedule TO, the Company shall (i) file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (such Schedule 14D-9, as amended or supplemented from time to time and including any exhibits thereto, the “Schedule 14D-9”), including the Company Board Recommendation (subject to the Company Board Recommendation not having been withdrawn or modified in accordance with Section 6.4(d) or Section 6.4(e)) and (ii) cause the Schedule 14D-9 to be disseminated to holders of Shares as and to the extent required by Rule 14d-9 promulgated under the Exchange Act and any other applicable Law. Parent and Merger Sub shall promptly furnish the Company with all information concerning Parent and Merger Sub required by the Exchange Act to be set forth in the Schedule 14D-9, and all other information concerning Parent and Merger Sub as reasonably requested by the Company for inclusion in the Schedule 14D-9. Parent shall be given reasonable opportunity to review and comment upon the Schedule 14D-9 and any amendments and supplements thereto prior to filing such documents with the SEC or dissemination of such documents to the stockholders of the Company and the Company shall give reasonable and good faith consideration to any comments made by Parent. The Company shall (A) provide Parent any written comments that the Company may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments (and shall give Parent prompt telephonic notice of any oral comments received from the SEC staff), (B) provide Parent a reasonable opportunity to review and comment upon the proposed responses to any such comments and a copy of any proposed written responses thereto prior to the filing thereof and (C) give reasonable and good faith consideration to any comments made by Parent on any such proposed responses. The Company shall cause the Schedule 14D-9 to comply in all material respects with the requirements of applicable Law and, on the date first filed with the SEC and on the date first published, sent or given to the holders of Shares, not to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no covenant is made by the Company with respect to information supplied by Parent or Merger Sub in writing specifically for inclusion or incorporation by reference in the Schedule 14D-9. The Company shall respond promptly to any comments of the SEC or its staff with respect to the Schedule 14D-9. Each of the Company, Parent and Merger Sub shall promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company shall take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9 as so amended or supplemented to be filed with the SEC and disseminated to the holders of Shares, in each case as and to the extent required by applicable Law.

(c) Stockholder Lists. In connection with the Offer, the Company shall instruct its transfer agent to furnish Merger Sub (x) promptly (and in any event no later than five (5) Business Days after the date of this Agreement) and (y) from time to time thereafter as requested by Parent, with a list of its stockholders and mailing labels containing the names and addresses of the record holders of Shares as of the most recent practicable date and of those persons becoming record holders subsequent to such date, together with copies of all lists of stockholders, security position listings and computer files and all other information in the Company’s possession regarding the beneficial owners of the Shares, and shall furnish to Merger Sub such information and assistance (including updated lists of stockholders, security position listings and computer files) as Parent may reasonably request in communicating the Offer to the holders of Shares (the date of the list used to determine the Persons to whom the Offer Documents and the Schedule 14D-9 are first disseminated, the “Stockholder List Date”). Subject to applicable Law, and except for such steps as are necessary to communicate the Offer to the holders of Shares, Parent and Merger Sub and their Representatives (i) shall hold in confidence such lists, files and information and will use such information only in connection with the Offer and the Merger and (ii) following the termination of this Agreement, shall promptly either deliver to the Company or destroy, and shall cause their Representatives to deliver to the Company or destroy, all copies and any extracts or summaries of such information then in their possession or control and notify the Company that all such material has been so returned or destroyed. Unless the Company has received after the date hereof and prior to the date of mailing a Company Acquisition Proposal that constitutes or could reasonably be expected to lead to a Company Superior Proposal (as contemplated in Section 6.4), the Company and Parent shall use reasonable best efforts to coordinate the mailing of the Offer Documents and the Schedule 14D-9 so they can be included together in a joint mailing to the holders of the Shares.

Section 2.3 Directors.

(a) After the Offer Closing, and at all times thereafter, subject to compliance with applicable Law and the rules and regulations of the NYSE, Merger Sub shall be entitled to elect or designate such number of directors, rounded up to the next whole number, on the Company Board as is equal to the product of the total number of directors on the Company Board (giving effect to the directors elected or designated by Merger Sub pursuant to this sentence) multiplied by the percentage that the aggregate number of Shares beneficially owned by Parent and its direct or indirect wholly-owned Subsidiaries, including Merger Sub, bears to the total number of Shares then outstanding. After the Offer Closing, the Company shall, upon Merger Sub’s request, promptly take all actions as are necessary to enable Merger Sub’s designees to be so elected or designated to the Company Board, including promptly filling vacancies or newly created directorships on the Company Board, promptly increasing the size of the Company Board (including by amending the bylaws of the Company if necessary to increase the size of the Company Board) or, subject to this Section 2.3, promptly securing the resignations of such number of its incumbent directors, and shall cause Merger Sub’s designees to be so elected or designated at such time. Notwithstanding the foregoing, in no event shall the Company’s Chief Executive Officer be required to resign from the Company Board pursuant to this Section 2.3(a). After the Offer Closing, the Company shall also, upon Merger Sub’s request, promptly cause the directors elected or designated by Merger Sub to the Company Board to serve on and constitute the same percentage (rounded up to the next whole number) as is on the Company Board of (i) each committee of the Company Board, (ii) each board of directors (or similar body) of each Subsidiary of the Company and (iii) each committee (or similar body) of each such board (or similar body), in each case, to the extent permitted by applicable Law and the rules of the NYSE. After the Offer Closing, the Company shall also, upon Merger Sub’s request, take all action necessary to elect to be treated as a “controlled company” as defined by NYSE Rule 303A and make all necessary filings and disclosures associated with such status. The provisions of this Section 2.3(a) are in addition to any rights that Parent or its direct or indirect Subsidiaries, including Merger Sub, may have as a record holder or beneficial owner of Shares as a matter of applicable Law with respect to the election of directors or otherwise.

(b) The Company’s obligations to appoint Merger Sub’s designees to the Company Board pursuant to Section 2.3(a) shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The Company shall promptly take all actions required pursuant to Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 2.3, including mailing to stockholders (together with the Schedule 14D-9) any information required by Section 14(f) and Rule 14f-1 to enable Merger Sub’s designees to be elected or designated to the Company Board at the time or times contemplated by this Section 2.3. Merger Sub shall supply or cause to be supplied to the Company in writing, and be solely responsible for, any information with respect to the Parent, Merger Sub, their respective officers, directors and Affiliates and proposed designees to the Company Board required by Section 14(f) and Rule 14f-1.

(c) Notwithstanding anything in this Agreement to the contrary, after Merger Sub’s designees are elected or designated to, and constitute a majority of, the Company Board pursuant to Section 2.3(a), until the Effective Time, the Company shall cause the Company Board to maintain at least three directors who are members of the Company Board on the date hereof, each of whom shall be an “independent director” as defined by NYSE Rule 303A.02 and eligible to serve on the Company’s audit committee under the Exchange Act and NYSE rules and, at least one of whom shall be an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K and the instructions thereto (the “Continuing Directors”); provided, however, that if any Continuing Director is unable to serve due to death, disability or resignation, the Company shall take all necessary action (including creating a committee of the Company Board) so that the remaining Continuing Director or Continuing Directors shall be entitled to elect or designate another Person that satisfies the foregoing independence requirements to fill such vacancy, and such Person shall be deemed to be a Continuing Director for purposes of this Agreement. After Merger Sub’s designees are elected or designated to, and constitute a majority of, the Company Board pursuant to Section 2.3(a), and prior to the Effective Time, in addition to any approvals of the Company Board or the stockholders of the Company as may be required by the Company’s Organizational Documents or applicable Law, the affirmative vote of a majority of the Continuing Directors shall be required (i) for the Company to terminate or amend this Agreement, (ii) for the Company to exercise or waive any of the Company’s rights, benefits or remedies under this Agreement, (iii) to amend the Company’s Organizational Documents, (iv) to extend the time for performance of any of the obligations or other acts of the Parent or Merger Sub, (v) to authorize any agreement between the Company and any of its Affiliates, on the one hand, and the Parent, Merger Sub or any of their Affiliates, on the other hand, or (vi) to grant consent or to take any other action of the

Company with respect to the Offer, the Merger or any of the other transactions contemplated by this Agreement, in the case of such actions specified in clauses (iii) and (v), only if such action would reasonably be expected to adversely affect in any material respect the Company or the holders of Shares (other than the Parent or Merger Sub); provided, however, that if there shall be no Continuing Directors as a result of such Persons’ deaths, disabilities or resignations, then such actions may be effected by majority vote of the entire Company Board. The Continuing Directors shall have, and the Parent shall cause the Continuing Directors to have, the authority to retain such counsel (which may include current counsel to the Company or the Company Board) and other advisors at the expense of the Company as determined by the Continuing Directors and the authority to institute any action on behalf of the Company to enforce performance of this Agreement or any of the Company’s rights hereunder, in each case until the Closing. Following the Offer Closing and prior to the Effective Time, unless required by applicable Law or applicable fiduciary duties or for removal for cause, neither the Parent nor Merger Sub shall take any action to remove or request the resignation of any Continuing Director.

Section 2.4 The Top-Up Option.

(a) Top-Up. The Company hereby grants to Parent and Merger Sub an option (the “Top-Up Option”) to purchase from the Company the number of newly-issued Shares (such newly-issued shares, the “Top-Up Option Shares”) equal to the lesser of (i) the number of Shares that, when added to the number of Shares owned by Parent and Merger Sub at the time of exercise of the Top-Up Option, constitutes one share more than 90% of the number of Fully Diluted Company Shares that would be outstanding immediately after the issuance of all Shares subject to the Top-Up Option or (ii) the aggregate number of Shares that the Company is authorized to issue under its articles of incorporation but that are not issued and outstanding (and are not subscribed for or otherwise committed to be issued) at the time of exercise of the Top-Up Option. The Top-Up Option shall terminate upon the earlier to occur of (A) the Effective Time and (B) the termination of this Agreement in accordance with its terms.

(b) Exercise of the Top-Up. The Top-Up Option may be exercised by Parent or Merger Sub, in whole or in part, at any time on or after the Offer Expiration Time, in its sole discretion; provided, however, that the obligation of the Company to deliver Top-Up Option Shares upon the exercise of the Top-Up Option is subject to the conditions, unless waived by the Company, that (i) immediately following the exercise of the Top-Up Option, the number of Shares owned in the aggregate by Parent and Merger Sub constitutes at least one share more than 90% of the number of Fully Diluted Company Shares that would be outstanding immediately after the issuance of all Top-Up Option Shares and (ii) the Minimum Condition shall have been satisfied. The Parties shall cooperate to ensure that the issuance of the Top-Up Option Shares is accomplished consistent with applicable Law (other than any Law that requires stockholder approval for the issuance of the Top-Up Option Shares).

(c) Top-Up Closing. The aggregate purchase price payable for the Top-Up Option Shares shall be determined by multiplying the number of Top-Up Option Shares by the Per Share Amount. Such purchase price may be paid by Parent or Merger Sub, at its election, either (i) entirely in cash, (ii) by payment in cash of the aggregate par value of the Top-Up Option Shares and payment of the balance by executing and delivering to the Company a promissory note (with full recourse to Parent) having a principal amount equal to such purchase price (the “Promissory Note”) or (iii) any combination thereof. The Promissory Note shall bear simple interest at the rate of 6% per annum, shall mature on the first anniversary of the date of execution and delivery of such Promissory Note and may be prepaid without premium or penalty; provided, however, upon any default under the Promissory Note, all principal and accrued interest thereunder shall immediately become due and payable. The Promissory Note shall have no other material terms.

(d) Top-Up Notice. In the event Parent or Merger Sub wishes to exercise the Top-Up Option, Parent or Merger Sub shall deliver to the Company a notice setting forth (i) the number of Top-Up Option Shares that Parent or Merger Sub intends to purchase pursuant to the Top-Up Option, (ii) the manner in which Parent or Merger Sub intends to pay the applicable exercise price and (iii) the place and time at which the closing of the purchase of the Top-Up Option Shares is to take place. At the closing of the purchase of the Top-Up Option Shares, Parent or Merger Sub shall cause to be delivered to the Company the consideration required to be delivered in exchange for the Top-Up Option Shares, and the Company shall cause to be issued and delivered to Parent or Merger Sub (as the case may be) a Certificate or Certificates representing the Top-Up Option Shares or, at Parent’s or Merger Sub’s request or otherwise if the Company does not then have certificated Shares, the applicable number of Book-Entry Shares. Such Certificates or Book-Entry Shares may include any legends required by applicable Legal Requirements.

(e) Exemption from Registration. Parent and Merger Sub acknowledge that the Top-Up Option Shares that Merger Sub may acquire upon exercise of the Top-Up Option will not be registered under the Securities Act and will be issued in reliance upon an exemption thereunder for transactions not involving a public offering. Parent and Merger Sub represent and warrant to the Company that Merger Sub is, and will be upon the purchase of the Top-Up Option Shares, an “Accredited Investor,” as defined in Rule 501 of Regulation D under the Securities Act. Merger Sub agrees that the Top-Up Option and the Top-Up Option Shares to be acquired upon exercise of the Top-Up Option, if any, are being and will be acquired by Merger Sub for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof in violation of the Securities Act.

(f) No Effect on Dissenter’s Rights. The Top-Up Option, the issuance of the Top-Up Option Shares or the payment by Merger Sub to the Company of any consideration, including the Promissory Note, for the Top-Up Option Shares shall not be taken into account in any determination of the fair value (as defined in Section 92A.320 of the NRS) of any Dissenting Shares pursuant to NRS 92A.300 through 92A.500, inclusive (if applicable), and none of the Parties shall take any position to the contrary in any appraisal proceedings commenced pursuant to NRS 92A.490, in each case only to the extent such dissenter’s rights are applicable to the Transactions.

(g) No Assignment. Notwithstanding anything to the contrary set forth in this Agreement, without the prior written consent of the Company, the right to exercise the Top-Up Option granted pursuant to this Section 2.4 shall not be assigned by Merger Sub other than to Parent or a direct or indirect wholly-owned Subsidiary of Parent, including by operation of Law or otherwise, and any attempted assignment in violation of this Section 2.4(g) shall be null and void.

Section 2.5 The Merger.

(a) Upon the terms and subject to the conditions of this Agreement, at the Effective Time, Merger Sub will be merged with and into the Company in accordance with the applicable provisions of the NRS, whereupon the separate existence of Merger Sub shall cease and the Company shall continue its existence under the laws of the State of Nevada as the surviving entity (the Company, as the surviving entity in the Merger, being sometimes referred to herein as the “Surviving Corporation”), such that following the Merger, the Surviving Corporation will be a wholly owned direct subsidiary of Parent.

(b) Notwithstanding anything to the contrary contained in this Agreement, if at any time after the purchase of Shares pursuant to the Offer by Merger Sub, the number of actually outstanding Shares owned by Merger Sub, together with any outstanding Shares owned by Parent and Parent’s other affiliates, shall collectively represent at least 90% of the actually outstanding Shares (the “Short-Form Merger Threshold”) (including through the exercise of the Top-Up Option), then Parent shall take all actions necessary and appropriate to cause the Merger to become effective as soon as practicable without a meeting of the holders of Shares in accordance with NRS 92A.180.

(c) Subject to the terms of this Agreement, in the event that (i) the Offer Termination shall have occurred or (ii) following Parent’s or Merger Sub’s purchase of the Shares and the expiration of the Offer, Parent holds in the aggregate a number of Shares less than the Short-Form Merger Threshold, the Parties hereto agree to take all action required to cause the Merger to become effective in accordance with the NRS as soon as practicable after the satisfaction or waiver of the applicable conditions to the Merger set forth in ARTICLE VII. In furtherance and not in limitation of the foregoing agreement, the Company agrees that it shall, acting through the Company Board in accordance with applicable Law, take the actions specified in Section 6.5 and Section 6.6 hereto to effect the Merger.

Section 2.6 Closing.

(a) The closing of the Merger (the “Closing”), shall take place as soon as practicable after, and in any event no later than 10:00 a.m., New York City time, on a date that is two (2) Business Days following the satisfaction or (to the extent permitted by applicable Law) waiver in accordance with this Agreement of all of the conditions set forth in ARTICLE VII (the “Closing Date”) (other than any such conditions which by their nature cannot be satisfied until the Closing Date, which shall be required to be so satisfied or (to the extent permitted by applicable Law) waived in accordance with this Agreement on the Closing Date) at the offices of Paul, Weiss, Rifkind Wharton & Garrison LLP in New York, New York, or such other time, date or place as Parent and the Company may agree in writing.

(b) Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the Parties shall cause articles of merger with respect to the Merger prepared and executed in accordance with and containing such information as is required by Chapter 78 and Chapter 92A of the NRS (the “Articles of Merger”) to be executed and filed with the Office of the Secretary of State of the State of Nevada and (b) on or after the Closing Date duly make all other filings and recordings required by the NRS in order to effectuate the Merger.

(c) The Merger shall become effective at such time the Articles of Merger have been duly filed with the Office of the Secretary of State of the State of Nevada, or at such later date and time as shall be agreed upon in writing by Parent and the Company and specified in the Articles of Merger in accordance with the relevant provisions of the NRS (such date and time being hereinafter referred to as the “Effective Time”).

Section 2.7 Effect of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in this Agreement and the applicable provisions of the NRS. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges, powers and franchises of each of Merger Sub and the Company shall vest in the Surviving Corporation, and all debts, liabilities obligations, restrictions, disabilities and duties of each of Merger Sub and the Company shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation, all as provided under the NRS.

Section 2.8 Organizational Documents.

(a) At the Effective Time, the articles of incorporation of the Company as in effect immediately prior to the Effective Time shall be amended and restated to read in its entirety as set forth on Exhibit B hereto and, as so amended and restated, shall be the articles of incorporation of the Surviving Corporation, until thereafter amended in accordance with its terms, the terms of this Agreement and applicable Law.

(b) At the Effective Time, the bylaws of the Company as in effect immediately prior to the Effective Time shall be amended and restated to read in their entirety as set forth on Exhibit B and, as so amended and restated, shall be the bylaws of the Surviving Corporation, until thereafter amended in accordance with the terms of the articles of incorporation of the Surviving Corporation, such bylaws, the terms of this Agreement and applicable law.

Section 2.9 Directors and Officers of the Surviving Corporation. At the Effective Time, (i) the officers of the Company shall become and constitute the only officers of the Surviving Corporation, and such officers shall serve until their successors have been duly elected or appointed and qualified or until their death, resignation or removal in accordance with the Organizational Documents of the Surviving Corporation and (ii) the directors of Merger Sub shall become and constitute the only directors of the Surviving Corporation, and such directors shall serve until their successors have been duly elected or appointed and qualified or until their death, resignation or removal in accordance with the Organizational Documents of the Surviving Corporation. The Parties shall take all necessary action to give effect to the foregoing provision.

ARTICLE III

EFFECT OF MERGER ON CAPITAL STOCK

Section 3.1 Effect of the Merger on Capital Stock.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any holder of any securities of Parent, Merger Sub or the Company:

(i) Merger Sub Common Stock. Each share of common stock of no par value of Merger Sub (the “Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into and shall represent one validly issued fully paid and nonassessable share of common stock of no par value of the Surviving Corporation (the “Surviving Corporation Common Stock”) and shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing shares of Merger Sub Common Stock, if any, shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(ii) Conversion of Capital Stock of the Company. Subject to the other provisions of this ARTICLE III, each Share issued and outstanding immediately prior to the Effective Time (excluding any Shares described in Section 3.1(a)(iii)), including for the avoidance of doubt any

Shares outstanding immediately prior to the Effective Time whose prior restrictions have lapsed pursuant to Section 3.2, shall be converted automatically at the Effective Time into the right to receive from Parent the Per Share Amount in cash (the “Merger Consideration”), without any interest thereon and subject to any withholding Taxes required by applicable Law in accordance with Section 3.3(h). All such Shares, when so converted, shall cease to be outstanding and shall automatically be canceled and cease to exist. Each holder of any such share of Company Common Stock that was outstanding immediately prior to the Effective Time shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be issued or paid in consideration therefor upon the surrender of any Certificates or Book-Entry Shares, as applicable.

(iii) Company, Parent and Merger Sub-Owned Shares. Each share of Company Common Stock that is issued and held by the Company or any of the Company’s direct or indirect wholly owned Subsidiaries, and each share of Company Common Stock that is owned by Parent, Merger Sub (including Shares acquired pursuant to the Offer and Shares acquired as a result of the exercise of the Top-Up Option) or any of their respective direct or indirect wholly owned Subsidiaries, in each case immediately prior to the Effective Time, shall automatically be canceled and retired and shall cease to exist, and no consideration shall be issued or delivered in exchange therefor.

(b) Impact of Stock Splits, Etc. In the event of any change in the number of Shares, or securities convertible or exchangeable into or exercisable for Shares (including options to purchase Company Common Stock) issued and outstanding after the date of this Agreement and prior the Effective Time by reason of any stock split, reverse stock split, stock dividend, subdivision, reclassification, recapitalization, combination, exchange of shares or the like, the Per Share Amount and the Merger Consideration shall be equitably adjusted to provide to the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event, subject to further adjustment in accordance with this Section 3.1(b). Nothing in this Section 3.1(b) shall be construed to permit any party to take any action that is otherwise prohibited or restricted by any other provision of this Agreement.

Section 3.2 Treatment of Equity Compensation Awards.

(a) As soon as practicable following the date of this Agreement, the Board of Directors of the Company (or, if appropriate, any committee thereof administering the Company Stock Plan or the Director Stock Plan) shall adopt such resolutions as may be required to effect the following:

(i) adjust the terms of all outstanding Company Stock Options, whether vested or unvested, as necessary to provide that, at the Effective Time, each Company Stock Option outstanding immediately prior to the Effective Time shall be fully vested, canceled and converted into the right to receive a lump-sum cash payment, without interest, equal to the product of (A) the excess, if any, of the Merger Consideration over the applicable exercise price per share of Company Common Stock subject to such Company Stock Option multiplied by (B) the number of Shares subject to such Company Stock Option, which shall be paid as promptly as practicable following, but in no event later than ten (10) Business Days after, the Effective Time;

(ii) adjust the terms of all outstanding Company RSUs (other than the Company 2018 RSUs) as necessary to provide that, at the Effective Time, each such Company RSU outstanding immediately prior to the Effective Time shall vest in full and shall be canceled and converted into the right to receive, for each share of Company Common Stock subject to such Company RSU, the Merger Consideration, which shall be paid as promptly as practicable following, but in no event later than ten (10) Business Days after, the Effective Time;

(iii) with respect to each Company 2018 RSU, provide that such Company 2018 RSU shall be converted into, and shall constitute, as applicable, restricted stock units subject to Parent Common Stock, on the same terms and conditions as were applicable to such Company 2018 RSU immediately prior to the Effective Time, with respect to the number of shares of Parent Common Stock determined by multiplying the number of Shares subject to such Company 2018 RSU by the Equity Award Exchange Ratio;

(iv) adjust the terms of all outstanding Company PSUs as necessary to provide that, at the Effective Time, each such Company PSU outstanding immediately prior to the Effective Time shall vest at the target level of vesting and shall be canceled and converted into the right to receive, for each share of Company Common Stock subject to such then-vested Company PSU, the Merger Consideration, which shall be paid as promptly as practicable following, but in no event later than ten (10) Business Days after, the Effective Time;

(v) adjust the terms of all outstanding Director RSUs as necessary to provide that, at the Effective Time, each such Director RSU outstanding immediately prior to the Effective Time shall vest in full and shall be canceled and converted into the right to receive, for each share of Company Common Stock subject to such Director RSU, the Merger Consideration, which shall be paid as promptly as practicable following, but in no event later than ten (10) Business Days after, the Effective Time;

(vi) distribute all Accumulated Dividend Equivalents to the applicable holders of Company RSUs, Company PSUs and Director RSUs, which shall be paid as promptly as practicable following, but in no event later than ten (10) Business Days after, the Effective Time; and

(vii) make such other changes to the Company Stock Plan or the Director Stock Plan as the Company and Parent may agree are appropriate to give effect to the Merger.

With respect to any amount payable under this Section 3.2(a) that constitutes nonqualified deferred compensation subject to Section 409A of the Code, to the extent that payment of such amount would otherwise cause the imposition of a Tax or penalty under Section 409A of the Code, such payment shall instead be made at the earliest time permitted under this Agreement and the terms of the corresponding award that will not result in the imposition of such Tax or penalty.

(b) All payments described in Section 3.2(a) (other than with respect to Director RSUs) shall be paid through the payroll system or payroll provider of the Surviving Corporation or its applicable Affiliate. Notwithstanding the foregoing, if any such payment cannot be made through such payroll system or payroll provider, then the Surviving Corporation or its applicable Affiliate will issue a check for such payment promptly following the Closing Date. Parent shall deposit or cause to be deposited with the Surviving Corporation or its applicable Affiliate, by wire transfer of immediately available funds at or promptly following the Effective Time, the amount of any such payments to the extent that the Surviving Corporation’s or its applicable Affiliate’s cash as of the Effective Time is insufficient to fund such payments.

(c) Prior to the Effective Time, Parent shall cause to be maintained or filed with the SEC a registration statement on Form S-8 (or another appropriate form) registering (to the extent permitted under applicable Law) a number of shares of Parent Common Stock equal to the number of shares of Parent Common Stock subject to the restricted stock units of Parent Common Stock as provided in Section 3.2(a)(iii). Parent shall use commercially reasonable efforts to maintain (to the extent permitted under applicable Law) the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses contained therein) for so long as any such restricted stock units of Parent Common Stock remain outstanding. The Company shall cooperate with, and assist Parent in the preparation of, such registration statement.

Section 3.3 Payment for Securities.

(a) Paying Agent; Exchange Fund. Prior to the Effective Time, Parent shall enter into an agreement with an entity designated by Parent and reasonably acceptable to the Company to act as agent for the holders of Company Common Stock in connection with the Merger (the “Paying Agent”) and to receive the Merger Consideration. On the Closing Date and prior to the filing of the Articles of Merger, Parent shall deposit, or cause to be deposited with the Paying Agent, for the benefit of the holders of Shares issued and outstanding immediately prior to the Effective Time, an amount in cash sufficient to pay the aggregate Merger Consideration (such cash being hereinafter referred to as the “Exchange Fund”). The Paying Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration contemplated to be issued in exchange for Shares pursuant to this Agreement out of the Exchange Fund. Except as contemplated by this Section 3.3(a), the Exchange Fund shall not be used for any other purpose. The Paying Agent shall invest the Exchange Fund as directed by Parent solely in (i) direct short-term obligations of the United States of America, (ii) obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, (iii) commercial paper rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, (iv) in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion, (v) in money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of acquisition or (vi) a combination of any of the foregoing, provided that, in any such case, no such instrument shall have a maturity exceeding three months. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the Merger Consideration contemplated to be issued in exchange for Shares pursuant to this Agreement shall be returned to Parent in accordance with Section 3.3(d). No such investment or losses thereon shall relieve Parent, the Surviving Corporation or the Paying Agent from making the payments required by this ARTICLE III or affect the amount of Merger Consideration payable to holders of Company Common Stock, and to the extent that there are any losses with respect to any such investments, or the Exchange Fund diminishes for any reason below the level required for the Paying Agent to make prompt cash payment under this Section 3.3(a), Parent shall promptly provide additional cash to the Paying Agent to add to the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Paying Agent to make such payments under this Section 3.3(a). The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of Shares for the Merger Consideration. Any interest or other income resulting from investment of the Exchange Fund shall become part of the Exchange Fund.

(b) Payment Procedures.

(i) As soon as reasonably practicable after the Effective Time, but in no event more than five (5) Business Days after the Closing Date, Parent shall, and shall cause the Surviving Corporation to, cause the Paying Agent to deliver to each record holder, as of immediately prior to the Effective Time, (A) an outstanding certificate or certificates that immediately prior to the Effective Time represented Shares (the “Certificates”) or (B) Shares represented by book-entry (“Book-

Entry Shares”), a letter of transmittal (“Letter of Transmittal”) (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent or, in the case of Book-Entry Shares, upon adherence to the procedures set forth in the Letter of Transmittal, and which shall be in a customary form and agreed to by Parent and the Company prior to the Closing) and instructions for use in effecting the surrender of the Certificates or, in the case of Book-Entry Shares, the surrender of such shares, for payment of the Merger Consideration.

(ii) Upon surrender to the Paying Agent of a Certificate or Book-Entry Shares, delivery of a duly completed and validly executed Letter of Transmittal, and such other customary documents as may be reasonably required by the Paying Agent, the holder of such Certificate or Book-Entry Shares shall be entitled to promptly receive in exchange therefor the Merger Consideration payable in respect of the number of shares formerly evidenced by such Certificate or such Book-Entry Share. No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on the Merger Consideration or on any unpaid dividends and other distributions payable in respect of the Certificates or Book-Entry Shares. If payment of the Merger Consideration is to be made to a Person other than the record holder of such Shares, it shall be a condition of payment that shares so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such shares surrendered or shall have established to the satisfaction of the Surviving Corporation that such Taxes either have been paid or are not applicable. Until surrendered as contemplated by this Section 3.3(b)(ii), each Certificate and each Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration payable in respect of such Shares, subject to the Surviving Corporation’s obligation (subject to Section 6.1) to pay any dividends or other distributions with a record date prior to the Effective Time which may have been authorized by the Company and which remain unpaid at the Effective Time.

(c) Termination Rights. All Merger Consideration paid upon the surrender of and in exchange for Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such Company Common Stock. At the Effective Time, the Surviving Corporation shall cause the stock transfer books of the Surviving Corporation to be closed immediately, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged for the Merger Consideration payable in respect of the Shares previously represented by such Certificates or Book-Entry Shares (other than Certificates or Book-Entry Shares evidencing Shares described in Section 3.1(a)(iii)), without any interest thereon.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the former stockholders of the Company on the date that is twelve (12) months after the Closing Date shall be delivered to Parent, upon demand, and any former common stockholders of the Company who have not theretofore received the Merger Consideration, without interest thereon, shall thereafter look only to the Surviving Corporation and Parent for payment of their claim for such amounts.

(e) No Liability. None of the Surviving Corporation, Parent, Merger Sub or the Paying Agent shall be liable to any holder of Company Common Stock for any amount of Merger Consideration properly delivered to a public official pursuant to any applicable abandoned property law, escheat law or similar Law. If any Certificate or Book-Entry Share has not been surrendered prior to the time that is immediately prior to the time at which Merger Consideration in respect of such Certificate or Book-Entry Share would otherwise escheat to or become the property of any Governmental Entity, any such shares, cash, dividends or distributions in respect of such Certificate or Book-Entry Share shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

(f) Lost, Stolen or Destroyed Certificates. If any Certificate (other than a Certificate evidencing Shares described in Section 3.1(a)(iii)) shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Parent or the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as Parent or the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall pay in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect of the Shares formerly represented by such Certificate, without any interest thereon.

(g) Dissenter’s Rights. No holder of any Shares will have or be entitled to assert dissenter’s rights or any other rights of appraisal, pursuant to the NRS or otherwise, as a result of or in connection with this Agreement and the Transactions. Notwithstanding anything in this Agreement to the contrary, if it is determined that such right to dissent is not eliminated by operation of any applicable Laws, including NRS 92A.390, Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has properly demanded payment of fair value (as defined in NRS 92A.320) for such Shares in accordance with the requirements of the NRS 92A.300 through 92A.500, inclusive (collectively, the “Dissenting Shares”), shall not be converted into the right to receive the Merger Consideration, and the holders of Dissenting Shares shall be entitled to only such rights as are granted by NRS 92A.300 through 92A.500, inclusive. If any holder of Dissenting Shares fails to perfect, withdraws or otherwise loses the right to demand payment of fair value in respect of such Dissenting Shares pursuant to NRS 92A.300 through 92A.500, inclusive, such Dissenting Shares shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration, as set forth in Section 3.1(a)(ii). The Company shall give Parent prompt notice of any written demands received by the Company for appraisals or payment of fair value in respect of Shares and any withdrawals of such demands, as well as copies of any instruments or documents served pursuant to the NRS and received by the Company with respect to such demands, and the Parent shall have the opportunity to direct all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or offer to settle or settle, any such demands. Each holder of Dissenting Shares who becomes entitled to payment for such Dissenting Shares under the provisions of the NRS will receive payment thereof from the Surviving Corporation and as of the Effective Time such Shares will no longer be outstanding and will automatically be cancelled and retired and will cease to exist.

(h) Withholding Taxes. Notwithstanding anything in this Agreement to the contrary, Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold (or cause to be deducted and withheld) from the amounts otherwise payable to any holder of Company Common Stock or holder of equity or equity-based awards under the Company Stock Plan pursuant to this Agreement such amounts as are required to be deducted or withheld with respect to the making of such payments under applicable Law. To the extent that amounts are so properly deducted or withheld and timely paid over to the appropriate Governmental Entity by the Paying Agent, the Surviving Corporation or Parent, as the case may be, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Common Stock or holder of the equity or equity-based awards in respect of which such deduction or withholding was made by the Paying Agent, the Surviving Corporation or Parent, as the case may be. As of the date hereof, to the Knowledge of the Parent, there is no such withholding obligation (other than any deduction or withholding with respect to any payments constituting compensation for services). If the Paying Agent, the Surviving Corporation or Parent determine that any amounts are required to be deducted or withheld (other than any deduction or withholding with respect to any payments constituting compensation for services), the Paying Agent, the Surviving Corporation or Parent shall use reasonable best efforts to, prior to deducting or withholding such amounts, notify the holder in respect of which such deduction and withholding is to be made and shall reasonably cooperate in good faith to establish or obtain any exemption from or reduction in the amount of any withholding that otherwise would be required.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (x) as disclosed in the reports, schedules, forms, statements and other documents filed by the Company with or furnished by the Company to the SEC on or after January 1, 2016 (excluding any disclosures (other than statements of historical fact) set forth in any such Filed Company SEC Documents in any risk factor section, any forward-looking disclosure or any other statements that are nonspecific, predictive or primarily cautionary in nature) and publicly available at least two (2) Business Days prior to the date of this Agreement (the “Filed Company SEC Documents”) or (y) as set forth in the disclosure letter delivered by the Company to Parent as of the date hereof (the “Company Disclosure Letter”), the Company represents and warrants to Parent and Merger Sub as follows:

Section 4.1 Organization, General Authority and Standing. Each of the Company and the Company Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized (in the case of good standing, to the extent the concept is recognized by such jurisdiction), except in the case of any Company Subsidiary where any such failure would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. Each of the Company and the Company Subsidiaries (a) has full power and authority necessary to enable it to own, operate, lease or otherwise hold its properties and assets and to conduct its business as presently conducted and (b) is duly qualified or licensed to do business in each jurisdiction where the nature of its business makes such qualification or licensing necessary, other than where the failure to have such power and authority or to be so qualified or licensed would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. True and complete copies of the Company’s Organizational Documents as in effect on the date of this Agreement are included in the Filed Company SEC Documents. There are not any stockholder agreements, voting trusts or other agreements to which the Company is a party or by which it is bound relating to the voting of any shares of the Company’s capital stock.

Section 4.2 Capital Structure.

(a) The authorized capital stock of the Company consists of 750,000,000 Shares and 1,000,000 shares of preferred stock, par value $0.001 per share (the “Company Preferred Stock”). At the close of business on February 7, 2018 (the “Measurement Date”), (i) 163,926,058 Shares were issued and outstanding, (ii) 3,566,076 Shares were subject to Company Stock Options, (iii) 568,462 Shares were subject to Company RSUs, (iv) 691,531 Shares were subject to Company PSUs, (v) 65,700 Shares were subject to Director RSUs, (vi) zero (0) Shares were held by the Company in its treasury, (vii) 12,380,638 additional Shares were reserved and available for issuance pursuant to the Company Stock Plan, (viii) 575,425 additional Shares were reserved and available for issuance pursuant to the Director Stock Plan, (ix) 10,000,000 additional Shares were reserved and available for issuance pursuant to the Company 401(k) Plan and (x) zero (0) shares of Company Preferred Stock were issued and outstanding. Except as set forth above, at the close of business on the Measurement Date, no shares of capital stock of the Company were issued, reserved for issuance or outstanding. From the Measurement Date to the date of this Agreement, there have been no issuances by the Company of shares of capital stock of the Company or options, warrants, convertible or exchangeable securities, stock-based performance units or other rights to acquire shares of capital stock of the Company or other rights that give the holder thereof any economic interest of a nature accruing to the holders of Company Common Stock, other than the rights under the Company Stock Plan and the Director Stock Plan and any related award agreements.

(b) All outstanding Shares, and all such shares that may be issued prior to the Effective Time when issued, (i) are or will be, as applicable, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights and (ii) issued in compliance in all material respects with applicable securities Laws and other applicable Law and all requirements set forth in applicable Contracts.

(c) As of the date of this Agreement, there are no bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Company Common Stock may vote (“Voting Company Debt”).

(d) Except (i) as set forth above and (ii) for the Top-Up Option, as of the date of this Agreement, there are no options, warrants, convertible or exchangeable securities, stock-based performance units or other rights or Contracts to which the Company is a party or by which the Company is bound (i) obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of, or any security convertible or exchangeable for any shares of capital stock of, the Company or any Voting Company Debt, (ii) obligating the Company to issue, grant or enter into, as applicable, any such option, warrant, security, unit, right or Contract or (iii) that give any person the right to receive any economic interest of any nature accruing to the holders of Company Common Stock. As of the date of this Agreement, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or options, warrants, convertible or exchangeable securities, stock-based performance units or other rights to acquire shares of capital stock of the Company, except for (A) the withholding of Shares to satisfy Tax obligations with respect to awards granted pursuant to the Company Stock Plan and (B) in connection with Company Stock Options, Company RSUs, Company PSUs and Director RSUs upon settlement or forfeiture of awards or payment of the exercise price of Company Stock Options. Neither the Company nor any Company Subsidiary is a party to any agreement pursuant to which any Person is entitled to elect, designate or nominate any director of the Company or any of the Company Subsidiaries.

(e) All Company Stock Options, Company RSUs, Company PSUs and Director RSUs are evidenced by written award agreements, in each case substantially in the forms that have been made available to Parent, except that such agreements may differ from such forms with respect to the number of Company Stock Options, Company RSUs, Company PSUs and Director RSUs or Shares covered thereby, the exercise price (if applicable), the vesting schedule, the expiration date applicable thereto and other similar terms.

Section 4.3 Company Subsidiaries; Equity Interests.

(a) Section 4.3(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, the name and jurisdiction of incorporation or organization of each (i) Company Subsidiary and (ii) entity (other than the Company Subsidiaries) in which the Company or any Company Subsidiary owns any interest. All of the outstanding interests in each Company Subsidiary have been validly issued, fully paid and nonassessable and are owned by the Company, free and clear of all Liens, other than Permitted Liens. As of the date of this Agreement, there are no options, warrants, rights, convertible or exchangeable securities, stock-based performance units or Contracts to which any Company Subsidiary is a party or by which any Company Subsidiary is bound obligating any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of, or any security convertible or exchangeable for any shares of capital stock of, any Company Subsidiary.

(b) Except as set forth in Section 4.3(a) of the Company Disclosure Letter, the Company does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person, nor does the Company or any Company Subsidiary have any obligation, contingent or otherwise, to consummate any material additional investment in any Person other than a Company Subsidiary.

(c) The Company has made available to Parent true, correct and complete copies of the Organizational Documents of the Company’s “significant subsidiaries” (as such term is defined in Section 1.02 of Regulation S-X under the Exchange Act) as in effect on the date of this Agreement and such Organizational Documents are in full force and effect as of the date of this Agreement and such “significant subsidiaries” are not in violation of any of their respective Organizational Documents.

Section 4.4 Authority; Execution and Delivery; Enforceability.

(a) The adoption, execution and delivery by the Company of this Agreement and the consummation by the Company of the Transactions have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of the Merger, to receipt of the Company Stockholder Approval. The Company has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by Parent and Merger Sub, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms (except insofar as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws of general applicability relating to or affecting creditors’ rights, or by principles governing the availability of equitable remedies, whether considered in a Proceeding at law or in equity).

(b) The Company Board, at a meeting duly called and held, (i) determined that this Agreement, the Offer, the Merger and the other Transactions are fair to, and in the best interests of, the Company’s stockholders, (ii) adopted, approved and declared advisable this Agreement and the Transactions, (iii) authorized and approved the Top-Up Option and the issuance of the Top-Up Option Shares in accordance with the terms of this Agreement, (iv) directed that, if required by applicable Law, this Agreement be submitted to the holders of Company Common Stock for its approval and (v) recommended that the holders of Company Common Stock accept the Offer and tender their Shares to Merger Sub pursuant to the Offer and, if required by applicable Law, approve and adopt this Agreement and the Transactions (such recommendation described in clause (v), the “Company Board Recommendation”).

(c) Assuming the representations and warranties set forth in Section 5.10 are true and correct, the only vote of holders of any class or series of capital stock of the Company necessary to approve this Agreement and to consummate the Merger, if required by applicable Law, is the adoption of this Agreement by the holders of a majority of the outstanding Shares entitled to vote thereon (the “Company Stockholder Approval”).

Section 4.5 No Conflicts; Consents.

(a) The execution and delivery by the Company of this Agreement do not, and the consummation of the Transactions and compliance with the terms hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any material obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or the Company Subsidiaries under, any provision of (i) the Organizational Documents of the Company or any Company Subsidiary, (ii) any Company Permit or any contract, lease, license, indenture, note, bond, agreement, concession, franchise or other binding instrument (a “Contract”) to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 4.5(b) and Section 6.3(a), any Law applicable to the Company or the Company Subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

(b) No consent, approval, license, permit, order, waiver or authorization (“Consent”) of, or registration, declaration or filing with, or permit from, any national, Federal, state, provincial, local or other government, domestic, foreign or supranational, or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a “Governmental Entity”), is required to be obtained or made by or with respect to the Company or any Company Subsidiary in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, other than (i) compliance with and filings under the HSR Act, (ii) the filing of such reports as may be required under the Exchange Act, the Securities Act and the rules and regulations thereunder (including the Schedule 14D-9 and a proxy or information statement relating to the approval of this Agreement by the Company’s stockholders (as amended or supplemented from time to time, the “Proxy Statement”), (iii) the filing of the Articles of Merger with the Secretary of State of the State of Nevada and appropriate documents with the relevant authorities of the other jurisdictions in which the Company is qualified to do business, (iv) in the case of the Merger, if required by applicable Law, the receipt of the Company Stockholder Approval, (v) such filings as may be required under the rules and regulations of the NYSE, (vi) compliance with the applicable requirements under the National Industrial Security Program Operating Manual and supplements, amendments and revisions thereof (the “NISPOM”), (vii) compliance with the applicable requirements under Title 22, Section 122.4 of the International Traffic in Arms Regulations (the “ITAR”), (viii) compliance with the applicable requirements of the U.S. Federal Acquisition Regulation (“FAR”), other federal agency FAR supplements and other Governmental Entity acquisition regulations (collectively, the “Governmental Entity Acquisition Systems”) and (ix) such other items the failure of which to obtain or make would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

Section 4.6 SEC Documents; Undisclosed Liabilities.

(a) Since January 1, 2016, the Company has filed or furnished with the SEC all forms, registration statements, reports, schedules and statements required to be filed or furnished under the Exchange Act or the Securities Act. At the time filed (or, in the case of registration statements, solely on the dates of effectiveness) (except to the extent amended by a subsequently Filed Company SEC Document prior to the date of this Agreement, in which case as of the date of such amendment), each Filed Company SEC Document complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be and did not contain any untrue statement of a material fact, or omit to state a material fact required to be stated therein or necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading. The Company has made all certifications and statements required by Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Filed Company SEC Documents. As of the date hereof, neither the Company nor any of its officers has received notice from any Governmental Entity challenging or questioning the accuracy, completeness, form or manner of filing of such certifications. As of the date hereof, there are no outstanding or unresolved comments received by the Company from the SEC with respect to any of the Filed Company SEC Documents and, to the Knowledge of the Company, none of the Filed Company SEC Documents is the subject of ongoing SEC review or investigation. The Company has made available to Parent true and complete copies of all comment letters from the staff of the SEC relating to the Filed Company SEC Documents and all written responses of the Company thereto through the date of this Agreement. None of the Company Subsidiaries is, or has at any time since January 1, 2016 been, subject to the reporting requirements of Section 13(a) or Section 15(d) of the Exchange Act.

(b) The audited consolidated financial statements and the unaudited quarterly financial statements (including, in each case, the notes thereto) of the Company included in the Filed Company SEC Documents (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) were prepared in accordance with GAAP (except, in the case of unaudited quarterly statements, as permitted by Form 10-Q of the SEC or other rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and (iii) fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods covered thereby (subject, in the case of unaudited quarterly statements, to year-end adjustments).

(c) Except as reflected or reserved against in the consolidated balance sheet of the Company, as of December 29, 2017, or the notes thereto, included in the Filed Company SEC Documents (such balance sheet and the notes thereto, the “Company Balance Sheet”), the Company and the Company Subsidiaries do not have any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) other than (i) liabilities or obligations incurred in the ordinary course of business consistent with past practice since the date of the Company Balance Sheet, (ii) liabilities or obligations not required to be disclosed in a consolidated balance sheet of the Company or in the notes thereto prepared in accordance with GAAP and the rules and regulations of the SEC applicable thereto, (iii) liabilities or obligations incurred in connection with the Transactions and (iv) liabilities or obligations that would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. Since January 1, 2016, neither the Company nor any of the Company Subsidiaries has made or permitted to remain outstanding any “extensions of credit” (within the meaning of Section 402 of the Sarbanes-Oxley Act) or prohibited loans to any executive officer of the Company (as defined in Rule 3b-7 under the Exchange Act) or director of the Company or any Company Subsidiary.

(d) The Company has established and maintains disclosure controls and procedures and a system of internal control over financial reporting (as such terms are defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) as required by the Exchange Act. The Company has disclosed, based on its most recent evaluation of its disclosure controls and procedures and internal control over financial reporting prior to the date hereof, to the Company’s auditors and the audit committee of the Company Board (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. The Company has made available to Parent (i) a summary of any such disclosure made by management of the Company to its auditors and audit committee on or after January 1, 2017 and (ii) any material communication on or after January 1, 2016 made by management of the Company or its auditors to the Audit Committee as required by the listing standards of the NYSE, the audit committee’s charter or professional standards of the Public Company Accounting Oversight Board. Since January 1, 2017, the Company has not had any material dispute with its independent public auditor regarding any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure. Since January 1, 2017, to the Knowledge of the Company, the Company has not had any material complaints on its Ethics Hotline or any other material complaints in writing from any source regarding accounting, internal accounting controls or auditing matters or compliance with Law, including from Company employees regarding questionable accounting, auditing or legal compliance matters.

(e) Neither the Company nor any Company Subsidiary is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any Company Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC (“Regulation S-K”)), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any Company Subsidiary in the Company’s or such Company Subsidiary’s published financial statements or any Company SEC Documents.

(f) The Company is in compliance in all material respects with the applicable listing and governance rules and regulations of the NYSE.

Section 4.7 Information Supplied. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Offer Documents or the Proxy Statement will, at the time such document is filed with the SEC, at any time it is amended or supplemented or at the time it is first published, sent or given to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. The Schedule 14D-9 and the Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act, except that no representation or warranty is made by the Company with respect to statements included or incorporated by reference therein based on information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference therein.

Section 4.8 Absence of Certain Changes or Events.

(a) Since January 1, 2017, no event or events or development or developments have occurred that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) From March 31, 2017 through the date of this Agreement, the Company and the Company Subsidiaries have conducted each of their respective businesses in the ordinary course in substantially the same manner as previously conducted, and during such period there has not been:

(i) any declaration, setting aside or payment of any dividend on, or making of any other distribution (whether in cash, stock or property) with respect to, any capital stock of the Company;

(ii) any split, combination or reclassification of any capital stock of the Company or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of the Company;

(iii) any change in accounting methods, principles or practices by the Company or any Company Subsidiary materially affecting the consolidated assets, liabilities or results of operations of the Company, except as may have been required (A) by GAAP (or any interpretation thereof), including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization, or (B) by Law;

(iv) any damage, destruction or loss (whether or not covered by insurance) of any asset of the Company or the Company Subsidiaries that is material to the business or financial condition of the Company and the Company Subsidiaries, taken as a whole; or

(v) any other action taken that if taken after the date of this Agreement without the prior written consent of Parent would constitute a violation of Section 6.1 (other than clauses (c)(i), (g), (i) and (k) of Section 6.1).

Section 4.9 Taxes. Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect:

(a) Since the Distribution Date, each of the Company and the Company Subsidiaries has (i) timely filed, or caused to be timely filed on its behalf, taking into account any extensions of time within which to file, all Tax Returns required to have been filed by it, and all such Tax Returns are true, correct and complete, and (ii) paid, or caused to be paid, all Taxes required to have been paid by it other than Taxes that are not yet due or that are being contested in good faith in appropriate Proceedings and for which adequate reserves have been established in accordance with GAAP.

(b) The most recent financial statements contained in the Filed Company SEC Documents reflect, in accordance with GAAP, an adequate reserve for all Taxes payable by the Company and the Company Subsidiaries for all taxable periods through the date of such financial statements.

(c) There are no disputes, audits, examinations, investigations or proceedings pending or threatened in writing in respect of any Taxes or Tax Returns of the Company or any Company Subsidiary, and neither the Company nor any Company Subsidiary is a party to any litigation or administrative Proceeding relating to Taxes. Since the Distribution Date, no deficiency for any Tax has been asserted or assessed by a taxing authority in writing against the Company or any Company Subsidiary that has not been paid, settled or withdrawn or is not being contested in good faith in appropriate Proceedings.

(d) There are no Liens for Taxes (other than Permitted Liens) upon any property or assets of the Company or any Company Subsidiary.

(e) There are no outstanding written requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes or Tax deficiencies against the Company or any Company Subsidiary.

(f) The Company and the Company Subsidiaries will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of any (A) “closing agreement” described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Laws regarding income Taxes) executed on or prior to the date hereof, (B) installment sale or open transaction disposition made on or prior to the Closing Date, (C) prepaid amount received or deferred revenue accrued on or prior to the Closing Date, or (D) election under Section 108(i) of the Code.

(g) The Company and each Company Subsidiary is in material compliance with all applicable information reporting and Tax withholding requirements under state, local or foreign Laws regarding Taxes.

(h) Neither the Company nor any Company Subsidiary has agreed to make or is required to make any adjustment for a taxable period ending after the Effective Time under Section 481(a) of the Code by reason of a change in accounting method or otherwise.

(i) Since the Distribution Date, neither the Company nor any Company Subsidiary has received a written claim by any Governmental Entity in a jurisdiction where it does not file income or franchise Tax Returns that it is or may be subject to income or franchise taxation by that jurisdiction.

(j) Other than the Tax Matters Agreement, dated as of November 27, 2015, by and between Computer Sciences Corporation (“CSC”) and the Company, neither the Company nor any Company Subsidiary is a party to or is bound by any material Tax sharing, allocation or indemnification agreement or arrangement (other than (i) such agreements or arrangements exclusively between the Company and any Company Subsidiary or (ii) customary tax provisions in commercial agreements the primary subject matter of which is not Tax). Since the day after the Distribution Date, neither the Company nor any Company Subsidiary has (i) been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which is or was the Company or a Company Subsidiary) or (ii) any liability for Taxes of any Person (other than the Company or any Company Subsidiary) under Treasury Regulations § 1.1502-6 (or any similar provision of state, local or foreign Law) or as a transferee or successor.

(k) Neither the Company nor any Company Subsidiary has been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(l) Neither the Company nor any Company Subsidiary has (i) constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code in a distribution intended to qualify for tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement; (ii) Knowledge of any facts which are reasonably likely to cause any prior transactions in which the Company or any Company Subsidiary (or any predecessors of the Company or any Company Subsidiary) were treated as either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) to not qualify for tax-free treatment under Section 355 (including by reason of Section 355(e)) or 361 of the Code, including in connection with the transactions contemplated by this Agreement, or (iii) Knowledge of any breach by the Company or any Company Subsidiary of the Tax Matters Agreement, including in connection with the transactions contemplated by this Agreement.

(m) Since the Distribution Date, to the Knowledge of the Company, neither the Company nor any Company Subsidiary has been a party to a transaction that, as of the date of this Agreement, constitutes a “listed transaction” for purposes of Section 6011 of the Code and applicable Treasury Regulations.

Section 4.10 Labor Relations.

(a) There are no collective bargaining or other labor union agreements to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary is bound. None of the employees of the Company or any Company Subsidiary is represented by any union with respect to his or her employment by the Company or any Company Subsidiary. Since January 1, 2016, neither the Company nor any Company Subsidiary has experienced any material labor disputes, strikes, work stoppages, slowdowns, lockouts or union organization attempts concerning any employees of the Company or any Company Subsidiary. There is no material unfair labor practice charge or complaint or other Proceeding pending, or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary before the National Labor Relations Board or any similar Governmental Entity that would reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

Section 4.11 Employee Benefits.

(a) Section 4.11(a) of the Company Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of each material Company Benefit Plan, and indicates which, if any, is (i) a “multiemployer plan” as such term is defined in Section 3(37) of ERISA, (ii) a multiple employer plan, or (iii) maintained outside the jurisdiction of the United States or is available to an employee outside of the United States.

(b) With respect to each material Company Benefit Plan, Company has made available to Parent true and complete copies of (i) such material Company Benefit Plan, including any amendment thereto (or, in either case, with respect to any unwritten material Company Benefit Plan, a written description thereof), other than any Company Benefit Plan that the Company or any Company Subsidiary is prohibited from making available to Parent as a result of applicable Law relating to the safeguarding of data privacy, (ii) each current trust, material insurance, annuity or other funding Contract related thereto, (iii) the most recent annual report on Form 5500 required to be filed with the Department of Labor with respect thereto (if any), (iv) the most recent audited financial statements and actuarial or other valuation reports prepared with respect thereto, (v) the most recently received Internal Revenue Service determination letter or opinion, if applicable, and (vi) all material government and regulatory approvals received from any Governmental Authority with respect to any non-U.S. Company Benefit Plan.

(c) Each Company Benefit Plan has been maintained, funded and administered in accordance with its terms and was established, has been administered and maintained, and is in compliance with ERISA, the Code and all other applicable Laws, other than failures that would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

(d) Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, (i) each Company Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter as to such qualification from the Internal Revenue Service, and, to the Knowledge of the Company, no event has occurred, either by reason of any action or failure to act, that would reasonably be expected to cause the loss of any such qualification, (ii) no event has occurred with respect to the Company Benefit Plans and, to the Knowledge of the Company, no condition exists that would subject (A) the Company and its ERISA Affiliates, to any Tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other Applicable Law, or (B) any current or former employee, director, independent contractor or other service provider to any excise or penalty Tax, (iii) all contributions, premiums and other payments required by and due under the terms of each Company Benefit Plan have been made on a timely basis, and all contributions, premiums and other payments which are not yet due for any period ending prior to the date hereof have been made, contributed, remitted, paid or accrued to the extent required by GAAP, and (iv) all required reports and descriptions (including Form 5500 Annual Reports) have been timely filed or distributed appropriately with respect to each Company Benefit Plan.

(e) None of the Company, any Company Subsidiary, or any of their respective ERISA Affiliates sponsors, maintains, contributes to, is required to maintain or contribute to, or has any actual or contingent liability under, (i) any plan that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code or (ii) any “multiemployer plan” within the meaning of Section 3(37) of ERISA, nor, in each case, have they sponsored, maintained or contributed to any such plan within the preceding six (6) years.

(f) Neither the Company nor any Company Subsidiary has any material liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees of the Company or the Company Subsidiaries other than for continuation coverage required under Section 4980B of the Code or any state Laws.

(g) None of the execution and delivery of this Agreement, the obtaining of the Company Stockholder Approval, or the consummation of the Transactions (alone or in conjunction with any other event, including any termination of employment on or following the Effective Time) will (i) entitle any current or former director, officer, employee, contractor or consultant of the Company or any Company Subsidiary to any material compensation or benefit, (ii) accelerate the time of payment or vesting, or trigger any payment or funding, of any material compensation or benefits or trigger any other material obligation under any Company Benefit Plan, (iii) result in any breach or violation of or default under any Company Benefit Plan, or (iv) require any contributions or payments to fund any obligations under any Company Benefit Plan, in each case, except as provided in this Agreement or pursuant to applicable Law.

(h) Except as set forth in Section 4.11(h) of the Company Disclosure Letter, no Company Benefit Plan provides for, as a result of any of the transactions contemplated by this Agreement (whether alone or in connection with other events), any payment of any amount of money or other property to, or the acceleration of or provision of any other rights or benefits to, any current or former officer, employee, independent contractor or director of the Company or any Company Subsidiary that could reasonably be expected, individually or in the aggregate, to result in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code. Except with respect to those Company Benefit Plans set forth in Section 4.11(h) of the Company Disclosure Letter, no current or former officer, employee, independent contractor or director of the Company or any Company Subsidiary is entitled to any gross-up or any other payment from the Company or any Company Subsidiary in respect of any Tax (including Taxes imposed under Section 409A or Section 4999 of the Code) or any interest or penalty related thereto.

(i) Each Company Benefit Plan providing for retiree health or welfare benefits is by its terms able to be unilaterally amended or terminated by the Company or a Company Subsidiary.

(j) With respect to any Company Benefit Plan, including any assets of any such Company Benefit Plan or any fiduciary to any such Company Benefit Plan, to the Knowledge of the Company, (i) no Actions (other than routine claims for benefits in the ordinary course of business) are pending or threatened, and (ii) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the Internal Revenue Service or other Governmental Authority is pending or, to the Knowledge of the Company, threatened that, with respect to each of clause (i) or (ii), has had, or that would, if concluded adversely to the Company Benefit Plan, reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.12 Title to Properties. Excepting Government-furnished Property as that term is defined in FAR Section 45.101, the Company and the Company Subsidiaries have good, valid and indefeasible title (or, to the extent not owned, a valid leasehold interest) to all real and personal properties that are material to the business of the Company or any Company Subsidiary, in each case free and clear of all Liens and defects and imperfections of title except (a) for Permitted Liens and (b) such as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. As of the date of this Agreement, there does not exist any pending or, to the Knowledge of the Company, threatened, condemnation or eminent domain proceedings that affect any of the owned or leased real property material to the business of the Company and the Company Subsidiaries, taken as a whole.

Section 4.13 Company Government Contracts.

(a) With respect to the Company Government Contracts and Company Government Bids, all Cost or Pricing Data (as defined in FAR § 2.101) submitted by the Company and Company Subsidiaries in support of the negotiation of Company Government Contracts and Company Government Bids made during the last three (3) years, or modifications thereto, or in support of requests for payment thereunder, were, as of the date of price agreement, payment or submission current, accurate and complete in all material respects. Neither the Company nor any of the Company Subsidiaries has received any notice, either written or, to the Knowledge of the Company, orally, of any alleged mischarging or other defective pricing in material violation of the Truthful Cost or Pricing Data Act or the cost principles set forth in the Governmental Entity Acquisition Systems (other than routine contract audits by U.S. Governmental Entities), and there are: (i) no reports that have been issued resulting from any audits, reviews, or other investigations conducted by the Defense Contract Audit Agency or other U.S. Governmental Entity of any of the Company Government Contracts that conclude that the Company or the Company Subsidiaries are engaged in overcharging, mischarging, defective pricing practices or material violations of the Cost Accounting Standards; and (ii) no audits, reviews, or investigations by U.S. Governmental Entities of any Company Government Contract which are either ongoing or have been completed but the report of which has not been issued (and is reasonably expected to be issued) and which may recommend cost disallowances, fines, penalties or other sanctions (other than routine contract audits by U.S. Governmental Entities that would not have a Company Material Adverse Effect).

(b) Neither the Company nor any of the Company Subsidiaries or any of their directors or officers, or to the Company’s or Company Subsidiaries’ Knowledge, employees or agents, is or during the last six (6) years has been under administrative, civil or criminal investigation, indictment or information by any U.S. Governmental Entity. To the Knowledge of the Company, there has not been and there is not currently pending or threatened, any material audit, survey, review or investigation (other than routine audits) by any U.S. Governmental Entity, with respect to any alleged or actual irregularity, misstatement or omission arising under or relating to a Company Government Contract or Company Government Bid that could reasonably be expected to give rise to: (i) material liability under the federal False Claims Act or similar state or local statutes; (ii) a material claim for price adjustment under the Truthful Cost or Pricing Data Act, or (iii) any request for a material reduction in the price of any Company Government Contract resulting from a violation of the Truth in Negotiation Act. Neither the Company nor the Company Subsidiaries: (i) has conducted or initiated any internal investigation, made a voluntary disclosure to any Governmental Entity, or has Knowledge of or with respect to any alleged irregularity, misstatement or omission arising under or relating to a Company Government Contract or Company Government Bid that could reasonably be expected to give rise to (A) a material claim of fraud under state or federal law, or material liability under the federal False Claims Act, Service Contract Act of 1963, Procurement Integrity Act, or the Federal Acquisition Regulation and any applicable supplement thereof, (B) a material claim for price adjustment under the Truthful Cost or Pricing Data Act, or (C) any request for a material reduction in the price of any Company Government Contract, or (ii) has made any disclosure under the FAR mandatory disclosure provisions to any Governmental Entity with respect to credible evidence of a material violation of federal criminal Law involving the fraud, conflict of interest, bribery or gratuity provisions found in Title 18 of the United States Code, a material violation of the civil False Claims Act, or a significant overpayment in connection with the award, performance or closeout of any Company Government Contract, and to the Knowledge of the Company, there are no facts that would require mandatory disclosure under the FAR.

(c) Neither the Company nor any of the Company Subsidiaries, nor any director, manager, or officer thereof, nor to the Knowledge of the Company, any employee or Person acting for or on behalf or purporting to act for or on behalf of, the Company or any Company Subsidiaries, has, directly or indirectly: (i) (A) used any funds for unlawful contributions, gifts, gratuities, entertainment or other unlawful expenses related to political activity; (B) made any payment or offered, promised or authorized the payment of anything of value to any government official or employee or any political party or candidate for political office for the purpose of influencing any act or decision of such official or of any Governmental Entity to obtain or retain business or direct business to any Person in violation of Law; (C) made any other payment in violation of Law to any official of any Governmental Entity, including but not limited to, bribes, gratuities, kickbacks, lobbying expenditures, political contributions or contingent fee payments; or (D) violated any applicable money laundering or anti-terrorism Law or regulation, nor have any of them otherwise taken any action which would cause the Company or the Company Subsidiaries to be in violation of the FCPA or any applicable Law of similar effect; or (ii) has been subject to any actual, pending or, to the Knowledge of the Company, threatened or reasonably anticipated civil, criminal or administrative Proceeding, or made any voluntary disclosures to any Governmental Entity, with respect to conduct within the scope of subsection (i) above.

(d) The Company and the Company Subsidiaries have in place policies, procedures and controls that are reasonably designed to promote and ensure compliance with the FCPA and other applicable anti-bribery, anti-corruption and anti-money laundering Laws in each jurisdiction in which the Company or any of the Company Subsidiaries do business.

(e) The Company and the Company Subsidiaries are in compliance in all material respects with all applicable national security obligations, including those specified in the NISPOM and requirements relating to mitigation of Foreign Ownership, Control or Influence (“FOCI”), and have all of the facility and personnel security clearances necessary to conduct the business of the Company and the Company Subsidiaries as currently being conducted in all material respects. The Company and the Company Subsidiaries hold and, at all relevant times since the Distribution Date, have held, at least a “satisfactory” rating from the DSS with respect to all facility security clearances. To the Knowledge of the Company, there are no FOCI factors as identified in Standard Form 328 that are not capable of being mitigated in connection with Company’s and the Company Subsidiaries’ ability to enter into and perform this Agreements.

(f) Neither the Company, any Company Subsidiary, nor any of their officers or directors has, during the last three (3) years, been (i) suspended or debarred, threatened with suspension or debarment, by any Government Entity; or (ii) received a finding of non-responsibility or ineligibility for contracting with a Government Entity. No termination for default, cure notice, show cause notice, or stop work order has been issued and remains unresolved for any Company Government Contract. To the Knowledge of the Company, there are no facts that would justify any of the events, findings, or notices above.

(g) The Company has made available to the Parent a list that, to the Company’s Knowledge, is a true, correct and complete list of all material Company Government Contracts primarily involving Systems Engineering Technical Assistance for the U.S. Navy. The Company and the Company Subsidiaries are in compliance with all organizational and personal conflict of interest (as defined by the FAR) mitigation plans entered into by the Company or any of the Company Subsidiaries in connection with any active Company Government Contract or Company Government Bid, except for any noncompliance that, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company and the Company Subsidiaries have not received any written notice of any failure to comply with such plans or the existence of any prohibited organizational or personal conflict of interest in connection with any Company Government Contract or Company Government Bid that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

Section 4.14 Export Controls. Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect:

(a) The Company and the Company Subsidiaries are in compliance with all United States import and export Laws (including those Laws under the authority of U.S. Departments of Commerce (Bureau of Industry and Security) codified at 15 CFR, Parts 730-774; Homeland Security (Customs and Border Protection) codified at 19 CFR, Parts 1-199; State Department (Directorate of Defense Trade Controls) codified at 22 CFR, Parts 103,120-130; and Treasury (Office of Foreign Assets Control) codified at 31 CFR, Parts 500-599 (collectively, the “International Trade Laws”); and

(b) No Governmental Entity has notified the Company or the Company Subsidiaries in writing (or to the Knowledge of the Company, orally) of any actual or alleged violation or breach of any of the International Trade Laws. Section 4.14 of the Company Disclosure Letter sets forth the registrations and material licenses of the Company and the Company Subsidiaries with the Directorate of Defense Trade Controls, U.S. Department of State under the ITAR and Bureau of Industry and Security, U.S. Department of Commerce under the Export Administration Regulations.

Section 4.15 Material Contracts.

(a) Except for this Agreement and for the Contracts disclosed in the Filed Company SEC Documents, Section 4.15(a) of the Company Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, and the Company has made available to Parent true and complete copies, of:

(i) each Contract that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act and that, as of the date of this Agreement, has not been so filed;

(ii) each Contract to which the Company or any Company Subsidiary is a party that (A) limits, curtails or restricts the ability of the Company or any Company Subsidiary to compete in any business or with any Person in any geographical area, (B) requires the Company or any Company Subsidiary to conduct any business on a “most favored nations” basis with any third party (C) provides for “exclusivity” or any similar requirement in favor of any third party or (D) provides preferential rights or rights of first or last offer or refusal to any third party, except in the case of each of clauses (A), (B), (C) and (D) for such restrictions, requirements and provisions that are not material to the Company and the Company Subsidiaries, taken as a whole;

(iii) each Contract under which the Company or any Company Subsidiary licenses or sublicenses Intellectual Property from or to any third party (other than generally commercially available, off-the-shelf software programs and non-exclusive licenses to customers in the ordinary course of business consistent with past practice), in each case, solely to the extent such Contract provides for fees in excess of $5,000,000 in the fiscal year ending March 30, 2018;

(iv) each Company Government Contract that is reasonably likely, based solely on revenue as of December 29, 2017, to result in revenue to the Company or a Company Subsidiary in an amount in excess of $35,000,000 in the fiscal year ending March 30, 2018;

(v) each Contract that constitutes a commitment relating to Indebtedness for borrowed money or the deferred purchase price of property by the Company or any Company Subsidiary (whether incurred, assumed, guaranteed or secured by any asset) in excess of $10,000,000, other than Contracts solely between or among the Company or any Company Subsidiary;

(vi) each Contract under which the Company or any Company Subsidiary is the landlord, sublandlord, tenant, subtenant or occupant with respect to any material real property leased, subleased, licensed or otherwise occupied;

(vii) each material partnership, joint venture or operating or limited liability company agreement or other similar equity investment agreements that involves a sharing of profits with a third party;

(viii) each Contract that (A) would or would reasonably be expected to prevent, materially delay or materially impede the consummation of the Transactions, or (B) upon the consummation of the Merger, would (either alone or upon the occurrence of any additional acts or events, including the passage of time) result in any payment or benefit (whether of severance pay or otherwise) becoming due, or the acceleration or vesting of any right to any payment or benefits, from Parent, Merger Sub, the Company or any of their respective Subsidiaries to any officer, director, consultant or employee of any of the foregoing; and

(ix) each Contract to or by which the Company or any Company Subsidiary is a party or bound entered into in connection with the settlement or other resolution of any Proceeding involving the future performance of material obligations by the Company or any Company Subsidiaries.

The Contracts of the Company or any Company Subsidiaries of the type referred to in clauses (i) through (ix) above (whether in effect on the date of this Agreement or entered into following the date of this Agreement and prior to the Closing Date), together with the Filed Company Contracts and the Company Government Contracts, are collectively referred to herein as a “Company Specified Contract.”

(b) As of the date of this Agreement, each of the Company Specified Contracts is valid, binding and enforceable by the Company or the Company Subsidiaries, as the case may be, and, to the Knowledge of the Company, each other party thereto, and is in full force and effect (i) except for such failures to be valid, binding or enforceable or to be in full force and effect as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect and (ii) except insofar as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws of general applicability relating to or affecting creditors’ rights, or by principles governing the availability of equitable remedies, whether considered in a Proceeding at law or in equity. As of the date of this Agreement, to the Knowledge of the Company, neither the Company nor any Company Subsidiary is in default under any Company Specified Contract, nor, to the Knowledge of the Company, does any condition exist that, with notice or lapse of time or both, would constitute a default thereunder by the Company or any Company Subsidiaries party thereto, except in each case as would not reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company, no other party to any Company Specified Contract is in default thereunder, nor, to the Knowledge of the Company, does any condition exist that with notice or lapse of time or both would constitute a default by any such other party thereunder, except in each case as would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary has received any written notice of termination or cancellation under any Company Specified Contract or granted to any third party any rights that would constitute a breach of any Company Specified Contract, except in each case as would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.16 Litigation. As of the date of this Agreement, there is no claim, suit, action, investigation or proceeding of any nature, civil, criminal or regulatory, in law or equity, by or before any Governmental Entity or arbitrator (each, a “Proceeding”) pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary that would reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, nor is there any Judgment outstanding against the Company or any Company Subsidiary that would reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. To the Knowledge of the Company, as of the date of this Agreement, no officer or director of the Company or any Company Subsidiary is a defendant in any material Proceeding in connection with his or her status as such.

Section 4.17 Compliance with Laws.

(a) Except with respect to Tax matters (which are provided for in Section 4.9), environmental matters (which are provided for in Section 4.18), government contract matters (which are provided for in Section 4.13) and export control matters (which are provided for in Section 4.14), each of the Company and the Company Subsidiaries is, and since January 1, 2016 has been, in compliance with all, and is not in default under or in violation of any applicable Law, other than any noncompliance, default or violation that would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary has received any written communication since December 31, 2016 and prior to the date of this Agreement from a Governmental Entity that alleges that the Company or any Company Subsidiary is not in compliance with or is in default or violation of any applicable Law, except where such non-compliance, default or violation would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. To the Knowledge of the Company, no investigation or review by any Governmental Entity with respect to the Company or any Company Subsidiary is pending or threatened, other than those the outcome of which has not had and would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) The Company and the Company Subsidiaries are in possession of all franchises, tariffs, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders of any Governmental Entity necessary under applicable Law to own, lease and operate their assets and properties and to lawfully carry on their businesses as they are being conducted as of the date of this Agreement (collectively, the “Company Permits”), except where the failure to be in possession of such Company Permits would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. All Company Permits are in full force and effect, except where the failure to be in full force and effect would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. No suspension or cancellation of any of the Company Permits is pending or, to the Knowledge of the Company, threatened and the Company and the Company Subsidiaries are in compliance with all such Company Permits, except where such suspension, cancellation or noncompliance would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

Section 4.18 Environmental Matters.

(a) Except for matters that would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect:

(i) The Company and the Company Subsidiaries are, and since the Distribution Date have been, in compliance with all Environmental Laws, which compliance has included obtaining and complying with all Environmental Permits required for the operation of the business;

(ii) Neither the Company nor any Company Subsidiary has received any written notice from any Governmental Entity or other Person alleging the actual or potential violation of or liability under any Environmental Law or any Environmental Permit, in each case which remains pending or unresolved;

(iii) There are no Proceedings or Judgments pending or, to the Knowledge of the Company, threatened by a Governmental Entity or other Person against the Company or any Company Subsidiary that allege a violation of or liability under any Environmental Law or any Environmental Permit;

(iv) Neither the Company nor any Company Subsidiary has treated, stored, disposed of, arranged for the disposal of, transported, handled, or Released any Hazardous Material so as to give rise to any liabilities (contingent or otherwise) pursuant to Environmental Laws; and

(v) Neither the Company nor any Company Subsidiary has provided an indemnity with respect to, or otherwise assumed by Contract, any liability of any other Person relating to Environmental Laws or Hazardous Materials.

(b) The Company has made available to Parent and Merger Sub all non-privileged material environmental reports, audits and assessments and all other material documents bearing on material environmental, health or safety liabilities, in each case in the possession or reasonable control of the Company or any Company Subsidiary.

Section 4.19 Intellectual Property.

(a) To the Knowledge of the Company, all material issued patents, registered trademarks and registered copyrights owned by the Company or a Company Subsidiary are valid, enforceable, and in full force and effect. The Company and the Company Subsidiaries own or have the right to use all Intellectual Property used or held for use in the operation of the businesses of the Company and the Company Subsidiaries as presently conducted (collectively, the “Company Intellectual Property”) free and clear of all Liens except for Permitted Liens, except where the failure to own or have the right to use such Intellectual Property would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. The Company and Company Subsidiaries have taken commercially reasonable efforts to protect the Company Intellectual Property, except where the failure to do so would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, upon the Closing, the Company and the Company Subsidiaries will continue to have the right to use the Company Intellectual Property on substantially the same terms and conditions as the Company and the Company Subsidiaries enjoyed immediately prior to the Closing.

(b) The use of the Company Intellectual Property by the Company and the Company Subsidiaries in the operation of the business of the Company and the Company Subsidiaries as presently conducted does not infringe upon or misappropriate any Intellectual Property of any other Person, except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. There is no Proceeding pending or, to the Knowledge of the Company, threatened challenging or seeking to deny or restrict the rights of the Company and Company Subsidiaries in the Company Intellectual Property or alleging that the use of the Company Intellectual Property in the operation of the business of the Company and the Company Subsidiaries as presently conducted infringes upon or misappropriates any Intellectual Property of any other Person, except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. To the Knowledge of the Company, no Person is infringing upon or misappropriating any Company Intellectual Property owned by the Company or any Company Subsidiary, except for such matters that would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

(c) Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, (i) the computers, systems and IT assets of the Company and the Company Subsidiaries operate and perform in a manner that permits the Company and each Company Subsidiary to conduct its business as currently conducted, (ii) the Company and the Company Subsidiaries have taken commercially reasonable efforts, consistent with industry standards, to protect the confidentiality, integrity and security of their computers, systems and IT assets (and the information stored thereon) against unauthorized use, access, interruption, modification or corruption, and to the Knowledge of the Company, no such unauthorized use, access, interruption, modification or corruption has occurred and (iii) the Company and the Company Subsidiaries are in material compliance with all publicly posted privacy policies of the Company or any Company Subsidiary and all applicable Laws, in each case relating to privacy, data protection and the collection of personal information and user information, and no claims have been asserted or threatened against the Company or any Company Subsidiary alleging any violation thereof.

Section 4.20 Insurance. The Company and the Company Subsidiaries maintain, or are entitled to the benefits of, insurance, underwritten by financially reputable insurance companies, in such amounts and against such risks substantially as is customary for the industries in which the Company and the Company Subsidiaries operate. With respect to each of the legal proceedings set forth in the Filed Company SEC Documents, no such insurer has informed the Company or any Company Subsidiaries of any denial of coverage, except for such denials that would not be material to the Company and the Company Subsidiaries, taken as a whole. Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, (a) all material insurance policies maintained by or on behalf of the Company or any of the Company Subsidiaries are in full force and effect, and all premiums due on such policies have been paid and (b) the Company and the Company Subsidiaries are in compliance with the terms and provisions of all insurance policies maintained by or on behalf of the Company or any of the Company Subsidiaries, and neither the Company nor any Company Subsidiary is in breach or default under, or has taken any action that would permit termination or material modification of, any material insurance policies. The Company and the Company Subsidiaries have not received any written notice of cancellation of any of the insurance policies maintained by or on behalf of the Company or any of the Company Subsidiaries, except for such cancellations as would not be material to the Company and the Company Subsidiaries, taken as a whole. All appropriate insurers under the insurance policies maintained by or on behalf of the Company or any of the Company Subsidiaries have been timely notified of all material pending litigation and other potentially insurable material losses that the Company has Knowledge of, and all reasonably appropriate actions have been taken to timely file all claims in respect of such insurable matters, except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. As of the date of this Agreement, none of the limits for any such policy currently in force have been exhausted or materially reduced.

Section 4.21 Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person, other than Evercore Group L.L.C. and Macquarie Capital (USA) Inc., the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement or the Transactions based upon arrangements made by or on behalf of the Company or any of its Affiliates.

Section 4.22 Opinions of Financial Advisors. The Company Board has received the opinion of Evercore Group L.L.C. and the opinion of Macquarie Capital (USA) Inc., each dated the date the Company Board approved this Agreement, to the effect that, as of such date and based upon and subject to the assumptions, qualifications, limitations and other matters considered in connection with the preparation of such opinions, the consideration to be paid to the holders of Company Common Stock other than Parent, Merger Sub and their respective affiliates in the Offer and the Merger pursuant to this Agreement is fair to such holders from a financial point of view. The Company will make a true and complete copy of each such opinion available to Parent for informational purposes only promptly following the receipt thereof and execution of this Agreement and it is agreed and understood that such opinions may not be relied on by Parent or Merger Sub. The Company has heretofore delivered to Parent a correct and complete copy of the Company’s engagement letters with Evercore Group L.L.C. and Macquarie Capital (USA) Inc., which letters describe all fees payable to Evercore Group L.L.C. and Macquarie Capital (USA) Inc. in connection with the Transactions, all agreements under which any such fees or any expenses are payable and all indemnification agreements related to the engagements of Evercore Group L.L.C. and Macquarie Capital (USA) Inc. (the “Engagement Letters”).

Section 4.23 Related Party Transactions. Except as disclosed in the Filed Company SEC Documents, neither the Company nor any Company Subsidiary is party to any transaction or arrangement under which any (a) present or former executive officer or director of the Company or any Company Subsidiary, (b) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of any class of equity of the Company or (c) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing is a party to any actual or proposed loan, lease or other Contract with or binding upon the Company or any Company Subsidiary or owns or has any interest in any of their respective properties or assets, in each case as would be required to be disclosed by the Company pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act.

Section 4.24 Takeover Laws. Assuming the representations and warranties set forth in Section 5.10 are true and correct, the Company and the Company Board have taken all action necessary (including granting all necessary approvals) to render any and all Takeover Laws (including, without limitation, Sections 78.378 to 78.3793, inclusive, and Sections 78.411 to 78.444, inclusive, of the NRS) and any limitations on mergers, business combinations and ownership of shares of the Company Common Stock as may be set forth in the Company’s Organizational Documents to be inapplicable to the Transactions, including the Top-Up Option.

Section 4.25 No Rights Plan. There is no stockholder rights plan, “poison pill” antitakeover plan or similar device or Contract in effect to which the Company is a party or otherwise bound.

Section 4.26 No Other Representations or Warranties; Reliance Disclaimer. Except for the representations and warranties set forth in this ARTICLE IV, none of the Company, the Company Subsidiaries or any other Person makes or has made any express or implied representation or warranty with respect to the Company or the Company Subsidiaries or with respect to any other information provided to Parent or Merger Sub in connection with the Transactions. The Company, on its own behalf and on behalf of its Affiliates and its and their respective Representatives, disclaims reliance on any representations or warranties or other information provided to them by Parent or the Parent Subsidiaries or their respective Representatives or any other Person except for the representations and warranties expressly set forth in ARTICLE V.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except (x) as disclosed in the reports, schedules, forms, statements and other documents filed by Parent with or furnished by Parent to the SEC on or after January 1, 2016 (excluding any disclosures (other than statements of historical fact) set forth in any such Filed Parent SEC Documents in any risk factor section, any forward-looking disclosure or any other statements that are non-specific, predictive or primarily cautionary in nature) and publicly available at least two (2) Business Days prior to the date of this Agreement (the “Filed Parent SEC Documents”) or (y) as set forth in the disclosure letter delivered by Parent to the Company as of the date hereof (the “Parent Disclosure Letter”), Parent and Merger Sub represent and warrant to the Company as follows:

Section 5.1 Organization, General Authority and Standing. Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized (in the case of good standing, to the extent the concept is recognized by such jurisdiction). Each of Parent and Merger Sub (a) has full power and authority necessary to enable it to own, operate, lease or otherwise hold its properties and assets and to conduct its business as presently conducted and (b) is duly qualified or licensed to do business in each jurisdiction where the nature of its business makes such qualification or licensing necessary, other than where the failure to have such power and authority or to be so qualified or licensed would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect. True and complete copies of Parent’s Organizational Documents as in effect on the date of this Agreement are included in the Filed Parent SEC Documents.

Section 5.2 Capitalization and Business Conduct of Merger Sub.

(a) All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent, free and clear of all Liens. There are no options, warrants, rights, convertible or exchangeable securities, stock-based performance units or Contracts to which Merger Sub is a party or by which Merger Sub is bound obligating Merger Sub to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of, or any security convertible or exchangeable for any shares of capital stock of, Merger Sub.

(b) Merger Sub was incorporated on February 9, 2018. Since its incorporation, Merger Sub has not engaged in any activity, other than such actions in connection with (a) its organization and (b) the preparation, negotiation and execution of this Agreement and the Transactions. Merger Sub has no operations, has not generated any revenues and has no liabilities other than those incurred in connection with the foregoing and in association with the Merger as provided in this Agreement.

Section 5.3 Authority; Execution and Delivery; Enforceability.

(a) The adoption and delivery by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Transactions have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub. Each of Parent and Merger Sub has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by the Company, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms (except insofar as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws of general applicability relating to or affecting creditors’ rights, or by principles governing the availability of equitable remedies, whether considered in a Proceeding at law or in equity).

(b) The Parent Board, at a meeting duly called and held, (i) determined that this Agreement and the Transactions are fair to, and in the best interests of, Parent and Parent’s stockholders and (ii) approved and declared advisable this Agreement.

(c) No vote of holders of any class or series of capital stock of Parent is necessary to approve this Agreement or the consummation by Parent and Merger Sub of the Merger and the other Transactions.

(d) The Merger Sub Board (i) determined that this Agreement and the Transactions are fair to, and in the best interests of, Parent, Merger Sub’s sole stockholder, (ii) adopted this Agreement and approved and declared advisable this Agreement and the Transactions and (iii) recommended that Parent, as the sole stockholder of Merger Sub, approve this Agreement and approve the Transactions. Parent, as the sole stockholder of Merger Sub, has executed and delivered a unanimous written consent of the sole stockholder of Merger Sub approving this Agreement and the Transactions, such approval to be effective immediately following the execution and delivery of this Agreement.

Section 5.4 No Conflicts; Consents.

(a) The execution and delivery by Parent and Merger Sub of this Agreement do not, and the consummation of the Transactions and compliance with the terms hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any material obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or the Parent Subsidiaries under, any provision of (i) the Organizational Documents of Parent, (ii) any Parent Permit or any Contract to which Parent or any Parent Subsidiary is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 5.4(b) and Section 6.4(a), any Law applicable to Parent or the Parent Subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

(b) No Consent of, or registration, declaration or filing with, or permit from, any Governmental Entity, is required to be obtained or made by or with respect to Parent or any Parent Subsidiary in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, other than (i) compliance with and filings under the HSR Act, (ii) the filing with the SEC of (A) the Proxy Statement and (B) such reports under the Exchange Act and the Securities Act as may be required in connection with this Agreement or the Transactions, (iii) the filing of the Articles of Merger with the Secretary of State of the State of Nevada and appropriate documents with the relevant authorities of the other jurisdictions in which Parent or Merger Sub is qualified to do business, (iv) compliance with the applicable requirements under the NISPOM, (v) compliance with the applicable requirements under ITAR, (vi) compliance with the applicable requirements of the Governmental Entity Acquisition Systems and (vii) such other items that the failure of which to obtain or make would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

Section 5.5 Sufficiency of Funds.

(a) Parent and Merger Sub have, or will have prior to the Closing, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to consummate the Merger and the other Transactions contemplated hereby (including all amounts payable in respect of Company Stock Options, Company RSUs, Company PSUs and Director RSUs under this Agreement), and to pay all related fees and expenses required to be paid on such date. Parent has the financial resources and capabilities to fully perform all of its obligations under this Agreement.

(b) Without limiting Section 9.9, in no event shall the receipt or availability of any funds or financing by or to Parent or any of its Affiliates or any other financing transaction be a condition to any of the obligations of Parent or Merger Sub hereunder.

Section 5.6 Information Supplied. None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Offer Documents or the Proxy Statement will, at the time such document is filed with the SEC, at any time it is amended or supplemented or at the time it is first published, sent or given to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. No representation or warranty is made by Parent with respect to statements included or incorporated by reference therein based on information supplied by or on behalf of the Company for inclusion or incorporation by reference therein.

Section 5.7 Certain Tax Matters. Prior to the Distribution Date, none of the officers, directors, or, to the Knowledge of Parent, stockholders owning 5% or more of the stock of Parent had, nor had any Knowledge of, information about, or involvement in, any discussions or other contact with CSC (including any officers, directors or stockholders owning 5% or more of the stock of CSC) with respect to the acquisition of the Company Business.

Section 5.8 Litigation. As of the date of this Agreement, there is no Proceeding pending or, to the Knowledge of Parent, threatened against Parent or any Parent Subsidiary that would reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect, nor is there any Judgment outstanding against Parent or any Parent Subsidiary that would reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

Section 5.9 Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person, other than Stone Key Partners LLC, the fees and expenses of which will be paid by Parent, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement or the Transactions based upon arrangements made by or on behalf of Parent or any of its Affiliates.

Section 5.10 Ownership of Company Common Stock. Neither Parent nor Merger Sub beneficially owns (as defined in Rule 13d-3 under the Exchange Act) any shares of capital stock of, or any security convertible or exchangeable for any shares of capital stock of, the Company other than as a result of this Agreement. None of Parent, Merger Sub, any of their respective Subsidiaries or the “affiliates” or “associates” (as defined in NRS 78.412 and 78.413, respectively) of any such Person is, and at no time during the last four (4) years has been an “interested stockholder” (as defined in NRS 78.423) of the Company.

Section 5.11 No Other Representations or Warranties; Reliance Disclaimer. Except for the representations and warranties set forth in this ARTICLE V, none of Parent, the Parent Subsidiaries or any other Person makes or has made any express or implied representation or warranty with respect to Parent or the Parent Subsidiaries or with respect to any other information provided to the Company in connection with the Transactions. Each of Parent and Merger Sub, on its own behalf and on behalf of its

Affiliates and its and their respective Representatives, disclaims reliance on any representations or warranties or other information provided to them by the Company or the Company Subsidiaries or their respective Representatives or any other Person except for the representations and warranties expressly set forth in ARTICLE IV. Without limiting the generality of the foregoing, each of Parent and Merger Sub, on its own behalf and on behalf of its Affiliates and its and their respective Representatives, acknowledges and agrees that none of the Company, the Company Subsidiaries or any other Person will have or be subject to any liability or other obligation to Parent, Merger Sub or any other Person resulting from the distribution to Parent or Merger Sub (including their respective Representatives), or Parent’s or Merger Sub’s (or such Representatives’) use of, any such information, including any information, documents, projections, forecasts or other material made available to Parent or Merger Sub in certain “data rooms” or management presentations in expectation of the Merger.

ARTICLE VI

COVENANTS

The Company hereby covenants to and agrees with Parent and Merger Sub, and Parent and Merger Sub hereby covenant to and agree with the Company, that:

Section 6.1 Conduct of Business by the Company. From the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement pursuant to ARTICLE VIII, and except (i) as expressly permitted or required by this Agreement, (ii) as may be required by applicable Law or pursuant to the terms of any Company Benefit Plan, (iii) as set forth in Section 6.1 of the Company Disclosure Letter or (iv) with the prior written consent of Parent (which consent will not be unreasonably withheld, conditioned or delayed), the Company will not and will cause each Company Subsidiary not to:

(a) (i) conduct its business and the business of the Company Subsidiaries other than in the ordinary course consistent with past practice in all material respects, (ii) fail to comply in all material respects with all applicable Laws, (iii) fail to use reasonable best efforts to preserve and maintain intact its business organizations and maintain its existing relations with customers, suppliers, lenders, employees, business associates and others having business relationships with it and retain the services of its present officers and key employees or (iv) take any action that adversely affects the ability of any Party to obtain any regulatory approvals for the Transactions; provided, however, that no action or omission by the Company or any Company Subsidiary with respect to matters specifically addressed by any provision of Section 6.1(b) through Section 6.1(v) shall be a breach of this Section 6.1(a);

(b) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional equity or any additional Rights other than the issuance of Company Common Stock in respect of the vesting, settlement or exercise of Director RSUs, Company RSUs, Company PSUs and Company Stock Options outstanding as of the date hereof;

(c) (i) split, combine or reclassify any of its equity interests or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for its equity interests, or (ii) repurchase, redeem or otherwise acquire, or permit any Company Subsidiary to purchase, redeem or otherwise acquire, any membership, partnership or other equity interests or Rights, except as required by the terms of the Company Stock Plan and the Director Stock Plan and any related award agreements or to satisfy any Tax withholding obligations of the holder thereof or as required by the terms of its securities outstanding on the date of this Agreement (or granted following the date of this Agreement in accordance with this Agreement) by any Company Benefit Plan;

(d) (i) sell, lease, sublease, license, sublicense, abandon, waive, relinquish, transfer, pledge, abandon, assign, swap, mortgage or otherwise dispose of or subject to any Lien all or any material portion of its assets, businesses or properties (excluding the Owned Real Property and the Leased Real Property) other than (A) any sales, leases, or dispositions in the ordinary course of business consistent with past practice including the factoring of receivables in the ordinary course of business consistent with past practice or (B) any distributions expressly permitted under Section 6.1(g) or (ii) convert from a limited partnership, limited liability company or corporation, as the case may be, to any other business entity;

(e) enter into, exercise any extension or other option under, or modify in any material respect or terminate, any Lease providing for (i) annual rent in excess of $2,000,000 or (ii) aggregate rent in excess of $15,000,000 during the term of such Lease;

(f) sell or otherwise transfer, lease, license, mortgage or otherwise encumber or subject to any Lien any of the Owned Real Property, or mortgage or otherwise encumber or subject to any Lien any of the Leased Real Property, or acquire or otherwise purchase any real property;

(g) make or declare dividends or distributions to (i) the holders of Company Common Stock or any Company Subsidiary, other than regular quarterly dividends in an amount consistent with past practice for the period ending on the Acceptance Time or, if an Offer Termination occurs, the Closing (ii) any other equityholders of the Company or any Company Subsidiary (other than any dividend or distribution from a wholly owned Company Subsidiary to the Company or to any other wholly owned Company Subsidiary);

(h) amend the Company’s or any Company Subsidiary’s Organizational Documents as in effect on the date of this Agreement;

(i) (i) (A) enter into, terminate or amend any material Contract other than in the ordinary course of business consistent with past practice or (B) modify, amend, terminate or assign, or waive or assign any rights under, any material Contract, in each case, in any material manner or in any manner that would reasonably be expected to prevent or materially delay the consummation of any of the Transactions or (ii) enter into or extend the scope of any Contract that purports to restrict in any material respect the Company, or any existing or future Company Subsidiary of the Company, from engaging in any line of business or in any geographic area;

(j) waive, release, assign, settle or compromise (i) for an amount in excess of $1,000,000 individually or $5,000,000 in the aggregate any Proceeding, other than settlements or compromises to the extent reflected or reserved against in the most recent consolidated financial statements (or the notes thereto) of the Company for an amount not in excess of the amount so reflected or reserved (this covenant being in addition to the Company’s agreement set forth in Section 6.17) or (ii) any Proceeding if such settlement or compromise (A) involves a material conduct remedy or material injunctive or similar relief, (B) involves an admission of criminal wrongdoing by the Company or any Company Subsidiary or (C) has in any material respect a restrictive impact on the business of the Company or any Company Subsidiary;

(k) make any material changes in financial or tax accounting methods, principles or practices (or change an annual accounting period), except insofar as may be required by a change in GAAP or applicable Law;

(l) fail to use reasonable best efforts to maintain, with financially responsible insurance companies, insurance in such amounts and against such risks and losses as is maintained by it at present;

(m) (i) make, change or rescind in any material respect any elections relating to Taxes except in the ordinary course of business consistent with past practice, (ii) settle or compromise any Proceeding, audit or controversy relating to material Taxes, (iii) amend any Tax Return in any material respect, (iv) enter into any closing agreement with respect to any material Tax, (v) surrender any right to claim a material refund or (vi) without good faith consultation with Parent, change in any material respect any of its methods of reporting income or deductions for federal income Tax purposes;

(n) (i) establish, adopt, enter into, terminate or amend, or take any action to accelerate the vesting or payment of any compensation or benefits under, any material Company Benefit Plan, (ii) grant to any current or former director, officer, employee, contractor or consultant any material increase in compensation, bonus or fringe or other benefits, other than with respect to employees who are not directors or executive officers in the ordinary course of business consistent with past practice or in connection with the Company’s or any Company Subsidiary’s annual merit-based compensation review process or discretionary bonus practices, (iii) grant to any current or former director, officer, employee, contractor or consultant any material increase in change in control, retention, severance or termination pay, (iv) enter into any employment, consulting, change in control, retention or severance agreement with any current or former director, officer, employee, contractor or consultant, (v) terminate the employment of any current officer if such termination would result in the right to receive payment of material change in control, severance or termination benefits, (vi) allow any current or former director, officer, employee, contractor or consultant to begin participating in any Company Benefit Plan that provides change in control, severance or termination benefits, regardless of whether the terms of such Company Benefit Plan would otherwise allow such current or former director, officer, employee, contractor or consultant to begin participating in such Company Benefit Plan; provided, however, that (x) the foregoing clauses (ii), (iii) and (iv) shall not restrict the Company or any Company Subsidiary from granting to any newly hired or promoted director, officer, employee, contractor or consultant, in each case, with annualized base salary of less than $300,000, any increase in compensation, bonus, change in control, retention, severance or termination pay, or fringe or other benefits, or from entering into any employment, consulting, change in control, retention or severance agreement with any such newly hired or promoted Person, in each case, in the ordinary course of business consistent with past practice and (y) nothing in this Agreement shall restrict the Company from granting prior to the Effective Time, in the normal course and consistent with past practices (except with respect to the timing of the grant of such awards and as otherwise expressly set forth herein), its annual equity awards for 2018 to employees and non-employee directors, which awards shall be exclusively in the form of Company RSUs or Director RSUs; provided, that (A) the aggregate dollar value of such awards is no greater than the aggregate target long term incentive grant values of annual equity awards granted by the Company in 2017, and (B) with respect to each Company RSU awarded to employees in 2018 (each a “Company 2018 RSU”), neither the Merger nor or any other Transaction contemplated by this Agreement, either separately or in the aggregate, will be treated as a vesting event, provided that, such Company 2018 RSUs shall accelerate vesting of any portion of the award then outstanding upon a participant’s termination of employment for death, disability, involuntary termination without cause or voluntary termination with good reason, but not for a voluntary termination without good reason or an involuntary termination for cause (as such terms may be defined pursuant to the Company Stock Plan, or in the case of good reason, pursuant to the Executive Officer Employment Separation Policy, without regard to whether such employee is covered by such policy).

(o) (i) incur, assume, guarantee or otherwise become liable for any Indebtedness (directly, contingently or otherwise), other than borrowings under existing revolving credit facilities in the ordinary course of business consistent with past practice in amounts not to exceed $100,000,000 in aggregate principal amount outstanding at any time in excess of any aggregate principal amount outstanding as of the date of this Agreement and borrowings from the Company by a direct or indirect wholly owned Subsidiary of the Company in the ordinary course of business consistent with past practice, (ii) redeem, repurchase, cancel or otherwise acquire any Indebtedness (directly, contingently or otherwise), (iii) other than with respect to the existing credit facilities, create any material Lien that is not a Permitted Lien on its property or the property of any Company Subsidiary in connection with any pre-existing Indebtedness, new Indebtedness or lease or (iv) make or commit to make (A) any capital expenditure that involves the purchase of real property, (B) any capital expenditure incurred in connection with a customer Contract that is in excess of $20,000,000 in the aggregate or (C) any capital expenditure not contemplated by the preceding clause (A) or (B) that is in excess of $3,000,000 individually, or $10,000,000, in the aggregate;

(p) enter into any transaction or Contracts with any Affiliate or other Person that would be required to be disclosed by the Company under Item 404 of Regulation S-K of the SEC;

(q) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial dissolution or liquidation;

(r) directly or indirectly acquire (i) by merging or consolidating with, or by purchasing all of or a substantial equity interest in, or by any other manner, any Person or division, business or equity interest of any Person or, (ii) any assets, rights or properties from any other Person, in each case, other than (A) purchases of goods, equipment, products, licenses of Intellectual Property and other assets in the ordinary course of business or pursuant to existing Contracts, or (B) acquisitions not exceeding $1,000,000 individually, or $5,000,000, in the aggregate;

(s) make any loans, advances or capital contributions to, or investments in, any Person (other than the Company or any wholly owned Company Subsidiary) other than loans, advances or capital contributions in the form of trade credit granted to customers in the ordinary course of business consistent with past practice in an aggregate amount not to exceed $10,000,000;

(t) take any action to increase the vote required for the Company Stockholder Approval;

(u) hire any new officer, employee, consultant or individual service provider (provided that the Company shall be permitted to hire employees, consultants or other individual service providers with an annualized base salary of less than $300,000 in the ordinary course of business consistent with past practice to fill positions that are open as of the date hereof or that become open following the date hereof to the extent reasonably necessary as determined by the Company in its sole discretion to maintain the Company’s core business); or

(v) agree, in writing or otherwise, to take any of the actions prohibited by clauses (a) through (v) of this Section 6.1.

Section 6.2 Conduct of Business by Parent and Merger Sub. From the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement pursuant to ARTICLE VIII, and except (i) as expressly permitted or required by this Agreement, (ii) as may be required by applicable Law, (iii) as set forth in Section 6.2 of the Parent Disclosure Letter or (iv) with the prior written consent of the Company (which consent will not be unreasonably withheld, conditioned or delayed), neither Parent nor Merger Sub shall (a) take any action the result of which would reasonably be expected to materially and adversely impair or materially delay the consummation of the Transactions or (b) authorize any of, or commit or agree, in writing or otherwise, to take any such action.

Section 6.3 Consummation of the Offer and the Merger.

(a) Subject to the terms and conditions of this Agreement, the Company, on the one hand, and each of Parent and Merger Sub, on the other hand, will cooperate with the Other Party and use (and will cause their respective Subsidiaries to use) its reasonable best efforts to (i) take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable to cause the conditions to the Offer and the Closing to be satisfied as promptly as reasonably practicable and to consummate and make effective, as promptly as reasonably practicable, the Offer, the Merger and the other Transactions contemplated by this Agreement and to use their respective reasonable best efforts to cause the conditions to Merger Sub’s obligation to consummate the Offer as set forth in Annex A and the conditions to each party’s obligation to effect the Merger as set forth in ARTICLE VII to be satisfied as promptly as practicable after the date hereof, including preparing and filing promptly and fully all documentation to effect all necessary filings, notifications, notices, petitions, statements, registrations, submissions of information, applications and other documents (including, (A) filing any Notification and Report Form required pursuant to the HSR Act within ten (10) Business Days following the execution of this Agreement and to request early termination of the applicable waiting period, (B) submitting the documentation required to be submitted to the Defense Security Service of the United States Department of Defense or any other United States Cognizant Security Agency in respect of the transactions contemplated by this Agreement in accordance with Paragraph 2-302(b) of the NISPOM, (C) submitting the documentation required to be submitted to the United States Department of State Directorate of Defense Trade Controls in respect of the transactions contemplated by this Agreement in accordance with the ITAR and (D) submitting any mitigation plans and taking any other actions required by a Governmental Entity to address an Organizational Conflict of Interest as that term is defined in Part 9 of the FAR), (ii) obtain promptly all Consents, clearances, expirations or terminations of waiting periods, registrations, authorizations and other confirmations from any Governmental Entity or third party necessary, proper or advisable to consummate the Transactions and (iii) defend any Proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions. Parent will be responsible for the payment of any filing fees under the HSR Act in connection with the Transactions.

(b) Each of the Parties hereto will use reasonable best efforts to (i) cooperate with each other in connection with any filing to or submission with any Governmental Entity in connection with the Transactions and in connection with any Proceeding by or before any Governmental Entity relating to the Merger, including any Proceeding initiated by a private Person, (ii) promptly inform the Other Party of (and supply to the Other Party) any material communication received by such Party from, or given by such Party to any Governmental Entity and any material communication received or given in connection with any Proceeding by a private Person, in each case regarding the Merger, (iii) permit the Other Party to review in advance and incorporate their reasonable comments in any communication to be given by it to any Governmental Entity with respect to obtaining any investigations or reviews under any Law in connection with the Transactions and (iv) to the extent practicable, consult with the Other Party in advance of any material meeting, written communications or teleconference with any Governmental Entity or, in connection with any Proceeding by a private Person, with any other Person, and, to the extent not prohibited by the Governmental Entity or other Person, give the Other Party the opportunity to attend and participate in such meetings and teleconferences. Subject to Section 6.7, the Parties will take reasonable best efforts to share information protected from disclosure under the attorney-client privilege, work product doctrine, joint defense privilege or any other privilege pursuant to this Section 6.3 in a manner so as to preserve the applicable privilege. Any Party may share information with any Other Party on an “outside counsel only” basis. Nothing in this Agreement shall obligate the Parties to share any information covered by the attorney client privilege, work product doctrine or other similar privilege. Without limiting the generality of Parent’s undertaking pursuant to this Section 6.3, Parent shall have the principal responsibility for devising and implementing the strategy for obtaining any necessary approvals, clearances and authorizations for the Transactions under the HSR Act or any other Antitrust Laws (provided that in no event shall such devising and implementing rights be employed in a way that would reasonably be expected to prevent or materially delay the closing of the Offer or the Merger), and shall take the lead in all meetings and communications with any Governmental Entity in connection with obtaining any necessary approvals, clearances and authorizations for the Transactions under Antitrust Laws or competition clearances. Parent shall respond to and seek to resolve as promptly as reasonably practicable any objections asserted by any Governmental Entity with respect to the Transactions, and the Company, Parent and Merger Sub and any of their respective Affiliates shall not take any action with the intention to, or that would reasonably be expected to, hinder or delay the expiration or termination of any waiting period under the HSR Act or the obtaining of approval under any applicable Antitrust Laws. All expenses incurred in connection with the foregoing shall be paid by the party incurring such fees or expenses.

(c) Notwithstanding anything to the contrary set forth in this Agreement, Parent and the Company shall if necessary or advisable, in order to permit the satisfaction of the conditions set forth in Section 7.1(b) and Section 7.1(c) and the conditions set forth in clause (c) and (d) of Annex A so as to enable the Parties to consummate the Transactions as promptly as practicable and in any event prior to the Outside Date, (i) propose, negotiate, commit to, effect and agree to, by consent decree, hold separate order or otherwise, the sale, divestiture, license, holding separate, and other disposition of and restriction on the businesses, assets, properties, product lines, and equity interests of, or changes to the conduct of business of, the Company or any of the Company Subsidiaries) and take such action or actions that would in the aggregate have a similar effect, (ii) create, terminate, or divest relationships, ventures, contractual rights or obligations of the Company or any of the Company Subsidiaries, and (iii) otherwise take or commit to take any action that would limit Parent’s freedom of action with respect to, or its ability to retain or hold, directly or indirectly, any businesses, assets, equity interests, product lines or properties of the Company, or the Company Subsidiaries (each of the foregoing actions, a “Divestiture Action”); provided that any such Divesture Actions are conditioned upon and become effective only from and after the Effective Time; provided, further, that in no event shall anything in this Agreement require, or be construed to require, the Company, Parent or any of their respective Affiliates to take, or agree to take, any Divestiture Action with respect to assets or businesses of (x) Parent or any of the Parent Subsidiaries or (y) the Company or any of the Company Subsidiaries, unless, in the case of clause (y), all Divestiture Actions collectively would not result in a material adverse effect on the business, results of operations, assets or financial condition of the Company and the Company Subsidiaries, taken as a whole. Without limiting the foregoing, in no event shall the Company (and the Company shall not permit any Company Subsidiaries) to propose, negotiate, effect or agree to any such actions without the prior written consent of Parent.

(d) In furtherance and not in limitation of the covenants of the Parties contained in this Section 6.3, if any Proceeding, is instituted (or threatened to be instituted) challenging the Merger as violative of any Antitrust Law, each of Parent and the Company will use reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any Judgment, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions.

Section 6.4 No Solicitation by the Company and Company Change in Recommendation.

(a) Except as permitted by this Section 6.4, from the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with its terms, the Company will not and will cause the Company Subsidiaries not to, and will cause its directors, officers and its financial advisors engaged in connection with the Transactions not to, and will use its reasonable best efforts to cause its other Representatives not to, directly or indirectly (i) initiate, solicit or knowingly encourage, knowingly induce, knowingly facilitate or knowingly cooperate in the making of any Company Acquisition Proposal or any offer, indication of interest or proposal that would reasonably be expected to lead to a Company Acquisition Proposal, (ii) other than informing third parties of the existence of the provisions contained in this Section 6.4, engage in, continue or otherwise participate in negotiations or discussions with, or furnish any non-public information concerning the Company or any of the Company Subsidiaries, or afford access to the business, properties, assets, books or records of the Company or the Company Subsidiaries, to, any third party in connection with a Company Acquisition Proposal or (iii) enter into any acquisition agreement, letter of intent, agreement in principle or similar agreement with respect to a Company Acquisition Proposal. Notwithstanding anything to the contrary contained in this Agreement, only in circumstances in which the Company Board makes a good faith determination, after consultation with outside legal counsel, that the failure to do so would reasonably be expected to be inconsistent with its fiduciary obligations under applicable Law, the Company shall be permitted to grant waivers of, and not enforce, any standstill provision or similar provision that has the effect of prohibiting the counterparty thereto from making a Company Acquisition Proposal. The Company shall, shall cause the Company Subsidiaries and shall cause its directors, officers and its financial advisors engaged in connection with the Transactions, and will use its reasonably best efforts to cause its other Representatives, to cease immediately and cause to be terminated, any and all existing activities, discussions or negotiations, if any, with any third party or its Representatives conducted prior to the date hereof with respect to any Company Acquisition Proposal, and shall use its reasonable best efforts to cause any such third party and its Representatives in possession of non-public information in respect of the Company and the Company Subsidiaries to return or destroy all such information.

(b) Notwithstanding anything to the contrary contained in this Agreement, if prior to the earlier of the Offer Closing and receipt of the Company Stockholder Approval the Company receives a bona fide written Company Acquisition Proposal (which Company Acquisition Proposal was made after the date of this Agreement and did not result from a breach in any material respect of this Section 6.4), and the Company Board determines in good faith, after consultation with its financial advisors and outside counsel, that such Company Acquisition Proposal constitutes, or could reasonably be expected to lead to, a Company Superior Proposal, then the Company and its Representatives may, subject to compliance with this Section 6.4, do any or all of the following: (i) furnish any information (including non-public information) or access thereto (or any other access of the type referred to in Section 6.4(a)(ii)) to any third party making such Company Acquisition Proposal; provided that (A) prior to furnishing any such information or access, the Company has received from such third party an executed Company Acceptable Confidentiality Agreement, (B) a copy of the Company Acceptable Confidentiality Agreement is provided or made available to Parent reasonably promptly and (C) any such information so furnished is identified and provided or made available to Parent promptly (and in any event no later than twenty-four (24) hours) after it is so furnished to such third party or (ii) participate or engage in negotiations or discussions with the Person or group making such Company

Acquisition Proposal and its Representatives regarding such Company Acquisition Proposal; provided that, prior to participating or engaging in any such negotiations or discussions, the Company provides Parent written notice of its intent to participate or engage in such negotiations or discussions.

(c) Except as set forth in this Section 6.4, neither the Company Board nor any committee thereof shall (i) (A) withdraw (or modify, amend or qualify in a manner adverse to Parent or Merger Sub), or propose publicly to withdraw (or modify, amend or qualify in a manner adverse to Parent or Merger Sub), the Company Board Recommendation or (B) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, any Company Acquisition Proposal (any action described in this clause (i) being referred to as a “Company Change in Recommendation”) or (ii) approve or recommend, or propose publicly to approve or recommend, or enter into, any acquisition agreement, letter of intent, memorandum of understanding, term sheet, agreement in principle or similar agreement with respect to a Company Acquisition Proposal, other than a Company Acceptable Confidentiality Agreement (a “Company Alternative Acquisition Agreement”).

(d) Notwithstanding anything to the contrary contained in this Agreement, at any time prior to the earlier of (x) if the subsequent adoption of this Agreement by the Company’s stockholders is not required under this Agreement and applicable Law, the Acceptance Time and (y) receipt of the Company Stockholder Approval, the Company Board may make a Company Change in Recommendation in response to a Company Intervening Event and the Company may subsequently terminate this Agreement pursuant to Section 8.1(h) if (i) the Company Board determines in good faith, after consultation with its outside legal counsel, that the failure to do so would reasonably be expected to be inconsistent with the Company Board’s fiduciary obligations under applicable Law, (ii) (A) the Company shall have provided Parent four (4) Business Days’ written notice prior to making any such Company Change in Recommendation, which notice shall describe the Company Intervening Event in reasonable detail and which notice shall not itself constitute a Company Change in Recommendation and (B) if requested by Parent in good faith, during such four (4) Business Day period after providing such notice, negotiate in good faith with respect to any revisions to the terms of this Agreement proposed by Parent so that a Company Change in Recommendation would no longer be necessary, and (iii) after giving effect to the revisions contemplated by the foregoing clause (ii), if any, after consultation with financial advisors and outside counsel, the Company Board shall have determined in good faith that failure to make the Company Change in Recommendation in response to such Company Intervening Event would reasonably be expected to be inconsistent with its fiduciary obligations under applicable Law. For the avoidance of doubt, the provisions of this Section 6.4(d) shall also apply to any material change in the event, occurrence or fact relating to such Company Intervening Event and require a new notice from the Company pursuant to Section 6.4(d)(ii), except that the references to four (4) Business Days in this Section 6.4(d) shall be deemed to be three (3) Business Days for such purposes.

(e) Notwithstanding anything to the contrary contained in this Agreement, at any time prior to the earlier of (x) if the subsequent adoption of this Agreement by the Company’s stockholders is not required under this Agreement and applicable Law, the Acceptance Time and (y) receipt of the Company Stockholder Approval, in each case if, (i) in response to a bona fide written Company Acquisition Proposal made after the date of this Agreement and not withdrawn that did not result from a breach in any material respect of this Section 6.4, the Company Board determines in good faith (after consultation with its financial advisors and outside counsel) that such Company Acquisition Proposal constitutes a Company Superior Proposal and (ii) the failure to do so would reasonably be expected to be inconsistent with its fiduciary obligations under applicable Law, (A) subject to compliance with Section 6.4(f), the Company Board may make a Company Change in Recommendation and the Company may subsequently terminate this Agreement pursuant to Section 8.1(h) or (B) the

Company may terminate this Agreement pursuant to Section 8.1(i) in order to enter into a Company Alternative Acquisition Agreement with respect to such Company Superior Proposal; provided, however, that the Company shall not terminate this Agreement pursuant to Section 8.1(i) unless the Company (x) has complied with its obligations under Section 6.4(f), (y) pays, or causes to be paid, to Parent the Termination Fee payable pursuant to Section 8.4(c) prior to or concurrently with to such termination and (z) concurrently with such termination, enters into a definitive Company Alternative Acquisition Agreement that documents the terms and conditions of such Company Superior Proposal.

(f) Notwithstanding anything to the contrary contained in this Agreement, the Company shall not be entitled to make a Company Change in Recommendation pursuant to Section 6.4(e) or terminate this Agreement pursuant to Section 8.1(i) unless (x) the Company shall have provided to Parent four (4) Business Days’ prior written notice (the “Company Superior Proposal Notice”), which notice shall not constitute a Company Change in Recommendation, advising Parent that the Company intends to take such action (and the material terms and conditions of any such Company Superior Proposal, including the identity of the Person who made such Company Superior Proposal, and (y):

(i) during such four (4) Business Day period, if requested in writing by Parent in good faith, the Company and its Representatives shall have engaged in good faith negotiations with Parent regarding changes to the terms of this Agreement intended by Parent to cause such Company Acquisition Proposal to no longer constitute a Company Superior Proposal; and

(ii) the Company Board shall have considered any adjustments to this Agreement that may be proposed in writing by Parent (the “Parent Proposed Changed Terms”) no later than 11:59 p.m., New York City time, on the fourth (4th) Business Day of such four (4) Business Day period and shall have determined in good faith (after consultation with its financial advisors and outside counsel) that the Company Superior Proposal would continue to constitute a Company Superior Proposal if such Parent Proposed Changed Terms were to be given effect, and that the failure to make the Company Change in Recommendation or terminate this Agreement pursuant to Section 8.1(i) would reasonably be expected to be inconsistent with the fiduciary obligations of the Company Board under applicable Law.

For the avoidance of doubt, any (1) material revisions to the terms of a Company Superior Proposal or (2) material revisions to a Company Acquisition Proposal that the Company Board had determined no longer constitutes a Company Superior Proposal, shall constitute a new Company Acquisition Proposal and shall in each case require the Company to deliver to Parent a new Company Superior Proposal Notice, except that the references to four (4) Business Days in this Section 6.4(f) shall be deemed to be three (3) Business Days for such purposes.

(g) The Company shall promptly (and in any event no later than the close of business on the first (1st) Business Day after receipt) advise Parent in writing in the event that the Company receives any Company Acquisition Proposal or any inquiry, proposal or request for information that would reasonably be expected to lead to a Company Acquisition Proposal, and in connection with such notice, provide to Parent the material terms and conditions (including the identity of the third party making any such Company Acquisition Proposal) of any such Company Acquisition Proposal. The Company shall (i) keep Parent reasonably informed on a current basis of the status and material terms of any such Company Acquisition Proposal (including, prior to furnishing any information or to participating in any discussions or negotiations pursuant to Section 6.4(b), advising Parent of any determination by the Company Board pursuant to Section 6.4(b)) and any discussions and negotiations concerning the material terms and conditions thereof and (ii) provide to Parent as soon as practicable (and in any event no later than the close of business on the first (1st) Business Day after receipt) any written indication of interest (or amendment thereto) or any written material that constitutes an offer (or amendment thereto) including copies of any proposed Company Alternative Acquisition Agreements.

(h) Nothing contained in this Agreement shall prohibit the Company or the Company Board, directly or indirectly through their respective Representatives, from (i) taking and disclosing to the stockholders of the Company any position contemplated by Rule 14d-9, Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, (ii) making any “stop, look and listen” communication to the Company’s stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act or (iii) making any disclosure to the stockholders of the Company that is required by applicable Law; provided that this Section 6.4(h) shall not be deemed to permit the Company Board to make a Company Change in Recommendation except to the extent permitted by Section 6.4(d) – (f).

Section 6.5 Preparation of Proxy Statement.

(a) Parent will promptly furnish to the Company such data and information relating to Parent and Merger Sub as the Company may reasonably request for the purpose of including such data and information in the Proxy Statement and any amendments or supplements thereto used by the Company to obtain Company Stockholder Approval, and Parent and Merger Sub shall otherwise assist and cooperate with the Company in the preparation of the Proxy Statement and the resolution of any comments thereto received from the SEC.

(b) As promptly as reasonably practicable after the execution of this Agreement, the Company shall prepare in preliminary form and cause to be filed with the SEC a Proxy Statement relating to the matters to be submitted to the holders of Company Common Stock at the Company Stockholders Meeting. The Company will advise Parent promptly after it receives notice thereof, of any request by the SEC for amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information. Prior to the filing of the Proxy Statement (or any exhibits, amendments or supplements thereto) or any dissemination thereof to the stockholders of the Company, or responding to any comments from the SEC with respect thereto, the Company shall provide Parent and its counsel a reasonable opportunity to review and to propose comments on such document or response and shall consider in good faith all of Parent’s comments or suggestions prior to filing the Proxy Statement or exhibits, amendments or supplements thereto or any response to any comments from the SEC, including any comment letters from the SEC.

(c) The Company agrees that as of the date of mailing to stockholders of the Company and at the time of the Company Stockholders Meeting, (i) the Proxy Statement will comply in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder and (ii) none of the information supplied by the Company or any Company Subsidiaries for inclusion in the Proxy Statement (which shall be deemed to be all information set forth in the Proxy Statement, except for information provided by Parent for inclusion in the Proxy Statement), will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Parent and Merger Sub agree that none of the information supplied by either of them or any of their Affiliates for inclusion in (A) the Proxy Statement at the time such Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company and at the time such stockholders vote on approval of this Agreement and the Merger, and (B) any Company Disclosure

Letter other than the Company Proxy Statement, at the time of the filing with the SEC of such Company Disclosure Letter or any supplement or amendment thereto, and, at the time of any distribution or dissemination thereof to the Company’s stockholders, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time, any information relating to Parent or the Company, or any of their respective Subsidiaries, Affiliates, officers or directors, should be discovered by Parent or the Company that should be set forth in an amendment or supplement to the Proxy Statement, so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the Other Party and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company.

(d) Parent and the Company shall make all necessary filings with respect to the Transactions under the Securities Act and the Exchange Act and applicable blue sky laws and the rules and regulations thereunder.

Section 6.6 Company Stockholders Meeting.

(a) If the adoption of this Agreement by the Company’s stockholders is required under applicable Law, either after the Acceptance Time or after the Offer Termination, the Company shall have the right, at any time after the latest of (i) the Initial Offer Expiration Time and (ii) three (3) Business Days after the Proxy Clearance Date, to (and Parent and Merger Sub shall have the right, at any time beginning three (3) Business Days after the Proxy Clearance Date, to request in writing that the Company, and upon receipt of such written request, the Company shall), as promptly as reasonably practicable, take all action necessary in accordance with applicable Laws and the Organizational Documents of the Company to establish a record date for, and as soon as practicable after the earlier of the Acceptance Time or the Offer Termination, call, duly give notice of, convene and hold a meeting of its stockholders for the purpose of obtaining the Company Stockholder Approval, to be held as promptly as reasonably practicable following the mailing of the Proxy Statement to the holders of Shares as of the record date established for the Company Stockholders Meeting. If the Offer Closing shall have occurred, the record date for determining eligibility to vote at the Company Stockholder Meeting shall be after the date on which Merger Sub shall have purchased and paid for, and been recognized by the Company as the record owner of, the Shares duly tendered in, and not validly withdrawn prior to the expiration of, the Offer. Except as otherwise expressly permitted by Section 6.4, if the Company Stockholder Approval is required by the NRS to consummate the Merger, the Company shall (i) through the Company Board, recommend, including through a recommendation in the Proxy Statement, that the stockholders of the Company vote in favor of the approval of this Agreement, and (ii) solicit from stockholders of the Company proxies in favor of the approval of this Agreement. Notwithstanding anything to the contrary contained in this Agreement (except for the sentence immediately following this sentence), the Company (i) shall be required to adjourn or postpone the Company Stockholders Meeting (A) to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the Company’s stockholders within a reasonable amount of time in advance of the Company Stockholders Meeting or (B) if, as of the time for which the Company Stockholders Meeting is scheduled, there are insufficient Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at such Company Stockholders Meeting and (ii) may adjourn or postpone the Company Stockholders Meeting if, as of the time for which the Company Stockholders Meeting is scheduled, there are insufficient Shares represented (either in person or by proxy) to obtain the Company Stockholder Approval; provided, however, that unless otherwise agreed to by the Parties, the Company Stockholders Meeting shall not be adjourned or postponed to a date that is more than twenty (20) Business Days after the date for which the meeting was previously scheduled (it being understood that such Company Stockholders Meeting shall be adjourned or postponed every time the circumstances described in the foregoing clauses (i)(A) and (i)(B) exist, and such Company Stockholders Meeting may be adjourned or postponed every time the circumstances described in the foregoing clause (ii) exist); provided, further that the Company Stockholders Meeting shall not be adjourned or postponed to a date on or after two (2) Business Days prior to the Outside Date. Notwithstanding the foregoing, the Company may adjourn or postpone the Company Stockholders Meeting to a date no later than the second Business Day after the expiration of the periods contemplated by Section 6.4(d). Subject to the earlier occurrence of the Acceptance Time or the Offer Termination, unless this Agreement has been terminated in accordance with its terms, the Company’s obligations to call, give notice of, convene and hold the Company Stockholders Meeting in accordance with this Section 6.6 shall not be limited or otherwise affected by the making, commencement, disclosure, announcement or submission of any Company Superior Proposal or Company Acquisition Proposal, or by any Company Change in Recommendation. If requested by Parent, the Company shall promptly provide to Parent all voting tabulation reports relating to the Company Stockholder Meeting that have been prepared by the Company or the Company’s transfer agent, proxy solicitor or other Representatives.

(b) From the date hereof until the Effective Time, Parent agrees (i) not to, and not to permit any of the Parent Subsidiaries to, directly or indirectly, transfer, sell, assign or otherwise dispose of any Shares or interest in Shares acquired pursuant to the Offer and (ii) to cause all Shares acquired pursuant to the Offer and all other Shares owned by Parent or any of the Parent Subsidiaries to be voted in favor of the Merger.

(c) Immediately after the execution of this Agreement, the written consent of Parent, as sole stockholder of Merger Sub, duly approving this Agreement and the Transactions, in accordance with applicable Law and the Organizational Documents of Merger Sub shall have become effective, and Parent shall deliver to the Company evidence of such action by written consent so approving this Agreement and the Transactions.

Section 6.7 Access to Information; Confidentiality.

(a) From the date hereof until the Effective Time or the earlier termination of this Agreement in accordance with its terms, upon reasonable prior notice, the Company shall, and shall cause each of the Company Subsidiaries to afford to Parent and Parent’s Representatives reasonable access during normal business hours and in a manner that shall not unreasonably interfere with the business and operations of the Company and the Company Subsidiaries to all of the Company’s and the Company Subsidiaries’ officers, properties, Contracts, books and records. The Company shall promptly furnish, or shall cause the Company Subsidiaries to promptly furnish to Parent (i) a copy of each report, schedule and other document filed or submitted by it pursuant to the requirements of federal or state securities Laws and a copy of any communication (including “comment letters”) received by the Company from the SEC concerning compliance with securities Laws and (ii) all other relevant information concerning its and the Company Subsidiaries’ business, properties and personnel, in each case, as Parent may reasonably request in connection with the Merger and this Agreement. Notwithstanding the foregoing provisions of this Section 6.7(a), the Company shall not be required to, or to cause any of the Company Subsidiaries to, grant such access if the Company reasonably determines that it would (A) constitute a violation of any Contract with respect to confidentiality or non-disclosure obligations owing to a third party (including any Governmental Entity) to which the Company or any of the Company Subsidiaries is a party, (B) constitute a violation of any applicable Law, (C) result in the disclosure of any trade secrets or other confidential business information or (D) result in a waiver of attorney-client privilege, work product doctrine or similar privilege. The Company will use reasonable best efforts to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. No investigation, or information received, pursuant to this Section 6.7 shall modify any of the representations and warranties of the Parties.

(b) The Confidentiality Agreement dated as of December 13, 2017 between Parent and the Company (the “Confidentiality Agreement”) shall survive the execution and delivery of this Agreement and shall apply to all information furnished thereunder or hereunder.

Section 6.8 Public Statements. The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by Parent and the Company. Parent and the Company will not, and each of the foregoing will use reasonable best efforts to cause its Representatives not to, issue any public announcements or make other public disclosures regarding this Agreement or the Transactions, without the prior consent of the Other Party (such consent not to be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, (a) a Party or its Representatives may issue a public announcement or other public disclosures required by Law or the rules of any stock exchange upon which such Party’s or its parent entity’s capital stock is traded; provided that such Party uses reasonable best efforts to afford the Other Party an opportunity to first review the content of the proposed disclosure and provide reasonable comments regarding same, (b) a Party or its Representatives may issue any public announcement or make other public disclosure that is consistent with prior public announcements issued or public disclosures made in compliance with the second sentence of this Section 6.8 without the prior consent of the Other Party and (c) the second sentence of this Section 6.8 shall not apply with respect to a public announcement in connection with the receipt and existence of a Company Acquisition Proposal and the publication of any press release or announcement with respect to a Company Change in Recommendation made in accordance with Section 6.4.

Section 6.9 Takeover Laws. None of the Company, Parent or Merger Sub will take any action that would cause this Agreement or the Transactions to be subject to requirements, limitations, restrictions or prohibitions imposed by any Takeover Laws, and each of them will take all reasonable steps within its control to exempt (or ensure the continued exemption of) this Agreement and the Transactions from any Takeover Laws that purport to apply to this Agreement or the Transactions so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such antitakeover Law on such transactions.

Section 6.10 Third-Party Approvals. Subject to the terms and conditions of this Agreement, Parent and the Company and their respective Subsidiaries will cooperate and use their respective reasonable best efforts to prepare all documentation, to effect all filings, to obtain all permits, consents, approvals and authorizations of all Governmental Entities and third parties necessary to consummate the Transactions and to comply with the terms and conditions of such permits (including Environmental Permits), consents, approvals and authorizations and to cause the Transactions to be consummated as expeditiously as practicable. Each of Parent and the Company has the right to review in advance, and, to the extent practicable, each will consult with the other, in each case subject to applicable Laws relating to the exchange of information, with respect to, all material written information submitted to any third party or any Governmental Entities in connection with the Transactions. In exercising the foregoing right, each of the Parties hereto agrees to act reasonably and promptly. Each Party hereto agrees that it will consult with the Other Party with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the Transactions, and each Party will keep the Other Party apprised of the status of material matters relating to completion of the Transactions. This Section 6.10 shall not apply to (i) approval under Antitrust Laws or (ii) approval of the SEC of the Proxy Statement.

Section 6.11 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) any notice or other communication received by such party from any Governmental Entity in connection with the Transactions or from any Person alleging that the consent of such Person is or may be required in connection with the Transactions or (b) any Proceedings commenced or, to the Knowledge of the Company or the Knowledge of Parent, as the case may be, threatened against, relating to, involving or otherwise affecting such party or any of its Subsidiaries, in each case, that relate to the Transactions; provided, however, that the delivery of any notice pursuant to this Section 6.11 shall not (x) cure any breach of, or non-compliance with, any other provision of this Agreement, (y) limit the remedies available to the party receiving such notice or (z) result in any disclosure by the Company to be deemed to amend or supplement the Company Disclosure Letter or constitute an acceptance of any exception to any representation or warranty.

Section 6.12 Indemnification; Directors’ and Officers’ Insurance.

(a) Without limiting any additional rights that any director, officer, trustee, employee, agent, or fiduciary may have under any employment or indemnification agreement or under the Company’s Organizational Documents, or, if applicable, the Company Subsidiaries’ Organizational Documents, from and after the Effective Time the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to): (i) indemnify and hold harmless each person who is now, or has been or becomes at any time prior to the Effective Time, an officer or director of the Company or any Company Subsidiary and also with respect to any such Person, in such Person’s capacity as a director, officer, employee, member, trustee or fiduciary of another corporation, foundation, partnership, joint venture, trust, pension or other Benefit Plan or enterprise (regardless of whether such other entity or enterprise is affiliated with the Company) serving at the request of or on behalf of the Company or any Company Subsidiary and together with such Person’s heirs, executors or administrators (collectively, the “Indemnified Parties”) to the fullest extent the Company would have been authorized or permitted by, and subject to the conditions and procedures set forth in, applicable Law in connection with any Proceeding and any losses, claims, damages, liabilities, costs, Indemnification Expenses, Judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) resulting therefrom; and (ii) promptly pay on behalf of or advance to each of the Indemnified Parties, any Indemnification Expenses incurred in defending, serving as a witness with respect to or otherwise participating with respect to any Proceeding in advance of the final disposition of such Proceeding, including payment on behalf of or advancement to the Indemnified Party of any Indemnification Expenses incurred by such Indemnified Party in connection with enforcing any rights with respect to such indemnification or advancement, in each case without the requirement of any bond or other security; provided, however, that the payment of any Indemnification Expenses incurred by an Indemnified Party in advance of the final disposition of a Proceeding shall be made only upon delivery to the Surviving Corporation of an undertaking by or on behalf of such Indemnified Party to repay all amounts so paid in advance if it shall ultimately be determined that such Indemnified Party is not entitled to be indemnified under applicable Law. The indemnification and advancement obligations of the Surviving Corporation pursuant to this Section 6.12 extend to acts or omissions occurring at or before the Effective Time and any Proceeding relating thereto (including with respect to any acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Transactions, including the consideration and approval thereof and the process undertaken in connection therewith and any Proceeding relating thereto), and all rights to indemnification and advancement conferred hereunder continue as to any Indemnified Party who has ceased to be a director or officer of the Company or any Company Subsidiary after the date of this Agreement and inure to the benefit of such person’s heirs, executors and personal and legal representatives. Any Indemnified Party wishing to claim indemnification or advancement of expenses under this Section 6.12(a), upon learning of any such Proceeding, shall notify the Surviving Corporation (but the failure so to notify shall not relieve a party from any obligations that it may have under this Section 6.12(a), except to the extent such failure materially prejudices such party’s position with respect to such claims). As used in this Section 6.12: (x) the term “Indemnification Expenses” means reasonable and documented out-of-pocket attorneys’ fees and expenses and all other reasonable and documented out-of-pocket costs, expenses and obligations (including experts’ fees, travel expenses, court costs, retainers, transcript fees, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges) paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in, any Proceeding for which indemnification is required to be provided pursuant to this Section 6.12(a), including any Proceeding relating to a claim for indemnification or advancement brought by an Indemnified Party; and (y) the phrase “to the fullest extent authorized or permitted by applicable Law” includes, but is not limited to (1) to the fullest extent authorized or permitted by any provision of the NRS that authorizes or permits additional indemnification by agreement or otherwise, or the corresponding provision of any amendment to or replacement of the NRS, and (2) to the fullest extent authorized or permitted by any amendments to or replacements of the NRS adopted after the date of this Agreement that increase the extent to which an entity may indemnify its directors, officers, trustees, employees, agents, or fiduciaries or persons serving in any capacity in which any Indemnified Party serves; provided that any amendment, alteration or repeal of the NRS that adversely affects any right of any Indemnified Party will be prospective only and does not limit or eliminate any such right with respect to any Proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal. Neither Parent nor the Surviving Corporation will settle, compromise or consent to the entry of any Judgment in any actual or threatened Proceeding in respect of which indemnification has been sought by such Indemnified Party hereunder unless such settlement, compromise or Judgment includes an unconditional release of such Indemnified Party from all liability arising out of such Proceeding without admission or finding of wrongdoing, or such Indemnified Party otherwise consents thereto.

(b) Without limiting the foregoing, Parent and Merger Sub agree that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the Indemnified Parties as provided in the Company’s Organizational Documents or the Company Subsidiaries’ Organizational Documents will be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time and will survive the Merger and continue in full force and effect in accordance with their terms.

(c) Except to the extent required by applicable Law, the Surviving Corporation’s Organizational Documents and each Company Subsidiary’s Organizational Documents will contain provisions no less favorable with respect to indemnification, advancement of expenses, exculpation and limitations on liability of directors and officers than are set forth in the Company’s Organizational Document and such Company Subsidiary’s Organizational Documents, which provisions will not be amended, repealed or otherwise modified for a period of six (6) years from the Effective

Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were Indemnified Parties, unless such modification is required by Law, and then only to the minimum extent required by Law; provided, however, that any such modification shall be prospective only and shall not limit or eliminate any such right with respect to any Proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to modification; provided, further, that all rights to indemnification in respect of any Proceeding made within such period continue until the disposition of such Proceeding.

(d) For a period of six (6) years from the Effective Time, Parent will (subject to the next sentence) maintain in full effect the current directors’ and officers’ liability and fiduciary liability insurance policies covering the Indemnified Parties (but may substitute therefor other policies of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the Indemnified Parties so long as that substitution does not result in gaps or lapses in coverage) with respect to matters occurring on or before the Effective Time, but Parent is not required to pay annual premiums in excess of 300% of the last annual premiums paid therefor prior to the date of this Agreement and will purchase the maximum amount of coverage that can be obtained for that amount if the coverage described in this Section 6.12(d) would cost in excess of that amount. The Company may, on or prior to the Effective Time, purchase a tail policy with respect to acts or omissions occurring or alleged to have occurred prior to the Effective Time that were committed or alleged to have been committed by such Indemnified Parties in their capacity as such in coverage and amount no greater than the policies currently in place so long as the total premiums paid would not exceed the maximum aggregate amount of premiums contemplated to be paid under the previous sentence for such 6-year period; provided that (i) the Company shall give Parent a consultation right in the selection of such “tail” policy and the Company shall give good faith consideration to any comments made by Parent with respect thereto, and (ii) if such tail policy is so purchased, Parent will be relieved of its obligations under the previous sentence.

(e) If Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges with or into any other person and is not the continuing or surviving corporation, partnership or other entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision will be made so that the successors and assigns of Parent or the Surviving Corporation assume the obligations set forth in this Section 6.12.

(f) Parent will cause the Surviving Corporation to perform all of the obligations of the Surviving Corporation under this Section 6.12.

(g) This Section 6.12 survives the consummation of the Merger and is intended to be for the benefit of, and to be enforceable by, the Indemnified Parties and their respective heirs and personal representatives, and will be binding on Parent, the Surviving Corporation and their respective successors and assigns.

Section 6.13 Section 16 Matters. Prior to the Effective Time, the Company shall take all such steps as may be reasonably necessary to cause any dispositions of equity securities of the Company (including derivative securities) in connection with this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 under the Exchange Act. Prior to taking the actions required by this Section 6.13, the Company will provide Parent copies of any resolutions or other documentation with respect to such actions and the Company shall give consideration to all reasonable additions, deletions or changes suggested thereto by Parent.

Section 6.14 New York Stock Exchange Delisting; Deregistration. Prior to the Effective Time, the Company shall (a) use reasonable best efforts to maintain the listing of the Company Common Stock on the NYSE and the registration of the Company Common Stock under the Exchange Act, in each case, until the Effective Time, and (b) cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable under applicable Law or the rules and regulations of the NYSE to enable the de-listing by the Surviving Corporation of the Company Common Stock from the NYSE and the deregistration of the Company Common Stock under the Exchange Act promptly after the Effective Time.

Section 6.15 Employee Matters.

(a) For a period of one year after the Effective Time (the “Continuation Period”), Parent shall, and shall cause the Surviving Corporation to, provide to each employee of the Company and the Company Subsidiaries who is an employee of the Company or any Company Subsidiary immediately prior to the Effective Time (including, without limitation, any such employees who are on disability or other approved leave), other than an employee whose terms and conditions of employment are governed by a collective bargaining agreement, the terms and conditions of which shall be respected by Parent and the Surviving Corporation (the “Continuing Employee”), for so long as the Continuing Employee is employed by the Surviving Corporation during the Continuation Period, (i) base salary or wages that are no less favorable than the base salary or wages provided to each such Continuing Employee by the Company and the Company Subsidiaries immediately prior to the Effective Time, (ii) annual cash bonus or other short-term or long-term cash or equity incentive compensation opportunities, as applicable, that are no less favorable in the aggregate than the annual cash bonus or other short-term or long-term cash or equity incentive compensation opportunities provided to each such Continuing Employee by the Company and the Company Subsidiaries immediately prior to the Effective Time, (iii) severance benefits that are no less favorable than those that would have been provided to each such Continuing Employee by the Company and the Company Subsidiaries immediately prior to the Effective Time and (iv) employee benefits (except to the extent otherwise covered by clauses (i), (ii) and (iii) hereof) that are no less favorable in the aggregate than the employee benefits provided to each such Continuing Employee by the Company and the Company Subsidiaries immediately prior to the Effective Time.

(b) To the extent that participants in the Company’s 2018 annual cash bonus plans (the “MIPS”) have not been paid their 2018 annual bonus at the Effective Time, Parent shall pay, or cause the Parent Subsidiaries to pay, in cash on or before June 1, 2018, to each Qualified Continuing Employee (as defined below) who is a participant in the MIPS the Qualified Continuing Employee’s actual bonus for 2018 as calculated based on the Company’s performance through March 30, 2018. A “Qualified Continuing Employee” means each Continuing Employee who is employed as of the 2018 annual bonus payment date, and each Continuing Employee whose employment with the Surviving Corporation is terminated by the Surviving Corporation following the Effective Time and prior to such payment date for a reason other than “cause” or who terminated employment with the Surviving Corporation for “good reason” (each, as defined in the Company’s Executive Officer Employment Separation Policy).

(c) Parent shall take all actions necessary or appropriate to permit each Continuing Employee to either continue to participate from and after the Closing Date in the Company Benefit Plans or be eligible to participate from and after the Closing Date in Benefit Plans of Parent or any of its Affiliates. To the extent Parent causes a Continuing Employee to cease to be eligible to participate in a Company Benefit Plan and instead provides for such Continuing Employee to be eligible to participate in a Benefit Plan sponsored or maintained by Parent or one of its Affiliates (the “Replacement Plans”), if such Replacement Plan is a group health plan, Parent shall credit (or cause to be credited) such Continuing Employee, for the year during which such coverage under such Replacement Plan begins, with any deductibles and copayments already incurred during such year under the comparable Company Benefit Plan. Parent, the Surviving Corporation, their Affiliates, and the Replacement Plans shall recognize each Continuing Employee’s years of service and level of seniority with the Company and the Company Subsidiaries (including service and seniority with any other employer that was recognized by the Company or the Company Subsidiaries) for purposes of terms of employment and eligibility, vesting and benefit determination (but not for benefit accruals under any defined benefit pension plan or eligibility for any retiree health or welfare benefit) under the Replacement Plans. Parent shall cause each Replacement Plan to waive any preexisting condition exclusion or restriction with respect to participation and coverage requirements applicable to a Continuing Employee to the extent such exclusion or restriction did not apply with respect to such employee under the corresponding Company Benefit Plan.

(d) From and after the Effective Time, Parent shall cause the Surviving Corporation and its Subsidiaries to honor their respective obligations under all employment, severance, change in control, bonus and other agreements and plans, and to assume any such agreements and plans that require or contemplate assumption by their terms by an acquirer or successor, but subject to any provisions thereof related to termination or amendment of such agreements and plans.

(e) Parent or its applicable Affiliate will assume and honor all vacation and other paid time off days accrued or earned but not yet taken by each Continuing Employee as of the Closing Date.

(f) Nothing in this Agreement shall constitute an amendment to, or be construed as amending, any benefit or compensation plan, program, Contract, arrangement or agreement sponsored, maintained or contributed to by the Company, Parent or any of their respective Subsidiaries. The provisions of this Section 6.15 are for the sole benefit of the Parties and nothing herein, expressed or implied, is intended or will be construed to confer upon or give to any Person (including, for the avoidance of doubt, any Continuing Employee or other current or former employee of the Company or any Company Subsidiary), other than the Parties and their respective permitted successors and assigns, any legal or equitable or other rights or remedies under or by reason of any provision of this Agreement.

Section 6.16 Financing.

(a) Prior to the Closing, the Company shall use reasonable best efforts to, and the Company shall cause each Company Subsidiary to use reasonable best efforts to, and shall use reasonable best efforts to cause its and their representatives (including their auditors) to use reasonable best efforts to, cooperate with Parent as necessary, to the extent reasonably requested in writing by Parent, in connection with the offering, arrangement, issuance or sale of any senior unsecured notes issued in the capital markets, term loans, bridge loans, or any combination thereof, of Parent in connection with the transactions contemplated hereby (the “Debt Financing”), including using reasonable best efforts to:

(i) to the extent reasonably requested by Parent and reasonably available to the Company, provide information and materials to be used in the preparation of customary confidential information memoranda or similar offering documents (including prospectuses and prospectus supplements), customary rating agency presentations, and customary lender presentations, in each case for the Debt Financing;

(ii) to the extent reasonably available to the Company at such time, furnish Parent for filing with the SEC, if required, and for inclusion in any prospectus or prospectus supplement or offering memorandum with financial and other pertinent historical information regarding the Company as may be reasonably requested by Parent, including, to the extent so available: (A) audited financial statements of the Company for each of the three fiscal years ending more than sixty (60) days prior to the Closing Date; (B) unaudited financial statements for any quarterly interim period or periods of the Company (other than the fourth quarter of any fiscal year) ending after the date of the most recently ended fiscal year for which financial statements have been delivered pursuant to the foregoing clause (A) and more than forty (40) days prior to the Closing Date, together with unaudited financial statements for the corresponding period of the prior year; and (C) all other historical financial data regarding the Company reasonably required and requested in writing by Parent (and reasonably available to the Company) to permit Parent to prepare customary pro forma financial statements, and in the case of clauses (A) and (B) meeting the requirements of Rule 3-05 of Regulation S-X under the Securities Act;

(iii) (A) cause the Company’s independent accountants to consent to the inclusion of their audit reports with respect to the financial statements furnished pursuant to Section 6.16(a)(ii) and the applicable audited annual financial statements of the Company in any registration statement of the Parent filed with the SEC, if any, relating to the Debt Financing and (B) cause such independent accountants to provide customary comfort letters (including “negative assurance” comfort, if appropriate) in connection with any debt capital markets transaction comprising a part of the Debt Financing to the applicable underwriters, initial purchasers or placement agents thereof in each case, on customary terms and consistent with the customary practice of such independent accountants; and

(iv) cooperate reasonably with customary due diligence of the Debt Financing Sources.

(b) The foregoing notwithstanding, neither the Company nor any Company Subsidiaries shall be required to take or permit the taking of any action pursuant to this Section 6.16:

(i) that would unreasonably interfere with the ongoing business or operations of the Company and/or the Company Subsidiaries;

(ii) that would require the Company, the Company Subsidiaries or any Persons who are directors of the Company or the Company Subsidiaries to pass resolutions or consents to approve or authorize the execution of the Debt Financing or execute or deliver any certificate, document, instrument or agreement or agree to any change or modification of any existing certificate, document, instrument or agreement;

(iii) that would cause any representation or warranty in this Agreement to be breached by the Company or any Company Subsidiaries;

(iv) that would require the Company or any Company Subsidiaries to pay any commitment or other similar fee or incur any other expense, liability or obligation in connection with the Debt Financing prior to the Closing or have any obligation of the Company or any Company Subsidiaries under any agreement, certificate, document or instrument be effective until the Closing;

(v) that would reasonably be expected to cause any director, officer or employee or stockholder of the Company or any Company Subsidiaries to incur any personal liability;

(vi) that would reasonably be expected to conflict with the organizational documents of the Company or the Company Subsidiaries or any Laws;

(vii) that would reasonably be expected to result in a material violation or breach of, or a default (with or without notice, lapse of time, or both) under, any contract to which the Company or any of the Company Subsidiaries is a party;

(viii) to provide access to or disclose information that the Company or any of the Company Subsidiaries determines would jeopardize any attorney-client privilege of the Company or any Company Subsidiaries;

(ix) to prepare any financial statements or information that are not available to it and prepared in the ordinary course of its financial reporting practice;

(x) that would require the Company or any Company Subsidiaries to enter into any instrument or agreement with respect to the Debt Financing that is effective prior to the occurrence of the Closing or that would be effective if the Closing does not occur;

(xi) to prepare any projections or pro forma financial statements; or

(xii) to deliver or cause to be delivered any opinion of counsel in connection with the Debt Financing.

(c) Parent shall indemnify and hold harmless the Company and each of the Company Subsidiaries and their respective Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses (including reasonable attorney’s fees), interest, awards, judgments and penalties suffered or incurred in connection with the Debt Financing, including in connection with any and all of the matters contemplated by this Section 6.16 (other than arising from fraud on the part of the Company or the Company Subsidiaries), whether or not the Merger is consummated or this Agreement is terminated. Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs (including reasonable attorneys’ fees) incurred by the Company or the Company Subsidiaries in connection with the Debt Financing or this Section 6.16, whether or not the Merger is consummated or this Agreement is terminated.

(d) For the avoidance of doubt, the parties hereto acknowledge and agree that the provisions contained in this Section 6.16 represent the sole obligation of the Company, the Company Subsidiaries and their respective Representatives with respect to cooperation in connection with the arrangement of any financing (including the Debt Financing) to be obtained by Parent or Merger Sub with respect to the transactions contemplated by this Agreement and no other provision of this Agreement (including the Exhibits and Schedules hereto) shall be deemed to expand or modify such obligations. In no event shall the receipt or availability of any funds or financing (including, for the avoidance of doubt, the Debt Financing) by Parent, Merger Sub or any of their respective Affiliates or any other financing or other transactions be a condition to any of Parent’s or Merger Sub’s obligations under this Agreement.

Section 6.17 Transaction Litigation. In the event that any litigation or other Proceeding of any stockholder related to this Agreement or the Transactions is initiated or, to the Knowledge of the Company, threatened against any of the Company or any Company Subsidiary or the members of the Company Board (or of any equivalent governing body of any Company Subsidiary) prior to the Effective Time, the Company shall promptly notify Parent of any such litigation or other Proceeding and shall keep Parent reasonably informed on a current basis with respect to the status thereof. Each of the Company and Parent shall consult and cooperate with the other in connection with the defense or settlement of, any security holder litigation or other Proceeding against the Company or its respective directors relating to the Transactions, and no such settlement shall be agreed to without the prior written consent of Parent, which shall not be unreasonably withheld, conditioned or delayed.

Section 6.18 Fees and Expenses. Except as provided in Section 6.16 and Section 8.4, all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such fees or expenses, whether or not the Transactions are consummated.

Section 6.19 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

ARTICLE VII

CONDITIONS TO CONSUMMATION OF THE MERGER

Section 7.1 Mutual Closing Conditions. The obligations of each of the Parties to consummate the Merger are conditioned upon the satisfaction at or prior to the Closing (or waiver by both the Company and Parent, to the extent permitted by applicable Law) of each of the following:

(a) Stockholder Approval. If required by applicable Law, the Company Stockholder Approval shall have been obtained in accordance with applicable Law and the Organizational Documents of the Company.

(b) No Injunctions or Restraints. No Governmental Entity having jurisdiction over any Party shall have issued any order (whether preliminary, temporary or permanent) or taken any other action, in each case restraining, enjoining or otherwise prohibiting the consummation of the Transactions nor any Law shall be in effect that makes consummation of the Transactions illegal or otherwise prohibited.

(c) Regulatory Approval. Solely if the Offer Termination shall have occurred or the Acceptance Time shall not have occurred, the waiting period applicable to the Transactions under the HSR Act shall have expired or been terminated, and any approvals, consents or clearances required in connection with the Transactions shall have been obtained, in each case, under or in relation to the HSR Act.

(d) Purchase of Company Common Stock in the Offer. Unless the Offer Termination has occurred, Merger Sub shall have accepted for payment all Shares validly tendered and not validly withdrawn pursuant to the Offer; provided, however, that neither Parent nor Merger Sub shall be entitled to assert the failure of this condition if, in breach of this Agreement or the terms of the Offer, Merger Sub fails to purchase any Shares validly tendered and not validly withdrawn pursuant to the Offer.

Section 7.2 Additional Company Conditions to Closing. Solely if the Offer Termination shall have occurred or the Acceptance Time shall not have occurred, the obligation of the Company to consummate the Merger is further conditioned upon satisfaction (or waiver by the Company) at or prior to the Closing of each of the following:

(a) The representations and warranties of Parent and Merger Sub contained in this Agreement are true and correct as of the date of this Agreement and as of the Closing Date, as if made as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth in any such representation or warranty) would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect, as of the date of this Agreement and as of the Closing Date.

(b) Each and all of the agreements and covenants of Parent and the Parent Subsidiaries to be performed and complied with pursuant to this Agreement on or prior to the Effective Time have been duly performed and complied with in all material respects.

(c) The Company shall have received a certificate of Parent signed by an executive officer of Parent, dated the Closing Date, confirming that the conditions in Section 7.2(a) and Section 7.2(b) have been satisfied.

Section 7.3 Additional Parent Conditions to Closing. Solely if the Offer Termination shall have occurred or the Acceptance Time shall not have occurred, the obligation of Parent and Merger Sub to consummate the Merger is further conditioned upon satisfaction (or waiver by Parent) at or prior to the Closing of each of the following:

(a) The representations and warranties of the Company contained in (i) this Agreement (other than those representations and warranties referenced in clauses (ii), (iii) and (iv) of this Section 7.3(a)) are true and correct as of the date of this Agreement and as of the Closing Date, as if made as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth in any such representation or warranty) would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, (ii) Section 4.2(a), Section 4.2(b), and Section 4.2(c) (Capital Structure) are true and correct as of the date of this Agreement and as of the Closing Date, as if made as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except for any immaterial inaccuracies, and (iii) Section 4.8(a) (Absence of Certain Changes or Events) are true and correct in all respects as of the date of this Agreement and as of the Closing Date, as if made as of such time; and (iv) Section 4.4 (Authority; Execution and Delivery; Enforceability), Section 4.24 (Takeover Laws) and Section 4.25 (No Rights Plan) shall be true and correct in all material respects, in each case, as of the date of this Agreement and as of the Closing Date, as if made as of such time (except to the extent expressly made as of an earlier date, in which case as of such date).

(b) Each and all of the agreements and covenants of the Company and the Company Subsidiaries to be performed and complied with pursuant to this Agreement on or prior to the Effective Time have been duly performed and complied with in all material respects.

(c) Parent shall have received a certificate of the Company signed by an executive officer of the Company, dated the Closing Date, confirming that the conditions in Section 7.3(a) and Section 7.3(b) have been satisfied.

Section 7.4 Frustration of Closing Conditions. None of the Parties may rely, either as a basis for not consummating the Merger or for terminating this Agreement, on the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3, as the case may be, to be satisfied if such failure was caused by such Party’s breach of any provision of this Agreement.

ARTICLE VIII

TERMINATION

Section 8.1 Termination of Agreement. This Agreement may be terminated at any time prior to the Closing (whether before or after the Company Stockholder Approval) as follows:

(a) by the mutual written consent of the Company and Parent in a written instrument at any time prior to the Acceptance Time or if an Offer Termination occurs, at any time thereafter;

(b) by the Company or Parent if any Governmental Entity having jurisdiction over any Party shall have issued a final nonappealable order or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting the consummation of the Transactions or any Law that permanently makes consummation of the Transactions illegal or otherwise prohibited shall be in effect; provided that the right to terminate this Agreement under this Section 8.1(b) is not available to the Company, on the one hand, or Parent, on the other hand, if such order or Law was primarily due to the failure of the Company, on the one hand, or one of Parent or Merger Sub, on the other hand, to perform any of its obligations under this Agreement;

(c) by Parent at any time prior to the Acceptance Time or if an Offer Termination occurs, at any time prior to the Closing, if the Company has breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (i) if the Offer Termination shall not have occurred, would result in the failure of the conditions set forth in clause (f) or (g) of Annex A to be satisfied or (ii) if the Offer Termination shall have occurred, would result in the failure of the conditions set forth in Section 7.3(a) or Section 7.3(b) to be satisfied and, in the case of each of the foregoing clauses “(i)” and “(ii)” such breach or failure to perform is incapable of being cured or, if capable of being cured, is not cured by the earlier of (x) the date that is three (3) Business Days prior to the Outside Date or (y) thirty (30) days following receipt by the Company of notice of such breach or failure from Parent; provided that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available if Parent is itself in breach of any provision of this Agreement or has failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement such that the Company has the right to terminate this Agreement pursuant to Section 8.1(d);

(d) by the Company at any time prior to the Acceptance Time or if an Offer Termination occurs, at any time prior to the Closing, if Parent has breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform would result in the failure of the conditions set forth in Section 7.2(a) or Section 7.2(b) to be satisfied and such breach or failure to perform is incapable of being cured or, if capable of being cured, is not cured by the earlier of (x) the date that is three (3) Business Days prior to the Outside Date or (y) thirty (30) days following receipt by Parent of notice of such breach or failure from the

Company; provided that the right to terminate this Agreement pursuant to this Section 8.1(d) shall not be available if the Company is itself in breach of any provision of this Agreement or has failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, and which breach or failure to perform would result in the failure of the conditions set forth in Section 7.3(a) or Section 7.3(b);

(e) by the Company or Parent if the Closing does not occur on or before October 15, 2018 (the “Outside Date”); provided that if on such date the condition to closing set forth in Section 7.1(b) (if the failure of such condition to be then satisfied is due to an Antitrust Law) or Section 7.1(c) shall not have been satisfied but all other conditions to Closing shall have been satisfied (or in the case of conditions that by their terms are to be satisfied at the Closing, shall be capable of being satisfied or waived by all parties entitled to the benefit of such conditions), such date may be extended by Parent or the Company from time to time by written notice to the Other Party up to a date that is no later than twelve (12) months from the date hereof; provided, further, that the right to terminate this Agreement under this Section 8.1(e) is not available to the Company, on the one hand, or Parent, on the other hand, if such failure of the Closing to occur is primarily due to the failure of the Company, on the one hand, or one of Parent or Merger Sub, on the other hand, to perform any of its obligations under this Agreement;

(f) by either the Company or Parent if the (i) Offer Termination occurs and (ii) after the final adjournment of the Company Stockholders Meeting at which a vote of the Company stockholders has been taken in accordance with this Agreement, the Company Stockholder Approval has not been obtained;

(g) by Parent at any time prior to the earlier to occur of (x) if the subsequent adoption of this Agreement by the Company’s stockholders is not required under this Agreement or applicable Law, the Acceptance Time or (y) the receipt of the Company Stockholder Approval, if (i) the Company Board or any committee thereof shall have effected a Company Change in Recommendation (ii) the Company Board or any committee thereof shall have failed to publicly confirm that the Company Board Recommendation remains in effect and that the Company Board has not changed the Company Board Recommendation within four (4) Business Days after receipt of a written request from Parent that it do so if such request is made following the public announcement of a Company Acquisition Proposal (provided that the Company shall not be required to make such a confirmation more than once) or (iii) the Company is in violation of its obligations under Section 6.4;

(h) by the Company prior to the earlier to occur of (x) if the subsequent adoption of this Agreement by the Company’s stockholders is not required under this Agreement or applicable Law, the Acceptance Time or (y) the Company Stockholder Approval is obtained, if the Company Board or any committee thereof shall have effected a Company Change in Recommendation as a result of a Company Intervening Event in accordance with Section 6.4; or

(i) by the Company, if this Agreement is terminated to enter into a definitive agreement relating to a Company Superior Proposal in accordance with Section 6.4; provided, however, that the Company shall have contemporaneously with such termination tendered payment (or caused payment to be tendered) to Parent of the Termination Fee.

Section 8.2 Procedure Upon Termination. In the event of valid termination of this Agreement by Parent or the Company, or both, pursuant to Section 8.1, written notice thereof shall be given to the Other Party, and this Agreement will terminate, effective immediately upon delivery of such written notice to the Other Party, without further action by Parent or the Company.

Section 8.3 Effect of Termination. In the event that this Agreement is validly terminated as provided in Section 8.1, each of the Parties and the Debt Financing Sources will be relieved of their duties and obligations arising under this Agreement after the date of such termination and such termination will be without liability to Parent or the Company; provided that the agreements and obligations of the Parties set forth in Section 6.7(b), Section 6.16(c), this Section 8.3, Section 8.4 and ARTICLE IX hereof will survive any such termination and are enforceable hereunder; provided, further, that nothing in this Section 8.3 relieves any of Parent or the Company of any liability for fraud or any Willful Breach of any covenant or agreement contained herein occurring prior to termination, or as provided in the Confidentiality Agreement, in which case the aggrieved Party shall be entitled to all rights and remedies available at law or in equity.

Section 8.4 Fees and Expense Reimbursement.

(a) In the event that (A) prior to the termination of this Agreement, a Company Acquisition Proposal is publicly submitted, publicly proposed, publicly disclosed or otherwise communicated to the Company Board prior to, and not withdrawn at the date of termination of this Agreement, (B) this Agreement is terminated by the Company or Parent pursuant to Section 8.1(e) (Outside Date) or Section 8.1(f) (Failure to Obtain Company Stockholder Approval), or by Parent pursuant to Section 8.1(c) (Breach of Representations, Warranties and Covenants), and (C) the Company enters into a definitive agreement with respect to, or consummates, a Company Acquisition Proposal within twelve (12) months after the date this Agreement is terminated, then the Company will pay (or cause to be paid) to Parent the Termination Fee upon the earliest date of when such definitive agreement is executed or such Company Acquisition Proposal is consummated. For purposes of this Section 8.4(a), any reference in the definition of Company Acquisition Transaction to “twenty percent (20%)” shall be deemed to be to be a reference to “fifty percent (50%).”

(b) In the event this Agreement is terminated by Parent pursuant to Section 8.1(g) (Company Change in Recommendation, Failure to Confirm or Material Breach of Non-Solicit), the Company will pay (or cause to be paid) to Parent the Termination Fee within two (2) Business Days of termination of this Agreement.

(c) In the event this Agreement is terminated by the Company pursuant to Section 8.1(h) (Company Change in Recommendation) and Section 8.1(i) (Company Superior Proposal), the Company will pay (or cause to be paid) to Parent the Termination Fee contemporaneously with the termination of this Agreement.

(d) Any payment of the Termination Fee will be made in cash by wire transfer of same day funds to an account designated in writing by the recipient of such payment.

(e) Each of the Parties acknowledges that the provisions of this Section 8.4 are an integral part of the Transactions and that, without these agreements, the Other Party would not enter into this Agreement. If the Company fails to promptly pay the amount due by it pursuant to this Section 8.4, interest shall accrue on such amount from the date such payment was required to be paid pursuant to the terms of this Agreement until the date of payment at the prime rate set forth in The Wall Street Journal in effect on the date such payment was required to be made. If, in order to obtain such payment, Parent commences a Proceeding that results in judgment for Parent for such amount, the Company shall pay Parent its reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such Proceeding. Notwithstanding anything to the contrary in this Agreement, the monetary remedies set forth in Section 8.1(i) and this Section 8.4 and the specific performance remedies set forth in Section 9.9 shall be the sole and exclusive remedies of Parent and Merger Sub against the Company and the Company Subsidiaries and any of their respective former, current or future general or limited partners, stockholders, managers, members, Representatives or Affiliates for any loss suffered as a result of the failure of the Merger to be consummated except in the case of fraud or a Willful Breach of any covenant, agreement or obligation (in which case only the Company shall be liable for damages for such fraud or Willful Breach), and upon payment of such amount, none of the Company and the Company Subsidiaries or any of their respective former, current or future general or limited partners, stockholders, managers, members, Representatives or Affiliates shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions, except for the liability of the Company in the case of fraud or a Willful Breach of any covenant, agreement or obligation.

(f) As used herein, “Termination Fee” means a cash amount equal to two hundred four million dollars ($204,000,000).

(g) In no event shall Parent be entitled to receive more than one payment of the Termination Fee in connection with this Agreement.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Amendments and Waivers. Subject to the provisions of applicable Law (including NRS 92A.120(9)), at any time prior to the Effective Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and Merger Sub or, in the case of a waiver, by the Party against whom the waiver is to be effective; provided, however, that following receipt of the Company Stockholder Approval, if any such amendment or waiver shall be required by applicable Law or in accordance with the rules and regulations of the NYSE, the effectiveness of such amendment or waiver shall be subject to the approval of the stockholders of the Company. Notwithstanding the foregoing, no failure or delay by the Company or Parent in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Subject to Section 8.4(e), the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable Law. Notwithstanding the foregoing, no amendments or supplements to the provisions which the Debt Financing Sources are expressly made third-party beneficiaries pursuant to Section 9.5 shall be permitted in a manner adverse to any Debt Financing Sources (or any of their respective Affiliates or their or their respective Affiliates’ Representatives) without the prior written consent of such Debt Financing Sources.

Section 9.2 Counterparts. This Agreement may be executed in any number of counterparts, each of which is an original, and all of which, when taken together, constitute one Agreement. Delivery of an executed signature page of this Agreement by facsimile or other customary means of electronic transmission (e.g., “pdf”) will be effective as delivery of a manually executed counterpart hereof.

Section 9.3 Notices. Any notices or other communications required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (i) when delivered or sent if delivered in person or sent by facsimile transmission (provided that confirmation of facsimile transmission is obtained), (ii) on the fifth (5th) Business Day after dispatch by registered or certified mail, (iii) on the next Business Day if transmitted by national overnight courier or (iv) on the date delivered if sent by email (provided that confirmation of email transmission is obtained), in each case as follows (or at such other address for a Party as shall be specified by like notice):

(a)	If to Parent or Merger Sub, to:

General Dynamics Corporation

2941 Fairview Park Drive, Suite 100

Falls Church, VA 22042

Attention:         Gregory S. Gallopoulos

Facsimile No.: (703) 876-3554

Email:              ggallopoulos@generaldynamics.com

with a copy (which does not constitute notice) to:

Jenner & Block LLP

353 N. Clark Street

Chicago, Illinois 60654-3456

Attention:         Joseph P. Gromacki

                          Michael T. Wolf

                          Edward L. Prokop

Facsimile No.: (312) 527-0484

Email:              jgromacki@jenner.com

                         mwolf@jenner.com

                         eprokop@jenner.com

(b)	If to the Company, to:

CSRA Inc.

3170 Fairview Park Drive

Fall Church, Virginia 22042

Attention:         General Counsel

Email:               william.haynes@csra.com

with a copy (which does not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019-6064

Attention:         Scott A. Barshay

                          Jeffrey D. Marell

Facsimile No.: (212) 757-3990

Email:              sbarshay@paulweiss.com

                          jmarell@paulweiss.com

All such notices, requests, claims, demands and other communications shall be deemed received on the date of actual receipt by the recipient thereof if received prior to 5:00 p.m. local time in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 9.4 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the Parties without the prior written consent of the Other Party, except that (a) Merger Sub may assign, in each entity’s sole discretion, any of or all its rights, interests and obligations under this Agreement to any wholly owned Subsidiary of Parent, (b) Parent may assign any of its rights (but not delegate any of its obligations) under this Agreement to one or more wholly owned Subsidiaries of Parent but, in each case, no such assignment shall relieve Parent of any of its obligations hereunder and (c) the Company may assign any of its rights (but not delegate any of its obligations) under Section 8.4 to one or more wholly owned Subsidiaries, but no such assignment shall relieve the Company of any of its obligations hereunder. Any purported assignment not permitted under this Section 9.4 shall be null and void.

Section 9.5 Entire Understanding: No Third-Party Beneficiaries. This Agreement, together with the Confidentiality Agreement and any other documents and instruments executed pursuant hereto, constitutes the entire agreement and understanding of the Parties with respect to the matters therein and herein and supersedes all prior agreements and understandings on such matters. The provisions of this Agreement are binding upon and inure to the benefit of the Parties hereto and, subject to Section 9.4, their respective successors and assigns. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the Parties hereto and their respective successors except, (i) following the Effective Time as provided in Section 6.12 (which will be to the benefit of the Persons referred to in such Section), (ii) following the Effective Time the rights of holders of Company Common Stock to receive the Merger Consideration and (iii) following the Effective Time the rights of holders of Company Stock Options, Company RSUs, Company PSUs and Director RSUs to receive such amounts as provided for in Section 3.2, (iv) Section 9.1, Section 9.5, Section 9.7 and Section 9.12, which, to the extent applicable to the Debt Financing Sources (or any of their respective Affiliates or their or their respective Affiliates’ Representatives), are intended to benefit, and be enforceable by, the Debt Financing Sources (or any of their respective Affiliates or their or their respective Affiliates’ Representatives).

Section 9.6 Severability. Any term or provision of this Agreement that is invalid, illegal or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective only to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions of this Agreement in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction. If a final Judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

Section 9.7 Governing Law; Venue; Waiver of Jury Trial.

(a) This Agreement, and all claims or causes of action (whether at Law, in contract or in tort or otherwise) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof; provided, however, notwithstanding the foregoing, the laws of the State of Nevada (without giving effect to choice of law principles thereof) shall govern (i) the Merger (including the consummation and effects thereof) to the extent the application of Nevada law is required and (ii) the fiduciary obligations of the Company Board.

(b) The Parties irrevocably submit to the jurisdiction of the Court of Chancery of the State of Delaware or, if the Court of Chancery of the State of Delaware lacks jurisdiction over such matter, the Superior Court of the State of Delaware and the federal courts of the United States of America located in the State of Delaware, in connection with any dispute that arises in respect of this Agreement and the documents referred to in this Agreement or in respect of the Transactions, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for interpretation or enforcement hereof or any such document that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and each Party irrevocably agrees that all claims with respect to such action, suit or proceeding shall be heard and determined exclusively by such a Delaware state or federal court and that it will not bring any action, suit or proceeding arising out of or relating to this Agreement, the documents referred to in this Agreement or the Transactions in any other court. The Parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with such action, suit or proceeding in the manner provided in Section 9.3 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof and each Party agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court; provided that each Party’s consent to jurisdiction and service contained in this Section 9.7(b) is solely for the purpose referred to in this Section 9.7(b) and shall not be deemed to be a general submission to such courts or a submission to such courts other than for such purpose.

(c) Notwithstanding the foregoing, none of the Parties, nor any of their respective Affiliates, will bring, or support, any action, cause of action, claim, cross-claim, counterclaim or third-party claim of any kind or description, whether at law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Sources in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including but not limited to any dispute arising out of or relating in any way to the Debt Financing or the performance thereof or the transactions contemplated thereby, anywhere other than in (i) any New York State court sitting in the Borough of Manhattan or (ii) the United States District Court for the Southern District of New York, and it is acknowledged and agreed that the provisions set forth in Section 9.7(d) relating to the waiver of jury trial shall apply to any such action, cause of action, claim, cross-claim, counterclaim or third-party claim.

(d) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR

ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS Section 9.7.

Section 9.8 No Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as Parties hereto and no past, present or future Affiliate, director, officer, employee, incorporator, member, manager, partner, stockholder, agent, attorney or Representative of any Party hereto has any liability for any obligations or liabilities of the Parties or for any claim based on, in respect of, or by reason of, the Transactions.

Section 9.9 Specific Performance. The Parties agree that irreparable damage, for which monetary damages or other legal remedies would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached by the Parties. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware or, if the Court of Chancery of the State of Delaware lacks jurisdiction over such matter, the Superior Court of the State of Delaware and the federal courts of the United States of America located in the State of Delaware, without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled at law or in equity. Each Party agrees not to raise any objections to the availability of the equitable remedy of specific performance and further agrees not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach. Each Party further agrees that neither the Other Party nor any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.9, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Section 9.10 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including penalties and interest) incurred by the Company in connection with the Merger shall be paid by the Surviving Corporation when due.

Section 9.11 Survival. The representations and warranties contained in this Agreement or in any certificates or other documents delivered prior to or as of the Effective Time shall survive until (but not beyond) the Effective Time. The covenants and agreements of the Parties (including the Surviving Corporation) shall survive the Effective Time without limitation (except for those which, by their terms, contemplate a shorter survival period).

Section 9.12 Debt Financing Sources Liability. Notwithstanding anything to the contrary in this Agreement, none of the Debt Financing Sources shall have any liability to the Company relating to or arising out of this Agreement, the Financing or otherwise, whether at Law, or equity, in contract, in tort or otherwise, and the Company shall not have any rights or claims against any Debt Financing Sources hereunder or thereunder.

[Signature pages follow]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first written above.

GENERAL DYNAMICS CORPORATION

By:	/s/ Gregory S. Gallopoulos
Name: Gregory S. Gallopoulos
Title: Senior Vice President,
General Counsel and Secretary

RED HAWK ENTERPRISES CORP.

By:	/s/ Gregory S. Gallopoulos
Name: Gregory S. Gallopoulos
Title: Vice President and Secretary

Signature Page to Agreement and Plan of Merger

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first written above.

CSRA INC.

By:	/s/ Lawrence B. Prior III
Name: Lawrence B. Prior III
Title: President and Chief Executive Officer

Signature Page to Agreement and Plan of Merger

Annex A

Conditions of the Offer

The obligation of Merger Sub to and the obligation of Parent to cause Merger Sub to accept for payment and pay for Shares validly tendered (and not validly withdrawn) pursuant to the Offer is subject to the satisfaction of the conditions set forth in clauses “(a)” through “(i)” below. Accordingly, notwithstanding any other term of the Offer or the Agreement to the contrary, Merger Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Exchange Act Rule 14e-l(c) (relating to Merger Sub’s obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to such rules and regulations, the payment for, any tendered Shares and, if permitted by the Merger Agreement, may terminate the Offer: (i) if the Merger Agreement has been terminated in accordance with Section 8.1; or (ii) at any scheduled Offer Expiration Time (as the Offer may have been extended pursuant to, and subject to any requirements to extend the Offer pursuant to, Section 2.1(c) of the Merger Agreement), if, with respect to clause (ii) only: (A) the Minimum Condition or the Termination Condition shall not be satisfied by the Offer Expiration Time; or (B) any of the additional conditions set forth below shall not be satisfied or (to the extent permitted by applicable Law) waived in writing by Parent:

(a) there shall have been validly tendered in the Offer and not validly withdrawn that number of Shares that when added to the number of Shares owned by Parent and the Parent Subsidiaries taken as a whole as of such scheduled Offer Expiration Time would represent one (1) Share more than fifty percent (50%) of the Fully Diluted Company Shares at such date (not assuming the issuance of any Top-Up Option Shares) (the “Minimum Condition”);

(b) there shall have been validly tendered in the Offer and not validly withdrawn that number of Shares that when added to the number of Shares owned by Parent and the Parent Subsidiaries taken as a whole as of such scheduled Offer Expiration Time would represent, when added to the number of Shares authorized and available for issuance and sale by the Company to Merger Sub in connection with an exercise of the Top-Up Option, one (1) Share more than ninety percent (90%) of the Fully Diluted Company Shares (assuming the issuance of the Top-Up Option Shares);

(c) the waiting period applicable to the Transactions under the HSR Act shall have expired or been terminated, and any approvals, consent or clearance required in connection with the Transactions shall have been obtained, in each case, under or in relation to the HSR Act;

(d) no Governmental Entity having jurisdiction over any Party shall have issued any order (whether preliminary, temporary or permanent) or taken any other action, in each case restraining, enjoining or otherwise prohibiting the consummation of the Transactions nor any Law shall be in effect that makes consummation of the Transactions illegal or otherwise prohibited;

(e) since the date of the Merger Agreement, there shall not have occurred a Company Material Adverse Effect;

(f) the representations and warranties of the Company contained in (i) the Merger Agreement (other than those representations and warranties referenced in clauses (ii), (iii) and (iv) of Section 7.3(a) of the Merger Agreement) are true and correct as of the Offer Expiration Time, as if made as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth in any such representation or warranty) would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, (ii) Section 4.2(a), Section 4.2(b), and Section 4.2(c) (Capital Structure) of the Merger Agreement are true and correct as of the Offer Expiration Time, as if made as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except for any immaterial inaccuracies, and (iii) Section 4.8(a) (Absence of Certain Changes or Events) are true and correct in all respects as of the Offer Expiration Time, as if made as of such time; and (iv) Section 4.4 (Authority; Execution and Delivery; Enforceability), Section 4.24 (Takeover Laws) and Section 4.25 (No Rights Plan) shall be true and correct in all material respects, in each case, as of the Offer Expiration Time, as if made as of such time (except to the extent expressly made as of an earlier date, in which case as of such date);

(g) each and all of the agreements and covenants of the Company and the Company Subsidiaries to be performed and complied with pursuant to the Agreement on or prior to the Offer Expiration Time have been duly performed and complied with in all material respects;

(h) Parent shall have received a certificate of the Company signed by an executive officer of the Company, dated the date on the which the Offer expires, certifying that the conditions specified in clauses (e), (f) and (g) of this Annex A have been satisfied; and

(i) the Merger Agreement shall not have been terminated in accordance with its terms (the “Termination Condition”).

For purposes of determining whether the Minimum Condition and the condition set forth in clause (b) of this Annex A have been satisfied, Parent and Merger Sub shall exclude for purposes of determination thereof shares tendered in the Offer pursuant to guaranteed delivery procedures that have not yet been received.

The foregoing conditions are for the sole benefit of Parent and Merger Sub and, except for the Minimum Condition and the Termination Condition (each of which may only be waived with the prior written consent of the Company), may be waived by Parent or Merger Sub in whole or in part at any time and from time to time and in the sole discretion of Parent or Merger Sub, subject in each case to the terms of the Merger Agreement and applicable Law. Any reference in this Annex A or in the Merger Agreement to a condition or requirement being satisfied shall be deemed met if such condition or requirement is so waived. The foregoing conditions shall be in addition to, and not a limitation of, the rights and obligations of Parent and Merger Sub to extend, terminate and/or modify the Offer pursuant to the terms and conditions of the Merger Agreement or applicable Law. The failure by Parent, Merger Sub or any other Affiliate of Parent at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

Capitalized terms used in this Annex A but not defined herein shall have the meanings set forth in the Agreement to which it is attached, except that the term “Merger Agreement” shall be deemed to refer to the Agreement to which this Annex A is attached.

Exhibit B

CERTIFICATE OF

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

CSRA INC.

Pursuant to the provisions of Nevada Revised Statutes 78.390 and 78.403, the undersigned officer of CSRA Inc., a Nevada corporation (the “Corporation”), does hereby certify as follows:

1. The Agreement and Plan of Merger, dated as of February 9, 2018, by and between the Corporation, General Dynamics Corporation, a Delaware corporation, and Red Hawk Enterprises Corp., a Nevada corporation (the “Merger Agreement”) provides for the amendment and restatement of the Corporation’s articles of incorporation as set forth below.

2. The Merger Agreement, and the amendment and restatement of the Corporation’s articles of incorporation as set forth below, have been authorized, approved and adopted by the board of directors and the requisite vote of the stockholders of the Corporation, which is sufficient for approval thereof.

3. This certificate sets forth the text of the articles of incorporation of the corporation, as amended and restated in their entirety to this date, as follows:

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

CSRA INC.

ARTICLE I

NAME

The name of the corporation is CSRA Inc. (the “Corporation”).

ARTICLE II

PURPOSE

The Corporation is formed for the purpose of engaging in any lawful activity for which corporations may be organized under the laws of the State of Nevada.

ARTICLE III

AUTHORIZED CAPITAL STOCK

The total authorized capital stock of the Corporation shall consist of Ten Thousand (10,000) shares of common stock, no par value.

ARTICLE IV

DIRECTORS

The members of the governing board of the Corporation are styled as directors. The Board of Directors shall be elected in such manner as shall be provided in the bylaws of the Corporation. The number of directors may be changed from time to time in such manner as provided in the bylaws of the Corporation.

ARTICLE V

INDEMNIFICATION; EXCULPATION

A. The liability of directors and officers of the Corporation shall be eliminated or limited to the fullest extent permitted by the Nevada Revised Statutes (“NRS”). If the NRS is amended to further eliminate or limit or authorize corporate action to further eliminate or limit the liability of directors or officers, the liability of directors and officers of the Corporation shall be eliminated or limited to the fullest extent permitted by the NRS, as so amended from time to time.

B. In addition to any other rights of indemnification permitted by the laws of the State of Nevada or as may be provided for by the Corporation in its bylaws or by agreement, the expenses of directors and officers incurred in defending a civil or criminal action, suit or proceeding, involving alleged acts or omissions of such directors or officers in their respective capacities as directors or officers of the Corporation must be paid by the Corporation or through insurance purchased and maintained by the Corporation or through other financial arrangements made by the Corporation, as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the Corporation.

C. Any repeal or modification of this Article V approved by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the liability of a director or officer of the Corporation existing as of the time of such repeal or modification. In the event of any conflict between this Article V and any other article of the Corporation’s articles of incorporation, the terms and provisions of this Article VI shall control.

ARTICLE VI

SPECIAL PROVISIONS

Notwithstanding Article V above and without derogation of the provisions thereof, the following provisions shall be in effect through the sixth anniversary of the Effective Time (as defined in that certain Agreement and Plan of Merger, dated as of February 9, 2018, by and between the Corporation, General Dynamics Corporation, a Delaware corporation, and Red Hawk Enterprises Corp., a Nevada corporation (the “Merger Agreement”), and shall not be amended, repealed or otherwise modified in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were Indemnified Parties (as defined in the Merger Agreement), unless such modification is required by Law (as defined in the Merger Agreement), and then only to the minimum extent required by Law:

A-2

(a) The Corporation shall indemnify and hold harmless any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was or has agreed to become a director or officer of the Corporation or is serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise or by reason of actions alleged to have been taken or omitted in such capacity or in any other capacity while serving as a director or officer. The indemnification of directors and officers by the Corporation shall be to the fullest extent authorized or permitted by applicable law, as such law exists or may hereafter be amended (but only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior to the amendment). The indemnification of directors and officers shall be against all loss, liability and expense (including attorneys’ fees, costs, damages, judgments, fines, amounts paid in settlement and ERISA excise taxes or penalties) actually and reasonably incurred by or on behalf of a director or officer in connection with such action, suit or proceeding, including any appeal; provided, however, that with respect to any action, suit or proceeding initiated by a director or officer, the Corporation shall indemnify such director or officer only if the action, suit or proceeding was authorized by the board of directors of the Corporation, except with respect to a suit for the enforcement of rights to indemnification or advancement of expenses in accordance with Section (c) hereof.

(b) The expenses of directors and officers incurred as a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative shall be paid by the Corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding; provided, however, that if applicable law so requires, the advance payment of expenses shall be made only upon receipt by the Corporation of an undertaking by or on behalf of the director or officer to repay all amounts so advanced in the event that it is ultimately determined by a final decision, order or decree of a court of competent jurisdiction that the director or officer is not entitled to be indemnified for such expenses under this Article VI.

(c) Any director or officer may enforce his or her rights to indemnification or advance payments for expenses in a suit brought against the Corporation if his or her request for indemnification or advance payments for expenses is wholly or partially refused by the Corporation or if there is no determination with respect to such request within 60 days from receipt by the Corporation of a written notice from the director or officer for such a determination. If a director or officer is successful in establishing in a suit his or her entitlement to receive or recover an advancement of expenses or a right to indemnification, in whole or in part, he or she shall also be indemnified by the Corporation for costs and expenses incurred in such suit. It shall be a defense to any such suit (other than a suit brought to enforce a claim for the advancement of expenses under Section (b) of this Article VI where the required undertaking, if any, has been received by the Corporation) that the claimant has not met the standard of conduct set forth in the NRS. Neither the failure of the Corporation to have made a determination prior to the commencement of such suit that indemnification of the director or officer is proper in the circumstances because the director or officer has met the applicable standard of conduct nor a determination by the Corporation that the director or officer has not met such applicable standard of conduct shall be a defense to the suit or create a presumption that the director or officer has not met the applicable standard of conduct. In a suit brought by a

A-3

director or officer to enforce a right under this Section (c) or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that a director or officer is not entitled to be indemnified or is not entitled to an advancement of expenses under this Section (c) or otherwise, shall be on the Corporation.

(d) The right to indemnification and to the payment of expenses as they are incurred and in advance of the final disposition of the action, suit or proceeding shall not be exclusive of any other right to which a person may be entitled under these articles of incorporation or any bylaw, agreement, statute, vote of stockholders or disinterested directors or otherwise. The right to indemnification under Section (a) hereof shall continue for a person who has ceased to be a director or officer and shall inure to the benefit of his or her heirs, next of kin, executors, administrators and legal representatives.

(e) The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any loss, liability or expense, whether or not the Corporation would have the power to indemnify such person against such loss, liability or expense under the NRS.

(f) The Corporation shall not be obligated to reimburse the amount of any settlement unless it has agreed to such settlement If any person shall unreasonably fail to enter into a settlement of any action, suit or proceeding within the scope of Section (a) hereof, offered or assented to by the opposing party or parties and which is acceptable to the Corporation, then, notwithstanding any other provision of this Article VI, the indemnification obligation of the Corporation in connection with such action, suit or proceeding shall be limited to the total of the amount at which settlement could have been made and the expenses incurred by such person prior to the time the settlement could reasonably have been effected.

(g) The Corporation may, to the extent authorized from time to time by the board of directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation or to any director, officer, employee or agent of any of its subsidiaries to the fullest extent of the provisions of this Article VI subject to the imposition of any conditions or limitations as the board of directors of the Corporation may deem necessary or appropriate.

ARTICLE VII

INAPPLICABILITY OF CERTAIN NEVADA STATUTES

At such time, if any, as the Corporation becomes a “resident domestic corporation” (as defined in NRS 78.427), the Corporation shall not be subject to, or governed by, any of the provisions in NRS 78.411 to 78.444, inclusive, as amended from time to time, or any successor statutes. In accordance with the provisions of NRS 78.378, the provisions of NRS 78.378 to 78.3793, inclusive, as amended from time to time, or any successor statutes, relating to acquisitions of controlling interests in the Corporation, shall not apply to the Corporation or to any acquisition of any shares of the Corporation’s capital stock.

A-4

ARTICLE VIII

SPECIAL PROVISIONS REGARDING DISTRIBUTIONS

Notwithstanding anything to the contrary in the articles of incorporation or the bylaws of the Corporation, the Corporation is hereby specifically allowed to make any distribution that otherwise would be prohibited by NRS 78.288(2)(b).

*        *        *         *

A-5

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amended and Restated Articles of Incorporation of CSRA Inc. as of            , 20    .

Name:
Title:

A-6

AMENDED AND RESTATED BYLAWS

OF

CSRA INC.

a Nevada corporation

ARTICLE I

OFFICES

Section 1.1 Principal Office. The principal office and place of business of CSRA Inc., a Nevada corporation (the “Corporation”), shall be established from time to time by resolution of the board of directors of the Corporation (the “Board of Directors”).

Section 1.2 Other Offices. Other offices and places of business either within or without the State of Nevada may be established from time to time by resolution of the Board of Directors or as the business of the Corporation may require. The street address of the Corporation’s registered agent is the registered office of the Corporation in Nevada.

ARTICLE II

STOCKHOLDERS

Section 2.1 Annual Meeting. The annual meeting of the stockholders of the Corporation shall be held on such date and at such time as may be designated from time to time by the Board of Directors. At the annual meeting, directors shall be elected and any other business may be transacted as may be properly brought before the meeting pursuant to these Amended and Restated Bylaws (as amended from time to time, these “Bylaws”).

Section 2.2 Special Meetings.

(a) Subject to any rights of stockholders set forth in the articles of incorporation of the Corporation (as amended from time to time, the “Articles of Incorporation”), special meetings of the stockholders may be called only by the chairman of the board or the chief executive officer, or, if there be no chairman of the board and no chief executive officer, by the president, and shall be called by the secretary upon the written request of at least a majority of the Board of Directors or the holders of not less than a majority of the voting power of the Corporation’s stock entitled to vote. Such request shall state the purpose or purposes of the meeting.

(b) No business shall be acted upon at a special meeting of stockholders except as set forth in the notice of the meeting.

Section 2.3 Place of Meetings. Any meeting of the stockholders of the Corporation may be held at the Corporation’s registered office in the State of Nevada or at such other place in or out of the State of Nevada and the United States as may be designated in the notice of meeting. A waiver of notice signed by all stockholders entitled to vote thereat may designate any place for the holding of such meeting. The Board of Directors may, in its sole discretion, determine that any meeting of the stockholders shall be held by means of electronic communications or other available technology in accordance with Section 2.10.

Section 2.4 Notice of Meetings; Waiver of Notice.

(a) The chief executive officer, if any, the president, any vice president, the secretary, an assistant secretary or any other individual designated by the Board of Directors shall sign and deliver or cause to be delivered to the stockholders written notice of any stockholders’ meeting not less than ten (10) days, but not more than sixty (60) days, before the date of such meeting. The notice shall state the place, date and time of the meeting, the means of electronic communication, if any, by which the stockholders or the proxies thereof shall be deemed to be present and vote and, in the case of a special meeting, the purpose or purposes for which the meeting is called. The notice shall be delivered in accordance with, and shall contain or be accompanied by such additional information as may be required by, the Nevada Revised Statutes (“NRS”), including, without limitation, NRS 78.379, 92A.120 or 92A.410.

(b) In the case of an annual meeting, any proper business may be presented for action, except that (i) if a proposed plan of merger, conversion or exchange is submitted to a vote, the notice of the meeting must state that the purpose, or one of the purposes, of the meeting is to consider the plan of merger, conversion or exchange and must contain or be accompanied by a copy or summary of the plan; and (ii) if a proposed action creating dissenter’s rights is to be submitted to a vote, the notice of the meeting must state that the stockholders are or may be entitled to assert dissenter’s rights under NRS 92A.300 to 92A.500, inclusive, and be accompanied by a copy of those sections.

(c) A copy of the notice shall be personally delivered or mailed postage prepaid to each stockholder of record entitled to vote at the meeting (unless the NRS requires delivery to all stockholders of record, in which case such notice shall be delivered to all such stockholders) at the address appearing on the records of the Corporation. Upon mailing, service of the notice is complete, and the time of the notice begins to run from the date upon which the notice is deposited in the mail. If the address of any stockholder does not appear upon the records of the Corporation or is incomplete, it will be sufficient to address any notice to such stockholder at the registered office of the Corporation. Notwithstanding the foregoing and in addition thereto, any notice to stockholders given by the Corporation pursuant to Chapters 78 or 92A of the NRS, the Articles of Incorporation or these Bylaws, may be given pursuant to the forms of electronic transmission listed herein, if such forms of transmission are consented to in writing by the stockholder receiving such electronically transmitted notice and such consent is filed by the secretary in the corporate records. Notice shall be deemed given (i) by facsimile when directed to a number consented to by the stockholder to receive notice, (ii) by electronic mail when directed to an e-mail address consented to by the stockholder to receive notice, (iii) by posting on an electronic network together with a separate notice to the stockholder of the specific posting on the later of the specific posting or the giving of the separate notice or (iv) by any other electronic transmission as consented to by and when directed to the stockholder. The stockholder consent necessary to permit electronic transmission to such stockholder shall be deemed revoked and of no force and effect if (A) the Corporation is unable to deliver by electronic transmission two consecutive notices given by the Corporation in accordance with the stockholder’s consent and (B) the inability to deliver by electronic transmission becomes known to the secretary, assistant secretary, transfer agent or other agent of the Corporation responsible for the giving of notice.

A-2

(d) The written certificate of an individual signing a notice of meeting, setting forth the substance of the notice or having a copy thereof attached thereto, the date the notice was mailed or personally delivered to the stockholders and the addresses to which the notice was mailed, shall be prima facie evidence of the manner and fact of giving such notice and, in the absence of fraud, an affidavit of the individual signing a notice of a meeting that the notice thereof has been given by a form of electronic transmission shall be prima facie evidence of the facts stated in the affidavit.

(e) Any stockholder may waive notice of any meeting by a signed writing or by transmission of an electronic record, either before or after the meeting. Such waiver of notice shall be deemed the equivalent of the giving of such notice.

Section 2.5 Determination of Stockholders of Record.

(a) For the purpose of determining the stockholders entitled to (i) notice of and to vote at any meeting of stockholders or any adjournment thereof, (ii) receive payment of any distribution or the allotment of any rights, or (iii) exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which shall not be more than sixty (60) days nor less than ten (10) days before the date of such meeting, if applicable.

(b) The Board of Directors may adopt a resolution prescribing a date upon which the stockholders of record entitled to give written consent must be determined. The date set by the Board of Directors must not precede or be more than ten (10) days after the date the resolution setting such date is adopted by the Board of Directors. If the Board of Directors does not adopt a resolution setting a date upon which the stockholders of record entitled to give written consent must be determined and

(i) no prior action by the Board of Directors is required by the NRS, then the date shall be the first date on which a valid written consent is delivered to the Corporation in accordance with the NRS and these Bylaws; or

(ii) prior action by the Board of Directors is required by the NRS, then the date shall be the close of business on the date that the Board of Directors adopts the resolution.

(c) If no record date is fixed pursuant to Section 2.5(a) or Section 2.5(b), the record date for determining stockholders: (i) entitled to notice of and to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held; and (ii) for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto. A determination of stockholders of record entitled to notice of or to vote at any meeting of stockholders shall apply to any postponement of any meeting of stockholders to a date not more than sixty (60) days after the record date or to any adjournment of the meeting; provided that the Board of Directors may fix a new record date for the adjourned meeting and must fix a new record date if the meeting is adjourned to a date more than 60 days later than the date set for the original meeting.

A-3

Section 2.6 Quorum; Adjourned Meetings.

(a) Unless the Articles of Incorporation provide for a different proportion, stockholders holding at least a majority of the voting power of the Corporation’s capital stock, represented in person or by proxy (regardless of whether the proxy has authority to vote on all matters), are necessary to constitute a quorum for the transaction of business at any meeting. If, on any issue, voting by classes or series is required by the laws of the State of Nevada, the Articles of Incorporation or these Bylaws, at least a majority of the voting power, represented in person or by proxy (regardless of whether the proxy has authority to vote on all matters), within each such class or series is necessary to constitute a quorum of each such class or series.

(b) If a quorum is not represented, a majority of the voting power represented or the person presiding at the meeting may adjourn the meeting from time to time until a quorum shall be represented. At any such adjourned meeting at which a quorum shall be represented, any business may be transacted which might otherwise have been transacted at the adjourned meeting as originally called. When a stockholders’ meeting is adjourned to another time or place hereunder, notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. However, if a new record date is fixed for the adjourned meeting, notice of the adjourned meeting must be given to each stockholder of record as of the new record date. The stockholders present at a duly convened meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the departure of enough stockholders to leave less than a quorum of the voting power.

Section 2.7 Voting.

(a) Unless otherwise provided in the NRS, the Articles of Incorporation or any resolution providing for the issuance of preferred stock adopted by the Board of Directors pursuant to authority expressly vested in it by the provisions of the Articles of Incorporation, each stockholder of record, or such stockholder’s duly authorized proxy, shall be entitled to one (1) vote for each share of voting stock standing registered in such stockholder’s name at the close of business on the record date or the date established by the Board of Directors in connection with stockholder action by written consent.

(b) Except as otherwise provided herein, all votes with respect to shares (including pledged shares) standing in the name of an individual at the close of business on the record date or the date established by the Board of Directors in connection with stockholder action by written consent shall be cast only by that individual or such individual’s duly authorized proxy. With respect to shares held by a representative of the estate of a deceased stockholder, or a guardian, conservator, custodian or trustee, even though the shares do not stand in the name of such holder, votes may be cast by such holder upon proof of such representative capacity. In the case of shares under the control of a receiver , the receiver may vote such shares even though the shares do not stand of record in the name of the receiver but only if and to the extent that the order of a court of competent jurisdiction which appoints the receiver contains the authority to vote such shares. If shares stand of record in the name of a minor, votes may be cast by the duly appointed guardian of the estate of such minor only if such guardian has provided the Corporation with written proof of such appointment.

A-4

(c) With respect to shares standing of record in the name of another corporation, partnership, limited liability company or other legal entity on the record date, votes may be cast: (i) in the case of a corporation, by such individual as the bylaws of such other corporation prescribe, by such individual as may be appointed by resolution of the board of directors of such other corporation or by such individual (including, without limitation, the officer making the authorization) authorized in writing to do so by the chairman of the board, if any, the chief executive officer, if any, the president or any vice president of such corporation; and (ii) in the case of a partnership, limited liability company or other legal entity, by an individual representing such stockholder upon presentation to the Corporation of satisfactory evidence of his or her authority to do so.

(d) Notwithstanding anything to the contrary contained herein and except for the Corporation’s shares held in a fiduciary capacity, the Corporation shall not vote, directly or indirectly, shares of its own stock owned or held by it, and such shares shall not be counted in determining the total number of outstanding shares entitled to vote.

(e) Any holder of shares entitled to vote on any matter may cast a portion of the votes in favor of such matter and refrain from casting the remaining votes or cast the same against the proposal, except in the case of elections of directors. If such holder entitled to vote does vote any of such stockholder’s shares affirmatively and fails to specify the number of affirmative votes, it will be conclusively presumed that the holder is casting affirmative votes with respect to all shares held.

(f) With respect to shares standing of record in the name of two or more persons, whether fiduciaries, members of a partnership, joint tenants, tenants in common, husband and wife as community property, tenants by the entirety, voting trustees or otherwise and shares held by two or more persons (including proxy holders) having the same fiduciary relationship in respect to the same shares, votes may be cast in the following manner:

(i) If only one person votes, the vote of such person binds all.

(ii) If more than one person casts votes, the act of the majority so voting binds all.

(iii) If more than one person casts votes, but the vote is evenly split on a particular matter, the votes shall be deemed cast proportionately, as split.

(g) If a quorum is present, unless the Articles of Incorporation, these Bylaws, the NRS, or other applicable law provide for a different proportion, action by the stockholders entitled to vote on a matter, other than the election of directors, is approved by and is the act of the stockholders if the number of votes cast in favor of the action exceeds the number of votes cast in opposition to the action, unless voting by classes or series is required for any action of the stockholders by the laws of the State of Nevada, the Articles of Incorporation or these Bylaws, in which case the number of votes cast in favor of the action by the voting power of each such class or series must exceed the number of votes cast in opposition to the action by the voting power of each such class or series.

A-5

(h) If a quorum is present, directors shall be elected by a plurality of the votes cast.

Section 2.8 Actions at Meetings Not Regularly Called; Ratification and Approval.

(a) Whenever all persons entitled to vote at any meeting consent, either by: (i) a writing on the records of the meeting or filed with the secretary, (ii) presence at such meeting and oral consent entered on the minutes, or (iii) taking part in the deliberations at such meeting without objection, such meeting shall be as valid as if a meeting were regularly called and noticed.

(b) At such meeting any business may be transacted which is not excepted from the written consent or to the consideration of which no objection for want of notice is made at the time.

(c) If any meeting be irregular for want of notice or of such consent, provided a quorum was present at such meeting, the proceedings of the meeting may be ratified and approved and rendered likewise valid and the irregularity or defect therein waived by a writing signed by all parties having the right to vote at such meeting.

(d) Such consent or approval may be by proxy or power of attorney, but all such proxies and powers of attorney must be in writing.

Section 2.9 Proxies. At any meeting of stockholders, any holder of shares entitled to vote may designate, in a manner permitted by the laws of the State of Nevada, another person or persons to act as a proxy or proxies. If a stockholder designates two or more persons to act as proxies, then a majority of those persons present at a meeting has and may exercise all of the powers conferred by the stockholder or, if only one is present, then that one has and may exercise all of the powers conferred by the stockholder, unless the stockholder’s designation of proxy provides otherwise. Every proxy shall continue in full force and effect until its expiration or revocation in a manner permitted by the laws of the State of Nevada.

Section 2.10 Meetings Through Electronic Communications. Stockholders may participate in a meeting of the stockholders by any means of electronic communications, videoconferencing, teleconferencing or other available technology permitted under the NRS (including, without limitation, a telephone conference or similar method of communication by which all individuals participating in the meeting can hear each other) and utilized by the Corporation. If any such means are utilized, the Corporation shall, to the extent required under the NRS, implement reasonable measures to (a) verify the identity of each person participating through such means as a stockholder and (b) provide the stockholders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to communicate, and to read or hear the proceedings of the meeting in a substantially concurrent manner with such proceedings. Participation in a meeting pursuant to this Section 2.10 constitutes presence in person at the meeting.

Section 2.11 Action Without a Meeting. Any action required or permitted to be taken at a meeting of the stockholders may be taken without a meeting if, before or after the action, a written consent thereto is signed by the holders of the voting power that would be required to

A-6

approve such action at a meeting. A meeting of the stockholders need not be called or noticed whenever action is taken by written consent. The written consent may be signed in multiple counterparts, including, without limitation, facsimile counterparts, and shall be filed with the minutes of the proceedings of the stockholders.

Section 2.12 Organization.

(a) Meetings of stockholders shall be presided over by the chairman of the board, or, in the absence of the chairman, by the vice chairman of the board, if any, or if there be no vice chairman or in the absence of the vice chairman, by the chief executive officer, if any, or if there be no chief executive officer or in the absence of the chief executive officer, by the president, or, in the absence of the president, or, in the absence of any of the foregoing persons, by a chairman designated by the Board of Directors, or, in the absence of such designation by the Board of Directors, by a chairman chosen at the meeting by the stockholders entitled to cast a majority of the votes which all stockholders present in person or by proxy are entitled to cast. The secretary, or in the absence of the secretary an assistant secretary, shall act as secretary of the meeting, but in the absence of the secretary and any assistant secretary the chairman of the meeting may appoint any person to act as secretary of the meeting. The order of business at each such meeting shall be as determined by the chairman of the meeting. The chairman of the meeting shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts and things as are necessary or desirable for the proper conduct of the meeting, including, without limitation, (i) the establishment of procedures for the maintenance of order and safety, (ii) limitation on participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies and such other persons as the chairman of the meeting shall permit, (iii) limitation on the time allotted for consideration of each agenda item and for questions or comments by meeting participants, (iv) restrictions on entry to such meeting after the time prescribed for the commencement thereof and (v) the opening and closing of the voting polls. The Board of Directors, in its discretion, or the chairman of the meeting, in his or her discretion, may require that any votes cast at such meeting shall be cast by written ballot.

(b) The chairman of the meeting may appoint one or more inspectors of elections. The inspector or inspectors may (i) ascertain the number of shares outstanding and the voting power of each; (ii) determine the number of shares represented at a meeting and the validity of proxies or ballots; (iii) count all votes and ballots; (iv) determine any challenges made to any determination made by the inspector(s); and (v) certify the determination of the number of shares represented at the meeting and the count of all votes and ballots.

Section 2.13 Absentees’ Consent to Meetings. Transactions of any meeting of the stockholders are as valid as though had at a meeting duly held after regular call and notice if a quorum is represented, either in person or by proxy, and if, either before or after the meeting, each of the persons entitled to vote, not represented in person or by proxy (and those who, although present, either object at the beginning of the meeting to the transaction of any business because the meeting has not been lawfully called or convened or expressly object at the meeting to the consideration of matters not included in the notice which are legally or by the terms of these Bylaws required to be included therein), signs a written waiver of notice and/or consent to the holding of the meeting or an approval of the minutes thereof. All such waivers, consents, and

A-7

approvals shall be filed with the corporate records and made a part of the minutes of the meeting. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person objects at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called, noticed or convened and except that attendance at a meeting is not a waiver of any right to object to the consideration of matters not properly included in the notice, to the extent such notice is required, if such objection is expressly made at the time any such matters are presented at the meeting. Neither the business to be transacted at nor the purpose of any regular or special meeting of stockholders need be specified in any written waiver of notice or consent, except as otherwise provided in these Bylaws.

ARTICLE III

DIRECTORS

Section 3.1 General Powers; Performance of Duties. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors, except as otherwise provided in Chapter 78 of the NRS or the Articles of Incorporation.

Section 3.2 Number, Tenure, and Qualifications. The number of directors may be established and changed from time to time by resolution adopted by the Board of Directors or the stockholders without amendment to these Bylaws or the Articles of Incorporation, and in no case shall be less than one (1) individual. Each director shall hold office until his or her successor shall be elected or appointed and qualified or until his or her earlier death, retirement, disqualification, resignation or removal. No reduction of the number of directors shall have the effect of removing any director prior to the expiration of his or her term of office. No provision of this Section 3.2 shall restrict the right of the Board of Directors to fill vacancies or the right of the stockholders to remove directors as is hereinafter provided.

Section 3.3 Chairman of the Board. The Board of Directors may elect a chairman of the board from the members of the Board of Directors, who shall preside at all meetings of the Board of Directors and stockholders at which he or she shall be present and shall have and may exercise such powers as may, from time to time, be assigned to him or her by the Board of Directors, these Bylaws or as provided by law. If no chairman of the board is appointed or if the chairman is absent from a Board meeting, then the Board of Directors may appoint a chairman for the sole purpose of presiding at any such meeting. If no chairman of the board is appointed or if the chairman is absent from any stockholder meeting, then the president shall preside at such stockholder meeting. If the president is absent from any stockholder meeting, the stockholders may appoint a substitute chairman solely for the purpose of presiding over such stockholder meeting.

Section 3.4 Removal and Resignation of Directors. Subject to any rights of the holders of preferred stock, if any, and except as otherwise provided in the NRS, any director may be removed from office with or without cause by the affirmative vote of the holders of not less than two-thirds (2/3) of the voting power of the issued and outstanding stock of the Corporation entitled to vote generally in the election of directors (voting as a single class), excluding stock entitled to vote only upon the happening of a fact or event unless such fact or event shall have occurred. Any director may resign effective upon giving written notice, unless the notice specifies a later time for effectiveness of such resignation, to the chairman of the board, if any, the president or the secretary, or in the absence of all of them, any other officer of the Corporation.

A-8

Section 3.5 Vacancies; Newly Created Directorships. Subject to any rights of the holders of preferred stock, if any, any vacancies on the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office, or other cause, and newly created directorships resulting from any increase in the authorized number of directors, may be filled by a majority vote of the directors then in office or by a sole remaining director, in either case though less than a quorum, and the director(s) so chosen shall hold office for a term expiring at the next annual meeting of stockholders and when their successors are elected or appointed, at which the term of the class to which he or she has been elected expires, or until his or her earlier resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent directors.

Section 3.6 Annual and Regular Meetings. Immediately following the adjournment of, and at the same place as, the annual or any special meeting of the stockholders at which directors are elected, the Board of Directors, including directors newly elected, shall hold its annual meeting without call or notice, other than this provision, to elect officers and to transact such further business as may be necessary or appropriate. The Board of Directors may provide by resolution the place, date, and hour for holding regular meetings between annual meetings, and if the Board of Directors so provides with respect to a regular meeting, notice of such regular meeting shall not be required.

Section 3.7 Special Meetings. Subject to any rights of the holders of preferred stock, if any, and except as otherwise required by law, special meetings of the Board of Directors may be called only by the chairman of the board, if any, or if there be no chairman of the board, by the chief executive officer, if any, or by the president or the secretary, and shall be called by the chairman of the board, if any, the chief executive officer, if any, the president, or the secretary upon the request of at least a majority of the Board of Directors. If the chairman of the board, or if there be no chairman of the board, each of the chief executive officer, the president, and the secretary, fails for any reason to call such special meeting, a special meeting may be called by a notice signed by at least a majority of the Board of Directors.

Section 3.8 Place of Meetings. Any regular or special meeting of the Board of Directors may be held at such place as the Board of Directors, or in the absence of such designation, as the notice calling such meeting, may designate. A waiver of notice signed by the directors may designate any place for the holding of such meeting.

Section 3.9 Notice of Meetings. Except as otherwise provided in Section 3.6, there shall be delivered to each director at the address appearing for him or her on the records of the Corporation, at least twenty-four (24) hours before the time of such meeting, a copy of a written notice of any meeting (i) by delivery of such notice personally, (ii) by mailing such notice postage prepaid, (iii) by facsimile, (iv) by overnight courier, (v) by telegram, or (vi) by electronic transmission or electronic writing, including, without limitation, e-mail. If mailed to an address inside the United States, the notice shall be deemed delivered two (2) business days following

A-9

the date the same is deposited in the United States mail, postage prepaid. If mailed to an address outside the United States, the notice shall be deemed delivered four (4) business days following the date the same is deposited in the United States mail, postage prepaid. If sent via overnight courier, the notice shall be deemed delivered the business day following the delivery of such notice to the courier. If sent via facsimile, the notice shall be deemed delivered upon sender’s receipt of confirmation of the successful transmission. If sent by electronic transmission (including, without limitation, e-mail), the notice shall be deemed delivered when directed to the e-mail address of the director appearing on the records of the Corporation and otherwise pursuant to the applicable provisions of NRS Chapter 75. If the address of any director is incomplete or does not appear upon the records of the Corporation it will be sufficient to address any notice to such director at the registered office of the Corporation. Any director may waive notice of any meeting, and the attendance of a director at a meeting and oral consent entered on the minutes of such meeting shall constitute waiver of notice of the meeting unless such director objects, prior to the transaction of any business, that the meeting was not lawfully called, noticed or convened. Attendance for the express purpose of objecting to the transaction of business thereat because the meeting was not properly called or convened shall not constitute presence or a waiver of notice for purposes hereof.

Section 3.10 Quorum; Adjourned Meetings.

(a) A majority of the directors in office, at a meeting duly assembled, is necessary to constitute a quorum for the transaction of business.

(b) At any meeting of the Board of Directors where a quorum is not present, a majority of those present may adjourn, from time to time, until a quorum is present, and no notice of such adjournment shall be required. At any adjourned meeting where a quorum is present, any business may be transacted which could have been transacted at the meeting originally called.

Section 3.11 Manner of Acting. Except as provided in Section 3.13, the affirmative vote of a majority of the directors present at a meeting at which a quorum is present is the act of the Board of Directors.

Section 3.12 Meetings Through Electronic Communications. Members of the Board of Directors or of any committee designated by the Board of Directors may participate in a meeting of the Board of Directors or such committee by any means of electronic communications, videoconferencing, teleconferencing or other available technology permitted under the NRS (including, without limitation, a telephone conference or similar method of communication by which all individuals participating in the meeting can hear each other) and utilized by the Corporation. If any such means are utilized, the Corporation shall, to the extent required under the NRS, implement reasonable measures to (a) verify the identity of each person participating through such means as a director or member of the committee, as the case may be, and (b) provide the directors or members of the committee a reasonable opportunity to participate in the meeting and to vote on matters submitted to the directors or members of the committee, including an opportunity to communicate, and to read or hear the proceedings of the meeting in a substantially concurrent manner with such proceedings. Participation in a meeting pursuant to this Section 3.12 constitutes presence in person at the meeting.

A-10

Section 3.13 Action Without Meeting. Any action required or permitted to be taken at a meeting of the Board of Directors or of a committee thereof may be taken without a meeting if, before or after the action, a written consent thereto is signed by all of the members of the Board of Directors or the committee. The written consent may be signed manually or electronically (or by any other means then permitted under the NRS), and may be so signed in counterparts, including, without limitation, facsimile or email counterparts, and shall be filed with the minutes of the proceedings of the Board of Directors or committee.

Section 3.14 Powers and Duties.

(a) Except as otherwise restricted by Chapter 78 of the NRS or the Articles of Incorporation, the Board of Directors has full control over the business and affairs of the Corporation. The Board of Directors may delegate any of its authority to manage, control or conduct the business of the Corporation to any standing or special committee, or to any officer or agent, and to appoint any persons to be agents of the Corporation with such powers, including the power to subdelegate, and upon such terms as it deems fit.

(b) The Board of Directors, in its discretion, or the officer of the Corporation presiding at a meeting of stockholders, in his or her discretion, may submit any contract or act for approval or ratification at any annual meeting of the stockholders or any special meeting properly called and noticed for the purpose of considering any such contract or act, provided a quorum is present.

(c) The Board of Directors may, by resolution passed by at least a majority of the Board of Directors, designate one or more committees, provided that each such committee must have at least one director of the Corporation as a member. Unless the articles of incorporation, the charter of the committee, or the resolutions designating the committee expressly require that all members of such committee be directors of the Corporation, the Board of Directors may appoint natural persons who are not directors of the Corporation to serve on such committee. The Board of Directors may designate one or more individuals as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another individual to act at the meeting in the place of any such absent or disqualified member. Subject to applicable law and to the extent provided in the resolution of the Board of Directors, any such committee shall have and may exercise all the powers of the Board of Directors in the management of the business and affairs of the Corporation. Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the Board of Directors. The committees shall keep regular minutes of their proceedings and report the same to the Board of Directors when required.

Section 3.15 Compensation. The Board of Directors, without regard to personal interest, may establish the compensation of directors for services in any capacity. If the Board of Directors establishes the compensation of directors pursuant to this Section 3.15, such compensation is presumed to be fair to the Corporation unless proven unfair by a preponderance of the evidence.

A-11

Section 3.16 Organization. Meetings of the Board of Directors shall be presided over by the chairman of the board, or in the absence of the chairman of the board by the vice chairman, if any, or in his or her absence by a chairman chosen at the meeting. The secretary, or in the absence, of the secretary an assistant secretary, shall act as secretary of the meeting, but in the absence of the secretary and any assistant secretary, the chairman of the meeting may appoint any person to act as secretary of the meeting. The order of business at each such meeting shall be as determined by the chairman of the meeting.

ARTICLE IV

OFFICERS

Section 4.1 Election. The Board of Directors shall elect or appoint a president, a secretary and a treasurer or the equivalents of such officers. Such officers shall serve until their respective successors are elected and appointed and shall qualify or until their earlier resignation or removal. The Board of Directors may from time to time, by resolution, elect or appoint such other officers and agents as it may deem advisable, who shall hold office at the pleasure of the Board of Directors, and shall have such powers and duties and be paid such compensation as may be directed by the Board of Directors. Any individual may hold two or more offices.

Section 4.2 Removal; Resignation. Any officer or agent elected or appointed by the Board of Directors may be removed by the Board of Directors with or without cause. Any officer may resign at any time upon written notice to the Corporation. Any such removal or resignation shall be subject to the rights, if any, of the respective parties under any contract between the Corporation and such officer or agent.

Section 4.3 Vacancies. Any vacancy in any office because of death, resignation, removal or otherwise may be filled by the Board of Directors for the unexpired portion of the term of such office.

Section 4.4 Chief Executive Officer. The Board of Directors may elect a chief executive officer who, subject to the supervision and control of the Board of Directors, shall have the ultimate responsibility for the management and control of the business and affairs of the Corporation and perform such other duties and have such other powers which are delegated to him or her by the Board of Directors, these Bylaws or as provided by law.

Section 4.5 President. The president, subject to the supervision and control of the Board of Directors, shall in general actively supervise and control the business and affairs of the Corporation. The president shall keep the Board of Directors fully informed as the Board of Directors may request and shall consult the Board of Directors concerning the business of the Corporation. The president shall perform such other duties and have such other powers which are delegated and assigned to him or her by the Board of Directors, the chief executive officer, if any, these Bylaws or as provided by law. The president shall be the chief executive officer of the Corporation unless the Board of Directors shall elect or appoint different individuals to hold such positions.

A-12

Section 4.6 Vice Presidents. The Board of Directors may elect one or more vice presidents. In the absence or disability of the president, or at the president’s request, the vice president or vice presidents, in order of their rank as fixed by the Board of Directors, and if not ranked, the vice presidents in the order designated by the Board of Directors, or in the absence of such designation, in the order designated by the president, shall perform all of the duties of the president, and when so acting, shall have all the powers of, and be subject to all the restrictions on the president. Each vice president shall perform such other duties and have such other powers which are delegated and assigned to him or her by the Board of Directors, the president, these Bylaws or as provided by law.

Section 4.7 Secretary. The secretary shall attend all meetings of the stockholders, the Board of Directors and any committees thereof, and shall keep, or cause to be kept, the minutes of proceedings thereof in books provided for that purpose. He or she shall keep, or cause to be kept, a register of the stockholders of the Corporation and shall be responsible for the giving of notice of meetings of the stockholders, the Board of Directors and any committees, and shall see that all notices are duly given in accordance with the provisions of these Bylaws or as required by law. The secretary shall be custodian of the corporate seal, if any, the records of the Corporation, the stock certificate books, transfer books and stock ledgers, and such other books and papers as the Board of Directors or any appropriate committee may direct. The secretary shall perform all other duties commonly incident to his or her office and shall perform such other duties which are assigned to him or her by the Board of Directors, the chief executive officer, if any, the president, these Bylaws or as provided by law.

Section 4.8 Assistant Secretaries. An assistant secretary shall, at the request of the secretary, or in the absence or disability of the secretary, perform all the duties of the secretary. He or she shall perform such other duties as are assigned to him or her by the Board of Directors, the chief executive officer, if any, the president, these Bylaws or as provided by law.

Section 4.9 Treasurer. The treasurer, subject to the order of the Board of Directors, shall have the care and custody of, and be responsible for, all of the money, funds, securities, receipts and valuable papers, documents and instruments of the Corporation, and all books and records relating thereto. The treasurer shall keep, or cause to be kept, full and accurate books of accounts of the Corporation’s transactions, which shall be the property of the Corporation, and shall render financial reports and statements of condition of the Corporation when so requested by the Board of Directors, the chairman of the board, if any, the chief executive officer, if any, or the president. The treasurer shall perform all other duties commonly incident to his or her office and such other duties as may, from time to time, be assigned to him or her by the Board of Directors, the chief executive officer, if any, the president, these Bylaws or as provided by law. The treasurer shall, if required by the Board of Directors, give bond to the Corporation in such sum and with such security as shall be approved by the Board of Directors for the faithful performance of all the duties of the treasurer and for restoration to the Corporation, in the event of the treasurer’s death, resignation, retirement or removal from office, of all books, records, papers, vouchers, money and other property in the treasurer’s custody or control and belonging to the Corporation. The expense of such bond shall be borne by the Corporation. If a chief financial officer of the Corporation has not been appointed, the treasurer may be deemed the chief financial officer of the Corporation.

A-13

Section 4.10 Assistant Treasurers. An assistant treasurer shall, at the request of the treasurer, or in the absence or disability of the treasurer, perform all the duties of the treasurer. He or she shall perform such other duties which are assigned to him or her by the Board of Directors, the chief executive officer, if any, the president, the treasurer, these Bylaws or as provided by law. The Board of Directors may require an assistant treasurer to give a bond to the Corporation in such sum and with such security as it may approve, for the faithful performance of the duties of the assistant treasurer, and for restoration to the Corporation, in the event of the assistant treasurer’s death, resignation, retirement or removal from office, of all books, records, papers, vouchers, money and other property in the assistant treasurer’s custody or control and belonging to the Corporation. The expense of such bond shall be borne by the Corporation.

Section 4.11 Execution of Negotiable Instruments, Deeds and Contracts. All (i) checks, drafts, notes, bonds, bills of exchange, and orders for the payment of money of the Corporation, (ii) deeds, mortgages, proxies, powers of attorney and other written contracts, documents, instruments and agreements to which the Corporation shall be a party and (iii) assignments or endorsements of stock certificates, registered bonds or other securities owned by the Corporation shall be signed in the name of the Corporation by such officers or other persons as the Board of Directors may from time to time designate. The Board of Directors may authorize the use of the facsimile signatures of any such persons. Any officer of the Corporation shall be authorized to attend, act and vote, or designate another officer or an agent of the Corporation to attend, act and vote, at any meeting of the owners of any entity in which the Corporation may own an interest or to take action by written consent in lieu thereof. Such officer or agent, at any such meeting or by such written action, shall possess and may exercise on behalf of the Corporation any and all rights and powers incident to the ownership of such interest.

ARTICLE V

CAPITAL STOCK

Section 5.1 Issuance. Shares of the Corporation’s authorized capital stock shall, subject to any provisions or limitations of the laws of the State of Nevada, the Articles of Incorporation or any contracts or agreements to which the Corporation may be a party, be issued in such manner, at such times, upon such conditions and for such consideration as shall be prescribed by the Board of Directors.

Section 5.2 Stock Certificates and Uncertificated Shares.

(a) Every holder of stock in the Corporation shall be entitled to have a certificate signed by or in the name of the Corporation by (i) the chief executive officer, if any, the president or a vice president, and (ii) the secretary, an assistant secretary, the treasurer or the chief financial officer, if any, of the Corporation (or any other two officers or agents so authorized by the Board of Directors), certifying the number of shares of stock owned by him, her or it in the Corporation; provided that the Board of Directors may authorize the issuance of uncertificated shares of some or all of any or all classes or series of the Corporation’s stock. Any such issuance of uncertificated shares shall have no effect on existing certificates for shares until such certificates are surrendered to the Corporation, or on the respective rights and obligations of the stockholders. Whenever any such certificate is countersigned or otherwise authenticated by a transfer agent or a transfer clerk and by a registrar (other than the Corporation), then a facsimile of the signatures of any corporate officers or agents, the transfer agent, transfer clerk or the registrar of the Corporation may be printed or lithographed upon the certificate in lieu of the

A-14

actual signatures. In the event that any officer or officers who have signed, or whose facsimile signatures have been used on any certificate or certificates for stock cease to be an officer or officers because of death, resignation or other reason, before the certificate or certificates for stock have been delivered by the Corporation, the certificate or certificates may nevertheless be adopted by the Corporation and be issued and delivered as though the person or persons who signed the certificate or certificates, or whose facsimile signature or signatures have been used thereon, had not ceased to be an officer or officers of the Corporation.

(b) Within a reasonable time after the issuance or transfer of uncertificated shares, the Corporation shall send to the registered owner thereof a written statement certifying the number and class (and the designation of the series, if any) of the shares owned by such stockholder in the Corporation and any restrictions on the transfer or registration of such shares imposed by the Articles of Incorporation, these Bylaws, any agreement among stockholders or any agreement between the stockholders and the Corporation, and, at least annually thereafter, the Corporation shall provide to such stockholders of record holding uncertificated shares, a written statement confirming the information contained in such written statement previously sent. Except as otherwise expressly provided by the NRS, the rights and obligations of the stockholders of the Corporation shall be identical whether or not their shares of stock are represented by certificates.

(c) Each certificate representing shares shall state the following upon the face thereof: the name of the state of the Corporation’s organization; the name of the person to whom issued; the number and class of shares and the designation of the series, if any, which such certificate represents; the par value of each share, if any, represented by such certificate or a statement that the shares are without par value. Certificates of stock shall be in such form consistent with law as shall be prescribed by the Board of Directors. No certificate shall be issued until the shares represented thereby are fully paid. In addition to the foregoing, all certificates evidencing shares of the Corporation’s stock or other securities issued by the Corporation shall contain such legend or legends as may from time to time be required by the NRS or such other federal, state or local laws or regulations then in effect.

Section 5.3 Surrendered; Lost or Destroyed Certificates. All certificates surrendered to the Corporation, except those representing shares of treasury stock, shall be canceled and no new certificate shall be issued until the former certificate for a like number of shares shall have been canceled, except that in case of a lost, stolen, destroyed or mutilated certificate, a new one may be issued therefor. However, any stockholder applying for the issuance of a stock certificate in lieu of one alleged to have been lost, stolen, destroyed or mutilated shall, prior to the issuance of a replacement, provide the Corporation with his, her or its affidavit of the facts surrounding the loss, theft, destruction or mutilation and, if required by the Board of Directors, an indemnity bond in an amount not less than twice the current market value of the stock, and upon such terms as the treasurer or the Board of Directors shall require which shall indemnify the Corporation against any loss, damage, cost or inconvenience arising as a consequence of the issuance of a replacement certificate.

A-15

Section 5.4 Replacement Certificate. When the Articles of Incorporation are amended in any way affecting the statements contained in the certificates for outstanding shares of capital stock of the Corporation or it becomes desirable for any reason, in the discretion of the Board of Directors, including, without limitation, the merger of the Corporation with another Corporation or the conversion or reorganization of the Corporation, to cancel any outstanding certificate for shares and issue a new certificate therefor conforming to the rights of the holder, the Board of Directors may order any holders of outstanding certificates for shares to surrender and exchange the same for new certificates within a reasonable time to be fixed by the Board of Directors. The order may provide that a holder of any certificate(s) ordered to be surrendered shall not be entitled to vote, receive distributions or exercise any other rights of stockholders of record until the holder has complied with the order, but the order operates to suspend such rights only after notice and until compliance.

Section 5.5 Transfer of Shares. No transfer of stock shall be valid as against the Corporation except on surrender and cancellation of any certificate(s) therefor accompanied by an assignment or transfer by the registered owner made either in person or under assignment. Upon receipt of proper transfer instructions from the registered owner of uncertificated shares, such uncertificated shares shall be cancelled and issuance of new, equivalent uncertificated shares or certificated shares shall be made to the stockholder entitled thereto and the transaction shall be recorded on the transfer books of the Corporation. Whenever any transfer shall be expressly made for collateral security and not absolutely, the collateral nature of the transfer shall be reflected in the entry of transfer in the records of the Corporation.

Section 5.6 Transfer Agent; Registrars. The Board of Directors may appoint one or more transfer agents, transfer clerks and registrars of transfer and may require all certificates for shares of stock to bear the signature of such transfer agents, transfer clerks and/or registrars of transfer.

Section 5.7 Miscellaneous. The Board of Directors shall have the power and authority to make such rules and regulations not inconsistent herewith as it may deem expedient concerning the issue, transfer, and registration of certificates for shares of the Corporation’s stock.

ARTICLE VI

DISTRIBUTIONS

Distributions may be declared, subject to the provisions of the laws of the State of Nevada and the Articles of Incorporation, by the Board of Directors and may be paid in cash, property, shares of corporate stock, or any other medium. The Board of Directors may fix in advance a record date, in accordance with and as provided in Section 2.5, prior to the distribution for the purpose of determining stockholders entitled to receive any distribution.

ARTICLE VII

RECORDS; REPORTS; SEAL; AND FINANCIAL MATTERS

Section 7.1 Records. All original records of the Corporation, shall be kept at the principal office of the Corporation by or under the direction of the secretary or at such other place or by such other person as may be prescribed by these Bylaws or the Board of Directors.

Section 7.2 Corporate Seal. The Board of Directors may, by resolution, authorize a seal, and the seal may be used by causing it, or a facsimile, to be impressed or affixed or reproduced or otherwise. Except as otherwise specifically provided herein, any officer of the Corporation shall have the authority to affix the seal to any document requiring it.

A-16

Section 7.3 Fiscal Year-End. The fiscal year-end of the Corporation shall be such date as may be fixed from time to time by resolution of the Board of Directors.

Section 7.4 Reserves. The Board of Directors may create, by resolution, such reserves as the directors may, from time to time, in their discretion, deem proper to provide for contingencies, to equalize distributions or to repair or maintain any property of the Corporation, or for such other purpose as the Board of Directors may deem beneficial to the Corporation, and the Board of Directors may modify or abolish any such reserves in the manner in which they were created.

ARTICLE VIII

INDEMNIFICATION

Section 8.1 Indemnification and Insurance.

(a) Indemnification of Directors and Officers.

(i) For purposes of this Article VIII, (A) “Indemnitee” shall mean each director or officer who was or is a party to, or is threatened to be made a party to, or is otherwise involved in, any Proceeding (as hereinafter defined), by reason of the fact that he or she is or was a director or officer of the Corporation (or was a director, officer, partner, member, manager or managing member of its predecessor entity, if any), or is or was serving in any capacity at the request of the Corporation as a director, officer, employee, agent, partner, member, manager or fiduciary of, or in any other capacity for, another corporation or any partnership, joint venture, limited liability company, trust, or other enterprise; and (B) “Proceeding” shall mean any threatened, pending, or completed action, suit or proceeding (including, without limitation, an action, suit or proceeding by or in the right of the Corporation), whether civil, criminal, administrative or investigative.

(ii) Each Indemnitee shall be indemnified and held harmless by the Corporation to the fullest extent permitted by the laws of the State of Nevada against all expense, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, taxes, penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by the Indemnitee in connection with any Proceeding; provided that such Indemnitee either is not liable pursuant to NRS 78.138 or acted in good faith and in a manner such Indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any Proceeding that is criminal in nature, had no reasonable cause to believe that his or her conduct was unlawful. The termination of any Proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the Indemnitee is liable pursuant to NRS 78.138 or did not act in good faith and in a manner in which he or she reasonably believed to be in or not opposed to the best interests of the Corporation, or that, with respect to any criminal proceeding, he or she had reasonable cause to believe that his or her conduct was unlawful. The Corporation shall not indemnify an Indemnitee for any claim, issue or matter as to which the Indemnitee has been adjudged by a court of competent jurisdiction,

A-17

after exhaustion of all appeals therefrom, to be liable to the Corporation or for any amounts paid in settlement to the Corporation, unless and only to the extent that the court in which the Proceeding was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the Indemnitee is fairly and reasonably entitled to indemnity for such amounts as the court deems proper. Except as so ordered by a court and for advancement of expenses pursuant to this Section 8.1, indemnification may not be made to or on behalf of an Indemnitee if a final adjudication establishes that his or her acts or omissions involved intentional misconduct, fraud or a knowing violation of law and was material to the cause of action. Notwithstanding anything to the contrary contained in these Bylaws, no director or officer may be indemnified for expenses incurred in defending any threatened, pending, or completed action, suit or proceeding (including without limitation, an action, suit or proceeding by or in the right of the Corporation), whether civil, criminal, administrative or investigative, that such director or officer incurred in his or her capacity as a stockholder.

(iii) Indemnification pursuant to this Section 8.1 shall continue as to an Indemnitee who has ceased to be a director or officer of the Corporation (or director, officer, partner, member, manager or managing member of its predecessor entity, if any), or a director, officer, employee, agent, partner, member, manager or fiduciary of, or to serve in any other capacity for, another corporation or any partnership, joint venture, limited liability company, trust, or other enterprise and shall inure to the benefit of his or her heirs, executors and administrators.

(iv) The expenses of Indemnitees must be paid by the Corporation or through insurance purchased and maintained by the Corporation or through other financial arrangements made by the Corporation, as such expenses are incurred and in advance of the final disposition of the Proceeding, upon receipt of an undertaking by or on behalf of such Indemnitee to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the Corporation. To the extent that an Indemnitee is successful on the merits or otherwise in defense of any Proceeding, or in the defense of any claim, issue or matter therein, the Corporation shall indemnify him or her against expenses, including attorneys’ fees, actually and reasonably incurred in by him or her in connection with the defense.

(b) Indemnification of Employees and Other Persons. The Corporation may, by action of its Board of Directors and to the extent provided in such action, indemnify employees and other persons as though they were Indemnitees.

(c) Non-Exclusivity of Rights. The rights to indemnification provided in this Article VIII shall not be exclusive of any other rights that any person may have or hereafter acquire under any statute, provision of the Articles of Incorporation or these Bylaws, agreement, vote of stockholders or directors, or otherwise.

(d) Insurance. The Corporation may purchase and maintain insurance or make other financial arrangements on behalf of any Indemnitee for any liability asserted against him or her and liability and expenses incurred by him or her in his or her capacity as a director, officer, employee, member, managing member or agent, or arising out of his or her status as such, whether or not the Corporation has the authority to indemnify him or her against such liability and expenses.

A-18

(e) Other Financial Arrangements. The other financial arrangements which may be made by the Corporation may include the following: (i) the creation of a trust fund; (ii) the establishment of a program of self-insurance; (iii) the securing of its obligation of indemnification by granting a security interest or other lien on any assets of the Corporation; and (iv) the establishment of a letter of credit, guarantee or surety. No financial arrangement made pursuant to this subsection may provide protection for a person adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable for intentional misconduct, fraud, or a knowing violation of law, except with respect to advancement of expenses or indemnification ordered by a court.

(f) Other Matters Relating to Insurance or Financial Arrangements. Any insurance or other financial arrangement made on behalf of a person pursuant to this Section 8.1 may be provided by the Corporation or any other person approved by the Board of Directors, even if all or part of the other person’s stock or other securities is owned by the Corporation. In the absence of fraud, (i) the decision of the Board of Directors as to the propriety of the terms and conditions of any insurance or other financial arrangement made pursuant to this Section 8.1 and the choice of the person to provide the insurance or other financial arrangement is conclusive; and (ii) the insurance or other financial arrangement is not void or voidable and does not subject any director approving it to personal liability for his action; even if a director approving the insurance or other financial arrangement is a beneficiary of the insurance or other financial arrangement.

Section 8.2 Amendment. The provisions of this Article VIII relating to indemnification shall constitute a contract between the Corporation and each of its directors and officers which may be modified as to any director or officer only with that person’s consent or as specifically provided in this Section 8.2. Notwithstanding any other provision of these Bylaws relating to their amendment generally, any repeal or amendment of this Article VIII which is adverse to any director or officer shall apply to such director or officer only on a prospective basis, and shall not limit the rights of an Indemnitee to indemnification with respect to any action or failure to act occurring prior to the time of such repeal or amendment. Notwithstanding any other provision of these Bylaws (including, without limitation, Article X), no repeal or amendment of these Bylaws shall affect any or all of this Article VIII so as to limit or reduce the indemnification in any manner unless adopted by (i) the unanimous vote of the directors of the Corporation then serving, or (ii) by the stockholders as set forth in Article X; provided that no such amendment shall have a retroactive effect inconsistent with the preceding sentence.

ARTICLE IX

CHANGES IN NEVADA LAW

References in these Bylaws to the laws of the State of Nevada or the NRS or to any provision thereof shall be to such law as it existed on the date these Bylaws were adopted or as such law thereafter may be changed; provided that (i) in the case of any change which expands the liability of directors or officers or limits the indemnification rights or the rights to advancement of expenses which the Corporation may provide in Article VIII, the rights to

A-19

limited liability, to indemnification and to the advancement of expenses provided in the Articles of Incorporation and/or these Bylaws shall continue as theretofore to the extent permitted by law and (ii) if such change permits the Corporation, without the requirement of any further action by stockholders or directors, to limit further the liability of directors or limit the liability of officers or to provide broader indemnification rights or rights to the advancement of expenses than the Corporation was permitted to provide prior to such change, then liability thereupon shall be so limited and the rights to indemnification and the advancement of expenses shall be so broadened to the extent permitted by law.

ARTICLE X

AMENDMENT OR REPEAL

Section 10.1 Amendment of Bylaws.

(a) Board of Directors. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to amend or repeal these Bylaws or to adopt new bylaws.

(b) Stockholders. Notwithstanding Section 10.1(a), these Bylaws may be amended or repealed in any respect, and new bylaws may be adopted, in each case by the affirmative vote of the holders of at least a majority of the outstanding voting power of the Corporation, voting together as a single class.

*****

A-20

CERTIFICATION

The undersigned, as the duly elected Secretary of CSRA Inc., a Nevada corporation (the “Corporation”), does hereby certify that the foregoing Amended and Restated Bylaws were adopted as the bylaws of the Corporation by the Board of Directors of the Corporation, effective as of                 , 20    .

_______________________, Secretary

A-21

Annex B

[Evercore Letterhead]

February 9, 2018

The Board of Directors of

CSRA Inc.

3170 Fairview Park Drive

Falls Church, VA 22042

Members of the Board of Directors:

We understand that CSRA, Inc., a Nevada corporation (the “Company”), proposes to enter into an Agreement and Plan of Merger, dated as of the date hereof (the “Agreement”), with General Dynamics Corp., a Delaware corporation (“Parent”), and Red Hawk Enterprises Corp., a Nevada corporation and a wholly owned subsidiary of Parent (“Merger Sub”). Pursuant to the Agreement, among other things, (i) Merger Sub will tender (the “Offer”) for all current issued and outstanding shares of the Company, par value $0.001 per share (“Company Common Stock”) for $40.75 in cash per share (the “Consideration”) and (ii) regardless of whether shares of Company Common Stock are accepted for payment pursuant to the Offer, subject to the terms and conditions set forth in the Agreement, Merger Sub will merge with and into the Company, with the Company surviving the merger (the “Merger” and, together with the Offer, the “Transaction”), the Company will become a wholly owned subsidiary of Parent, and each outstanding share of Company Common Stock, other than shares of Company Common Stock issued and held or owned by the Company, Parent, Merger Sub or any of their direct or indirect wholly owned subsidiaries immediately prior to the Effective Time (as defined in the Agreement), will be converted into the right to receive the Consideration, without interest. The terms and conditions of the Transaction are more fully set forth in the Agreement and terms used herein and not defined shall have the meanings ascribed thereto in the Agreement.

The Board of Directors of the Company has asked us whether, in our opinion, the Consideration is fair, from a financial point of view, to the holders of shares of Company Common Stock, other than Parent, Merger Sub and their respective affiliates, entitled to receive such Consideration.

In connection with rendering our opinion, we have, among other things:

(i)	reviewed certain publicly available business and financial information relating to the Company that we deemed to be relevant, including publicly available research analysts’ estimates;

(ii)	reviewed certain non-public historical financial statements and other non-public historical financial and operating data relating to the Company prepared and furnished to us by management of the Company;

(iii)	reviewed certain non-public historical and projected operating data relating to the Company prepared and furnished to us by management of the Company;

(iv)	discussed the past and current operations, financial projections and current financial condition of the Company with management of the Company (including their views on the risks and uncertainties of achieving such projections);

(v)	reviewed the reported prices and the historical trading activity of the Company Common Stock;

(vi)	compared the financial performance of the Company and its stock market trading multiples with those of certain other publicly traded companies that we deemed relevant;

EVERCORE GROUP L.L.C.    55 EAST 52ND STREET    NEW YORK, NY 10055    TEL: 212.857.3100    FAX: 212.857.3101

Letter to the Board of Directors of CSRA, Inc.

February 9, 2018

(vii)	compared the financial performance of the Company and the valuation multiples relating to the Merger with those of certain other transactions that we deemed relevant;

(viii)	reviewed a draft of the Agreement, dated February 6, 2018, which we have assumed is in substantially final form and from which we assume the final form will not vary in any respect material to our analysis;

(ix)	performed such other analyses and examinations and considered such other factors that we deemed appropriate.

For purposes of our analysis and opinion, we have assumed and relied upon, without undertaking any independent verification of, the accuracy and completeness of all of the information publicly available, and all of the information supplied or otherwise made available to, discussed with, or reviewed by us, and we assume no liability therefor. With respect to the projected financial data relating to the Company referred to above, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of the Company as to the future financial performance of the Company. We express no view as to any projected financial data relating to the Company or the assumptions on which they are based.

For purposes of rendering our opinion, we have assumed, in all respects material to our analysis, that the representations and warranties of each party contained in the Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Agreement and that all conditions to the consummation of the Transaction will be satisfied without material waiver or modification thereof. We have further assumed that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the Transaction will be obtained without any material delay, limitation, restriction or condition that would have an adverse effect on the Company or the consummation of the Transaction or materially reduce the benefits to the holders of the Company Common Stock of the Transaction.

We have not made nor assumed any responsibility for making any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such valuations or appraisals, nor have we evaluated the solvency or fair value of the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters. Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and as can be evaluated on the date hereof. It is understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise or reaffirm this opinion.

We have not been asked to pass upon, and express no opinion with respect to, any matter other than the fairness to the holders of the Company Common Stock, from a financial point of view, of the Consideration. We do not express any view on, and our opinion does not address, the fairness of the proposed transaction to, or any consideration received in connection therewith by, the holders of any other securities, creditors or other constituencies of the Company, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or any class of such persons, whether relative to the Consideration or otherwise. We have assumed that any modification to the structure of the transaction will not vary in any respect material to our analysis. Our opinion does not address the relative merits of the Transaction as compared to other business or financial strategies that might be available to the Company, nor does it address the underlying business decision of the Company to engage in the Transaction. This letter, and our opinion, does not constitute a recommendation to the Board of Directors of the Company or to any other persons in respect of the Transaction, including as to how any holder of shares of Company Common Stock should vote or act in respect of the Transaction. We are not legal, regulatory, accounting or tax experts and have assumed the accuracy and completeness of assessments by the Company and its advisors with respect to legal, regulatory, accounting and tax matters.

Letter to the Board of Directors of CSRA, Inc.

February 9, 2018

We will receive a fee for our services upon the rendering of this opinion. The Company has also agreed to reimburse our expenses and to indemnify us against certain liabilities arising out of our engagement. We will also be entitled to receive a success fee if the Transaction is consummated. Prior to this engagement, we, Evercore Group L.L.C. and its affiliates, provided financial advisory services to the Company and had received fees for the rendering of these services including the reimbursement of expenses. During the two year period prior to the date hereof, no material relationship existed between Evercore Group L.L.C. and its affiliates and Parent pursuant to which compensation was received by Evercore Group L.L.C. or its affiliates as a result of such a relationship. We may provide financial or other services to the Company or Parent in the future and in connection with any such services we may receive compensation.

In the ordinary course of business, Evercore Group L.L.C. or its affiliates may actively trade the securities, or related derivative securities, or financial instruments of the Company, Parent and their respective affiliates, for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities or instruments.

This letter, and the opinion expressed herein is addressed to, and for the information and benefit of, the Board of Directors of the Company in connection with their evaluation of the proposed Transaction. The issuance of this opinion has been approved by an Opinion Committee of Evercore Group L.L.C.    Except to the extent permitted pursuant to the express terms of our engagement letter dated January 15, 2018, this opinion may not be disclosed, quoted, referred or communicated (in whole or in part) to or by any third party for any purpose whatsoever except with our prior written approval.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration is fair, from a financial point of view, to the holders of the shares of Company Common Stock entitled to receive such Consideration.

Very truly yours,

EVERCORE GROUP L.L.C.

By:	/s/ Denis A. Bovin
Denis A. Bovin
Senior Managing Director

Annex C

[LETTERHEAD OF MACQUARIE CAPITAL (USA) INC.]

February 9, 2018

CSRA Inc.

3170 Fairview Park Drive

Falls Church, Virginia 22042

Attn: Board of Directors

Members of the Board of Directors:

Macquarie Capital (USA) Inc. (“we” or “Macquarie”) understands that CSRA Inc. (the “Company”) intends to enter into an Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, General Dynamics Corporation (the “Acquiror”) and Red Hawk Enterprises Corp., a wholly owned subsidiary of the Acquiror (“Merger Sub”), pursuant to which, among other things (i) Merger Sub will commence an offer (the “Offer”) to purchase all of the outstanding shares of common stock, par value $0.001 per share (“Company Common Stock”), of the Company, at a price per share of $40.75 (the “Consideration”) and (ii) regardless of whether shares of Company Common Stock are accepted for payment pursuant to the Offer, subject to the terms of the Merger Agreement, Merger Sub will merge with and into the Company (the “Merger”) as a result of which each share of Company Common Stock outstanding immediately prior to the effective time of the Merger other than shares of Company Common Stock issued and held or owned by the Company, the Acquiror, Merger Sub or any wholly owned subsidiary of the Company, the Acquiror or Merger Sub will be converted into the right to receive the Consideration.

You have requested that Macquarie render its opinion to the Board of Directors (the “Board”) of the Company (in its capacity as such) as to whether, as of the date hereof, the Consideration to be received by the holders of Company Common Stock other than the Excluded Holders (as defined below) in the Offer and/or the Merger pursuant to the Merger Agreement is fair, from a financial point of view, to such holders. For purposes of this opinion, the term “Excluded Holders” means the Acquiror, Merger Sub and their respective affiliates.

In connection with this opinion, we have, among other things:

(i)    reviewed a draft, dated February 9, 2018 of the Merger Agreement;

(ii)    reviewed certain publicly available business and financial information regarding the Company;

(iii)    reviewed certain other financial and operating information relating to the Company furnished by management of the Company, including financial projections prepared by the management of the Company relating to the Company for the fiscal years ending March 31, 2018 through March 31, 2023 (the “Company Projections”);

(iv)    reviewed certain estimates prepared by the management of the Company as to the tax savings expected by such management to be achieved as a result of the amortization of certain assets of the Company (the “Estimated Tax Savings”);

(v)    discussed the Offer and the Merger and the business, operations, financial condition and prospects of the Company with members of the management of the Company;

(vi)    reviewed certain financial and stock market data with respect to the Company and compared that data with similar data for other companies with publicly traded equity securities that we deemed relevant;

(vii)    reviewed the publicly available financial terms of certain other business combinations and other transactions that we deemed relevant; and

(viii)    performed such other financial analyses and considered such other information and factors that we deemed appropriate for purposes of this opinion.

Macquarie Capital (USA) Inc.

We have not undertaken any responsibility for independently verifying, and have not independently verified, any of the foregoing information and we have assumed and relied upon the accuracy and completeness of all such information. Management of the Company has advised us, and we have assumed, that the Company Projections have been reasonably prepared in good faith on bases reflecting such management’s best currently available estimates and judgments as to the future financial performance and condition of the Company and the Estimated Tax Savings have been reasonably prepared in good faith on bases reflecting such management’s best currently available estimates and judgments as to such tax savings, in each case including the potential impact of recent changes in U.S. tax laws and regulations pursuant to the H.R. 1, Tax Cuts and Jobs Act, enacted on December 22, 2017 (the “Tax Cuts and Jobs Act”), on the future financial performance of the Company and such tax savings, as to which impact we express no view or opinion. You have advised us and we have assumed that the Company Projections and the Estimated Tax Savings are a reasonable basis on which to evaluate the Company and the Offer and the Merger and, at your direction, we have used and relied upon the Company Projections and the Estimated Tax Savings for purposes of our analyses and opinion. We express no view or opinion as to the Company Projections or the Estimated Tax Savings or the assumptions upon which they are based. We further note that (i) the actual and estimated financial and operating performance and the share price data we reviewed for the companies with publicly traded equity securities that we deemed to be relevant and (ii) the financial terms of certain other business combinations and other transactions that we deemed relevant might not, in whole or in part, reflect the potential impact of recent changes in U.S. tax laws and regulations pursuant to the Tax Cuts and Jobs Act. Further, we have relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to us that would be material to our analysis or opinion, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading. In connection with this opinion, we have not made, nor assumed any responsibility for making, any physical inspection, independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company, nor have we been furnished with any such evaluations or appraisals.

We have relied upon and assumed that the representations and warranties of each party in the Merger Agreement are true and correct, that each party will fully and timely perform all of the covenants and agreements required to be performed by it under the Merger Agreement, that all of the conditions to the consummation of the Offer and the Merger will be satisfied, and that the Offer and the Merger will be consummated in a timely manner in accordance with the terms set forth in the Merger Agreement without waiver, modification or amendment of any terms or provisions thereof. We have further assumed, with your consent, that the Offer and the Merger will be consummated in a manner that complies in all respects with all applicable federal and state statutes, rules and regulations and that all governmental, regulatory, third-party and other consents, approvals or releases necessary for the consummation of the Offer and the Merger will be obtained without any delay, limitation, restriction or condition (including the disposition of businesses or assets) that would have an adverse effect on the Company or the contemplated benefits of the proposed Offer and the Merger. In addition, we have assumed that the final form of the Merger Agreement will not differ from the draft of the Merger Agreement reviewed by us.

Our opinion does not address the underlying business decision of the Board or the Company to effect the Offer and/or the Merger or the relative merits of the Offer and/or the Merger as compared to any alternative business strategies or transactions available to the Company. Our opinion is necessarily based on information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. We do not have any obligation to update, revise, reaffirm or withdraw this opinion or to otherwise comment on or consider events occurring or coming to our attention after the date hereof.

This opinion only addresses the fairness, from a financial point of view, to the holders of Company Common Stock other than the Excluded Holders of the Consideration to be received by such holders in the Offer

Macquarie Capital (USA) Inc.

and/or the Merger pursuant to the Merger Agreement and does not address any other aspect or implication of the Offer or the Merger or any agreement, arrangement or understanding entered into in connection therewith or otherwise including, without limitation, (i) the form or structure of the Offer and/or the Merger, or any portion thereof, and (ii) the fairness of the amount or nature of, or any other aspect relating to, any compensation or consideration to be paid or payable to any officers, directors or employees of any parties to the Offer or the Merger, or any class of such persons, relative to the Consideration or otherwise. We are not providing any advice or opinion as to matters that require legal, regulatory, accounting, insurance, executive compensation, tax or other similar professional advice. We have assumed that the Company has obtained or will obtain such advice or opinions from appropriate professional sources. Furthermore, we have relied upon the accuracy and completeness of the assessments by the Company, the Acquiror and their respective advisors with respect to all legal, regulatory, accounting, insurance, executive compensation and tax matters. We are not expressing any opinion as to whether or not the Company, the Acquiror, its securityholders or any other party is receiving or paying reasonably equivalent value in the Offer and/or the Merger, the solvency, creditworthiness or fair value of the Company or any other participant in the Offer and/or the Merger, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters.

We have acted as financial advisor to the Company in connection with the Offer and/or the Merger and will receive fees for our services, a portion of which is payable upon the rendering of this opinion and a significant portion of which is contingent upon consummation of the earlier of the acceptance of shares of Company Common Stock for payment pursuant to the Offer and the Merger. In addition, the Company has agreed to reimburse us for certain of our expenses and to indemnify us and certain related parties against certain liabilities arising out of our engagement. We have in the past and may in the future seek to expand our business and commercial relationships with the Company, the Acquiror, any other company that may be involved in the Offer and/or the Merger and their respective affiliates. In the ordinary course of business, Macquarie and its affiliates may acquire, hold, sell or trade debt, equity and other securities and financial instruments (including derivatives, loans and other obligations) of the Company, the Acquiror, any other company that may be involved in the Offer and/or the Merger and their respective affiliates, for its and their own accounts and for the accounts of its and their customers and, accordingly, may at any time hold a long or short position in such securities or financial instruments. We and our affiliates provide a wide range of investment banking advice and services, including financial advisory services, securities underwritings and placements, securities sales and trading, brokerage advice and services, and loans.

It is understood that this opinion is for the information and use of the Board (in its capacity as such) in connection with its consideration of the Offer and/or the Merger. Our opinion does not constitute a recommendation to the Board, the Company, the holders of Company Common Stock or any other person as to how to act or vote with respect to any matter relating to the Offer or the Merger including whether or not to tender shares of Company Common Stock pursuant to the Offer.    The issuance of this opinion has been approved by an internal committee of Macquarie authorized to review opinions of this nature.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be received by the holders of Company Common Stock other than the Excluded Holders in the Offer and/or the Merger pursuant to the Merger Agreement is fair, from a financial point of view, to such holders.

Very truly yours,

/s/ Macquarie Capital (USA) Inc.

MACQUARIE CAPITAL (USA) INC.

Think Next. Now. CSRA INC. 3170 FAIRVIEW PARK DRIVE FALLS CHURCH, VA 22042	VOTE BY INTERNET Before The Meeting - Go to [●]

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - [●]

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to [●].

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E30259-P95481                         KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CSRA INC.

The Board of Directors recommends you vote “FOR” Proposals 1, 2 and 3:

		For	Against	Abstain
1.	To approve the Agreement and Plan of Merger, dated February 9, 2018, as it may be amended or modified from time to time, among CSRA Inc., General Dynamics Corporation and Red Hawk Enterprises Corp. (the “merger agreement”).	☐	☐	☐

2.	To approve, on a non-binding, advisory basis, certain compensation that will or may be paid by CSRA Inc. to its named executive officers that is based on or otherwise relates to the merger.	☐	☐	☐

3.

To approve any proposal to adjourn the special meeting from time to time, if necessary or appropriate, for the purpose of soliciting additional votes for the approval of the proposal to approve the merger agreement.

		☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

V.1.1

Think Next. Now.

3170 FAIRVIEW PARK DRIVE

FALLS CHURCH, VA 22042

You are cordially invited to attend our Special Meeting of Stockholders on [●], 2018 at [●]. ET at CSRA Inc., 3170 Fairview Park Drive, Falls Church, VA 22042.

Regardless of whether or not you plan to attend the meeting, it is important that you vote these shares. Accordingly, we ask that you either vote by Internet or by telephone or sign and return your proxy card as soon as possible in the envelope provided.

Stockholders of record at the close of business on [●], 2018 and holders of proxies for those stockholders may attend and vote at our annual meeting. To attend our annual meeting in person, you must present valid photo identification, and, if you hold shares through a broker, bank, trustee or nominee (i.e., in street name), you must also present a letter from your broker or other nominee showing that you were the beneficial owner of the shares on [●], 2018.

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:

The Notice and Proxy Statement are available at [●].

E30260-P95481

CSRA INC.

Special Meeting of Stockholders

[●], 2018 [●] Eastern Time

This proxy is solicited by the Board of Directors

The undersigned hereby appoints WILLIAM J. HAYNES II and LAWRENCE B. PRIOR III, and each of them, as proxies of the undersigned, with full power of substitution, and hereby authorizes each of them to represent and to vote all of the shares of common stock of CSRA INC. that the undersigned is entitled to vote at the Special Meeting of Stockholders of CSRA Inc. to be held at [●]., Eastern Time, on [●], 2018 and at any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed on the reverse side. If this proxy is signed but no direction is given, this proxy will be voted FOR proposals 1, 2 and 3. It will be voted in the discretion of the proxies upon such other matters as may properly come before the Special Meeting of Stockholders or at any adjournment or postponement thereof. If the undersigned has a beneficial interest in shares held in a 401(k) plan sponsored by CSRA Inc., voting instructions with respect to such plan shares must be provided by 11:59 p.m., Eastern Time, on [●], 2018, in the manner described in the proxy statement. If voting instructions are not received by that time, such plan shares will be voted by the plan trustee as described in the proxy statement. This proxy, when properly executed, will revoke all prior proxies relating to the subject matter hereof and will be voted in the manner directed herein.

The undersigned may revoke this proxy at any time prior to its exercise or may attend the meeting and vote in person.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED POSTAGE PRE-PAID ENVELOPE.

Continued and to be signed on reverse side

V.1.1